     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              COFFEE PEOPLE, INC.

             (Exact name of registrant as specified in its charter)

            OREGON                           5800                  93-1073218
   (State of Incorporation)      (Primary Standard Industrial   (I.R.S. Employer
                                 Classification Code Number)     Identification
                                                                    Number)

                                                     KENNETH B. ROSS
   15100 S.W. KOLL PARKWAY, SUITE J          15100 S.W. KOLL PARKWAY, SUITE J
        PORTLAND, OREGON 97006                    PORTLAND, OREGON 97006
            (503) 672-9603                            (503) 672-9603
   (Address and telephone number of       (Name, address and telephone number of
   registrant's principal executive                 agent for service)
               offices)

                           --------------------------

                                   COPIES TO:

          Ronald L. Greenman                           David Matlow
           William C. Stone                    Goodman Phillips & Vineberg
           Tonkon Torp LLP                     250 Yonge Street, Suite 2400
        888 S.W. Fifth Avenue                    Toronto, Ontario Canada
     Portland, Oregon 97204-2099                      (416) 979-2211
            (503) 221-1440

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and the effective time of the merger of Gloria Jean's Inc. ("Gloria Jean's") with and into Gloria Jean's Merger Corp., a wholly owned subsidiary of Coffee People, Inc. ("Coffee People"), as described in the Agreement and Plan of Merger, dated as of February 19, 1998 (the "Merger Agreement"), attached as Annex I to the Proxy Statement/Prospectus forming a part of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED            BE REGISTERED          PER SHARE         OFFERING PRICE      REGISTRATION FEE
Common Stock, no par value..............     7,464,056(1)             $2.75             $20,526,154         $1,818.95(2)

(1) The number of shares of Coffee People common stock expected to be issued in the transaction in exchange for shares of Gloria Jean's common stock.

(2) The filing fee of $1,938.07 is calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended. Pursuant to Rule 457(f) under the Securities Act and Sction 6(b) of the Securities Act, the $6,055.22 fee is offset by the filing fee of $4,236.27 previously paid by Coffee People in connection with the filing of preliminary proxy materials on February 23, 1998. Accordingly, $1,818.95 is payable upon the filing of this Registration Statement.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                     [LOGO]

                                                                  April   , 1998

Dear Shareholder:

    You are cordially invited to attend an Annual Meeting of Shareholders (the "Annual Meeting") of Coffee People, Inc. ("Coffee People"), which will be held on Tuesday, May 19, 1998, at 9:00 a.m., local time, in the Pine Room at the Greenwood Inn, 10700 S.W. Allen Boulevard, Beaverton, Oregon 97005.

    At the Annual Meeting, you will be asked to approve the issuance of shares of common stock of Coffee People (the "Coffee People Common Shares") to The Second Cup Inc. (together with any successor corporation, "Second Cup") as the sole shareholder of Gloria Jean's Inc. ("Gloria Jean's"), pursuant to an Acquisition Agreement, dated as of November 13, 1997, as amended and restated by an Agreement and Plan of Merger, dated as of February 19, 1998 (the "Merger Agreement"), between Coffee People and Second Cup. Second Cup is a wholly-owned subsidiary of The Second Cup Ltd., the second largest specialty coffee retailer in North America operating over 550 franchised and company-owned locations. The Merger Agreement provides that (i) Coffee People will acquire Gloria Jean's from Second Cup for a purchase price of 69.5% of the issued and outstanding Coffee People Common Shares at the closing date, after giving effect to the issuance of such shares (the "Issuance"), and (ii) Gloria Jean's Merger Corp., a wholly-owned subsidiary of Coffee People formed solely for the purposes of this transaction ("Merger Sub"), will merge with and into Gloria Jean's (the "Merger"). As a result of the Merger, Gloria Jean's will become a wholly-owned subsidiary of Coffee People and 69.5% of the Coffee People Common Shares will be owned by Second Cup. Holders of approximately 39% of the outstanding Coffee People Common Shares have agreed to vote in favor of the Issuance and any other related matters pursuant to voting agreements entered into with Second Cup.

    Upon consummation of the transactions contemplated in the Merger Agreement, the businesses of Coffee People and Gloria Jean's will be combined. Gloria Jean's is the second largest specialty coffee retailer in the United States. The combined company will pursue a strategy of continued growth through expansion in existing markets and selective acquisition of successful regional specialty coffee retailers in new markets. We believe that the combination of Coffee People, Gloria Jean's and any other such coffee retailer will benefit from operational synergies and economies of scale and the ability to have coffee supplied from the Gloria Jean's roasting facility located in Castroville, California.

    At the Annual Meeting, you also will be asked (i) to elect persons to serve as directors of Coffee People, effective as of the closing of the Merger, which is anticipated to occur on or around May 19, 1998, (ii) to approve the Coffee People 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"), and (iii) to ratify the appointment, contingent upon closing of the Merger, of Price Waterhouse LLP as independent accountants for Coffee People for the fiscal year ending June 27, 1998.

    COFFEE PEOPLE'S BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION OF MANY FACTORS, INCLUDING AN OPINION OF BLACK & COMPANY, INC., COFFEE PEOPLE'S FINANCIAL ADVISOR, HAS UNANIMOUSLY DETERMINED THAT THE ISSUANCE IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, COFFEE PEOPLE AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE ISSUANCE. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ISSUANCE AT THE ANNUAL MEETING, ELECTION OF THE DIRECTORS NAMED IN THE PROXY STATEMENT/PROSPECTUS, APPROVAL OF THE 1998 STOCK INCENTIVE PLAN AND RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.

    You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement/Prospectus for details of the Issuance and the Merger.

    Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. Your prompt response will be greatly appreciated.

                                          Sincerely,

                                                      [SIG]

                                          Taylor H. Devine
                                          President and Chief Executive Officer

                             QUESTIONS AND ANSWERS
               ABOUT THE COFFEE PEOPLE/GLORIA JEAN'S TRANSACTION

    WE ENCOURAGE YOU TO READ THE FULL TEXT OF THE ATTACHED PROXY
STATEMENT/PROSPECTUS. THE FOLLOWING QUESTIONS AND ANSWERS ARE DESIGNED TO PROVIDE A BRIEF OVERVIEW OF THE PROPOSAL TO BE VOTED UPON AT THE ANNUAL MEETING OF COFFEE PEOPLE SHAREHOLDERS.

Q:  WHAT IS HAPPENING?

A: Subject to shareholder approval, Coffee People has agreed to combine its company with Gloria Jean's Inc., which conducts the United States operations of The Second Cup Ltd., a Canadian coffee company. Coffee People will acquire Gloria Jean's, with operations based in Castroville, California, as its wholly-owned subsidiary. In exchange, Coffee People will issue to Second Cup new shares of common stock amounting to 69.5% of Coffee People's total stock outstanding after the issuance. After the transaction, Second Cup's ownership of more than a majority of Coffee People's stock will give Second Cup the ability to control Coffee People's board of directors and management.

Q:  WHO ARE SECOND CUP AND GLORIA JEAN'S?

A: Second Cup is the second largest specialty coffee retailer in North America, and the largest one in Canada, with a total of 325 coffee stores in Canada as of December 13, 1997, of which 309 are franchised stores. Second Cup is a Canadian company based in Toronto. Its common stock trades publicly on The Toronto Stock Exchange under the symbol "SKL." Gloria Jean's has been a wholly-owned subsidiary of Second Cup since Second Cup acquired it, effective September 30, 1995 from Brothers Retail Corp., a subsidiary of Brothers Gourmet Coffees, Inc. As of December 13, 1997, Gloria Jean's had 277 retail specialty coffee stores located in 38 states and 6 foreign countries, of which 246 were franchised stores. Gloria Jean's also operates a coffee roasting facility in Castroville, California.

Q:  WHAT DO COFFEE PEOPLE SHAREHOLDERS GET OUT OF THIS TRANSACTION?

A: Coffee People shareholders will continue to hold shares of Coffee People common stock. Because Gloria Jean's will become a wholly-owned subsidiary of Coffee People, the shareholders will have an interest in a much larger company. Coffee People will be issuing new shares to Second Cup representing 69.5% of Coffee People's total shares, meaning current Coffee People shareholders will have a relatively smaller interest in the larger combined company. Combined, based on the pro forma financial information included with this Proxy Statement/Prospectus, Coffee People and Gloria Jean's would have had as of December 13, 1997, total assets of $60.5 million (compared to $17.0 million for Coffee People alone), total revenue of $30.4 million for the two quarters ended December 13, 1997 (compared to $12.3 million for Coffee People alone), and net income per share of $0.14 (compared to a net loss per share of $0.04 for Coffee People alone). Together, Coffee People and Gloria Jean's will have 318 retail coffee stores, of which 72 will be company-owned stores.

Q:  WILL THERE BE A CHANGE IN MY SHARES OF COFFEE PEOPLE STOCK?

A: No. Coffee People shareholders will continue to hold the same number of shares of Coffee People common stock after the transaction as they held before the transaction. Those shares, however, will represent a smaller ownership percentage of a larger company after the transaction. Coffee People expects the shares to continue to trade on the Nasdaq Stock Market. However, it is uncertain at this time whether the shares will trade on the Nasdaq National Market System or on the Nasdaq SmallCap Market.

Q:  WHY DID COFFEE PEOPLE ENTER INTO THIS AGREEMENT?

A: Management and the Board of Coffee People believe that the combination with Gloria Jean's gives Coffee People the opportunity to continue to operate and expand the Coffee People business in a way it would not be able to alone. The combination with Gloria Jean's will give Coffee People greater financial resources, will create a more efficient corporate structure, and will strengthen its management team.

    Coffee People was disappointed in the results of its expansion into new markets in 1996 and 1997. New coffee stores opened in Chicago, Denver and Southern California did not generate enough sales to make them economically viable. As a result, Coffee People made the decision to close those stores and took a write down of its assets and a related charge against its earnings of $5,500,000 at the end of the second quarter of 1997. Management and the Board considered several alternatives for maximizing the value of the company for its shareholders and determined that the best course of action would be to combine with Second Cup's U.S. operations, making Coffee People part of the second largest specialty retail coffee company in the United States.

    Management of Coffee People believes that the specialty coffee industry is ripe for consolidation. Together with Gloria Jean's, Coffee People can aim to take part in that consolidation by acquiring other strong regional coffee companies. At the same time, Coffee People thinks that there is room for expansion in its core Oregon and Arizona markets. After the Merger, Coffee People and Gloria Jean's expect to benefit from a larger size in sourcing coffee beans and managing other areas, such as distribution, construction, finance and marketing.

Q:  WILL COFFEE PEOPLE STILL BE HEADQUARTERED IN PORTLAND, OREGON?

A: Coffee People will maintain a regional office in the Portland area to oversee operations in Oregon. Most corporate and administrative functions will be conducted out of Castroville, California after the combination takes place.

Q:  WILL EXISTING COFFEE PEOPLE MANAGEMENT CONTINUE TO BE INVOLVED?

A: Yes. Taylor Devine, Coffee People's President and Chief Executive Officer, will continue as President and Chief Operating Officer of the Coffee People operations. Alton McEwen, currently President of Gloria Jean's, will become Coffee People's Chief Executive Officer. Ken Ross, Chief Financial Officer of Coffee People, has agreed to act as Vice President, Finance and Secretary of Coffee People after the combination. The composition of the Coffee People Board of Directors will change as part of the combination, with four directors nominated by Second Cup and two nominated by the current Coffee People board.

Q:  WHY ARE THE SHAREHOLDERS VOTING ON THE COMBINATION?

A: Nasdaq rules require that Coffee People's shareholders vote on the combination because it will result in a change in control of Coffee People. Also, at the Annual Meeting the shareholders are being asked to vote on a new slate of directors in furtherance of the Merger, a new stock incentive plan for Coffee People and Gloria Jean's employees, directors and consultants, and to ratify the appointment, contingent upon closing of the Merger, of Price Waterhouse LLP as Coffee People's independent accountants after the combination takes place. Shareholders holding 39% of Coffee People's stock have already agreed to vote for the Merger.

Q:  WHEN IS THE COMBINATION EXPECTED TO BE COMPLETED?

A: Coffee People anticipates the combination will be completed in May 1998. The timing will depend on a number of factors, however, including obtaining necessary third-party consents to the combination.

Q:  WHOM SHOULD I CALL FOR MORE INFORMATION?

A:  Call Ken Ross, Chief Financial Officer of Coffee People. His phone number is
(503) 672-9603.

    Below is a schematic diagram of the corporate structure of Second Cup and Coffee People, before and immediately after the Merger.

                               BEFORE THE MERGER

     [DIAGRAM OF CORPORATE STRUCTURE OF THE SECOND CUP LTD. AND AFFILIATES AND
                       COFFEE PEOPLE PRIOR TO THE MERGER]

                                AFTER THE MERGER

     [DIAGRAM OF CORPORATE STRUCTURE OF THE SECOND CUP LTD. AND AFFILIATES AND
                        COFFEE PEOPLE AFTER THE MERGER]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 23, 1998

                              COFFEE PEOPLE, INC.

                         PROXY STATEMENT AND PROSPECTUS

    This Proxy Statement/Prospectus is being furnished to the holders (the "Coffee People Shareholders") of shares of common stock, no par value (the "Coffee People Common Shares"), of Coffee People, Inc., an Oregon corporation ("Coffee People"), in connection with the solicitation of proxies by Coffee People's Board of Directors (the "Coffee People Board") for use at the Annual Meeting of Coffee People Shareholders to be held on Tuesday, May 19, 1998, at 9:00 a.m., local time, in the Pine Room at the Greenwood Inn, 10700 S.W. Allen Boulevard, Beaverton, Oregon 970051, and at any adjournment or postponement thereof (the "Annual Meeting").

    This Proxy Statement/Prospectus relates to an Acquisition Agreement dated November 13, 1997, as amended and restated by an Agreement and Plan of Merger dated February 19, 1998 (the "Merger Agreement"), between Coffee People and The Second Cup Inc., a Delaware corporation (together with any successor corporation, "Second Cup"), which provides that (i) Coffee People will acquire Gloria Jean's Inc. ("Gloria Jean's") from Second Cup for a purchase price of 69.5% of the issued and outstanding Coffee People Common Shares at the closing date, after giving effect to the issuance of such shares (the "Issuance") and
(ii) Gloria Jean's Merger Corp., a wholly-owned subsidiary of Coffee People formed solely for the purposes of this transaction ("Merger Sub"), will merge with and into Gloria Jean's (the "Merger"). A copy of the Merger Agreement is attached hereto as Annex I.

    The consummation of the Merger is subject, among other things, to the approval of the issuance of Coffee People Common Shares pursuant to the Merger Agreement by the affirmative vote of the holders of a majority of the Coffee People Common Shares entitled to vote at the Annual Meeting. Holders of approximately 39% of the outstanding Coffee People Common Shares have agreed to vote in favor of the Issuance and any other related matters.

    This Proxy Statement/Prospectus constitutes the Prospectus of Coffee People filed as part of a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Coffee People Common Shares constituting the Issuance. All information concerning Coffee People and Merger Sub contained in this Proxy Statement/Prospectus has been furnished by Coffee People, and all information concerning Second Cup and Gloria Jean's contained in this Proxy Statement/ Prospectus has been furnished by Second Cup.

    The Coffee People Common Shares are quoted on the Nasdaq National Market. There is no public market for shares of Gloria Jean's. On November 12, 1997, the last full trading day prior to announcement of the Merger, the closing price of a Coffee People Common Share, as reported on the Nasdaq National Market, was
$4.25. On            , 1998, the last trading day prior to the date of this
Proxy Statement/Prospectus, the closing price of a Coffee People Common Share,
as reported on the Nasdaq National Market, was $     .
                            ------------------------

    FOR A DESCRIPTION OF CERTAIN RISK FACTORS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, SEE "RISK FACTORS" BEGINNING ON PAGE 18.

    This Proxy Statement/Prospectus and the accompanying forms of proxy are
first being mailed to Coffee People Shareholders on or about            , 1998.

THE COFFEE PEOPLE COMMON SHARES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED
    OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION,
      NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.
                            ------------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL   , 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................          1

NO AUTHORIZATION......................................................................          1

TRADEMARKS............................................................................          1

FORWARD-LOOKING INFORMATION...........................................................          2

SUMMARY...............................................................................          3

  THE COMPANIES.......................................................................          3
  ANNUAL MEETING......................................................................          4
  PROPOSAL NO. 1: THE ISSUANCE........................................................          5
  PROPOSAL NOS. 2-4: ELECTION OF DIRECTORS, APPROVAL OF 1998 STOCK INCENTIVE PLAN AND
    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS........................         10
  SUMMARY HISTORICAL AND PRO FORMA CONDENSED FINANCIAL DATA...........................         12
  COFFEE PEOPLE AND GLORIA JEAN'S SUMMARY PRO FORMA FINANCIAL DATA....................         13
  COMPARATIVE PER SHARE DATA..........................................................         16
  STOCK PRICE INFORMATION.............................................................         17

RISK FACTORS..........................................................................         18

  COFFEE PEOPLE RISKS.................................................................         18
  GLORIA JEAN'S RISKS.................................................................         20
  RISKS OF THE MERGER.................................................................         21
  COMBINED COMPANY RISKS..............................................................         23

COFFEE PEOPLE ANNUAL MEETING..........................................................         27

BACKGROUND OF AND REASONS FOR THE MERGER..............................................         29

  BACKGROUND OF THE MERGER............................................................         29
  REASONS FOR THE MERGER..............................................................         32
  OPINION OF COFFEE PEOPLE'S FINANCIAL ADVISOR........................................         34

THE MERGER............................................................................         37

  TERMS OF THE MERGER AGREEMENT.......................................................         37
  CLOSING; EFFECTIVE TIME OF THE MERGER...............................................         38
  EXCHANGE OF CERTIFICATES............................................................         38
  REPRESENTATIONS AND WARRANTIES......................................................         38
  CERTAIN COVENANTS OF SECOND CUP.....................................................         39
  CERTAIN COVENANTS OF COFFEE PEOPLE..................................................         40
  EXCLUSIVITY.........................................................................         41
  LISTING ON NASDAQ NATIONAL MARKET...................................................         42
  CONDITIONS; WAIVERS.................................................................         42
  AMENDMENT; TERMINATION..............................................................         43
  FEES AND EXPENSES; TERMINATION FEE; ALTERNATE TRANSACTION FEE.......................         43
  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS...........................         45
  VOTING AGREEMENTS...................................................................         45
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.............................................         45
  RESALE OF COFFEE PEOPLE COMMON SHARES ISSUED IN THE MERGER..........................         45
  ACCOUNTING TREATMENT................................................................         45
  MANAGEMENT AND OPERATIONS OF COFFEE PEOPLE AFTER THE MERGER.........................         45

  INTERESTS OF CERTAIN PERSONS IN THE MERGER..........................................         46
  DISSENTERS' RIGHTS OF APPRAISAL.....................................................         46

TRANSACTIONS BETWEEN COFFEE PEOPLE AND SECOND CUP.....................................         46

COFFEE PEOPLE SELECTED FINANCIAL DATA.................................................         47

COFFEE PEOPLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................................................................         49

GLORIA JEAN'S SELECTED FINANCIAL DATA.................................................         57

GLORIA JEAN'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................................................................         59

BUSINESS OF COFFEE PEOPLE.............................................................         70

  GENERAL.............................................................................         70
  THE STRATEGY OF COFFEE PEOPLE AND THE COMBINED COMPANY..............................         70
  COFFEE PEOPLE PRODUCTS..............................................................         71
  COFFEE PEOPLE SUPPLIERS.............................................................         71
  DISTRIBUTION STRATEGY AND STORE TYPES...............................................         72
  MARKETING STRATEGY..................................................................         73
  COMPETITION.........................................................................         73
  INTELLECTUAL PROPERTY...............................................................         74
  GOVERNMENT REGULATION...............................................................         74
  PROPERTIES..........................................................................         74
  EMPLOYEES...........................................................................         75
  LEGAL PROCEEDINGS...................................................................         75

BENEFICIAL OWNERSHIP OF COFFEE PEOPLE COMMON SHARES...................................         76

MANAGEMENT OF COFFEE PEOPLE...........................................................         77

COFFEE PEOPLE EXECUTIVE COMPENSATION..................................................         79

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF COFFEE PEOPLE.......................         82

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT..........................         83

BUSINESS OF GLORIA JEAN'S.............................................................         84

  GENERAL.............................................................................         84
  CORPORATE ORGANIZATION..............................................................         85
  PRODUCTS............................................................................         86
  COFFEE ROASTING FACILITY............................................................         87
  FRANCHISES..........................................................................         88
  MARKETING STRATEGY..................................................................         89
  COMPETITION.........................................................................         89
  INTELLECTUAL PROPERTY...............................................................         89
  PROPERTIES..........................................................................         90
  EMPLOYEES...........................................................................         91
  LEGAL PROCEEDINGS...................................................................         91

BENEFICIAL OWNERSHIP OF GLORIA JEAN'S COMMON STOCK....................................         93

MANAGEMENT OF GLORIA JEAN'S...........................................................         93

GLORIA JEAN'S EXECUTIVE COMPENSATION..................................................         94

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF GLORIA JEAN'S.......................         95

COFFEE PEOPLE PRO FORMA CONDENSED FINANCIAL STATEMENTS................................         96

ELECTION OF COFFEE PEOPLE DIRECTORS...................................................        106

APPROVAL OF COFFEE PEOPLE 1998 STOCK INCENTIVE PLAN...................................        107

CHANGES IN AND DISAGREEMENTS WITH COFFEE PEOPLE'S ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE................................................................        109

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS................................        109

DESCRIPTION OF COFFEE PEOPLE CAPITAL STOCK............................................        109

LEGAL OPINION.........................................................................        111

EXPERTS...............................................................................        111

PROPOSALS BY COFFEE PEOPLE SHAREHOLDERS...............................................        112

INDEX TO FINANCIAL STATEMENTS.........................................................        F-1

Annex I    --         Agreement and Plan of Merger, dated as of February 19, 1998, between
                        Coffee People and Second Cup

Annex II   --         Form of Voting Agreements

Annex III  --         Opinion of Black & Company, Inc.

Annex IV   --         Coffee People 1998 Stock Incentive Plan

                             AVAILABLE INFORMATION

    Coffee People is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Coffee People. Material filed by Coffee People also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Gloria Jean's is not subject to the information and reporting requirements of the Exchange Act.

    This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, also are available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    All reports and other documents filed with the Commission by Coffee People pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such report or document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference pursuant to the prior sentence shall be deemed to modify or supersede any statement herein to the extent that such statement herein contained (or in any other subsequently filed document that has also been incorporated by reference herein) is modified or superseded by the later statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                NO AUTHORIZATION

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COFFEE PEOPLE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COFFEE PEOPLE SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                                   TRADEMARKS

    Coffee People-Registered Trademark-, Black Tiger-Registered Trademark-, Good Coffee No Backtalk-Registered Trademark-, Java Noir-Registered Trademark-, Motor Moka-Registered Trademark-, Aero Moka-Registered Trademark-, Coffeegram-Registered Trademark-, Motorist's Espresso Bar-Registered Trademark-and Coffee Plantation-Registered Trademark- are registered in the United States Patent and Trademark Office as service marks or trademarks. Coffee People has applications pending in the United States to register the names Change the World One Cup at a Time-SM-, Mile High Blend-TM- and Velvet Night-TM-. Coffee People has applied for trademark and service mark protection for the name Coffee People in Canada and Japan. Coffee People is also the owner of a number of common law service marks and trade marks.

    Gloria Jean's-Registered Trademark-, Gloria Jean's Gourmet Coffees-Registered Trademark-, Great Beans Great Coffee!-Registered Trademark-, America's Largest Purveyor of Fine Coffees-Registered Trademark-, Carolyn Jean's-Registered Trademark-, If You Don't Know Gloria Jean's, You Don't Know Beans-Registered Trademark-, Eight Days a Week-Registered Trademark- and Gloria Jean's Coffee Bean-Registered Trademark- are registered as trademarks with the United States Patent and Trademark Office. Gloria Jean's has received trademark and service mark protection for the names Gloria Jean's, Gloria Jean's Coffee Bean and Gloria Jean's Gourmet Coffees in a number of foreign jurisdictions, and is also the owner of a number of common law service marks and trade marks.

                          FORWARD-LOOKING INFORMATION

    When used in this Proxy Statement/Prospectus with respect to Coffee People and Gloria Jean's, the words "estimate," "project," "intend" and "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under "Risk Factors," "Coffee People Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Gloria Jean's Management's Discussion and Analysis of Financial Condition and Results of Operations." Neither Coffee People nor Gloria Jean's undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

    CERTAIN SIGNIFICANT MATTERS DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS ARE SUMMARIZED BELOW. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS (INCLUDING THE ANNEXES HERETO). SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING ANNEXES IN THEIR ENTIRETY. SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY COFFEE PEOPLE SHAREHOLDERS. UNLESS OTHERWISE INDICATED, DOLLAR AMOUNTS ARE IN UNITED STATES DOLLARS.

                                 THE COMPANIES

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Coffee People.....................  Coffee People sells coffee beverages, coffee beans, cookies, pastries, ice cream, shakes and coffee related
                                    merchandise through 25 stores in Oregon, 14 stores in
                                    Arizona, and 2 stores in Colorado, including
                                    neighborhood coffee houses, drive- through espresso
                                    bars, airport stores, mall-based stores and specialty
                                    kiosks. The mailing address of Coffee People's principal
                                    executive offices is 15100 S.W. Koll Parkway, Suite J,
                                    Beaverton, Oregon 97006, and its telephone number is
                                    (503) 672-9603. Coffee People, which was incorporated in
                                    Oregon in 1991 and is the successor to a general
                                    partnership formed in 1983, trades its Common Shares on
                                    the Nasdaq National Market under the symbol "MOKA." See
                                    "Business Of Coffee People."

Merger Sub........................  Gloria Jean's Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Coffee People, was formed by
                                    Coffee People for the sole purpose of effecting the
                                    Merger and the other transactions contemplated by the
                                    Merger Agreement. Merger Sub has minimal assets and no
                                    business and has carried on no activities that are not
                                    directly related to its formation and execution of the
                                    Merger Agreement. The mailing address of Merger Sub's
                                    principal executive offices is c/o Coffee People, Inc.,
                                    15100 S.W. Koll Parkway, Suite J, Beaverton, Oregon
                                    97006, and its telephone number is (503) 672-9603.

Gloria Jean's.....................  Gloria Jean's is the second-largest specialty coffee retailer in the United States, with 246 franchised and
                                    31 company-owned stores in 38 states and six foreign
                                    countries as of December 13, 1997, predominantly located
                                    in shopping malls. In addition to its extensive network
                                    of retail outlets, Gloria Jean's operates a coffee
                                    roasting facility located in Castroville, California.
                                    The mailing address of Gloria Jean's principal executive
                                    offices is 11480 Commercial Parkway, Castroville,
                                    California 95012, and its telephone number is (408)
                                    633-6300.

Second Cup........................  The Second Cup Ltd., an Ontario, Canada corporation, is the second largest specialty coffee retail company in
                                    North America dedicated to the sale of specialty coffee
                                    and related products through 550 franchised and 52
                                    company owned stores, including the stores owned or
                                    franchised by Gloria Jean's, as of December 13, 1997.
                                    The Second Cup Inc., a Delaware corporation and
                                    wholly-owned indirect subsidiary of The Second
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                                       3

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                                    Cup Ltd., is the holding corporation for Gloria Jean's.
                                    References to "Second Cup" in this Proxy
                                    Statement/Prospectus will be deemed to refer to The
                                    Second Cup Ltd. and its subsidiary, The Second Cup Inc.
                                    and any successor corporation. The mailing address of
                                    Second Cup's principal executive offices is 175 Bloor
                                    Street East, South Tower, Suite 801, Toronto, Ontario,
                                    Canada, M4W 3R8 and its telephone number is (416)
                                    975-5541. The common shares of Second Cup trade on The
                                    Toronto Stock Exchange under the symbol "SKL."

                                       ANNUAL MEETING

Purposes..........................  The Annual Meeting will be held on Tuesday, May 19,
                                    1998, at 9:00 a.m., local time, in the Pine Room at the
                                    Greenwood Inn, 10700 Allen Boulevard, Beaverton, Oregon
                                    97005, or at any postponement or adjournment thereof, to
                                    consider and vote upon the Issuance. In addition, Coffee
                                    People Shareholders will be asked to (i) elect persons
                                    to serve as directors of Coffee People, effective as of
                                    the closing of the Merger, (ii) approve the Coffee
                                    People 1998 Stock Incentive Plan (the "1998 Stock
                                    Incentive Plan") and (iii) ratify the appointment,
                                    contingent upon closing of the Merger, of Price
                                    Waterhouse LLP as independent accountants of Coffee
                                    People for the 1998 fiscal year. See "Annual
                                    Meeting--Purposes."

Record Date.......................  Only holders of record of Coffee People Common Shares at the close of business on April 20, 1998 (the "Record
                                    Date"), are entitled to notice of and to vote at the
                                    Coffee People Annual Meeting. At the close of business
                                    on the Record Date, 3,270,593 Coffee People Common
                                    Shares were outstanding, each of which entitles the
                                    registered holder thereof to one vote. See "Annual
                                    Meeting Record Date; Voting Rights."

Quorum; Vote Required.............  The presence in person or by proxy of holders representing a majority of the voting power of the
                                    Coffee People Common Shares entitled to vote is
                                    necessary to constitute a quorum for the transaction of
                                    business at the Annual Meeting. The affirmative vote of
                                    holders representing a majority of the Coffee People
                                    Common Shares present in person or represented by proxy
                                    at the Annual Meeting is required to approve the
                                    Issuance. An abstention with respect to approval of the
                                    Issuance will be counted for purposes of establishing a
                                    quorum, but will have the effect of a vote cast against
                                    the Issuance. Brokers who hold Coffee People Common
                                    Shares as nominees will not have discretionary authority
                                    to vote such shares with respect to the Issuance in the
                                    absence of instructions from the beneficial owners
                                    thereof. Any such broker nonvotes will be counted for
                                    purposes of establishing a quorum, but will not be
                                    counted as votes cast on the Issuance. Holders of
                                    approximately 39% of the outstanding Coffee People
                                    Common Shares have agreed to vote in favor of the
                                    Issuance pursuant to voting agreements.

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                                    The affirmative vote of holders representing a majority
                                    of the Coffee People Common Shares present in person or
                                    represented by proxy at the Annual Meeting is also
                                    required for approval of the 1998 Stock Incentive Plan
                                    and ratification of the appointment of independent
                                    accountants. Directors shall be elected by a plurality
                                    of votes present in person or represented by proxy at
                                    the Annual Meeting and entitled to vote on the election
                                    of directors. See "Annual Meeting--Quorum; Vote
                                    Required."

Share Ownership of Management.....  At the close of business on the Record Date, the directors and executive officers of Coffee People and
                                    their affiliates were the beneficial owners of an
                                    aggregate of 1,137,657 (approximately 33.6%) of the
                                    Coffee People Common Shares then outstanding. See
                                    "Beneficial Ownership of Coffee People Common Shares."

                                PROPOSAL NO. 1: THE ISSUANCE

General...........................  At the Effective Time (as defined under "--Effective
                                    Time of the Merger") (i) Coffee People will acquire
                                    Gloria Jean's from Second Cup for a purchase price of
                                    69.5% of the issued and outstanding Coffee People Common
                                    Shares at the Closing Date (as defined in the Merger
                                    Agreement), after giving effect to the issuance of such
                                    shares (the "Issuance") and (ii) Gloria Jean's Merger
                                    Corp., a wholly-owned subsidiary of Coffee People formed
                                    solely for the purpose of this transaction ("Merger
                                    Sub"), will merge with and into Gloria Jean's (the
                                    "Merger"). See "The Merger--Terms of the Merger
                                    Agreement," and "--Closing; Effective Time of the
                                    Merger." As a result of the Merger, Gloria Jean's will
                                    become a wholly-owned subsidiary of Coffee People and
                                    69.5% of the Coffee People Common Shares will be owned
                                    by Second Cup. For example, if the number of issued and
                                    outstanding shares of Coffee People immediately prior to
                                    the Effective Time is 3,270,593, then the Purchase Price
                                    will be equal to 7,452,663 Coffee People Common Shares.
                                    The closing price for Coffee People Common Shares on
                                               , 1998, the most recent date available prior
                                    to the date of this Proxy Statement/Prospectus, was
                                    $    per share.

                                    In addition, Second Cup has agreed to ensure that Gloria
                                    Jean's and its subsidiaries have in the aggregate at
                                    least $2,500,000 in cash (the "Cash Amount") on the
                                    Closing Date after payment of expenses in connection
                                    with the Merger, subject to adjustment in certain
                                    circumstances. Second Cup has also agreed to make
                                    available to Coffee People on the Closing Date a
                                    revolving loan facility of up to $4,000,000 with a
                                    maximum term of five years (the "Loan"). In the event
                                    that, at the closing of the Merger (the "Closing"),
                                    Coffee People's current assets minus current
                                    liabilities, long term debt and capital leases is less
                                    than $(5,300,000), the Cash Amount will be decreased on
                                    a dollar for dollar basis by such difference, and the
                                    Loan will be increased
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                                       5

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                                    on a dollar for dollar basis to the same extent. See
                                    "The Merger--Terms of the Merger Agreement."

                                    A copy of the Merger Agreement is attached as Annex I to
                                    this Proxy Statement/Prospectus.

Effective Time of the Merger......  Following receipt of all required approvals and satisfaction or waiver of the other conditions to the
                                    Merger, the Merger will become effective at the time at
                                    which all documents required to be filed under the
                                    Delaware General Corporation Law (the "DGCL") to
                                    consummate the Merger (the "Merger Documents") are
                                    accepted for filing by the appropriate governmental
                                    authorities, or such later date and time as may be
                                    specified in the Merger Documents (the "Effective
                                    Time"). See "The Merger--Closing; Effective Time of the
                                    Merger" and "--Conditions; Waivers."

Recommendation of the Coffee
  People Board; Fairness
  Opinion.........................  THE COFFEE PEOPLE BOARD HAS UNANIMOUSLY APPROVED THE
                                    ISSUANCE. THE COFFEE PEOPLE BOARD UNANIMOUSLY RECOMMENDS
                                    THAT COFFEE PEOPLE SHAREHOLDERS VOTE "FOR" APPROVAL OF
                                    THE ISSUANCE AT THE ANNUAL MEETING. The Coffee People
                                    Board's recommendation is based on a number of factors
                                    discussed in this Proxy Statement/Prospectus, including,
                                    among others, an opinion of Black & Company, Inc.
                                    ("Black & Co."), Coffee People's financial advisor,
                                    rendered to the Coffee People Board on November 11,
                                    1997, as confirmed by a written opinion delivered to the
                                    Coffee People Board on February 16, 1998, to the effect
                                    that, as of such date, and based on and subject to the
                                    assumptions, limitations and qualifications set forth in
                                    such opinion, the aggregate consideration to be paid by
                                    Coffee People pursuant to the Merger Agreement is fair
                                    to the Coffee People Shareholders from a financial point
                                    of view. See "Background of and Reasons for the Merger."

                                    The full text of the written opinion of Black & Co. (the
                                    "Black & Co. Opinion"), which sets forth the procedures
                                    followed, assumptions made, other matters considered and
                                    limitations of the review undertaken in arriving at such
                                    opinion, is attached hereto as Annex III and should be
                                    read in its entirety. The Black & Co. Opinion was
                                    prepared for the Coffee People Board and addresses only
                                    the fairness of the consideration to be paid by Coffee
                                    People pursuant to the Merger Agreement from a financial
                                    point of view to the Coffee People Shareholders, and
                                    does not constitute a recommendation to any Coffee
                                    People Shareholder as to how such shareholder should
                                    vote at the Annual Meeting. See "Background of and
                                    Reasons for the Merger--Opinion of Coffee People's
                                    Financial Advisor."

Interests of Certain Persons in
  the Merger......................  In considering the Coffee People Board's recommendation of the Issuance, the Coffee People Shareholders should
                                    be aware that certain executive officers, directors and
                                    shareholders of Coffee People may be deemed to have
                                    conflicts of interest with


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                                    respect to the Merger. For example, two officers of
                                    Coffee People, Taylor H. Devine and Kenneth B. Ross,
                                    have entered into new employment agreements with Coffee
                                    People, to become effective at the Effective Time, that
                                    provide for base salaries of $150,000 and $115,000 per
                                    year, respectively, as well as bonuses payable upon the
                                    successful consummation of the Merger and at specified
                                    intervals following the Merger, contingent upon
                                    continued employment with Coffee People. See "Risk
                                    Factors--Risks of the Merger--Possible Conflicts of
                                    Interest" and "The Merger--Interests of Certain Persons
                                    in the Merger."

Composition of Coffee People        Pursuant to the Merger Agreement, Second Cup has agreed
  Board...........................  to take all necessary action to cause to be elected as directors of Coffee People, for a period of one year
                                    following the Merger, two nominees of the current Coffee
                                    People Board. Second Cup will be entitled to nominate up
                                    to four directors. See "--Proposal Nos. 2-4: Election of
                                    Directors, Approval 1998 Stock Incentive Plan and
                                    Ratification of the Appointment of Independent
                                    Accountants--Election of Directors."

Listing Maintenance...............  Coffee People has agreed to use its best efforts to maintain the listing of the Coffee People Common Shares
                                    on the Nasdaq National Market System. In addition,
                                    Second Cup has agreed for a period of 18 months to use
                                    its best efforts not to, and to use its best efforts to
                                    cause Coffee People not to, take any action to delist
                                    the Coffee People Common Shares from the Nasdaq Stock
                                    Market. See "The Merger--Nasdaq National Market System
                                    Listing." There can be no assurance that Coffee People's
                                    Nasdaq National Market System listing will be
                                    maintained, either prior to or after the consummation of
                                    the Merger. See "Risk Factors--Nasdaq Listing."

Accounting Treatment; Change in
  Fiscal Year.....................  The Merger will be accounted for as a "reverse purchase"
                                    for accounting and financial reporting purposes, whereby
                                    Gloria Jean's will be treated as the acquiror because,
                                    at Closing, Second Cup will acquire 69.5% of the
                                    outstanding voting securities of Coffee People. As a
                                    result, after the Merger, the historical financial
                                    statements of Coffee People will be the financial
                                    statements of Gloria Jean's for all reported periods
                                    prior to the date of Closing. See "Pro Forma Condensed
                                    Financial Statements." Following the Closing, it is
                                    contemplated that Coffee People's fiscal year will be
                                    changed to end on the last Saturday in June of each
                                    year.

Certain Federal Income Tax
  Consequences....................  The acquisition by Coffee People of Gloria Jean's in exchange for newly issued Coffee People Common Shares
                                    will not be a taxable event with respect to Coffee
                                    People or its shareholders for United States Federal
                                    income tax purposes. See "The Merger--Certain Federal
                                    Income Tax Consequences."
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                                       7
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Voting Agreements.................  Holders of approximately 39% of the outstanding Coffee
                                    People Common Shares have agreed to vote in favor of the
                                    Issuance and related matters pursuant to voting
                                    agreements entered into with Second Cup. Copies of the
                                    forms of Voting Agreement are attached as Annex II to
                                    this Proxy Statement/Prospectus.

Dissenters' Rights................  Under the Oregon Business Corporation Act, the Coffee
                                    People Shareholders do not have the right to dissent
                                    from the proposed Merger. See "The Merger--Dissenters'
                                    Rights of Appraisal."

Exclusivity.......................  Second Cup has agreed that prior to the Closing or earlier termination of the Merger Agreement, neither it,
                                    its corporate affiliates, nor the directors, officers
                                    and employees of Second Cup and its affiliates and their
                                    respective advisors, shall enter into any letter of
                                    intent or other agreement concerning a transaction
                                    related to the acquisition of any retail coffee business
                                    in the United States, without the agreement of Coffee
                                    People. Similarly, Coffee People has agreed that until
                                    the earlier of the Closing and the termination of the
                                    Merger Agreement it, its directors, officers and
                                    employees and their respective advisors shall not
                                    solicit, negotiate or continue negotiations with any
                                    person for (a) the sale of more than 10% of the Coffee
                                    People Common Shares (not including Coffee People Common
                                    Shares traded on the Nasdaq National Market or shares
                                    issued upon exercise of outstanding stock options) or
                                    (b) the sale of its assets outside the ordinary course
                                    of business, other than non-intellectual property assets
                                    located outside of Oregon and Arizona. See "The
                                    Merger--Exclusivity."

Conditions of the Merger..........  The respective obligations of Coffee People and Second
                                    Cup to effect the Merger are subject to the satisfaction
                                    or mutual waiver of certain conditions, including the
                                    conditions that the Issuance shall have been approved by
                                    the requisite holders of Coffee People Common Shares; no
                                    temporary or permanent order, injunction, or other law,
                                    regulation or other legal restraint or prohibition which
                                    would prevent the consummation of the Merger shall be in
                                    effect or shall have been issued or adopted; all
                                    permits, approvals, filings and consents required or
                                    advisable to be obtained or made prior to the closing of
                                    the Merger shall have been obtained or made; and there
                                    shall be no stop order suspending, or any proceeding
                                    initiated or threatened by the Commission to suspend the
                                    effectiveness of the Registration Statement.

                                    The obligation of each party to effect the Merger is
                                    subject to the satisfaction or waiver, in such party's
                                    sole discretion, of additional conditions, including the
                                    conditions that each of the representations and
                                    warranties of the other party contained in the Merger
                                    Agreement shall be true and correct in all material
                                    respects as of the Closing Date; all consents required
                                    for the consummation of the Merger under any material
                                    contract or license to which the other party is a party
                                    shall have been obtained; the other party shall not have
                                    suffered any Material
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                                       8
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                                    Adverse Change (as defined in the Merger Agreement); and
                                    other conditions listed in the Merger Agreement.

                                    In addition, the obligation of Second Cup to effect the
                                    Merger is subject to the satisfaction or waiver, in
                                    Second Cup's sole discretion, of additional conditions,
                                    including the conditions that the Coffee People Common
                                    Shares representing the Issuance shall have been
                                    approved for listing on the Nasdaq Stock Market; Alton
                                    McEwen, or other designee of Second Cup, shall have been
                                    appointed Chief Executive Officer of Coffee People,
                                    effective as of the Closing; Coffee People's audited
                                    financial statements for the period ended December 31,
                                    1997 shall not reflect any Material Adverse Change since
                                    the financial statements dated June 30, 1997 and the
                                    report therein by Coffee People's independent public
                                    accountants shall be unqualified; and Coffee People
                                    shall have received the approval of its principal bank
                                    or, alternatively, shall have obtained the commitment of
                                    a comparable banking institution to extend financing to
                                    Coffee People on substantially the same terms as the
                                    current financing arrangements.

Termination.......................  The Merger Agreement may be terminated at any time prior to the Closing Date by mutual consent of Coffee People
                                    and Second Cup. The Merger Agreement may also be
                                    terminated by either party, if such party is not in
                                    material breach of its obligations under the Merger
                                    Agreement and if (A) there has been a material breach by
                                    the other party of any of the representations and
                                    warranties under the Merger Agreement and such breach
                                    results in a Material Adverse Change or is a willful and
                                    intentional misrepresentation constituting common law
                                    fraud or (B) there has been a willful breach by the
                                    other party of any of its covenants or agreements under
                                    the Merger Agreement such that the party has not
                                    complied in all material respects with its covenants and
                                    agreements and, in either case, the breach has not been
                                    cured within 10 days after notice to the other party. In
                                    addition, (i) Coffee People may terminate the Merger
                                    Agreement if there has been a Material Adverse Change in
                                    Gloria Jean's and its subsidiaries, taken as a whole,
                                    and (ii) Second Cup may terminate the Merger Agreement
                                    if there has been a Material Adverse Change in Coffee
                                    People. Finally, either party may terminate the Merger
                                    Agreement if one or more of the conditions to such
                                    party's obligation to close has not been fulfilled by
                                    the Closing Date.

                                    The Merger Agreement provides for the payment of
                                    expenses and/or a $500,000 termination fee following a
                                    termination of the Merger Agreement under certain
                                    circumstances. The Merger Agreement also provides for
                                    the payment by Coffee People of a fee to Second Cup if
                                    Coffee People completes on or before August 15, 1998,
                                    another material sale of its stock or assets or business
                                    combination, announced on or before the Closing Date.
                                    See "The Merger--Fees and Expenses; Termination Fee;
                                    Alternate Transaction Fee."
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                                       9
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      PROPOSAL NOS. 2-4: ELECTION OF DIRECTORS, APPROVAL OF 1998 STOCK INCENTIVE PLAN
               AND RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Election of Directors.............  Pursuant to the Merger Agreement, this Proxy Statement/
                                    Prospectus asks shareholders to elect the following six
                                    nominees for director, two of whom currently serve as
                                    outside directors of and are nominees of the Coffee
                                    People Board and four of whom are nominees of the Second
                                    Cup Board (three of whom are officers of The Second Cup
                                    Ltd. and certain of its affiliates and one of whom is an
                                    outside director of The Second Cup Ltd.), effective upon
                                    the Effective Date:

                                                                                    AFFILIATION WITH COFFEE
                                                          NAME                         PEOPLE/SECOND CUP
                                            ---------------------------------  ---------------------------------

                                            NOMINEES OF COFFEE PEOPLE:

                                            Douglas L. Ayer                    Director of Coffee People

                                            Gary G. Talboy                     Director of Coffee People

                                            NOMINEES OF SECOND CUP:

                                            Michael Bregman                    Chairman, Chief Executive Officer
                                                                               and a director of The Second Cup
                                                                               Ltd.

                                            Robert M. Haft                     Director of The Second Cup Ltd.

                                            Alton McEwen                       President of Gloria Jean's and
                                                                               its subsidiaries; President and
                                                                               Chief Operating Officer, U.S.
                                                                               Operations and a director of The
                                                                               Second Cup Ltd.

                                            Kathy A. Welsh                     Executive Vice President and
                                                                               Chief Financial Officer of The
                                                                               Second Cup Ltd.
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                                    Directors shall be elected by a plurality of votes
                                    present in person or represented by proxy at the Annual
                                    Meeting and entitled to vote on the election of
                                    directors. For more information regarding the election
                                    and the nominees, see "Election of Coffee People
                                    Directors."

Approval of 1998 Stock Incentive
  Plan............................  Shareholders are asked to vote for approval of the 1998
                                    Stock Incentive Plan. A copy of the 1998 Coffee People
                                    Stock Incentive Plan is attached as Annex IV. The
                                    affirmative vote of holders representing a majority of
                                    the Coffee People Common Shares present in person or
                                    represented by proxy at the Annual Meeting is also
                                    required for approval of the 1998 Stock Incentive Plan.
                                    See "Approval of Coffee People 1998 Stock Incentive
                                    Plan."

Appointment of Independent
  Accountants.....................  Shareholders are being asked to ratify the appointment, contingent upon closing of the Merger, of Price
                                    Waterhouse LLP as Coffee People's independent
                                    accountants for the fiscal year ending June 27, 1998.
                                    The affirmative vote of holders representing a majority
                                    of the Coffee People Common Shares present in person or
                                    represented by proxy at the Annual Meeting is also
                                    required for ratification of the appointment of
                                    independent accountants. See "Ratification of
                                    Appointment of Independent Accountants."

           SUMMARY HISTORICAL AND PRO FORMA CONDENSED FINANCIAL DATA

    The following summary historical financial data of Coffee People and Gloria Jean's have been derived from the historical financial statements of Coffee People and of Gloria Jean's. The summary pro forma combined financial data has been derived from the Coffee People pro forma condensed financial data included elsewhere in this Proxy Statement/Prospectus. The historical financial data at or for each of the fiscal years in the period ended December 31, 1997, with respect to Coffee People, have been derived from, and should be read in conjunction with, the audited financial statements of Coffee People, including the notes thereto.

    The historical financial data at or for the fiscal year ended December 30, 1994, the 39-week periods ended September 29, 1995 and June 29, 1996 and the fiscal year ended June 28, 1997, with respect to Gloria Jean's, have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Gloria Jean's, including the notes thereto. The historical financial data for fiscal years ended March 31, 1992 and 1993, the 34-week period ended November 19, 1993, the 6-week period ended December 31, 1993, and the 24-week periods ended December 14, 1996 and December 13, 1997, with respect to Gloria Jean's, have not been audited, but in the opinion of Gloria Jean's management reflect all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the results for such period. Operating results for the 24-week period ended December 13, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending June 27, 1998.

    The summary pro forma combined data that follow should be read in conjunction with the historical financial statements of Coffee People and of Gloria Jean's and the Pro Forma Financial Statements, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/ Prospectus. See "Coffee People Pro Forma Condensed Financial Statements."

                  COFFEE PEOPLE SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                   AT OR FOR THE
                                                                              YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1993       1994       1995       1996       1997
                                                               ---------  ---------  ---------  ---------  ---------
STATEMENTS OF INCOME DATA:
  Total revenues.............................................  $   5,466  $   7,708  $  11,257  $  12,281  $  20,422
  Income (loss) from operations..............................        291        181        414        106     (6,513)
  Net income (loss)(1).......................................        248        116        211        204     (6,376)
  Earnings (loss) per share--basic(2)(3).....................                        $    0.15  $    0.09  $   (1.96)
  Shares used in computing earnings per share--basic(2)(4)...                        1,418,601  2,316,537  3,249,984
  Earnings (loss) per share--diluted(2)(3)...................                        $    0.14  $    0.09      (1.96)
  Shares used in computing earnings (loss) per
    share--diluted(2)(4).....................................                        1,500,975  2,349,702  3,249,984

OPERATING DATA: (unaudited)
  Number of stores open for full period......................          6          7         17         19         22
  Number of stores open at end of period.....................          7         17         19         22         41
  Number of stores closed during period......................         --         --         --         --          7
  Number of stores purchased during period...................         --         --         --         --         15
  Store contribution margin(5)...............................       21.4%      18.7%      18.1%      16.6%      11.0%
  Percentage change in comparable store sales(6).............        9.3%       7.3%      (8.7)%       2.0%      (0.1)%
  Average sales for neighborhood and drive-through stores
    open for full period.....................................  $     845  $     934  $     736  $     729  $     722
  Number of neighborhood and drive-through stores open for
    full period..............................................          5          6         11         12         12
  Average sales for airport and kiosk stores open for full
    period...................................................  $     217  $     222  $     417  $     464  $     489
  Number of airport and kiosk stores open for full period....          1          1          6          7          7

BALANCE SHEET DATA:
Cash and cash equivalents....................................  $     253  $     472  $     260  $  10,274  $   2,545
Working capital (deficit)....................................       (217)      (571)      (690)     9,472       (526)
Total assets.................................................        888      2,512      2,836     16,412     17,023
Long-term debt and capital lease obligations, net of current
  portion....................................................        424        450        567        426      4,435
Total stockholders' equity...................................       (198)       669        855     14,602      8,276

------------------------------

(1) Coffee People operated for income tax purposes as a Subchapter S Corporation under the Internal Revenue Code of 1986, as amended ("the Code") from January 1, 1993 through August 22, 1994, and as a C Corporation under the Code thereafter.

(2) In February 1997, the Financial Accounting Standards Board issued Statement of Financing Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 established new standards for computing and disclosing earning per share ("EPS"). SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Upon adoption, the Company was required to restate all prior period EPS disclosures with dual presentation of "basic" and "diluted" EPS.

(3) The year ended December 31, 1995 was the first full year that Coffee People was subject to federal and state corporate income taxes following the termination of its Subchapter S election on August 22, 1994. Guidelines of the Securities and Exchange Commission (the "Commission") allow earnings per share data to be presented only when a company converts to a taxable status. Accordingly, earnings per share data have been presented only for the years ended December 31, 1995, 1996 and 1997.

(4) Pursuant to Commission Staff Accounting Bulletin 83, Common Stock options and warrants granted and shares issued during the 12 months immediately preceding the initial public offering date, September 25, 1996, at a price below the initial public offering price of $9.00, are reflected in the earnings per share calculation as if they had been outstanding for the periods presented.

(5) Store contribution margin represents overall store level operating income for all stores, including through June 30, 1997 the 7 stores identified for closure or sale, (after deduction of depreciation and amortization) expressed as a percentage of total retail sales.

(6) The percentage change in comparable store sales represents the change in total retail sales revenue for stores operated throughout the full calendar year and throughout the prior full calendar year.

                  GLORIA JEAN'S SUMMARY FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                                                                                      OWNED BY
                                                                                                                       SECOND
                                     OWNED BY THE KVETKO'S(2)                      OWNED BY BROTHERS(3)                  CUP
                              ---------------------------------------  ---------------------------------------------  ---------
                                                           34-WEEK        6-WEEK         FISCAL          39-WEEK       39-WEEK
                                                           PERIOD         PERIOD          YEAR           PERIOD        PERIOD
                              FISCAL YEAR  FISCAL YEAR      ENDED          ENDED          ENDED           ENDED         ENDED
                              ENDED MARCH  ENDED MARCH  NOVEMBER 19,   DECEMBER 31,   DECEMBER 30,    SEPTEMBER 29,   JUNE 29,
                               31, 1992     31, 1993        1993           1993           1994            1995          1996
                              -----------  -----------  -------------  -------------  -------------  ---------------  ---------
STATEMENT OF INCOME DATA:
  Total revenues............   $  16,550    $  22,383     $  15,388      $   7,605      $  30,793       $  16,741     $  24,957
  Income (loss) from
    operations..............       1,030        1,353          (541)         1,801            435          (2,633)        1,986
  Net income (loss).........         461          680          (462)         1,843           (299)         (3,521)        1,224

OPERATING DATA: (Unaudited)
Number of franchise stores
  opened at end of period...         125          145           164            169            187             209           224
Number of corporate-owned
  stores open at end of
  period....................           6           13            24             24             23              27            23
                              -----------  -----------  -------------  -------------  -------------  ---------------  ---------
Total number of stores......         131          158           188            193            210             236           247

STORE ACTIVITY:
  (Unaudited)(1)
Number of stores opened
  during the period(1)......                                                                                                 17
Number of stores closed
  during the period(1)......                                                                                                  6
Systemwide sales--
  unaudited(1)..............                                                                                          $ 108,900

BALANCE SHEET DATA:
Total assets................   $   6,684    $   9,370     $  15,588      $  52,834      $  51,636       $  46,043     $  40,219
Long-term debt and capital
  lease obligations, net of
  current portion...........       1,887        2,084           214            195             84              25            --
Common share dividends......          --           --            --             --             --              --         1,562


                               FISCAL       24-WEEK        24-WEEK
                                YEAR        PERIOD         PERIOD
                                ENDED        ENDED          ENDED
                              JUNE 28,   DECEMBER 14,   DECEMBER 13,
                                1997         1996           1997
                              ---------  -------------  -------------
STATEMENT OF INCOME DATA:
  Total revenues............  $  30,579    $  16,723      $  18,055
  Income (loss) from
    operations..............     (1,185)       1,207          2,580
  Net income (loss).........     (1,190)         985          1,549
OPERATING DATA: (Unaudited)
Number of franchise stores
  opened at end of period...        236          233            246
Number of corporate-owned
  stores open at end of
  period....................         31           24             31
                              ---------  -------------  -------------
Total number of stores......        267          257            277
STORE ACTIVITY:
  (Unaudited)(1)
Number of stores opened
  during the period(1)......         29           13             18
Number of stores closed
  during the period(1)......          9            3              8
Systemwide sales--
  unaudited(1)..............  $ 140,400    $  44,450      $  50,221
BALANCE SHEET DATA:
Total assets................  $  38,923    $  40,651      $  39,788
Long-term debt and capital
  lease obligations, net of
  current portion...........         --           --             --
Common share dividends......         --           --             --

----------------------------------------

(1) Store activity, which includes the number of stores opened, closed or disposed of during the period, and systemwide sales is presented only for those periods that Gloria Jean's was owned by Second Cup.

(2) Due to the November 19, 1993 acquisition of Gloria Jean's, formerly Edglo Enterprises, by Brothers the financial statements for Gloria Jean's are not comparable to those of the prior periods.

(3) Due to the September 30, 1995 acquisition of Gloria Jean's, formerly Edglo Enterprises, by Second Cup, the financial statements for Gloria Jean's are not comparable to those of the prior periods.

    The following summary unaudited pro forma financial data of Coffee People assumes that the merger transaction described in this Proxy Statement/Prospectus took place as of June 30, 1996. The summary balance sheet data assumes that the transaction was completed as of December 13, 1997.

    The summary unaudited pro forma financial data has been derived from the unaudited pro forma condensed financial statements of Coffee People included elsewhere in this Proxy Statement/Prospectus. The summary financial data may not be indicative of actual results if the transaction had occurred on the dates indicated or which may be realized in the future. Neither expected benefits nor potential cost reductions from the Merger have been reflected in such summary unaudited pro forma financial data.

          SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA OF COFFEE PEOPLE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                FOR THE FISCAL YEAR      FOR THE 24-WEEK PERIOD
                                                                       ENDED                     ENDED
                                                                   JUNE 28, 1997           DECEMBER 13, 1997
                                                               ----------------------  --------------------------
SUMMARY OF OPERATIONS DATA:
  Total revenues.............................................            $52,190                    $30,395
  Income (loss) from operations..............................             (7,502)                     2,671
  Net income (loss) before cumulative effect of change in
    accounting principle.....................................             (7,684)                     1,484
  Earnings (loss) per share before cumulative effect of
    change in accounting principle...........................              (0.80)                      0.14
  Shares used in computing earnings (loss) per share before
    cumulative effect of change in accounting principle......          9,653,043                 10,680,843


                                                                 AS OF DECEMBER 13,
                                                                        1997
                                                               ----------------------
BALANCE SHEET DATA:
  Cash and cash equivalents..................................            $ 5,802
  Working capital............................................              9,048
  Total assets...............................................             60,507
  Long-term debt and capital lease obligations, net of
    current portion..........................................              4,435
  Stockholders' equity.......................................             45,811

COMPARATIVE PER SHARE DATA

    The following table presents unaudited comparative per share data for Coffee People (on a historical and pro forma basis) based on the historical financial statements of Coffee People. Unaudited per share data for Gloria Jean's is not presented because it is a wholly-owned subsidiary of Second Cup and has nominal shares outstanding. The pro forma information has been presented as if the Merger had been accounted for as a reverse purchase business combination, is for illustrative purposes only, and is not necessarily indicative of the actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The information presented below should be read in conjunction with the Pro Forma Condensed Financial Statements included elsewhere in this Proxy Statement/Prospectus, the separate historical consolidated financial statements and notes thereto of Coffee People and the separate historical financial statements and notes thereto of Gloria Jean's contained herein. See the Financial Statements of Coffee People, the Consolidated Financial Statements of Gloria Jean's and "Pro Forma Condensed Financial Statements."

                                                       YEAR ENDED
COFFEE PEOPLE                                       DECEMBER 31, 1997
--------------------------------------------------  -----------------
Historical:
  Earnings (loss) per share.......................      $   (1.96)
  Book value per share............................      $    2.54


                                                    FISCAL YEAR ENDED       24-WEEK PERIOD
                                                      JUNE 28, 1997     ENDED DECEMBER 13, 1997
                                                    -----------------  -------------------------
Pro Forma: (1)
  Earnings (loss) per share before cumulative
    effect of change in accounting principle......      $   (0.80)             $    0.14
  Book value per share............................            N/A              $    4.28

------------------------

(1) Assumes that after the Merger the total outstanding common shares of Coffee People is equal to 10,708,660.

                            STOCK PRICE INFORMATION

COFFEE PEOPLE

    The Coffee People Common Shares are quoted on the Nasdaq National Market System. The table below sets forth for the periods indicated the high and low prices per Coffee People Common Share on the Nasdaq National Market System as reported in published financial sources.

                                                                                 HIGH        LOW
                                                                               ---------  ---------
FISCAL 1998
Second Quarter (through April 23, 1998)......................................  $    3.13  $    2.63
First Quarter................................................................       3.13  $    2.38

FISCAL 1997 (ENDED DECEMBER 31, 1997):
Fourth Quarter...............................................................  $    4.75  $    2.38
Third Quarter................................................................       5.00       3.13
Second Quarter...............................................................       7.25       4.50
First Quarter................................................................       8.00       6.00

FISCAL 1996 (ENDED DECEMBER 31, 1996):
Fourth Quarter...............................................................  $    9.13  $    6.25
Third Quarter................................................................       9.38       7.50
Second Quarter...............................................................        N/A        N/A
First Quarter................................................................        N/A        N/A

    On November 12, 1997, the last full trading day prior to announcement of the Merger, the closing price for a Coffee People Common Share, as reported on the
Nasdaq National Market System, was $4.25. On            , 1998, the most recent
available date prior to printing this Proxy Statement/Prospectus, the closing price of a Coffee People Common Share, as reported on the Nasdaq National
Market, was $     . On the Record Date, there were approximately 500 Coffee
People Shareholders of record. The Coffee People Shareholders are urged to obtain current market quotations for the Coffee People Common Shares.

    No cash dividends were declared or paid by Coffee People during any of the periods presented above. On July 26, 1996, Coffee People declared a 3-for-2 stock split, which has been retroactively reflected in Coffee People's financial statements for all periods. Coffee People presently does not intend to pay any cash dividends in the foreseeable future, and intends to retain all earnings for use in its business operations. As of the date of this Proxy Statement/Prospectus, Coffee People's bank credit arrangements prohibit the payment of cash dividends.

GLORIA JEAN'S

    Second Cup owns 100% of the issued and outstanding shares of Gloria Jean's. During the 39-week period ended June 29, 1996, Gloria Jean's declared a dividend of $1,562,000. The dividend was paid during the 12-week period ending September 21, 1996. No other dividends have been declared or paid. There is no public market for shares of Gloria Jean's common stock.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, COFFEE PEOPLE SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING IN EVALUATING THE ISSUANCE. THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS OF COFFEE PEOPLE AND GLORIA JEAN'S, WHICH SPEAK ONLY AS OF THE DATE HEREOF. NEITHER COFFEE PEOPLE NOR GLORIA JEAN'S UNDERTAKES ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

COFFEE PEOPLE RISKS

    RECENT LOSSES. Coffee People reported substantial losses from operations during the 1997 calendar year, including an after-tax loss of approximately $6,376,000 for the year ended December 31, 1997, and a net loss per diluted share for the same period of $1.96. These losses included a $5,500,000 charge for the anticipated closure or sale of the seven stores located outside its primary Oregon and Arizona markets and for related restructuring. See "--Store Closures." Coffee People has taken certain actions designed to restore profitability, including a reduction of corporate overhead expenses, and the decision to dispose of its stores outside its core markets of Oregon and Arizona, all of which stores experienced disappointing operating results in 1997. The decision to enter into the Merger Agreement also was made, in part, to address Coffee People's recent loss experience. See "Background of and Reasons for the Merger." For the fourth quarter of 1997, Coffee People achieved net income of $188,000. There can be no assurance, however, that these actions, or the combination with Gloria Jean's, will improve Coffee People's operating results or sustain the company's return to profitability. Gloria Jean's experienced a net loss for its fiscal year ended June 28, 1997 of approximately $1,190,000; it achieved net income, however, of approximately $1,549,000 for the twenty-four week period ended December 13, 1997. See "--Gloria Jean's Risks-- Limited Operating History," "Gloria Jean's Summary Financial Information" and the audited and unaudited Financial Statements of Gloria Jean's included with this Proxy Statement/Prospectus. If Coffee People were unable to sustain profitability, it would further deplete its financial resources and further reduce shareholders' equity, which could have an adverse effect on the market price of the Coffee People Common Shares.

    NASDAQ LISTING. Nasdaq adopted new quantitative requirements in 1997 for initial and continued listing of securities on the Nasdaq National Market System ("NMS"). On September 8, 1997, Coffee People received notification from Nasdaq of its non-compliance with the revised requirements for continued NMS listing. The letter informed Coffee People that if it did not comply with the amended listing requirements by February 23, 1998, Nasdaq would take steps to delist the Coffee People Common Shares from the NMS. Coffee People received letters from Nasdaq on February 26 and 27, 1998 notifying Coffee People of its noncompliance with the amended listing standards requiring that Coffee People have at least $4,000,000 in net tangible assets and a market value of shares in the public float of at least $5,000,000. The Nasdaq letter informed Coffee People that delisting of the Common Stock was scheduled for March 16, 1998. On March 3, 1998, Coffee People submitted an initial appeal of the delisting, which appeal was denied. On April 23, 1998, Coffee People requested an oral hearing, which has stayed delisting of the Common Stock until the outcome of the hearing is determined. Coffee People believes that a hearing will be scheduled during May 1998 to consider Coffee People's request that it continue to be listed on the NMS. As of the date of this Proxy Statement/Prospectus, Coffee People remains out of compliance with certain of the revised NMS listing requirements, including the requirement that Coffee People have at least $4,000,000 in net tangible assets.

    Coffee People anticipates that upon the closing of the Merger, it will be in compliance with the continued listing requirements for the NMS. However, there can be no assurance that the hearing panel will find that Nasdaq should delay any delisting action pending the closing of the Merger or otherwise find in favor of Coffee People. Moreover, due to the structure of the Merger, Nasdaq may require the post-transaction combined company to comply with the NMS initial listing standards, which are substantially higher than the continued listing standards. As of the date of this Proxy Statement/Prospectus, it is uncertain whether Nasdaq will require compliance with the initial listing standards and whether the combined company would meet such standards, if required. Based on an initial application for determination, the Nasdaq staff determined that the combined company would be required to meet the initial listing standards for NMS. This initial determination, however, is subject to Coffee People's pending appeal. Delisting from the NMS could have an adverse effect on the market price and liquidity of the Coffee People Common Shares.

    Coffee People believes that delisting from the NMS due to failure to meet the listing standards would result in the Coffee People Common Shares being listed on the Nasdaq SmallCap Market. There can be no assurance, however, that upon delisting from the NMS, the Coffee People Common Shares would immediately be listed on the SmallCap Market. Any delay in listing on the Nasdaq SmallCap Market could have an adverse effect on the liquidity and possibly the market price of the Coffee People Common Shares.

    STORE CLOSURES. Due to disappointing operating results outside of its core Oregon and Arizona markets, Coffee People decided to close or sell all seven of its retail coffee stores located outside Oregon and Arizona. In connection with the decision to close such stores, Coffee People took a $5,500,000 charge to its earnings in the second quarter of 1997. Of the seven stores identified for sale or closure, two are located in Chicago, Illinois; two are located in Denver, Colorado; and three are located in southern California. These stores were constructed by Coffee People at costs that ranged between $341,000 and $443,000. They were opened over the period from November 1996 to June 1997 and five were closed over the period from September to December 1997. In February 1998, Coffee People sold two of the stores located in southern California and assigned the leases for those stores. As of the date of this Proxy Statement/Prospectus, the two stores in Chicago and the remaining store in southern California are closed, but Coffee People continues to make payments on the lease obligations with respect to these stores. The two stores in Denver remain open. Coffee People is currently working with local real estate brokers and is seeking to assign or sublease the store leases for all five of the remaining stores. As part of the charge to earnings, Coffee People established a current liability of $2,234,000 to provide for employee severance payments and related exit costs. For the period from July 1997 through March 31, 1998, the sum of $895,000 has been charged against this provision, leaving a balance as of March 31, 1998 of $1,339,000. Coffee People may, however, incur substantially greater expenses in disposing of such stores than is currently anticipated. Such additional expenses could result from a continued inability of Coffee People to terminate its lease obligations upon store closure, expenses and liabilities incurred in connection with the layoff of store employees and losses relating to disposition of store inventory and supplies. With respect to continuing store lease obligations, the lease terms for the five remaining stores range from six to nine years with expiration dates ranging from August 2003 through May 2007. Minimum future rental payments under the five leases as of March 31, 1998 are $2,060,000. There can be no assurance that the balance of the current liability for store closures and restructuring will be sufficient to absorb all future cash outlays attributable to the store closures. In addition, the sale or closure of the stores will require the attention of Coffee People's management, which during the transition period may have an adverse affect on Coffee People's operations in Oregon and Arizona.

    POSSIBLE TERMINATION OF STORE LEASE. One of Coffee People's stores is operated at a location, within a shopping center undergoing redevelopment, for which there is currently no term lease in effect. The lessor at such location, therefore, could at any time demand that Coffee People vacate the premises on 30 days prior written notice. Coffee People has periodic discussions with the lessor relative to entering into a long-term lease. There can be no assurance, however, that a lease for such location will be obtainable on commercially reasonable terms, or at all.

GLORIA JEAN'S RISKS

    LIMITED OPERATING HISTORY. While Gloria Jean's stores have been in operation as franchises since May 1986, current management began operating the Gloria Jean's business after the acquisition of Gloria Jean's by Second Cup effective September 30, 1995. Since the time of the acquisition, Second Cup has been leading Gloria Jean's through a period of fundamental change in values and culture, principally relating to strengthening and building its management team, improving relations with franchisees and building a foundation with a commitment to quality and excellence. While Gloria Jean's believes that the changes will result in improved performance and prospects for the company, there can be no assurance that the recent results of Gloria Jean's, including its profitable operations for the twenty-four week period ended December 13, 1997, are indicative of future results of operations.

    DEPENDENCE ON FRANCHISEES; MALL-BASED BUSINESS. Of the 277 Gloria Jean's gourmet coffee stores operated worldwide, 246 are operated by franchisees. Should the Gloria Jean's franchisees encounter business or operational difficulties, Gloria Jean's revenues from franchise fees and product sales to franchisees could be adversely affected. Such adverse results also could negatively affect the ability of Gloria Jean's to sell additional franchises. Consequently, the financial success of Gloria Jean's is tied largely to the success of its franchisees. A substantial majority of Gloria Jean's stores are located in shopping malls and the success of such stores depends largely on foot traffic through the shopping malls in which they are located. Therefore, a reduction in the number of shoppers in a mall is likely to adversely affect the operating results of a Gloria Jean's franchisee, and consequently the revenues derived by Gloria Jean's from the franchisee. Industry data suggests that the traditional indoor shopping mall may be experiencing a decline in consumer patronage and some suggest that the decline in shopping mall traffic may be indicative of a continuing downward trend. Gloria Jean's has begun to place its franchises in non-traditional mall spaces, such as factory outlet shopping centers. However, a substantial decline in foot traffic at the shopping malls in which most Gloria Jean's stores currently are located could have a material adverse effect on the operating results and financial condition of Gloria Jean's and, after the Merger, on the combined company.

    LIABILITY UNDER STORE LEASES. A subsidiary of Gloria Jean's generally enters into leases for the sites for Gloria Jean's stores, which it then subleases to franchisees on substantially similar terms. Although Gloria Jean's can assume control of the store operations or operate the store as a company-owned store if a franchisee defaults on its sublease obligations, and may subsequently be able to sublease the store to another franchisee, Gloria Jean's remains liable for rental and other payments owed to the primary lessor by the defaulting franchisee. If a significant number of franchisees were to default on their lease obligations and such stores were not subsequently leased to other franchisees of Gloria Jean's or profitably operated as company-owned stores, such liability could have an adverse effect on the financial condition of Gloria Jean's and, after the Merger, on the combined company. As of March 31, 1998, Gloria Jean's remained liable for eight leases as to which franchisee sublessors were in default, and was also paying rent at four locations where no store is currently in operation.

    LITIGATION RISK. Gloria Jean's or its subsidiaries are defendants in a number of legal actions, most of which have been brought by former franchisees of Gloria Jean's. See "Business of Gloria Jean's--Legal Proceedings." Gloria Jean's is entitled to indemnification from Brothers Retail Corp. ("Brothers"), the former owner of the Gloria Jean's business, for any liability, including defense costs, arising out of claims pending at the time the Gloria Jean's business was acquired by Second Cup or relating to events predating the acquisition, provided that such liability exceeds $5,000 per occurrence. The indemnification under the acquisition agreement with Brothers is capped at $30,000,000. Pursuant to the indemnification obligation of Brothers, approximately $980,000 is being held in escrow pending determination of outstanding claims. Currently, Gloria Jean's has one lawsuit and two arbitrations pending. Gloria Jean's anticipates that it will be liable only for its legal costs, currently estimated to be less than $15,000, for one of the suits in arbitration. Gloria Jean's is not currently able to estimate the aggregate amounts sought in the lawsuit and the other arbitration, as the amounts have not been specified in the respective pleadings. However, Brothers has agreed that Gloria Jean's will be indemnified in the event of an adverse judgment or settlement in the lawsuit. Gloria Jean's will pay for its legal costs relating to both the lawsuit and arbitration, regardless of the outcome. Since the beginning of fiscal 1997, Gloria Jean's has received a favorable decision in one arbitration and settled an additional arbitration and two lawsuits. The aggregate cost of such actions (including legal expenses) was approximately $440,000, but the cost to Gloria Jean's after indemnification by Brothers and other insurance coverage was minimal. In addition, in April 1997 Brothers settled an action launched in 1994 relating to Gloria Jean's in accordance with its obligation under the acquisition agreement. The settlement was primarily funded from amounts held in escrow with the balance from parties other than Gloria Jean's. There can be no assurance, however, that Gloria Jean's will be able to continue to recover from Brothers all losses that may be incurred in connection with pending litigation. In addition, the indemnification obligation of Brothers expired under the acquisition agreement on September 30, 1997, such that Gloria Jean's will not be entitled to indemnification for any new claims asserted subsequent to that date, even if such claims relate to the operations of Gloria Jean's prior to the acquisition by Second Cup. Any such litigation, including currently pending claims (including one pending claim which is not indemnifiable by Brothers) and other threatened claims, could result in significant costs, including defense costs, settlement payments or judgments. To the extent that such amounts are not recovered from Brothers pursuant to the indemnity, such payments could have a material adverse effect on the operating results and financial condition of Gloria Jean's and, after the Merger, on the combined company. See "Business of Gloria Jean's--Legal Proceedings."

    SEASONALITY. The business of Gloria Jean's is highly seasonal, with approximately 58% percent of the company's revenues historically being generated in its second and third fiscal quarters, and within such periods, approximately 33% percent of its revenues being generated in the eight-week period prior to Christmas. Consequently, Gloria Jean's experiences, and after the Merger the combined company will experience, significant fluctuations in quarterly results.

RISKS OF THE MERGER

    CONTROL BY SECOND CUP. Following completion of this offering, Second Cup will beneficially own approximately 69.5% of the outstanding Coffee People Common Shares. As a result, Second Cup will control the election of directors and the appointment of officers of Coffee People and will have the ability to approve important corporate matters, such as amendments to the Articles of Incorporation and Bylaws, mergers, business acquisitions, dispositions and share issuances, without the approval of the other Coffee People Shareholders.

    DILUTION. Approval of the Issuance and consummation of the Merger will result in dilution of the aggregate ownership interest of Coffee People's existing shareholders to 30.5% of the outstanding Coffee People Common Shares after the Issuance. The Issuance will result in the number of outstanding Coffee People Common Shares increasing from 3,270,593 shares (as of the date of this Proxy Statement/ Prospectus) to approximately 10,723,256 shares (not taking into account any Coffee People Common Shares issued subsequent to the date of this Proxy Statement/Prospectus but prior to the Closing).

    TRANSACTION EXPENSES; INTEGRATION OF OPERATIONS. Coffee People and Gloria Jean's estimate they will incur transaction costs associated with the Merger of approximately $1,900,000, of which $1,250,000 is expected to be incurred directly by Coffee People, and that the combined company will incur additional charges, which are not currently reasonably estimable, to reflect costs associated with integrating each company's respective business operations. The combination of the businesses of Gloria Jean's and Coffee People will require the dedication of management resources, which may distract the attention of management from the day-to-day operation of both companies. Any significant disruption of the business of Coffee People and Gloria Jean's or additional material charges for costs associated with the Merger could have a material adverse effect on the combined company's financial condition and results of operations.

Although management of both Coffee People and Gloria Jean's believe that their respective operations are complementary and that integration of the companies will be accomplished expeditiously and without substantial difficulty, there can be no assurance that future results of the combined company will improve as a result of the Merger.

    Following the Merger, management of the combined company will be operating a company with an increased number of products, customers, contracts, stores and employees over a broader geographic area. While Coffee People believes management of the combined company will be strong, there can be no assurance that management will be able to successfully operate such an organization or that the combined company will be operated profitably. Senior management of the combined company will be required to continue to attract and retain qualified employees after the organizational changes anticipated by the Merger, including the relocation of most corporate functions of Coffee People to the Gloria Jean's corporate headquarters in Castroville, California. An inability to successfully manage the integration and operations of the combined company or the loss of services of important management personnel due to relocation or otherwise could have a material adverse effect on the operating results and financial condition of the combined company after the Merger.

    SHARES ELIGIBLE FOR FUTURE SALE. All of the Coffee People Common Shares issued in the Merger will be freely tradable immediately following the Merger, subject to compliance with Rule 145 under the Securities Act. The sale of such Coffee People Common Shares may cause substantial fluctuations in the price of Coffee People Common Shares. The Coffee People Common Shares to be issued to Second Cup will not be registered for resale. Accordingly, Second Cup will be subject to the resale limitations established by Rule 145 under the Securities Act. See "The Merger--Resale of Coffee People Common Shares Issued in the Merger."

    BANK LOAN DEFAULT. As of the date of this Proxy Statement/Prospectus, Coffee People's primary bank and commercial lender (the "Bank") has not consented to the Merger. The Bank has taken the position that consummation of the Merger without the Bank's consent will constitute a potential default under Coffee People's bank loan agreements. If such a default occurs, the Bank will be entitled to pursue legal remedies, including demanding immediate repayment of all outstanding loan amounts. As of December 31, 1997, the outstanding balance of all loans from the Bank was $5,346,000. The Bank holds a security interest in substantially all of Coffee People's assets to secure the amounts due under the loan agreement. Coffee People intends to seek a replacement bank facility if the Bank does not consent in a timely fashion to the Merger. While Coffee People believes that replacement bank financing would be obtainable based on the borrowing capacity of the combined company, there can be no assurance that such replacement financing can be obtained on commercially reasonable terms, or at all.

    FAILURE OF CLOSING CONDITION. The obligations of both Second Cup and Coffee People to complete the Merger are subject to a number of conditions being satisfied or waived. The conditions to Second Cup's obligation to complete the Merger include, among others, that all necessary government approvals to the Merger be obtained; that there be no material adverse change in the value of assets or financial condition of Coffee People prior to the closing; that the Coffee People Common Shares to be issued pursuant to the Merger be approved for listing on the Nasdaq Stock Market; that Coffee People obtain all consents of third parties required to consummate the Merger, including the consents of certain of Coffee People's store landlords; and that either the Bank consent to the Merger or alternative financing substantially similar to the lending terms extended by the Bank be obtained. Certain of the conditions to Second Cup's obligation to complete the Merger, including the consents required from certain of Coffee People's store landlords, are not within the exclusive control of Coffee People. The failure of any condition will permit Second Cup to refuse to consummate the transaction.

    The failure to consummate the transaction after incurring substantial transaction-related expenses would have a material adverse effect on Coffee People's results of operation and financial condition. In addition, the failure of certain conditions, including the failure to obtain the approval of the Coffee People

Shareholders of the Issuance, or the failure to obtain the Bank's consent or alternative financing, would obligate Coffee People to pay Second Cup a transaction termination fee of $500,000 and to reimburse Second Cup for its transaction expenses, up to a total of $1,000,000 (including the termination fee). Failure to consummate the Merger due to a material adverse change in the value of assets or financial condition of Coffee People would require Coffee People to reimburse Second Cup its transaction expenses (but would not result in payment of the $500,000 termination fee). The failure to consummate the Merger in the event of a failure of a condition, coupled with the payment of a termination fee or reimbursement of Second Cup's expenses, would have an adverse effect on the results of operations and financial condition of Coffee People.

    POSSIBLE CONFLICTS OF INTEREST. Although the terms of the Merger were negotiated at arms' length, certain relationships between Gloria Jean's and certain executive officers of Coffee People could result in conflicts of interest. Two officers of Coffee People, Taylor H. Devine and Kenneth B. Ross, have entered into employment agreements to become effective at the Effective Time. Pursuant to his agreement, Mr. Devine will act as President and Chief Operating Officer of the Coffee People division of the combined company and, during a transition period, of the Coffee Plantation stores. Mr. Devine will receive a base salary of $150,000 per year, a $25,000 bonus payable for the successful consummation of the Merger six months following the Closing, and additional bonuses of $18,750 payable both six months and twelve months after the Closing. Pursuant to his agreement, Mr. Ross will act as Vice President, Finance and Secretary of Coffee People and will receive a base salary of $115,000 per year, a $7,500 salary adjustment payable both six months and twelve months following the Closing, a $25,000 success fee payable six months after the Closing, and additional bonuses of $16,250 payable six months and twelve months after the Closing. The bonuses will be forfeited in the event Mr. Devine or Mr. Ross, as the case may be, voluntarily resigns and is no longer employed by Coffee People on the date scheduled for payment of the bonus. The agreements with Mr. Devine and Mr. Ross also provide for severance payments upon termination by the company. The agreements further provide that the employee is required to give 90 days written notice of resignation and upon his voluntary resignation, he will receive wages paid through the last day of employment only. Finally, Mr. Devine agrees not to engage in any business in competition with Coffee People in the United States for three years following his employment. See "The Merger--Interests of Certain Persons in the Merger."

COMBINED COMPANY RISKS

    GROWTH STRATEGY RISKS. Following the Merger, Coffee People intends to pursue a strategy of continued growth through the opening of new stores in its core markets and through the selected acquisition of other regional specialty coffee companies or stores. To this end, Gloria Jean's has been engaged in acquisition and merger discussions with other specialty coffee companies and expects to have ongoing discussions with prospective acquisition and merger candidates prior to the Closing Date with a view to advancing the consolidation strategy in the period immediately following the Closing Date. As of the date of this Proxy Statement/Prospectus, none of such discussions have resulted in a letter of intent or definitive agreement. There can be no assurance that following the Merger, the combined company will be able to successfully complete any such acquisition. In addition, after the Merger, Gloria Jean's will continue to expand its operations through franchises in new and existing markets throughout the United States, and in selected countries internationally. Coffee People's ability to open new stores on schedule and on budget depends upon many factors outside of its control, including the availability of suitable sites, negotiation of acceptable lease terms; timely completion of store construction; its ability to attract and train qualified personnel; delays in obtaining required state and local building permits and other approvals; the ability to secure additional financing to support growth, and general economic and business conditions. See "--Availability of Additional Capital As and When Required." In addition, expansion within existing markets by opening new stores in close proximity to existing stores could have the effect of drawing sales away from existing stores. The ability of Gloria Jean's to open new franchised stores depends on several additional factors and uncertainties, including its ability to attract and train qualified franchisees; the financial capabilities of the potential franchisees; and the ability of the franchisees to operate their stores in a manner consistent with the Gloria Jean's concepts and standards.

    Growth through acquisition also presents risks and uncertainties, including the possible issuance of additional Coffee People Common Shares to pay for such acquisitions, which issuances may result in further dilution to the current Coffee People Shareholders; incurrence of additional indebtedness, either through additional bank financing or through the assumption of liabilities of the acquired business; the diversion of management attention to the assimilation of acquired business operations; adverse effects on Coffee People's results of operations due to amortization of acquired intangible assets; and the possibility that acquired businesses will not contribute as expected to Coffee People's cash flows and profitability. Generally, such acquisitions will not be subject to shareholder approval, and if shareholder approval is required, Second Cup, so long as it remains the majority shareholder, will be able to control the outcome of a shareholder vote.

    AVAILABILITY OF ADDITIONAL CAPITAL AS AND WHEN REQUIRED. The growth strategy of the combined company will likely require additional capital to develop or acquire new stores. Capital financing may involve public or private offerings of debt or equity securities, and may include conventional bank debt. Such financings may cause additional dilution to the current Coffee People Shareholders. As part of the Merger Agreement, Second Cup has agreed to make available a revolving loan facility of up to $4,000,000, to be subordinated to Coffee People's existing bank debt, on terms to be negotiated based on prevailing commercial terms for subordinated indebtedness. Coffee People currently has no other commitments for financings and there can be no assurance that any additional capital can be obtained on terms acceptable to Coffee People, or at all. See "Coffee People Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    RECOVERABILITY OF ASSETS. Both Coffee People and Gloria Jean's have recorded significant intangible assets in connection with their acquisitions of retail coffee operations. The pursuit of the combined company's acquisition strategy may result in the acquisition of additional goodwill. Applicable accounting standards require Coffee People to review long-lived assets (such as goodwill and other identifiable intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable. In the event that Coffee People were to determine that the carrying value of such intangible assets is impaired, it would be required to write-down such carrying value, which would result in a non-cash charge to earnings. Any such charge could have a material adverse effect on the combined company's financial position and results.

    COFFEE PRICES AND SUPPLY RISK. The supply and price of green coffee beans is subject to significant volatility. As a result of the Merger, Coffee People will acquire, along with the other operations of Gloria Jean's, a coffee roasting facility in Castroville, California. The Gloria Jean's coffee roasting operation supplies products to Gloria Jean's franchisees on a cost plus basis. Consequently, all increases or decreases in the cost of green coffee beans are passed through to the franchisee. Due to the nature of this pricing formula, Gloria Jean's gross profit on wholesale sales is generally insulated from the risk of volatility of prices of green coffee beans. However, if prices rise to the extent that demand for high-quality coffee decreases, the decrease in volume of purchases by its franchisees could have an adverse effect on the results of operations of Gloria Jean's. Similarly, Coffee People believes that increases in the cost of its purchased coffee can, to a certain extent, be passed through to its customers in the form of higher prices for beans and beverages sold in Coffee People stores. However, the ability of Coffee People or Gloria Jean's to raise retail prices may be limited by competitive pressures, if other major specialty coffee retailers do not raise retail prices in response to increased coffee prices. Coffee People's inability to pass through higher coffee prices in the form of higher retail prices for beans and beverages could have a material adverse effect on Coffee People. Conversely, if coffee prices remain too low, there could be an adverse impact on the level of supply and quality of coffees available from producing countries, which could have a material adverse effect on the combined company.

    Although most coffee trades in the commodities markets, coffee of the quality sought by Gloria Jean's and Coffee People tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase. Supply and price can be affected by many factors such as weather, politics and economics in the producing countries. At various times, organizations such as the International Coffee Organization and other groups such as the Association of Coffee Producing Countries have attempted to reach agreements or take actions that would cause prices to rise. Although such efforts to date have been largely unsuccessful, there can be no assurance that such agreements or actions will not be taken in the future.

    In order to avoid speculation on spot coffee prices, which are subject to price fluctuations, Gloria Jean's typically enters into contracts to lock in the cost of a portion of its future coffee purchases. By locking into costs which permit acceptable margins at the store level, Gloria Jean's and its franchisees can plan for predictable costs and availability for this critical ingredient. As at the date hereof, Gloria Jean's has contracted for approximately 80% of its overall estimated coffee requirements (not including the additional requirements of Coffee People following the Merger) for calendar 1998, at prices favorable to market and current prices. There can be no assurance, however, that these prices will be favorable to market when the coffee is received.

    COMPETITION. The specialty coffee market is intensely competitive and is becoming more so. The specialty coffee industry is currently characterized by a small number of large, well-capitalized companies and a large number of small companies and single-unit operators. The activities of Starbucks Corp., which will be the combined company's most significant competitor, and other large specialty coffee enterprises are increasing the appreciation and awareness of specialty coffee across the country. At the same time, the national press has focused attention on the growth opportunities associated with operating coffee stores and espresso carts. This attention, combined with relative ease of entry into this business, has resulted in a rapid increase in the number of small independent specialty coffee companies and single-unit operators.

    Coffee People and Gloria Jean's compete against virtually all coffee sellers. A number of nationwide coffee manufacturers, such as Kraft General Foods, Proctor & Gamble and Nestle, distribute coffee products in supermarkets and convenience stores, which may serve as substitutes for Coffee People and Gloria Jean's coffees. Other specialty coffee companies, such as Starbucks, Seattle's Best Coffee, Green Mountain Coffee Roasters and Brothers Gourmet Coffees, sell whole bean coffees in supermarkets and variety and discount stores. In the retail area, Coffee People and Gloria Jean's compete for whole bean and beverage sales with national and regional chains, franchise operators and local specialty coffee stores. Several competitors of Gloria Jean's and Coffee People have greater financial and marketing resources, brand name recognition and a larger customer base than Coffee People or Gloria Jean's.

    With respect to both franchising and expansion of company-owned stores, the combined company will face substantial competition in finding suitable store sites. Many coffee and other food-service retailers compete to lease attractive store sites. The inability to secure satisfactory sites on acceptable terms could materially interfere with the expansion plans of the combined company.

    DEPENDENCE ON SINGLE PRODUCT LINE; HEALTH CONCERNS. Approximately three-quarters of the revenue of Coffee People, and two-thirds of the revenue of Gloria Jean's, is derived from the sale of coffee beans and beverages. Any significant health concerns with respect to coffee could result in decreased coffee consumption and have a material adverse effect on the combined company. Furthermore, multi-store food service businesses, such as Coffee People and Gloria Jean's, can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns (including food-borne illness or spilled hot beverage claims), or operating mishaps stemming from one store or a limited number of stores, whether or not the company is responsible for any injury. Claims relating to foreign objects, food-borne illness or operating mishaps are common in the food service industry, and the risk of adverse publicity arising from a real or perceived incident increases as the number of stores operating under the Gloria Jean's and Coffee People names increase.

    GOVERNMENT REGULATION. The food service industry is subject to extensive federal, state and local government regulation relating to the development and operation of food service outlets, including laws and regulations relating to building and seating requirements, the preparation and sale of food, cleanliness, safety in the workplace, accommodations for the disabled and Coffee People's relationship with its employees, such as minimum wage requirements, anti-discrimination laws, overtime and working conditions and citizenship requirements. The failure to obtain or retain necessary food licenses, substantial increases in the minimum wage or substantial increases in payroll taxes to fund mandatory healthcare or employee benefit programs could have a material adverse effect on the results of operations of Coffee People. See "Business of Coffee People--Government Regulation."

    Gloria Jean's franchising operation is subject to federal and state laws and regulations relating to the offer and sale of franchises. Such regulations generally require the preparation of a comprehensive disclosure document complying with regulations promulgated by the Federal Trade Commission and various state regulatory agencies. The franchising rules of certain states also regulate the relationship between Gloria Jean's and its franchisees, including in some cases the circumstances under which franchisees may be terminated, the fees that may be charged to franchisees and the conditions that Gloria Jean's may impose on franchisees' business conduct. Continued compliance with federal and state franchising laws and regulations is costly, and failure to comply may subject Gloria Jean's to civil penalties and liability. In addition, Gloria Jean's is subject to the risk of civil litigation, including class actions, brought by franchisees claiming that the Gloria Jean's disclosure material is or was inaccurate or misleading, or that its conduct is otherwise not in compliance with applicable laws and regulations or the applicable franchise agreements. To the extent that Gloria Jean's continues to pursue franchising opportunities abroad, it also will be subject to foreign laws and regulations regarding franchising, which may be subject to substantial uncertainty. There can be no assurance that existing or future laws and regulations pertaining to the franchising business of Gloria Jean's will not have an adverse effect on the ability of Gloria Jean's to expand its business. See "Business of Gloria Jean's--Government Regulation."

                          COFFEE PEOPLE ANNUAL MEETING

PURPOSE

    The Coffee People Annual Meeting will be held on Tuesday, May 19, 1998, at 9:00 a.m., local time, in the Pine Room at the Greenwood Inn, 10700 S.W. Allen Boulevard, Beaverton, Oregon 97005, or at any postponement or adjournment thereof, to consider and vote on the Issuance, election of the six director nominees, approval of the 1998 Stock Incentive Plan and ratification, contingent upon closing of the Merger, of the appointment of Price Waterhouse LLP as independent accountants.

    THE COFFEE PEOPLE BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE AND UNANIMOUSLY RECOMMENDS THAT THE COFFEE PEOPLE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE AT THE ANNUAL MEETING. SEE "BACKGROUND OF AND REASONS FOR THE MERGER."

    THE COFFEE PEOPLE BOARD ALSO RECOMMENDS THAT THE COFFEE PEOPLE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE SIX DIRECTOR NOMINEES, APPROVAL OF THE 1998 STOCK INCENTIVE PLAN AND FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS. SEE "ELECTION OF COFFEE PEOPLE DIRECTORS," "APPROVAL OF COFFEE PEOPLE 1998 STOCK INCENTIVE PLAN" AND "RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS."

RECORD DATE; VOTING RIGHTS

    Only holders of record of Coffee People Common Shares at the close of business on April 20, 1998, which has been fixed as the Record Date, are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, Coffee People Common Shares were outstanding, each of which entitles the registered holder thereof to one vote.

QUORUM; VOTE REQUIRED

    The presence in person or by proxy of holders representing a majority of the voting power of the Coffee People Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

    Under Rule 4460(i) of the National Association of Securities Dealers, Inc., the Restated Articles of Incorporation of Coffee People (the "Coffee People Articles of Incorporation") and the Coffee People Bylaws, the affirmative vote of holders representing a majority of the Coffee People Common Shares present in person or represented by proxy and entitled to vote at the Coffee People Annual Meeting is required to approve the Issuance. An abstention with respect to approval of the Issuance will be counted for purposes of establishing a quorum, but will have the effect of a vote cast against the Issuance. Brokers who hold Coffee People Common Shares as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such broker nonvotes will be counted for purposes of establishing a quorum, but will not be counted as votes cast on the Issuance.

    Nominees shall be elected to the Board of Directors as of the Effective Date, by a plurality of votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Approval of the 1998 Stock Incentive Plan and ratification of the appointment of independent accountants requires the affirmative vote of holders representing a majority of the Coffee People Common Shares present in person or represented by proxy and entitled to vote at the Coffee People Annual Meeting.

PROXIES; VOTING RIGHTS

    Coffee People Common Shares represented by properly executed proxies received at or prior to the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Coffee People Common Shares represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the Issuance, election of the six director nominees, approval of the 1998 Stock Incentive Plan and ratification of the appointment, contingent upon closing of the Merger, of Price Waterhouse LLP as independent accountants for Coffee People's 1998 fiscal year. Coffee People Shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A Coffee People Shareholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Coffee People a written revocation bearing a later date or by attending and voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not in and of itself revoke a proxy.

    If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

    Coffee People will bear the cost of soliciting proxies from the Coffee People Shareholders, except that Second Cup has agreed to pay all such expenses in the event the Merger Agreement is terminated by Coffee People due to a Material Adverse Change suffered by Gloria Jean's. See "The Merger--Fees and Expenses." In addition to solicitation by mail, directors, officers and employees of Coffee People may solicit proxies by telephone, facsimile or otherwise. Such directors, officers and employees of Coffee People will not receive additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Coffee People Common Shares held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    Upon completion of its underwritten public offering of common stock in September 1996, Coffee People began expanding its specialty coffee retail business outside of its core market in Portland, Oregon. Initially, Coffee People pursued its expansion plan through the development of new coffee stores in Colorado, Illinois and Southern California, as well as in Oregon.

    By February 1997, Coffee People had also begun to seek expansion through acquisitions of already existing and operating coffee houses. On February 12, 1997, representatives of Coffee People met with management of Second Cup in Toronto to begin discussions regarding the possible acquisition by Coffee People of 15 coffee stores operated in Arizona by Second Cup's indirect wholly-owned subsidiary, The Coffee Plantation Inc. ("Coffee Plantation"). On April 21, 1997, Coffee People and Coffee Plantation agreed to the sale of the Coffee Plantation stores in Arizona to Coffee People in a sale of assets transaction. The Coffee Plantation acquisition closed on May 21, 1997.

    On July 30, 1997, the Coffee People Board met and determined to close or sell all seven of its specialty coffee stores located outside of Oregon and Arizona in light of the disappointing financial performance of such stores. The Board discussed the effect of such closures and the financial exposure associated with such closures on Coffee People's financial statements, and concluded that a charge of $5,500,000 was reasonable. The Board then considered Coffee People's alternative strategies going forward. The Board considered several possible operation and expansion strategies, but concluded that further expansion would be limited by Coffee People's diminished financial resources. The Board then considered the option of combining Coffee People with another company in a merger or similar transaction. The Board's strategic decision-making was influenced by its perception that the retail specialty coffee industry was likely to enter into a period of consolidation, resulting in the emergence of a small number of larger companies in leadership positions. Prior to the conclusion of the meeting, the Board resolved to engage Black & Co., an investment banking firm, to evaluate the full range of Coffee People's strategic alternatives for enhancing shareholder value, including strategic acquisitions and the merger or sale of the company. The announcement of these decisions was made in a press release the following day.

    At the beginning of August 1997, Black & Co. prepared a list of fifty-three companies in the specialty food and beverage and hospitality industries and various investment firms. Following discussions between the Company and Black & Co., this list was narrowed to twenty-three parties deemed to be the most likely to pursue a transaction with the Company. Black & Co. then mailed packages of publicly available information about Coffee People's business and financial condition to these twenty-three parties. Eight of these parties did not respond, three indicated they had no further interest in pursuing Coffee People, one was determined to be financially incapable of completing a transaction, ten (including Second Cup) signed confidentiality agreements and requested more detailed information about the Company and one party, in addition to several other unsolicited parties, contacted Black & Co. to inquire about the Company's willingness to consider various transactions such as the sale of certain real estate or particular stores.

    Upon reviewing the additional information contained in the confidential offering memorandum, five of the ten parties who received such information indicated no further interest in Coffee People and five parties remained interested. On August 12, 1997, Black & Co. received a phone call from representatives of Second Cup in which they expressed interest in merging the Gloria Jean's operations with Coffee People. Following a series of discussions, a meeting of representatives of the two companies was arranged for September 16, 1997. Prior to this meeting, on September 4, 1997, management of a privately held specialty coffee company met with representatives of Coffee People and Black & Co. at Coffee People's headquarters in Portland, Oregon. This party did not make a proposal to Coffee People. In addition, another U.S. coffee roaster expressed an interest in merging itself with Coffee People and Gloria Jean's. This proposal, however, did not present an alternative to the Second Cup transaction, and was not actively pursued because of the existing roasting capacity of Gloria Jean's. One of the remaining interested

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
companies, a small specialty coffee retailer, was determined to be financially incapable of completing a transaction. The remaining interested parties, with the exception of Second Cup, proposed alternative transactions such as the sale of certain real estate or stores. Coffee People management and Black & Co. determined that such structures would not be in the best interest of Coffee People shareholders, believing that a transaction involving the entire company would provide more value to the Coffee People Shareholders than a series of piecemeal sales of Coffee People's assets.

    On September 16, 1997, Michael Bregman, Chairman and Chief Executive Officer, and Kathy Welsh, Executive Vice President and Chief Financial Officer, of Second Cup, and a representative of First Marathon Securities Limited, Second Cup's financial advisor ("First Marathon"), met with representatives of Coffee People's management and Black & Co. in Portland, Oregon, to discuss in general terms a merger between Coffee People and Gloria Jean's. Pursuant to these discussions, Coffee People signed a confidentiality agreement with respect to any information it received about Second Cup. Second Cup's initial proposal was for Coffee People to issue a number of shares sufficient to provide Second Cup with a 70% interest in Coffee People in exchange for all the shares of Gloria Jean's. During the week following the meeting, Black & Co. conducted an analysis of the proposal and advised Coffee People as to its findings.

    On September 25 and 26, 1997, Taylor H. Devine and Kenneth B. Ross, Chief Executive Officer and Chief Financial Officer, respectively, of Coffee People, representatives of Black & Co., Mr. Bregman and Ms. Welsh of Second Cup, and a representative of First Marathon continued negotiations by telephone conference relating to the percentage of Coffee People Common Shares to be issued to Second Cup. Based on Black & Co.'s financial analysis, Coffee People countered Second Cup's initial proposal with a proposal for 65% of the Coffee People's Common Shares to be issued to Second Cup with 35% remaining with the current shareholders. The negotiations also addressed other terms of the proposed merger, including properly capitalizing Coffee People after the merger by leaving cash in Gloria Jean's for use by the combined company after the merger and arranging a subordinated loan to be made by Second Cup to Coffee People following the merger.

    On October 1, 1997, Second Cup delivered to Coffee People a letter proposing terms for a combination of Coffee People with Gloria Jean's with 67% of the Coffee People Common Shares to be issued to Second Cup. Following a meeting of the Coffee People Board to evaluate Second Cup's proposal on October 2, 1997, and based on guidelines provided by the Board, representatives of Coffee People continued to negotiate the terms of the proposed merger with Second Cup by telephone conferences on October 2 and 3, 1997. Following these negotiations, the parties, believing that they had agreed generally upon the principal terms of a transaction, began negotiation of a confidentiality and exclusivity agreement, which agreement was later executed on October 17, 1997.

    During the week of October 13, 1997, representatives of Coffee People, including legal and accounting advisors, traveled to Gloria Jean's corporate headquarters in Castroville, California to conduct an initial due diligence investigation, and representatives of Second Cup traveled to Portland for the same purpose. On October 16, 1997, the Coffee People Board met to consider Second Cup's revised proposal, as modified by further negotiations between the representatives of Second Cup and Coffee People, and to review the results of the due diligence investigation of Gloria Jean's. The Board considered information provided by Black & Co. concerning the level of interest from other potential acquirors and investors. The Coffee People Board considered that, although it had received indications of interest from other potential acquirors, including a tentative offer to purchase part of Coffee People's assets, the negotiations with Second Cup had reached a stage where Second Cup required a commitment by Coffee People to the exclusion of other offers. The Board weighed the disadvantages of exclusivity with the potential advantages of a combination with Second Cup, including the strength of Second Cup's operational skills and management in Canada and the economic synergies to be gained in combining Coffee People's stores with the Gloria Jean's coffee bean roasting capacity and large franchising operation. Based on the Board's conclusion that a combination with Second Cup was the best alternative from a financial point of view among the proposals received by Black & Co., the Coffee People Board then authorized Coffee People to enter into an agreement with Second Cup providing for a period of exclusive, confidential negotiations.

    During this period of exclusivity, Black & Co. evaluated two additional indications of interest. On October 17, 1997, Black & Co. received a phone call from a potential financial buyer indicating preliminary interest in submitting a cash offer for Coffee People. No written or other form of proposal was received by Black & Co. or Coffee People and no further discussions ensued. On October 20, 1997, the Coffee People Board and Black & Co. received a preliminary expression of interest from a privately held specialty coffee retailer proposing a transaction structure substantially similar to the transaction proposed by Second Cup. Black & Co. and management of Coffee People discussed the preliminary expression of interest and concluded that continued negotiation of Second Cup's proposal was in the best interest of Coffee People shareholders due to the preliminary and non-specific nature of the alternative proposal, and because it was believed that Second Cup was a substantially stronger merger candidate, having greater financial and operational strengths.

    The Coffee People Board then directed management to proceed toward negotiation of a definitive combination agreement, consistent with the terms of Second Cup's October 1 proposal, as modified by subsequent negotiations. The modifications to the proposal were reflected in a letter from legal counsel for Coffee People addressed to legal counsel for Second Cup, dated October 16, 1997. In addition to the issuance of 67% of the Coffee People Common Shares, the modified proposal contemplated that Second Cup would cause Gloria Jean's and its subsidiaries to have cash balances of at least $2,000,000 as of the date of the transaction, and that at or following the closing, Second Cup would make available to Coffee People a loan facility of up to $4,000,000, to be subordinated to Coffee People's existing bank debt.

    On October 21 to 23, 1997, representatives of Second Cup traveled to Portland, Oregon to conduct a further due diligence investigation of Coffee People and to continue negotiation of the terms of the merger. On October 23, 1997, Mr. Bregman, Ms. Welsh, Alton McEwen, the President of Gloria Jean's, Mr. Devine, Mr. Ross, and legal representatives and financial advisors of Second Cup and Coffee People met to discuss the proposed terms of the merger. At that meeting, Second Cup's representatives informed Coffee People that based on its due diligence and further evaluation of Coffee People's financial information, Second Cup was not prepared to enter into an agreement based on the modified proposal. Specifically, based on projected financial results of both companies, Second Cup's representatives were no longer agreeable to combining Gloria Jean's with Coffee People in exchange for shares comprising only 67 percent of Coffee People's post-transaction outstanding stock. Following extensive discussion and negotiations, the representatives of both companies agreed in principle on the terms of the Merger as presented in this Proxy Statement/Prospectus.

    On October 24, 1997, Coffee People management and a representative of Black & Co. met with the Coffee People Board to discuss the revised terms. After considerable discussion, the Board authorized management to continue to proceed toward negotiation of a definitive agreement. Between October 24 and November 11, 1997, the parties negotiated the terms of the definitive agreement, and Coffee People management reported to the Coffee People Board on numerous occasions with respect to the status of such negotiations.

    On November 11, 1997, the Coffee People Board met with management and its legal and investment banking advisors to consider the final draft of the Acquisition Agreement between Second Cup and Coffee People. Black & Co. provided an oral report as to the fairness of the transaction. Following the discussion and its continuation by conference call on November 12, the Coffee People Board unanimously approved the Acquisition Agreement, and the parties executed the Acquisition Agreement on November 13, 1997.

    On February 19, 1998, Coffee People and Second Cup entered into the Merger Agreement which amended and restated the Acquisition Agreement in its entirety. The Merger Agreement was effected to amend the Acquisition Agreement for tax purposes, as contemplated by the Acquisition Agreement, restructuring the transaction to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

REASONS FOR THE MERGER

    JOINT REASONS FOR THE MERGER

    The Coffee People Board and the Board of Directors of Second Cup (the "Second Cup Board") considered that the combined company would be better positioned to create meaningful long-term shareholder value than either Coffee People or Gloria Jean's would on its own. The Coffee People Board and the Second Cup Board believe that the following potential mutual benefits of the Merger will contribute to the success of the combined company:

    - CREATE A PLATFORM FOR ADDITIONAL GROWTH. The established brands of Gloria Jean's, Coffee People and Coffee Plantation in their respective markets will combine to create an attractive platform from which to participate in what the companies' management believe to be a trend toward consolidation in the specialty coffee industry.

    - ACHIEVE CRITICAL MASS. The combined company will rank as the second largest specialty coffee retailer in the United States, enabling it to act as a major competitor in multiple geographic markets and product distribution channels, to obtain access to greater financial resources and to be a strong contender in what management of both companies believe is a trend toward industry consolidation.

    - ORGANIZATIONAL EFFICIENCIES. The combined company believes it will be able to centralize certain management functions in its Castroville, California corporate offices, including executive management, finance and accounting departments, sourcing and procurement of coffee supplies, marketing, human resources, and real estate, leading to efficiencies of scale and relatively lower overhead costs compared to the separate companies' current operations.

    - INCREASED COFFEE PROCUREMENT OPPORTUNITIES. Management believes that the greater purchasing power and resources of the combined company will enable it to secure coffees on an exclusive basis and to meet increasing competitive challenges from other purchasers of coffee and coffee products.

    In addition to the reasons discussed above, the Coffee People Board and the Second Cup Board also considered independent reasons for approving the Issuance, which are summarized below.

    COFFEE PEOPLE'S REASONS FOR THE MERGER

    The Coffee People Board believes that the following are additional reasons for the Coffee People Shareholders to vote "FOR" approval of the Issuance:

    - GREATER FINANCIAL RESOURCES AND CONTRIBUTION TO FINANCIAL
      PERFORMANCE. Coffee People believes that the combined company will have the financial resources and commitment to enable Coffee People to continue to grow within its core markets while being able to pursue opportunities to acquire regional coffee retailers. In addition, Coffee People believes that the Gloria Jean's franchise-centered business will contribute positive cash flow to the combined company without requiring significant capital expenditures.

    - MANAGEMENT EXPERTISE AND DEPTH. Coffee People will have access to resources, including the retail, marketing and development expertise of Gloria Jean's in diverse market regions, as well as the depth of organizational resources of Second Cup, to help manage the combined company's continued growth.

    - DISTRIBUTION SYSTEM. As a result of the Merger, Coffee People expects to be able to take advantage of Gloria Jean's distribution systems and expertise in running a geographically diverse retail coffee operation.

    - VERTICAL INTEGRATION. Coffee People anticipates benefits from direct access to the Gloria Jean's coffee roasting facility in Castroville, California.

    In the course of its deliberations, the Coffee People Board considered and discussed a number of other factors, including the following: (i) information concerning the respective businesses, prospects, financial performance, financial condition and results of operations of Coffee People and Gloria Jean's; (ii) the market price of the Coffee People Common Shares in the recent past; (iii) an analysis of the respective contributions to revenues, operating profits and net profits of the two companies; (iv) a financial presentation by Black & Co., including the Black & Co. Opinion described under "--Opinion of Coffee People's Financial Advisor"; (v) reports from management and Coffee People's accountants and legal advisors on the results of Coffee People's due diligence investigation of Gloria Jean's; (vi) the terms of the Merger Agreement; and (vii) the execution of new employment agreements with certain key employees to be effective at the Effective Time.

    The Coffee People Board also considered the following actual or potential material disadvantages of the Merger to Coffee People and the Coffee People
Shareholders: (i) that the Issuance would vest control of Coffee People in Second Cup; (ii) the dilution of Coffee People's current shareholders that will result from the Issuance; (iii) the risk that, despite the efforts of the combined company, the services of key persons might not be retained; (iv) the risk that Coffee People could lose customers as a result of the business combination and change in management; (v) the risk that, under the structure of the Merger, Coffee People may not be able to meet the listing standards for the Nasdaq National Market System (considering, however, that Coffee People alone would be unable without the Merger to meet the continued listing standards absent some additional financing action); (vi) the charges expected to be incurred in connection with the Merger, primarily during the quarter in which the Merger is completed, including transaction costs, estimated to be approximately $1.9 million, (including Gloria Jean's costs) and additional charges to operations that currently are not reasonably estimable (see "Pro Forma Condensed Financial Statements"); (vii) the risks associated with the Gloria Jean's income stream, including the seasonal nature of its business and the risk that its projections of income would not be realized; (viii) the impact on Coffee People's financial position if the Merger were not consummated; and
(ix) the risk that other benefits sought to be obtained by the Merger might not be obtained. In addition, in considering the desirability of the Merger, the Coffee People Board also took into account the factors referred to under "Risk Factors," including, without limitation, the dependence of Gloria Jean's on its franchisees and mall-based stores, the risks associated with the growth strategy of the combined company, the risks associated with the integration of operations of Gloria Jean's and Coffee People, and potential liabilities arising from pending and threatened litigation.

    In view of the wide variety of both positive and negative factors that it considered, the Coffee People Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all the factors set forth above, the Coffee People Board determined that the Merger is in the best interests of Coffee People and the Coffee People Shareholders. ACCORDINGLY, THE COFFEE PEOPLE BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE AND RECOMMENDS THAT THE COFFEE PEOPLE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE.

    SECOND CUP'S REASONS FOR THE MERGER

    Second Cup's stated strategy in the United States is to create meaningful shareholder value through growth in the specialty coffee sector. To this end, the following are the primary reasons that Second Cup has determined to enter into the Merger Agreement:

    - GROWTH OF SPECIALTY COFFEE BUSINESS. The acquisition of a majority interest in Coffee People is consistent with Second Cup's growth strategy. Second Cup believes this growth will be obtained both internally and through the selective acquisition of regional specialty coffee retailers possessing a strong quality orientation. The combined company will be independently financed and publicly traded thereby creating an attractive base for further consolidation opportunities within the United States specialty coffee sector.

    - STRENGTH OF COFFEE PEOPLE PRODUCT/BRAND AND STORE OPERATIONS. As a result of the Merger, Second Cup will strengthen its portfolio with Coffee People's diverse array of coffee products, high quality retail operations and strong regional brand name recognition in two markets which currently have capacity for further expansion.

    - SUPPLY OPPORTUNITY. Following the Merger, Gloria Jean's coffee roasting facility located in Castroville, California will have an additional stable source of demand for its roasted coffee as well as a modest reduction in seasonality of demand as compared to the existing Gloria Jean's business.

    The Second Cup Board considered and discussed a number of other factors, including the following: (i) the terms of the Merger Agreement, including the percentage ownership of Coffee People by Second Cup following the Merger; (ii) information concerning the respective businesses, prospects, financial performance, financial condition and results of operations of Gloria Jean's and Coffee People; (iii) reports from management and legal advisors on the results of its due diligence investigation of Coffee People; (iv) the requirements of a tax-free merger; and (v) the circumstances under which the Merger Agreement could be terminated and the termination fee paid to Second Cup under certain circumstances.

    The Second Cup Board also considered the following actual or potential material disadvantages of the Merger to Second Cup: (i) the losses incurred by Coffee People in the nine-month period ended September 30, 1997; (ii) the price volatility of the Coffee People Common Shares; (iii) the potential disruption of the business of Gloria Jean's that might result following announcement of the Merger; (iv) the risk that benefits sought to be obtained by the Merger might not be obtained; and (v) other risks described under "Risk Factors."

    In view of the wide variety of both positive and negative factors that it considered, the Second Cup Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all the factors set forth above, the Second Cup Board determined that the Merger is in the best interests of Second Cup and Gloria Jean's.

OPINION OF COFFEE PEOPLE'S FINANCIAL ADVISOR

    Coffee People retained Black & Co. to act as financial advisor to Coffee People in connection with Coffee People's consideration of various strategic alternatives for enhancing shareholder value, including strategic acquisitions and the merger or sale of Coffee People. Pursuant to this engagement, Black & Co. was asked to render an opinion to the Coffee People Board as to whether the aggregate consideration to be paid by Coffee People pursuant to the Acquisition Agreement was fair to the shareholders of Coffee People from a financial point of view. Black & Co. was not requested to, and did not, make any recommendation to the Coffee People Board as to the percentage of shares of Coffee People to be issued to and received by Second Cup pursuant to the Acquisition Agreement, which percentage was determined through arm's length negotiations between Coffee People and Second Cup.

    On November 11, 1997, Black & Co. delivered an oral opinion to the Coffee People Board that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the consideration to be paid by Coffee People pursuant to the Acquisition Agreement is fair to the shareholders of Coffee People from a financial point of view. The oral opinion was followed by a written opinion confirming Black & Co's conclusions dated January 30, 1998. Black & Co.'s opinion is addressed to the Board of Directors of Coffee People, is directed only to the financial terms of the Acquisition Agreement and does not constitute a recommendation to any shareholder of Coffee People as to how such shareholder should vote at the Annual Meeting.

    The complete text of the January 30, 1998 opinion (the "Black & Co. Opinion"), which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Black & Co., is attached to this Proxy Statement/Prospectus as Annex III, and the summary of the Black & Co. Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Black & Co. Opinion. Coffee People shareholders are urged to read the Black & Co. Opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Black & Co.

    In arriving at its opinion, Black & Co., among other things, (i) reviewed the Acquisition Agreement between Coffee People and Second Cup; (ii) reviewed certain other documents relating to the Acquisition Agreement, including drafts of the Coffee People Proxy Statement/Prospectus; (iii) reviewed relevant recent publicly available information concerning Coffee People and Second Cup; (iv) held discussions with members of senior management of Coffee People and Second Cup concerning the business prospects of Coffee People and Gloria Jean's, including such managements' views as to the organization of and strategies with respect to the merger of Coffee People and Gloria Jean's; (v) reviewed certain operating and financial reports prepared by the managements of Coffee People and Gloria Jean's; (vi) reviewed certain other relevant information made available to Black & Co. from the internal records of Coffee People and Gloria Jean's;
(vii) reviewed the recent reported prices and trading activity for the common stock of certain other companies engaged in businesses Black & Co. considered comparable to those of Coffee People and compared certain publicly available financial data for those comparable companies to similar data for Coffee People;
(viii) reviewed the financial terms of certain other merger and acquisition transactions that Black & Co. deemed generally relevant; and (ix) performed and considered such other studies, analyses, inquiries and investigations as Black & Co. deemed appropriate. Black & Co. was not, to the best of its knowledge, denied access by Coffee People, Gloria Jean's or Second Cup to any requested information.

    Black & Co. assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of its opinion. With respect to the financial information of Coffee People and Gloria Jean's, Black & Co. assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of such companies, at the time of preparation, of the operating and financial performance of Coffee People and Gloria Jean's. Black & Co. also assumed that there were no material changes in Coffee People's or Gloria Jean's assets, financial condition, results of operations, business or prospects since the date of their last financial statements made available to Black & Co. and that all material liabilities (contingent or other, known or unknown) of Coffee People and Gloria Jean's are as set forth in their respective financial statements. Black & Co. did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Coffee People, Gloria Jean's or Second Cup. The Black & Co. Opinion states that it was based on economic, financial, market and other conditions existing as of the date of such opinion. Furthermore, Black & Co. expresses no opinion as to what the value of Coffee People Common Shares will be when issued pursuant to the Acquisition or the prices at which Coffee People Common Shares will actually trade at any time.

    Based upon this information, Black & Co. performed a variety of financial analyses of the Merger. The following paragraphs summarize the significant financial analyses performed by Black & Co. in arriving at its opinion delivered to the Coffee People Board.

    CONTRIBUTION ANALYSIS. Black & Co. reviewed the pro forma contribution of Coffee People and Gloria Jean's as of and for the twelve months ended September 30, 1997 and for the three months ended September 30, 1997. Black & Co. reviewed, among other things, pro forma contributions to net revenues, actual and adjusted earnings before interest expense, taxes, depreciation and amortization ("EBITDA"), and net tangible assets. Based on this analysis, for the twelve months ended September 30, 1997, Coffee People contributed 34.1% of pro forma combined net revenues and 33% pro forma combined net tangible assets. For the three months ended September 30, 1997, Coffee People contributed 41.6% of pro forma

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
combined net revenues and 16% of pro forma combined EBITDA. During both periods Coffee People reported actual operating and net losses while Gloria Jean's operations were profitable.

    COMPARABLE COMPANY ANALYSIS. Black & Co. compared selected historical and projected operating and stock market data and operating and financial ratios for Coffee People, on an individual and a pro forma combined basis, to the corresponding data and ratios of certain publicly traded specialty coffee companies which it deemed generally comparable to Coffee People. Such data and ratios included total market capitalization to historical and projected revenue, price per share to historical and projected revenue, price per share to historical and projected earnings per share and market value to historical book value. Companies deemed to be generally comparable to Coffee People included Starbucks Corp., Diedrich's Coffee, Inc. and New World Coffee & Bagels, Inc.

    For the comparable companies, the multiples of total market capitalization to last twelve months ("LTM") revenues ranged from 1.44 to 3.47 with a mean of
2.19 and a median of 1.66; the LTM price-earnings multiples were negative for Diedrich's Coffee and New World Coffee & Bagels and was 53.7 for Starbucks; and the multiples of market value to historical book value ranged from 1.8 to 5.6 with a mean of 4.0 and a median of 4.73. These ratios compared with the following ratios for Coffee People, calculated on the $2.75 per share closing price of Coffee People Common Shares on December 31, 1997: total market capitalization to LTM revenues of 0.51 and a total market capitalization to historical book value multiple of 1.1. A price-earnings ratio comparison was not deemed meaningful since Coffee People reported a net loss for the trailing twelve month period.

    COMPARABLE TRANSACTION ANALYSIS. Black & Co. also analyzed publicly available financial information for seventeen selected mergers and acquisitions with aggregate transaction values up to $500 million (the "Comparable Size Transactions") of companies in the specialty retail, beverage and food industries. Black & Co. noted that the Comparable Size Transactions provided insight into general market conditions but was not insightful with respect to Coffee People's specialty coffee marketplace, and that analysis of the comparable specialty retail, beverage and food industries transactions was made difficult due to the lack of detailed publicly available information. Accordingly, Black & Co. placed relatively less emphasis on this analysis.

    No company or transaction used in any comparable analysis as a comparison is identical to Coffee People or Gloria Jean's. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and transactions to which they are being compared.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Black & Co. believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Black & Co. made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Coffee People or Gloria Jean's. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold.

    Black & Co., is an independent securities brokerage and investment banking firm based in Portland, Oregon. As part of its investment banking services, Black & Co. regularly is in the business of advising managements and boards of directors of corporations regarding their issuance of securities both in the private and public equity and debt markets, merger and acquisition transactions and related corporate finance activities. Black & Co. acted as the managing underwriter in connection with the initial public offering of Coffee People in September 1996. As of January 6, 1998, approximately 217,250 Coffee People Common Shares were held in accounts over which Black & Co. has investment discretion and 126,992 Coffee People Common Shares were owned by Black & Co. Black & Co. has agreed, pursuant to voting agreements with Second Cup, to vote the Coffee People Common Shares owned by Black & Co. as well as the Coffee People Common Shares in its managed accounts in favor of the Issuance and related matters. Pursuant to the terms of an engagement letter dated August 7, 1997, as amended by letter agreements dated December 19, 1997 and April 13, 1998, Coffee People has agreed to pay Black & Co. for its services in connection with the transaction with Second Cup a fee of $500,000, contingent upon closing of the transaction; for its fairness opinion, Coffee People will pay Black & Co. an additional fee of $200,000. Coffee People has also agreed to reimburse Black & Co. for reasonable out-of-pocket expenses and to indemnify Black & Co. against certain liabilities relating to or arising out of services performed by Black & Co. as financial advisor to Coffee People.

                                   THE MERGER

    THE DESCRIPTION OF THE MERGER AGREEMENT AND THE VOTING AGREEMENTS SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX I, AND TO THE VOTING AGREEMENTS, FORMS OF WHICH ARE ATTACHED HERETO AS ANNEX II. ALL REFERENCES TO "SECOND CUP" IN THIS SECTION REFER TO THE SECOND CUP INC., A DELAWARE CORPORATION, AND ANY SUCCESSOR CORPORATION.

TERMS OF THE MERGER AGREEMENT

    GENERAL. At the Effective Time, Merger Sub will merge with and into Gloria Jean's, and Gloria Jean's will become a wholly-owned subsidiary of Coffee People. Pursuant to the Merger, Coffee People will issue the number of Coffee People Common Shares which will represent 69.5% of the issued and outstanding Coffee People Common Shares at the Closing Date after giving effect to the Issuance, rounded down to the nearest whole share (the "Purchase Price"). For example, if the number of issued and outstanding shares of Coffee People immediately prior to the Closing is 3,270,593 then the Purchase Price will be equal to 7,452,663 shares of Common Stock. Accordingly, the total number of Coffee People Common Shares issued and outstanding immediately following the Closing would be 10,723,256. Under the Merger Agreement, the Purchase Price was subject to adjustment, based on the relative financial performance by Coffee People and Gloria Jean's during the six-month period ending December 1997, as measured against targeted earnings before interest income or expense, income taxes, depreciation and amortization ("EBITDA"). Coffee People and Gloria Jean's have mutually determined that, based upon such relative performances, no purchase price adjustment is called for under the Merger Agreement.

    In addition, Second Cup has agreed to ensure that Gloria Jean's and its subsidiaries have at least $2,500,000 aggregate in cash (the Cash Amount) in their bank accounts on the Closing Date, after payment of expenses in connection with the Merger Agreement and the Merger, and that neither Gloria Jean's nor any of its subsidiaries have any interest-bearing indebtedness for borrowed money or any indebtedness to an affiliate on the Closing Date. Second Cup has also agreed to make available to Coffee People on the Closing Date a revolving loan facility of up to $4,000,000 with a maximum term of five years (the "Loan"). See "The Merger--Certain Covenants of Second Cup." In the event Coffee People's current assets less current liabilities, long term debt and capital leases (the "Cash Adjustment Base") is less than $(5,300,000), the Cash Amount will be decreased on a dollar for dollar basis by the amount which the Cash Adjustment Base is less than $(5,300,000), and the Loan will be increased on a dollar for dollar basis to the same extent. As of March 31, 1998, the Cash Adjustment Base was approximately $(4,830,000); therefore, as of such date, no adjustment to the Cash Amount would have been made.

    Coffee People has agreed that the current President of Gloria Jean's, Alton McEwen, or another person designated by Second Cup in its discretion, will be appointed Chief Executive Officer of Coffee

People effective as of the Closing. In addition, Coffee People has agreed to take all actions necessary to cause to be elected to the Coffee People Board, effective the Effective Time, up to three nominees of the current Coffee People Board and up to six nominees of Second Cup. For purposes of the Annual Meeting, Coffee People and Second Cup have elected to nominate two and four nominees, respectively. See "Election of Coffee People Directors."

CLOSING; EFFECTIVE TIME OF THE MERGER

    The Closing shall be seven business days following the Annual Meeting, or any other date as may be agreed by Coffee People and Second Cup, but in no event later than April 15, 1998, as extended by the parties to May 31, 1998, or such later date as may be agreed to by the parties. It is intended that the Closing will occur as soon after the Annual Meeting as possible. The Merger shall become effective at the time at which the Merger Documents are accepted for filing by the appropriate governmental authorities, or such later date and time as may be specified in the Merger Documents. See "--Conditions; Waivers."

EXCHANGE OF CERTIFICATES

    At the Closing, Second Cup will deliver all shares of Gloria Jean's Common Stock to Coffee People and take all steps necessary to cause Gloria Jean's to enter Coffee People on its books as the sole shareholder of Gloria Jean's. Also at the Closing, Coffee People will deliver to Second Cup certificates for Coffee People Common Shares registered in the name of Second Cup or its successor, representing the Purchase Price.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Second Cup and Coffee People. Second Cup represents and warrants as to (i) the corporate organization, valid existence, good standing and corporate power of Gloria Jean's, (ii) Gloria Jean's interest in, and other information concerning, its subsidiaries, partnerships, joint ventures or other entities, (iii) Gloria Jean's capitalization, (iv) Second Cup's corporate power, authority and capacity to execute the Merger Agreement and related documents, and due authorization, execution and enforceability of the Merger Agreement, (v) noncontravention of any laws, regulations and orders, charter or bylaw provisions, licenses or other agreements or instruments of Second Cup or Gloria Jean's by reason of the Merger Agreement or the Merger, and (vi) the absence of approvals required for execution of the Merger Agreement or consummation of the Merger. Second Cup also represents and warrants, to the best of its knowledge, as to (vii) the accuracy and compliance with GAAP of Gloria Jean's financial statements, (viii) the absence of undisclosed liabilities and, since June 28, 1997, of material adverse changes of Gloria Jean's and its subsidiaries, taken as a whole, (ix) the absence of changes in the conduct of business in the ordinary and usual course of Gloria Jean's and its subsidiaries since June 28, 1997, (x) payment of taxes,
(xi) litigation in progress, pending or threatened, (xii) compliance with laws, including franchise laws, (xiii) the absence of non-arms'-length relationships with, conflicts with or terminations by, customers, suppliers, franchisees and brokers of Gloria Jean's and its subsidiaries, (xiii) title to and condition of property leased by Gloria Jean's and its subsidiaries, (xiv) environmental matters, (xv) certain contracts of Gloria Jean's and subsidiaries, (xvi) certain labor and employment matters of Gloria Jean's and its subsidiaries, (xvii) brokers and finders employed by Second Cup, (xviii) ownership of and rights to use intellectual property of Gloria Jean's and its subsidiaries, (xix) the adequacy of Gloria Jean's and its subsidiaries' licenses, permits and other authorizations, (xx) the absence of any agreements restricting Gloria Jean's or any subsidiary's freedom to compete, and (xxi) certain transactions with affiliates of Second Cup, Gloria Jean's or its subsidiaries.

    The Merger Agreement also includes representations and warranties by Coffee People as to (i) its corporate organization, valid existence and corporate power, (ii) its interest in, and other information concerning, any subsidiaries, partnerships, joint ventures or other entities, (iii) Coffee People's capitalization, (iv) Coffee People's corporate power, authority and capacity to execute the Merger Agreement and related documents, and due authorization, execution and enforceability of the Merger Agreement, (v) noncontravention of any laws, regulations and orders, charter or bylaw provisions, licenses or other agreements or instruments of Coffee People by reason of the Merger Agreement or the Merger, and (vi) the absence of approvals required for execution of the Merger Agreement or consummation of the Merger. Coffee People also represents and warrants, to the best of its knowledge, as to (vii) the accuracy and compliance with GAAP of Coffee People's financial statements and the absence of any material adverse changes since December 31, 1996 or reasonably anticipated in the future, (viii) compliance with laws, (ix) the absence of undisclosed liabilities, (x) the absence of changes in the conduct of business in the ordinary and usual course since December 31, 1996, (xi) payment of taxes, (xii) litigation in progress, pending or threatened, (xiii) title to and condition of property owned or leased by Coffee People, (xiv) environmental matters, (xv) certain contracts of Coffee People, (xvi) certain labor and employment matters, (xvii) ownership of and rights to use intellectual property, (xviii) the adequacy of its licenses, permits and other authorizations, (xix) the absence of any agreements restricting its freedom to compete, (xx) brokers and finders employed by Coffee People, (xxi) outstanding options for Coffee People Common Shares, (xxii) certain transactions with non-arms' length persons, and (xxiii) adequacy of the provision made for certain store closures.

CERTAIN COVENANTS OF SECOND CUP

    CONDUCT PENDING THE MERGER. Second Cup has agreed that, prior to the Closing Date, it will cause Gloria Jean's and its subsidiaries to conduct, in all material respects, its operations in the usual and ordinary course. Second Cup has also agreed that, until Closing, unless Coffee People agrees in writing, it will not permit Gloria Jean's or its subsidiaries to:

        (a) amend its articles of incorporation or by-laws, other than in connection with an internal corporate reorganization of a character which will not adversely impact Coffee People (a "Corporate Reorganization");

        (b) (i) enter into any written contract, agreement, plan or arrangement concerning any director, officer, employee or consultant of Gloria Jean's or any subsidiary that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the closing of the Merger or (B) the termination of employment after the closing of the Merger; or (ii) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees or consultants or otherwise materially alter its employment relationship with any officer, director, employee or consultant over the amount payable as of the date of the Acquisition Agreement;

        (c) other than in connection with a Corporate Reorganization, (i) purchase, acquire, issue, deliver, sell or authorize the issuance, delivery or sale of any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities; (ii) make any changes in its capital structure; (iii) amend any stock option, warrant, retirement, deferred compensation, employment, termination or other agreement, trust fund or arrangement for the benefit of any director, officer, consultant or employee of Gloria Jean's or any of its subsidiaries; or (iv) enter into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i),
    (ii) or (iii) of this paragraph (c);

        (d) permit any individual employed by Gloria Jean's or any of its subsidiaries as of the date of the Merger Agreement to be granted options to acquire shares in the capital of Second Cup, Gloria Jean's or any of its subsidiaries;

        (e) incur any additional interest bearing indebtedness for borrowed money (including by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities), or incur any additional indebtedness to an affiliate, or incur any account payable except in the ordinary course of business, or enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing;

        (f) other than sales in the ordinary course of business and consistent with present practice (i) sell, lease or otherwise dispose of any of its assets (a) material, individually or in the aggregate, to the business, results of operations or financial condition of Gloria Jean's or any of its subsidiaries, or (b) to its affiliates (other than dividends or pursuant to a Corporate Reorganization); or (ii) enter into, or consent to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

        (g) (i) enter into any new line of business; (ii) merge or consolidate with another entity, or acquire or agree to merge or acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or person, other than pursuant to a Corporate Reorganization; or (iii) make any investment in any person;

        (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to its accounting policies or procedures;

        (i) agree or commit to do any of the foregoing; and

        (j) enter into any agreement or perform any act which might interfere with or be inconsistent with the successful completion of the transactions contemplated by the Merger Agreement.

    EXTENSION OF LOAN. Second Cup has agreed to make available to Coffee People on the Closing Date a revolving loan facility for up to $4,000,000 with a maximum term of five years, subordinated to Coffee People's existing bank credit facilities and to future bank credit facilities if approved by the Coffee People Board. Second Cup has agreed that it, or one of its subsidiaries, will extend the loan at an interest rate which is the rate commercially available for loans of a similar nature and without any prepayment penalty.

    OTHER COVENANTS. Second Cup has further agreed to cause Gloria Jean's and its subsidiaries to comply with all applicable laws, rules, regulations, orders, decrees, judgments, agreements and obligations by which it is bound, including those under the Merger Agreement, to the Closing Date, and to cooperate in the preparation of any filings made by Coffee People under the Exchange Act.

CERTAIN COVENANTS OF COFFEE PEOPLE

    CONDUCT PENDING THE MERGER. Coffee People has agreed that, prior to the Closing Date, it will conduct its business, in all material respects, in the usual and ordinary course. Coffee People has also agreed that, until Closing, unless Second Cup agrees in writing, it will not:

        (a) amend its articles of incorporation or by-laws, except as required to consummate the Merger;

        (b) (i) enter into any written contract, agreement, plan or arrangement concerning any director, officer, employee or consultant of Coffee People that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the closing of the Merger or (B) the termination of employment after the closing of the Merger; or (ii) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees or consultants or otherwise materially alter its employment relationship with any officer, director, employee or consultant over the amount payable as of the date of the Acquisition Agreement.

        (c) (i) purchase, acquire, issue, deliver, sell or authorize the issuance, delivery or sale of any shares of its capital stock of any class (except for the issuance of common stock upon exercise of currently outstanding options or warrants or pursuant to the currently existing Employee Stock Purchase Plan) or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities; (ii) make any changes in its capital structure; (iii) amend any stock option, warrant, retirement, deferred compensation, employment, termination, or other agreement, trust fund, or arrangement for the benefit of any director, officer, consultant or employee of Coffee People; or (iv) enter into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i) or (ii) of this paragraph (c);

        (d) (i) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise to holders of its capital stock; (ii) split, combine or reclassify any of its capital stock or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of its or their capital stock;
    (iii) repurchase, redeem or otherwise acquire any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities; or (iv) take any preliminary action with respect thereto;

        (e) incur any additional interest bearing indebtedness for borrowed money, except to the extent permitted under its existing line of credit up to $400,000 (including by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities), or incur any indebtedness to an affiliate, or incur any account payable except in the ordinary course of business, or enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing;

        (f) other than sales in the ordinary course of business and consistent with past practice or the divestiture of the assets related to certain specified stores, (i) sell, lease or otherwise dispose of any of its assets having a book or market value in excess of $50,000 individually or $100,000 in the aggregate or that are otherwise material, individually or in the aggregate, to the business, results of operations or financial condition of Coffee People; or (ii) enter into, or consent to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

        (g) (i) enter into any new line of business; (ii) incur or commit to any capital expenditures, obligations or liabilities in connection therewith other than capital expenditures, obligations or liabilities that in the ordinary course of business or individually do not exceed $75,000 and in the aggregate do not exceed $200,000; (iii) merge or consolidate with another entity, or acquire or agree to merge or acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or person;
    (iv) make any investment in any person; or (v) increase the retail prices of any coffee beverages or whole bean goods that it sells, other than in the normal course of business;

        (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to its accounting policies or procedures;

        (i) agree or commit to do any of the foregoing; and

        (j) enter into any agreement or perform any act which might interfere with or be inconsistent with the successful completion of the Merger.

    OTHER COVENANTS. Coffee People has also agreed to use its best efforts to register under the Securities Act the Coffee People Common Shares issued to Second Cup in the Issuance so that they will be freely tradable, subject only to restrictions imposed by Rule 145 under the Securities Act. Coffee People has additionally agreed to use its commercially reasonable efforts to negotiate the closure or sale of all of its stores outside of Oregon and Arizona. It has also agreed, in negotiating an extension of its coffee bean supply agreement with Coffee Bean International, Inc., to provide for the full and final termination of such agreement on or before the later of May 31, 1998 and 60 days following the Closing Date.

EXCLUSIVITY

    Second Cup has agreed that, prior to the Closing or earlier termination of the Merger Agreement, it, its corporate affiliates, its directors, officers and employees and their respective advisors shall not enter into any letter of intent or other agreement concerning a transaction related to the acquisition of any retail coffee business in the United States, without the agreement of Coffee People. However, Second Cup will not be precluded from soliciting and engaging in discussions with any person provided Coffee People is advised of the name of such person at the time of any substantive discussions (unless Second Cup is prohibited from releasing such name due to confidentiality obligations).

    Similarly, Coffee People has agreed that it, its directors, officers and employees and their advisors shall not solicit, negotiate or continue negotiations with any person for (a) the sale of more than 10% of the Coffee People Common Shares (not including Coffee People Common Shares traded on the Nasdaq National Market system or shares issued upon exercise of outstanding stock options) or (b) the sale of its assets, other than non-intellectual property assets located outside of Oregon and Arizona outside the ordinary course of business. Coffee People also has agreed not to provide any confidential information to any person other than Second Cup or its representatives in connection with a potential sale or disposition.

LISTING ON NASDAQ NATIONAL MARKET

    Coffee People has agreed to use its best efforts, subject to the constraints imposed under the Merger Agreement, to maintain the listing of the Coffee People Common Shares on the Nasdaq National Market system. See "Risk Factors--Coffee People Risks--Nasdaq Listing." Second Cup has agreed for a period of 18 months to use its "best efforts" not to, and to use its best efforts to cause Coffee People not to, take any action to delist the shares of Coffee People Common Shares from the Nasdaq Stock Market (i.e. the National Market system and/or the SmallCap Market). The Merger Agreement specifies that the term "best efforts" as used in the previous sentence shall not in any event include an obligation to invest any capital in Coffee People. Furthermore, Second Cup is not precluded from causing Coffee People to enter into a transaction pursuant to which the holders of Coffee People Common Shares receive cash and/or securities listed on the New York Stock Exchange, the Nasdaq Stock Market or The Toronto Stock Exchange.

CONDITIONS; WAIVERS

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of Coffee People and Second Cup to effect the Merger are subject to the satisfaction or mutual waiver of the following conditions: (i) the Merger Agreement and the Merger shall have been approved by the requisite holders of Coffee People Common Shares, (ii) no temporary or permanent order, injunction, or other law, regulation or other legal restraint or prohibition which would prevent the consummation of the Merger shall be in effect or have been issued or adopted, (iii) all permits, approvals, filings and consents required or advisable to be obtained or made prior to the closing of the Merger shall have been obtained or made, and (iv) the Registration Statement shall have been declared effective, and there shall be no stop order suspending, or any proceeding initiated or threatened by the Commission to suspend, the effectiveness thereof.

    CONDITIONS TO THE OBLIGATIONS OF COFFEE PEOPLE. The obligation of Coffee People to effect the Merger is subject to the satisfaction or waiver, in Coffee People's sole discretion, of the following additional conditions: (i) each of the representations and warranties of Second Cup contained in the Merger Agreement shall be true and correct, in all material respects, in each case on and as of November 13, 1997 and as of the Closing Date, (ii) at or prior to the Closing, Second Cup shall have performed or complied in all material respects with all conditions and agreements required of it, Gloria Jean's or a subsidiary, (iii) all consents required for the consummation of the Merger under any material contract or license to which Gloria Jean's or any subsidiary is a party shall have been obtained, (iv) neither Gloria Jean's nor any of its subsidiaries shall have suffered any Material Adverse Change, (v) no statute, rule or order, or other action, shall have been enacted, entered, or threatened, which (A) Coffee People in its reasonable judgment believes would result in a Material Adverse Change to Coffee People or Gloria Jean's or (B) imposes a condition which in Coffee People's reasonable judgment would be materially burdensome to Gloria Jean's and its subsidiaries or which would materially increase the costs of the transaction to Coffee People, (vi) Coffee People shall have received certificates dated the Closing Date and executed on behalf of

Second Cup by its Chief Executive Officer or President as to compliance with subparagraphs (i), (ii), (iii), (iv) and (v) above, and (vii) Coffee People shall have received an opinion of counsel to Second Cup in the form attached to the Merger Agreement on or before the Closing Date.

    CONDITIONS TO THE OBLIGATIONS OF SECOND CUP. The obligation of Second Cup to effect the Merger is subject to the satisfaction or waiver, in Second Cup's sole discretion, of the following additional conditions: (i) each of the representations and warranties of Coffee People contained in the Merger Agreement shall be true and correct, in all material respects, in each case on and as of November 13, 1997 and as of the Closing Date, (ii) at or prior to the Closing, Coffee People shall have performed or complied in all material respects with all conditions and agreements required of it, (iii) all consents required for the consummation of the Merger under any material contract or license to which Coffee People is a party shall have been obtained, (iv) Coffee People shall not have suffered any Material Adverse Change, (v) no statute, rule or order, or other action, shall have been enacted, entered, or threatened, which
(A) Second Cup in its reasonable judgment believes would result in a Material Adverse Change to Coffee People or Gloria Jean's or (B) imposes a condition which in Second Cup's reasonable judgment would be materially burdensome to Coffee People and its subsidiaries or which would materially increase the costs of the transaction to Coffee People, (vi) Second Cup shall have received certificates dated the Closing Date and executed on behalf of Coffee People by its Chief Executive Officer as to compliance with subparagraphs (i), (ii),
(iii), (iv) and (v) above, (vii) Second Cup shall have received an opinion of Tonkon Torp LLP in the form attached to the Merger Agreement on or before the Closing Date, (viii) the Voting Agreements executed in connection with the Merger Agreement shall remain in full force and effect and unamended, (ix) the Coffee People Common Shares representing the Purchase Price shall have been approved for listing on the Nasdaq National Market or the Nasdaq SmallCap Market, whichever is applicable at Closing, (x) Alton McEwen, or other designee of Second Cup, shall have been appointed Chief Executive Officer of Coffee People, effective as of the Closing, (xi) Coffee People's financial statements for the period ended December 31, 1997 shall be unqualified and shall not reflect any Material Adverse Change since the financial statements dated June 30, 1997, and (xii) Coffee People shall have received the approval of its principal bank to the Merger Agreement and the Merger, or shall have obtained from a comparable financial institution a commitment to finance Coffee People following the Closing on substantially the same terms as the current financing arrangements.

AMENDMENT; TERMINATION

    The parties to the Merger Agreement may not amend the Merger Agreement except by an instrument in writing signed on behalf of each of the parties.

    The Merger Agreement may be terminated at any time prior to the Closing Date by mutual consent of Coffee People and Second Cup. The Merger Agreement may also be terminated by either party, if such party is not in material breach of its obligations under the Merger Agreement and if (A) there has been a breach by the other party of any of the representations and warranties under the Merger Agreement and any such breach either results in a Material Adverse Change or is a willful and intentional misrepresentation that constitutes common law fraud or
(B) there has been a willful breach by the other party of any of its covenants or agreements under the Merger Agreement and, in either case, the breach has not been cured within 10 days after notice to the other party. In addition, (i) Coffee People may terminate the Merger Agreement if there has been a Material Adverse Change in Gloria Jean's and its subsidiaries, taken as a whole, and (ii) Second Cup may terminate the Merger Agreement if there has been a Material Adverse Change in Coffee People. Finally, either party may terminate the Merger Agreement if one or more of the conditions to such party's obligation to close has not been fulfilled by the Closing Date.

FEES AND EXPENSES; TERMINATION FEE; ALTERNATE TRANSACTION FEE

    FEES AND EXPENSES. All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that Coffee

People and Second Cup have agreed that Coffee People will pay all costs and expenses relating to printing, filing and mailing this Proxy Statement/Prospectus and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. Coffee People and Second Cup have further agreed that if the Merger Agreement is terminated by a party due to a material adverse change with respect to the other party, then the party who suffered the material adverse change shall pay to the other party the other party's expenses incurred subsequent to September 16, 1997.

    TERMINATION FEE. The parties have agreed that a termination fee will be paid to the other party in the event the Merger Agreement is terminated under certain circumstances; provided, however, that the party alleging breach shall not be entitled to a termination fee if it is also in material breach of the Merger Agreement. The termination fee and the terminating party's expenses must be paid by wire transfer within 15 business days after written notice to the other party.

    Coffee People will be obligated to pay to Second Cup a termination fee of $500,000 if (i) the Coffee People Shareholders do not approve the Issuance, (ii) the representations and warranties of Coffee People are inaccurate and such inaccuracy is due to willful and intentional misrepresentations constituting common law fraud, (iii) Coffee People has not performed a covenant or agreement required to be performed under the Merger Agreement as of the Closing Date; (iv) Tonkon Torp LLP has not delivered its legal opinion under the Merger Agreement;
(v) the corporate and other proceedings required to be taken in connection with the Merger are not reasonably satisfactory in form and substance to Second Cup and its counsel, (vi) Alton McEwen or another person designated by Second Cup has not been appointed Chief Executive Officer, (vii) Coffee People has failed to obtain the consent of its principal bank to the Merger or obtained satisfactory alternative financing arrangements; or (viii) the audited financial statements of Coffee People for the fiscal year ended December 31, 1997 are qualified, but such qualification is not a result of a material adverse change.

    Second Cup will be obligated to pay to Coffee People a termination fee of $500,000 if (i) the representations and warranties of Second Cup are inaccurate and such inaccuracy is due to willful and intentional misrepresentations constituting common law fraud, (ii) Second Cup has not performed a covenant or agreement required to be performed under the Merger Agreement as of the Closing Date; (iii) counsel to Second Cup has not delivered its legal opinion under the Merger Agreement; (iv) the corporate and other proceedings required to be taken in connection with the Merger are not reasonably satisfactory in form and substance to Coffee People and its counsel, or (vi) Second Cup shall not have approved the Merger as sole shareholder of Gloria Jean's.

    ALTERNATE TRANSACTION FEE. If, on or before the Closing Date an offer is publicly announced, commenced or made with respect to the sale of more than 10% of the Coffee People Common Shares or assets of Coffee People (other than non-intellectual property assets located outside of Oregon or Arizona) outside the ordinary course of business, or the merger or other business combination involving Coffee People, its assets or Coffee People Common Shares (any of the above, an "Alternate Transaction"), and the Alternate Transaction is completed on or before August 15, 1998, and Second Cup uses its commercially reasonable best efforts to close the transactions contemplated by the Merger Agreement after becoming aware of the Alternate Transaction, Coffee People has agreed to pay to Second Cup a fee of $500,000 (the "Alternate Transaction Fee"). Second Cup shall not be required to use its commercially reasonable best efforts (and the Alternate Transaction Fee will still be payable) if Coffee People is precluded from dealing with Second Cup or Coffee People ceases to discuss or prepare for the closing of the Merger.

    LIMITATION ON COFFEE PEOPLE'S OBLIGATION. The aggregate amount that Coffee People would be required to pay in expenses, termination fees and alternate transaction fees would in no event exceed $1,000,000.

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

    None of the representations, warranties, or covenants made in the Merger Agreement or the related documents will survive the Closing Date or termination of the Merger Agreement, except for (i) the confidentiality agreement, which will remain in effect for three years from October 17, 1997, (ii) Second Cup's covenant with respect to Coffee People's Nasdaq National Market System listing, which shall survive for eighteen months from the Closing Date, (iii) Second Cup's covenant with respect to election of directors of Coffee People, which will survive for one year from the Closing Date, (iv) both parties' covenants with respect to tax cooperation, which will survive indefinitely, and (v) the provisions described in "--Fees and Expenses; Termination Fee; Alternate Transaction Fee," which will survive indefinitely.

VOTING AGREEMENTS

    Holders of approximately 39% of the outstanding Coffee People Common Shares have agreed to vote in favor of the Issuance pursuant to voting agreements entered into with Second Cup.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The acquisition by Coffee People of Gloria Jean's in exchange for newly issued Coffee People Common Shares will not be a taxable event with respect to Coffee People or Coffee People Shareholders for federal income tax purposes. After Closing, Coffee People and its consolidated subsidiaries will report income and pay U.S. income taxes as a consolidated group. This federal income tax discussion is included for general information only. Coffee People Shareholders are urged to consult their own tax advisors with respect to the effect, if any, of the transaction to them, as well as advice as to the application of state, local and foreign income and other tax laws and possible amendments to such laws.

RESALE OF COFFEE PEOPLE COMMON SHARES ISSUED IN THE MERGER

    The Coffee People Common Shares issued in the Merger to Second Cup will be eligible for sale in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. The sale of such Coffee People Common Shares may cause substantial fluctuations in the price of Coffee People Common Shares.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "reverse purchase" for accounting and financial reporting purposes, whereby Gloria Jean's will be treated as the acquiror because, at Closing, Second Cup will acquire 69.5% of the outstanding voting securities of Coffee People. As a result, after the Merger, the historical financial statements of Coffee People will be the financial statements of Gloria Jean's for all reported periods prior to the date of Closing. See "Pro Forma Condensed Financial Statements."

MANAGEMENT AND OPERATIONS OF COFFEE PEOPLE AFTER THE MERGER

    After the Merger, Gloria Jean's will be a wholly-owned subsidiary of Coffee People. Coffee People's headquarters are currently expected to relocate to Castroville, California, where Gloria Jean's is currently located, with a smaller office retained in Oregon to oversee the company's Oregon operations. Alton McEwen will act as President and Chief Executive Officer of the combined company and Taylor H. Devine as President and Chief Operating Officer of the Coffee People division of the combined company. In addition, it is currently anticipated that other officers will include Kenneth B. Ross as Vice President, Finance and Secretary of the combined company; Mark Archer, Chief Financial Officer of the combined company; Stephen King as Vice President, Development; David Harrington as Vice President, Operations for Gloria Jean's; and Lisa Steere as Vice President, Marketing.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In connection with the Merger, two officers of Coffee People, Taylor H. Devine and Kenneth B. Ross, have entered into new employment agreements to become effective at the Effective Time. The agreements were approved by the Compensation Committee of the Coffee People Board, consisting of three directors, two of whom are not officers or employees of Coffee People. Pursuant to his agreement, Mr. Devine will act as President and Chief Operating Officer of the Coffee People division of the combined company and, during a transition period, of the Coffee Plantation stores. Mr. Devine will receive a base salary of $150,000 per year, a $25,000 bonus payable for the successful consummation of the Merger six months following the Closing, and additional bonuses of $18,750 payable both six months and twelve months after the closing. The bonuses will be forfeited in the event Mr. Devine voluntarily resigns and is no longer employed by Coffee People on the date scheduled for payment of the bonus. The agreement with Mr. Devine also provides for severance payments upon termination by the company: if termination is for cause, he will receive his salary through termination plus one month's salary; if termination is without cause, he will receive his salary through termination plus salary for the later of twelve months following the Closing or six months following termination, paid as a lump sum. The agreement further provides that Mr. Devine is required to give 90 days written notice of resignation and upon his voluntary resignation, he will receive wages paid through the last day of employment only. Finally, Mr. Devine agrees not to engage in any business in competition with Coffee People in the United States, meaning any retail operations for which 50% or more of total sales are derived from coffee or coffee-related products, for a period of three years following the cessation of his employment with Coffee People.

    Pursuant to Mr. Ross' agreement with Coffee People, following the Closing Mr. Ross will act as Vice President, Finance and Secretary of Coffee People and will receive a base salary of $115,000 per year, a $7,500 salary adjustment payable both six months and twelve months following the Closing, a $25,000 success fee payable six months after the Closing, and additional bonuses of $16,250 payable six months and twelve months after the closing. The bonuses and salary adjustments will be forfeited in the event Mr. Ross voluntarily resigns and is no longer employed by Coffee People on the date scheduled for payment of the bonus or salary adjustment. The agreement with Mr. Ross also provides for severance payments upon termination by the company: if termination is for cause, he will receive salary through termination plus one month's salary; if termination is without cause, he will receive salary through termination plus salary for the later of twelve months following the Closing or six months following termination, paid as a lump sum. The agreement further provides that Mr. Ross is required to give 90 days written notice of resignation and upon his voluntary resignation, he will receive wages paid through the last day of employment only.

DISSENTERS' RIGHTS OF APPRAISAL

    The Shareholders are not entitled to dissenters' rights of appraisal under the Oregon Business Corporation Act with respect to the Issuance.

               TRANSACTIONS BETWEEN COFFEE PEOPLE AND SECOND CUP

    On May 21, 1997 Coffee People acquired from Second Cup 15 specialty coffee stores operated under the trade name Coffee Plantation in Phoenix and Tucson, Arizona for cash consideration of approximately $8,651,000. The transaction was accounted for under the purchase method of accounting. Assets acquired included property and equipment, leases, inventories, prepaid expenses, wholesale business assets and intangible assets. Of the total purchase price, $6,000,000 was financed with proceeds from a five-year term loan from Coffee People's principal bank. See "Background of and Reasons for the Merger--Background of the Merger."

                     COFFEE PEOPLE SELECTED FINANCIAL DATA

    Except as otherwise indicated as unaudited, the selected financial and operating data presented below for, and as of the end of, each of the years in the three-year period ended December 31, 1997 have been derived from the audited financial statements of Coffee People included elsewhere in this Proxy Statement/Prospectus. The selected financial and operating data for, and as of the years ended December 31, 1993 and 1994 has been derived from audited financial statements of Coffee People not included elsewhere in the Proxy Statement/Prospectus.

    The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                         YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------------------
                                                        1993       1994         1995          1996          1997
                                                      ---------  ---------  ------------  ------------  ------------
                                                          (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Retail sales......................................  $   5,396  $   7,588  $     11,045  $     12,104  $     20,023
  Wholesale and other...............................         70        120           212           177           399
                                                      ---------  ---------  ------------  ------------  ------------
    Total revenues..................................      5,466      7,708        11,257        12,281        20,422
Cost of sales and related occupancy expenses........      2,499      3,788         5,388         5,860        10,071
Store operating expenses............................      1,733      2,314         3,451         3,873         7,048
Other operating expenses............................         25         40            63            44             4
Depreciation and amortization.......................        119        175           391           530         1,391
General and administrative expenses.................        799      1,210         1,550         1,868         2,921
Provision for store closures and restructuring......         --         --            --            --         5,500
                                                      ---------  ---------  ------------  ------------  ------------
    Income (loss) from operations...................        291        181           414           106        (6,513)
Other income, net...................................         --         39            43           298           312
Interest expense....................................        (43)       (88)         (134)          (73)         (383)
                                                      ---------  ---------  ------------  ------------  ------------
Income (loss) before (provision) benefit for income
  taxes.............................................        248        132           323           331        (6,584)
(Provision) benefit for income taxes(1).............         --        (16)         (112)         (127)          208
                                                      ---------  ---------  ------------  ------------  ------------
Net income (loss)...................................  $     248  $     116  $        211  $        204  $     (6,376)
                                                      ---------  ---------  ------------  ------------  ------------
                                                      ---------  ---------  ------------  ------------  ------------
Earnings (loss) per share--basic(2)(3)..............                        $       0.15  $       0.09  $      (1.96)
Shares used in computing earnings (loss) per
  share--basic(2)(4)................................                           1,418,601     2,316,537     3,249,984
Earnings (loss)per share--diluted(2)(3).............                        $       0.14  $       0.09  $      (1.96)
Shares used in computing earnings (loss) per
  share--diluted(2)(4)..............................                           1,500,975     2,349,702     3,249,984

                                                                              AT OR FOR THE
                                                                         YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------------------
                                                        1993       1994         1995          1996          1997
                                                      ---------  ---------  ------------  ------------  ------------
                                                                          (DOLLARS IN THOUSANDS)
OPERATING DATA: (unaudited)
Number of stores open for full period...............          6          7            17            19            22
Number of stores open at end of period..............          7         17            19            22            41
Number of stores closed during period...............         --         --            --            --             7
Number of stores purchased during period............         --         --            --            --            15
Store contribution margin(5)........................       21.4%      18.7%         18.1%         16.6%         11.0%
Percentage change in comparable store sales(6)......        9.3%       7.3%         (8.7)%          2.0%         (0.1)%
Average sales for neighborhood and drive-through
 stores open for full period........................  $     845  $     934  $        736  $        729  $        722
Number of neighborhood and drive-through stores open
 for full period....................................          5          6            11            12            12
Average sales for airport and kiosk stores open for
 full period........................................  $     217  $     222  $        417  $        464  $        489
Number of airport and kiosk stores open for full
 period.............................................          1          1             6             7             7

BALANCE SHEET DATA:
Cash and cash equivalents...........................  $     253  $     472  $        260  $     10,274  $      2,545
Working capital (deficit)...........................       (217)      (571)         (690)        9,472          (526)
Total assets........................................        888      2,512         2,836        16,412        17,023
Long-term debt and capital lease obligations, net of
 current portion....................................        424        450           567           426         4,435
Total stockholders' equity..........................       (198)       669           855        14,602         8,276

------------------------------

(1) Coffee People operated for income tax purposes as a Subchapter S Corporation under the Code from January 1, 1993 through August 22, 1994, and as a C Corporation under the Code thereafter.

(2) In February 1997, the Financial Accounting Standards Board issued SFAS 128. SFAS 128 established new standards for computing and disclosing earnings per share ("EPS"). SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Upon adoption, the Company was required to restate all prior periods EPS disclosures with dual presentation of "basic" and "diluted" EPS.

(3) The year ended December 31, 1995 was the first full year that Coffee People was subject to federal and state corporate income taxes following the termination of its Subchapter S election on August 22, 1994. Guidelines of the Commission allow earnings per share data to be presented only when a company converts to a taxable status. Accordingly, earnings per share data have been presented only for the years ended December 31 1995, 1996 and 1997.

(4) Pursuant to Commission Staff Accounting Bulletin 83, Common Stock options and warrants granted and shares issued during the 12 months immediately preceding the initial public offering date, September 25, 1996, at a price below the initial public offering price of $9.00 are reflected in the earnings per share calculation as if they had been outstanding for the periods presented

(5) Store contribution margin represents overall store level operating income for all stores including, through June 30, 1997 the seven stores identified for closure or sale (after deduction of depreciation and amortization) expressed as a percentage of total retail sales.

(6) The percentage change in comparable store sales represents the change in total retail sales revenue for stores operated throughout the full calendar year, and throughout the prior full calendar year.

   COFFEE PEOPLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Coffee People sells coffee beverages, coffee beans, cookies, pastries and coffee related merchandise. The first Coffee People store opened in 1983. As of December 31, 1997, Coffee People operated 41 stores.

    In January 1996, Coffee People raised net proceeds of $3,725,000 in a private placement of Common Stock. In September 1996, Coffee People completed an initial public offering in which it raised net proceeds of $9,717,000 from the sale of 1,225,000 shares of Common Stock. At the time of its initial public offering, Coffee People operated 19 stores, all of which were located in Oregon. During the period from October 1996 through June 30, 1997, Coffee People opened 14 new stores--two in Denver, Colorado, three in southern California, seven in the Portland, Oregon metropolitan area, and two in Chicago, Illinois. Coffee People closed one store in Portland, Oregon, in April 1997, as anticipated, upon expiration of the store lease.

    On May 21, 1997, Coffee People acquired 15 Coffee Plantation stores in Phoenix and Tucson, Arizona for cash consideration of approximately $8,651,000. The transaction was an acquisition of assets, accounted for under the purchase method of accounting. Assets acquired included property and equipment, leases, inventories, prepaid expenses, wholesale business assets and intangible assets. Of the total purchase price, $6,000,000 was financed with proceeds from a five-year term loan from Coffee People's principal bank. One of the Coffee Plantation stores was closed at the end of August 1997, as anticipated, upon expiration of the store lease.

    During the second quarter of 1997, Coffee People took a charge of $5,500,000 relating to the anticipated closure or sale of the seven stores located outside its primary Oregon and Arizona markets and for related restructuring. Such stores consisted of the two stores located in Denver, Colorado, the three stores located in southern California, and the two stores located in Chicago, Illinois. Coffee People intends to dispose of the stores as expeditiously as possible while endeavoring to maximize the amount of store value and to minimize Coffee People's total future cash outlays. As of December 31, 1997, Coffee People had closed the three stores in southern California and the two stores in Chicago, Illinois, but continued making payments on the lease obligations with respect to such five stores. In February 1998, Coffee People sold two of the stores located in southern California, and assigned the leases with respect to such stores. The two stores in Denver, Colorado continue to operate. As of the date of the Proxy Statement/Prospectus, Coffee People continues to work with local real estate brokers to market, re-lease or sublease the remaining five of the stores outside of Oregon and Arizona. See "Risk Factors--Coffee People Risks-- Store Closures."

    Coffee People's decision to dispose of or close the seven stores was made because sales at these stores had not developed as anticipated and because the stores were incurring significant operating losses. Coffee People believes that by disposing of these stores, by focusing on its core markets, and by making substantial reductions in general and administrative overhead expense, it can return itself to profitability. Due in part to reductions in general and administrative overhead expense, Coffee People did achieve profitable results in the fourth quarter of 1997. There can be no assurance, however, that the actions taken by Coffee People to dispose of underperforming stores and to reduce general and administrative expenses will result in profitable operations in future periods.

    After the closure or disposition of the seven stores outside Oregon and Arizona, Coffee People will have a total of 39 stores--25 stores in Oregon and 14 in Arizona.

    On November 13, 1997, Coffee People entered into a definitive agreement that provides for the combination of Coffee People with Gloria Jean's. See "Background of and Reasons for the Merger" and "The Merger." Upon consummation of the Merger, based on the number of stores operated as of

December 31, 1997, Coffee People and its subsidiaries will have 318 specialty coffee stores, of which 246 will be franchised stores. Because the Merger will be treated for accounting purposes as a reverse acquisition of Coffee People by Gloria Jean's, the historical financial statements of Gloria Jean's will, after the Merger, become the historical financial statements of Coffee People.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data for Coffee People for the periods indicated as a percentage of total revenues, except as otherwise indicated:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------------------
                                                                          1993       1994       1995       1996       1997
                                                                        ---------  ---------  ---------  ---------  ---------
Revenues:
  Retail sales........................................................       98.7%      98.4%      98.1%      98.6%      98.0%
  Wholesale and other.................................................        1.3        1.6        1.9        1.4        2.0
                                                                        ---------  ---------  ---------  ---------  ---------
    Total revenues....................................................      100.0      100.0      100.0      100.0      100.0

Cost of sales and related occupancy expenses..........................       45.7       49.1       47.9       47.7       49.3
Store operating expenses(1)...........................................       32.1       30.5       31.2       32.0       35.2
Other operating expenses..............................................        0.5        0.5        0.6        0.4        0.0
Depreciation and amortization.........................................        2.2        2.3        3.5        4.3        6.8
General and administrative expenses...................................       14.6       15.7       13.8       15.2       14.3
Provision for store closures and restructuring........................         --         --         --         --       26.9
                                                                        ---------  ---------  ---------  ---------  ---------
    Income (loss) from operations.....................................        5.3        2.3        3.7        0.9      (31.9)
Other income, net.....................................................        0.0        0.5        0.4        2.4        1.5
Interest expense......................................................       (0.8)      (1.1)      (1.2)      (0.6)      (1.8)
                                                                        ---------  ---------  ---------  ---------  ---------
Income (loss) before (provision) benefit for income taxes.............        4.5        1.7        2.9        2.7      (32.2)
(Provision) benefit for income taxes(2)...............................         --       (0.2)      (1.0)      (1.0)       1.0
                                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss).....................................................        4.5%       1.5%       1.9%       1.7%     (31.2)%
                                                                        ---------  ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------  ---------

------------------------------

(1) As a percentage of retail sales.

(2) Coffee People operated for income tax purposes, as a Subchapter S corporation under the Code from January 1, 1993 through August 22, 1994 and as a C corporation thereafter.

1997 COMPARED TO 1996

    REVENUES. Total revenues increased 66.3% to $20,422,000 for the year ended December 31, 1997 from $12,281,000 for the year ended December 31, 1996. Retail sales increased 65.4% to $20,023,000 in 1997 from $12,104,000 in 1996. The increase in total revenues was a result largely of the acquisition of 14 stores in Arizona and the addition of one store in Oregon during the fourth quarter of 1996 and six new stores in Oregon during 1997.

    Comparable store sales for the 19 stores open for the full year ended December 31, 1997 and 1996 were flat, declining 0.1%. Sales attributable to nine stores that were closed or targeted for closure contributed approximately $640,000 of the increase in retail sales. Incremental sales from the Oregon store opened in October 1996 contributed 5.3% of the increase in retail sales. Incremental sales from the 19 stores opened or acquired in 1997 and operating at December 31, 1997 contributed the remainder of the increase.

    Wholesale and other sales increased 125.4% to $399,000 in 1997 from $177,000 in 1996. The increase was due to sales from the wholesale business acquired as part of the Coffee Plantation acquisition. Sales from the Arizona wholesale business accounted for $251,000 of total wholesale and other sales for the year. Coffee People anticipates a reduction in wholesale sales in future periods due to a change in the relationship with its primary Arizona customer. The overall increase was offset by a decrease in Coffee People's Oregon wholesale business due to Coffee People's decision in 1996 to turn over the servicing of its Oregon wholesale business to an outside firm. Sales made in Oregon to the outside firm are made at a fixed mark-up over cost.

    COSTS AND EXPENSES. Cost of sales and related occupancy expenses as a percentage of total revenues increased to 49.3% in 1997 as compared to 47.7% in 1996. The primary components were an increase in cost of sales of 1.0% and an increase in occupancy expenses of 0.6%. The increase in cost of sales as a percentage of sales was due primarily to the effect of higher coffee prices in 1997 and to the effect of new stores opened in the first and second quarters of 1997 which stores had higher product costs as a percentage of sales than Coffee People's more mature stores. The increase in occupancy expenses as a percentage of total revenues was due primarily to rent expenses incurred at Coffee People's Arizona stores. The Arizona stores, acquired in May 1997, have higher overall occupancy costs than Coffee People's Oregon stores.

    Store operating expenses as a percentage of retail sales increased to 35.2% in 1997 from 32.0% in 1996. The increase was due primarily to higher operating expenses associated with new stores opened or acquired during the year.

    Depreciation and amortization as a percentage of total revenues increased to 6.8% in 1997 from 4.3% in 1996, due to the impact of higher costs for stores opened or acquired during 1997. These stores carry higher depreciation expense as a percentage of total revenues than stores opened prior to 1997. The increase in 1997 was further affected by the amortization of goodwill associated with the acquisition of the Coffee Plantation stores in Arizona.

    General and administrative expenses increased to $2,921,000 in 1997 from $1,868,000 in 1996 due to the higher overhead costs associated with Coffee People's growth in Oregon and Arizona as well as overhead costs through June 30, 1997 associated with the operation of stores now slated for closure or sale in California, Colorado and Illinois. As a percentage of total revenues, general and administrative expenses decreased to 14.3% in 1997 from 15.2% in 1996 due primarily to the absorption of general and administrative expenses by higher revenues.

    As discussed in the Overview section above, during the second quarter of 1997, Coffee People took a charge of $5,500,000 to provide for store closures and restructuring.

    AVERAGE STORES SALES AND STORE CONTRIBUTION MARGIN. For 1997, Coffee People's 12 neighborhood and drive-through stores open for the full year achieved average store sales of $722,000 and an average store contribution margin of 18.7% compared to $729,000 and 20.0%, respectively, for the 12 stores open during the full year of 1996. The six airport stores and one kiosk store open for the full year in 1997 achieved average store sales of $489,000 and an average store contribution margin of 16.6%, respectively, compared to $464,000 and 13.1% for the six airport stores and one kiosk open for the full year in 1996. The difference between the contribution margins realized on the Coffee People's neighborhood stores compared to its airport stores is primarily a result of the percentage rent paid at Portland International Airport on sales generated at the airport stores. The increase in average store sales for Coffee People's airport and kiosk stores resulted from higher transaction volumes at the airport and from higher average transaction amounts attributable to a price increase effected in September 1996 on coffee beverages. The increased contribution margin is primarily due to labor efficiencies and product cost savings at the airport stores.

    OTHER INCOME. Other income as a percentage of total revenues decreased to 1.5% for the year ended December 31, 1997 from 2.4% 1996, as a result of reductions in interest-bearing investments during the year due to the use of such resources for operations and expansion.

    INTEREST EXPENSE. Interest expense as a percentage of total revenues increased to 1.8% for the year ended December 31, 1997 from 0.6% for the same period in 1996, as a result of interest incurred on the bank loan obtained to finance part of the Coffee Plantation acquisition in May 1997.

1996 COMPARED TO 1995

    REVENUES. Total revenues increased 9.1% to $12,281,000 for the year ended December 31, 1996 from $11,257,000 for the year ended December 31, 1995. Retail sales increased 9.6% to $12,104,000 in 1996 from $11,045,000 in 1995.

    Comparable store sales for the 17 stores open for the full year ended December 31, 1996 and 1995 increased 2.0% primarily due to increased transaction volumes, particularly at Coffee People's airport stores, and a price increase on coffee beverages effected in September 1996 which resulted in an overall price increase of approximately 4.0%. Comparable store sales during 1996 were adversely affected by a 19.9% decline in sales at one of Coffee People's stores located in a shopping center that is undergoing redevelopment and by a 18.3% decline in a store located in close proximity to one of Coffee People's top producing stores. The lease on the latter store expired in the spring of 1997 and was not renewed.

    The increase in comparable store sales represents 19.6% of the overall increase in sales. Incremental sales from the stores opened during 1995 contributed 69.9% of the increase in retail sales and incremental sales from the stores opened during 1996 contributed 10.5% of the increase.

    Wholesale and other sales decreased 16.5% to $177,000 in 1996 from $212,000 in 1995. The decrease was expected due to Coffee People's decision to turn over the servicing of Coffee People's wholesale business to an outside firm. These sales primarily represent sales made to the outside firm at a fixed mark-up over cost.

    COSTS AND EXPENSES. Cost of sales and related occupancy expenses as a percentage of total revenues remained relatively stable at 47.7% in 1996 as compared to 47.9% in 1995. The primary components were a decrease of 0.5% in cost of sales and an increase of 0.3% in occupancy costs. The decrease in cost of sales as a percentage of total revenues was due primarily to the effect of the price increase effected in September 1996 which helped absorb increases in the costs of milk, chocolate and pastry. The increase in occupancy expenses as a percentage of total revenues was due primarily to the percentage rent paid on sales generated at Coffee People's stores at Portland International Airport and to the effect of occupancy expenses at the three new stores opened in the fourth quarter of 1996.

    Store operating expenses as a percentage of retail sales increased to 32.0% in 1996 from 31.2% in 1995. The increase is primarily due to operating expenses associated with the three new stores opened in the fourth quarter.

    Depreciation and amortization as a percentage of total revenues increased to 4.3% in 1996 from 3.5% in 1995, due primarily to the impact of higher design and build-out costs for the stores opened in 1995 and 1996. These stores carry higher depreciation expense as a percentage of total revenues than stores opened prior to 1995.

    General and administrative expenses increased to $1,868,000 in 1996 from $1,550,000 in 1995, due primarily to the addition of key management personnel, and other costs necessary to achieve Coffee People's growth plans. As a percentage of total revenues, general and administrative expenses increased to 15.2% in 1996 from 13.8% in 1995.

    AVERAGE STORE SALES AND STORE CONTRIBUTION MARGIN. For 1996, Coffee People's 12 neighborhood and drive-through stores open for the full year achieved average store sales of $729,000 and an average store contribution margin of 20.0% compared to $736,000 and 20.5%, respectively, for the 11 stores open during the full year of 1995. The six airport stores and one kiosk store open for the full year achieved average store sales of $464,000 and an average store contribution margin of 13.1%, respectively, compared to $417,000 and 13.9% for five airport stores and one kiosk open for the full year of 1995. The difference between the contribution margins realized on Coffee People's neighborhood stores compared to its airport stores is primarily a result of the percentage rent paid at Portland International Airport on sales generated at the airport stores. The decline in store contribution margins at Coffee People's airport stores is due primarily to higher labor costs and depreciation expenses incurred at these airport stores.

    OTHER INCOME. Other income as a percentage of total revenues increased to 2.4% for the year ended December 31, 1996 from 0.4% for the same period in 1995 due to interest earned on the proceeds from Coffee People's initial public offering in September 1996 and the private placement completed in January 1996.

    INTEREST EXPENSE. Interest expense as a percentage of total revenues decreased to 0.6% for the year ended December 31, 1996 from 1.2% for the same period in 1995, primarily as a result of utilizing portions of the proceeds from Coffee People's private placement to reduce interest-bearing obligations.

QUARTERLY COMPARISONS

    The following tables set forth certain unaudited financial data for each of the quarters in 1996 and 1997. In the opinion of Coffee People's management, such unaudited information has been prepared on the same basis as the audited financial information appearing elsewhere in this Proxy Statement/Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for those periods. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                           THREE MONTHS ENDED
                                              ----------------------------------------------------------------------------
                                               MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
                                                 1996         1996         1996         1996         1997         1997
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                                                             (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues:
  Retail Sales..............................   $   2,793    $   2,983    $   3,107    $   3,221    $   3,160    $   4,798
  Wholesale and other.......................          52           48           41           36           33           91
                                              -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues..........................       2,845        3,031        3,148        3,257        3,193        4,889
Cost of sales and related occupancy
  expenses..................................       1,334        1,449        1,542        1,535        1,559        2,412
Store operating expenses....................         873          931          976        1,093        1,134        1,814
Other operating expenses....................          13           12            5           14           --            1
Depreciation and amortization...............         114          118          132          166          203          344
General and administrative expenses.........         419          436          443          570          717          884
Provision for store closures and
  restructuring.............................          --           --           --           --           --        5,500
                                              -----------  -----------  -----------  -----------  -----------  -----------
  Income (loss) from operations.............          92           85           50         (121)        (420)      (6,066)
Other income, net...........................          37           45           49          167          126           89
Interest expense............................         (22)         (21)         (22)          (8)         (15)         (77)
                                              -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before (provision) benefit for
  income taxes..............................         107          109           77           38         (309)      (6,054)
(Provision) benefit for income taxes........         (41)         (42)         (30)         (14)         119           --
                                              -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)...........................   $      66    $      67    $      47    $      24    $    (190)   $  (6,054)
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------  -----------
Number of stores open for the full period...          19           19           19           19           22           28
Number of stores open at end of period......          19           19           19           22           28           47


                                               SEPT. 30,    DEC. 31,
                                                 1997         1997
                                              -----------  -----------

STATEMENT OF INCOME DATA:
Revenues:
  Retail Sales..............................   $   5,868    $   6,197
  Wholesale and other.......................         123          152
                                              -----------  -----------
    Total revenues..........................       5,991        6,349
Cost of sales and related occupancy
  expenses..................................       2,975        3,125
Store operating expenses....................       2,095        2,005
Other operating expenses....................           1            2
Depreciation and amortization...............         421          423
General and administrative expenses.........         725          595
Provision for store closures and
  restructuring.............................          --           --
                                              -----------  -----------
  Income (loss) from operations.............        (226)         199
Other income, net...........................          56           41
Interest expense............................        (150)        (141)
                                              -----------  -----------
Income (loss) before (provision) benefit for
  income taxes..............................        (320)          99
(Provision) benefit for income taxes........          --           89
                                              -----------  -----------
Net income (loss)...........................   $    (320)         188
                                              -----------  -----------
                                              -----------  -----------
Number of stores open for the full period...          46           41
Number of stores open at end of period......          46           41

                                                                           THREE MONTHS ENDED
                                              ----------------------------------------------------------------------------
                                               MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
                                                 1996         1996         1996         1996         1997         1997
                                              -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues:
  Retail sales..............................        98.2%        98.4%        98.7%        98.9%        99.0%        98.1%
  Wholesale and other.......................         1.8          1.6          1.3          1.1          1.0          1.9
                                              -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues..........................       100.0        100.0        100.0        100.0        100.0        100.0
  Cost of sales and related occupancy
    expenses................................        46.9         47.8         49.0         47.1         48.8         49.3
Store operating expenses(1).................        31.3         31.2         31.4         33.9         35.9         37.8
Other operating expenses....................         0.5          0.4          0.2          0.4           --           --
Depreciation and amortization...............         4.0          3.9          4.2          5.1          6.4          7.0
General and administrative expenses.........        14.7         14.4         14.1         17.5         22.5         18.1
Provision for store closures and
  restructuring.............................          --           --           --           --           --        112.5
                                              -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from operations...............         3.2          2.8          1.6         (3.7)       (13.2)      (124.0)
Other income, net...........................         1.4          1.5          1.6          5.1          4.0          1.8
Interest expense............................        (0.8)        (0.7)        (0.7)        (0.3)        (0.5)        (1.6)
                                              -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before (provision) benefit for
  income taxes..............................         3.8          3.6          2.5          1.1         (9.7)      (123.8)
(Provision) benefit for income taxes........        (1.5)        (1.4)        (1.0)        (0.4)         3.7           --
                                              -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)...........................         2.3%         2.2%         1.5%         0.7%        (6.0)%     (123.8)%
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------  -----------


                                               SEPT. 30,    DEC. 31,
                                                 1997         1997
                                              -----------  -----------
STATEMENT OF INCOME DATA:
Revenues:
  Retail sales..............................        97.9%        97.6%
  Wholesale and other.......................         2.1          2.4
                                              -----------  -----------
    Total revenues..........................       100.0        100.0
  Cost of sales and related occupancy
    expenses................................        49.7         49.2
Store operating expenses(1).................        35.7         32.4
Other operating expenses....................          --           --
Depreciation and amortization...............         7.0          6.7
General and administrative expenses.........        12.1          9.4
Provision for store closures and
  restructuring.............................          --           --
                                              -----------  -----------
Income (loss) from operations...............        (3.8)         3.1
Other income, net...........................         0.9          0.7
Interest expense............................        (2.5)        (2.2)
                                              -----------  -----------
Income (loss) before (provision) benefit for
  income taxes..............................        (5.4)         1.6
(Provision) benefit for income taxes........          --          1.4
                                              -----------  -----------
Net income (loss)...........................        (5.4 )%        3.0%
                                              -----------  -----------
                                              -----------  -----------

--------------------------

(1) As a percentage of retail sales.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 1997, Coffee People had closed the three stores in southern California and the two stores in Chicago, Illinois, but was still making payments on the lease obligations for such stores. In February 1998, Coffee People sold two of its stores in southern California and ceased making lease payments on such stores. With respect to the remaining five of the seven stores identified for sale, disposition or closure, Coffee People will continue to make cash outlays for store losses and for such items as rent, utilities and insurance until such time as it is able to sell the store or until it can negotiate satisfactory arrangements with landlords for re-leasing the store premises or for otherwise terminating the lease. There can be no assurance that Coffee People will be successful at selling its stores or in negotiating with landlords for the re-leasing of the store premises or for terminating the leases. If Coffee People is not successful in these efforts, such cash outlays could continue for an indeterminate period during the term of the store leases. The two stores in Denver, Colorado, continue to operate. Coffee People is working with local real estate brokers to market, re-lease or sublease the remaining stores outside of Oregon and Arizona. The lease terms for the five remaining stores range from six to nine years with expiration dates ranging from August 2003 through May 2007. Minimum future rental payments as of March 31, 1998 under the five remaining leases total $2,060,000.

    Coffee People has suspended its plans to open or acquire new stores, pending the disposition of its stores outside its core Oregon and Arizona markets, although Coffee People has committed to build an additional unit at Portland International Airport during the second quarter of 1998. Coffee People expects to resume new store development opportunities and acquisitions after the Merger. See "Business of Coffee People--Strategy of Coffee People and the Combined Company."

    As of December 31, 1997 Coffee People had $2,545,000 in cash and equivalents.

    Coffee People had a working capital deficit of $526,000 as of December 31, 1997, as compared to positive working capital of $9,472,000 at December 31, 1996.

    For the year ended December 31, 1997, cash used by operating activities was $182,000, as compared to cash provided by operating activities of $458,000 for the year ended December 31, 1996.

    For the year ended December 31, 1997 Coffee People had net cash provided by financing activities of $5,234,000 primarily as a result of the $6,000,000 bank loan obtained to finance the acquisition of the Coffee Plantation stores in May 1997. For the year ended December 31, 1996, net cash provided by financing activities totaled $13,229,000 primarily as a result of net proceeds of $9,717,000 received from Coffee People's initial public offering in September 1996 and from net proceeds of $3,725,000 from Coffee People's private placement completed in January 1996.

    Coffee People has a line of credit with its primary bank providing for borrowings through August 1, 1998 of up to $500,000. Borrowings bear interest at the rate of 0.5% over the bank's prime rate (9.0% as of December 31, 1997) and are secured by substantially all of Coffee People's assets, including accounts receivable, inventories, trade fixtures and equipment. As of December 31, 1997, there were no borrowings outstanding under the line of credit, however, $73,000 of the line was reserved for a letter of credit dated August 1, 1997.

    Pursuant to the Merger Agreement, Second Cup has agreed to make available to Coffee People a loan facility of up to $4,000,000, with a maximum term of five years, to be subordinated to Coffee People's bank debt. The terms of the line of credit are to be negotiated based on commercially reasonable terms for subordinated indebtedness.

    For the year ended December 31, 1997 and 1996, net cash used in investing activities was $12,781,000 and $3,673,000 respectively. The primary use of net cash used in investing activities was for the acquisition of the Coffee Plantation stores in May 1997 for which Coffee People paid approximately $8,651,000. The remaining cash used in investing activities was for capital expenditures for new retail stores. Except for the additional unit at Portland International Airport, Coffee People currently anticipates that any significant capital expenditures for early 1998 will be curtailed pending activities related to the disposition or closure of the seven stores outside of Oregon and Arizona and consummation of the Merger.

    Coffee People believes that anticipated cash flow from operations, existing cash and bank debt will be sufficient to meet Coffee People's cash requirements through the end of 1998.

SEASONALITY

    Coffee People's business is subject to seasonal fluctuations, due to seasonal changes and general economic conditions, among other factors. Historically, Coffee People's net sales have been highest during the second and third quarters, which include the spring and summer months. Therefore, results of operations for any individual quarter may not be indicative of results to be achieved for the full year.

                     GLORIA JEAN'S SELECTED FINANCIAL DATA

    The selected financial and operating data presented below for, and as of the fiscal year ended December 30, 1994, the 39-week period ended September 29, 1995, the 39-week period ended June 29, 1996 and the fiscal year ended June 28, 1997 have been derived from the audited financial statements of Gloria Jean's included elsewhere in this Proxy Statement/Prospectus. The selected financial and operating data for the 24-week periods ended December 14, 1996 and December 13, 1997 have been derived from unaudited financial statements of Gloria Jean's included elsewhere in this Proxy Statement/Prospectus. The selected financial and operating data for the fiscal years ended March 31, 1992 and 1993, the 34-week period ended November 19, 1993, and the 6-week period ended December 31, 1993 have been derived from the unaudited financial statements of Gloria Jean's not included elsewhere in this Proxy Statement/Prospectus. In the opinion of management, the unaudited information presented in the following tables reflects all adjustments, which are of a normal recurring nature, necessary to present fairly the information as set forth therein. Operating results for the 24-week period ended December 13, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending June 27, 1998.

    The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                OWNED BY THE KVETKO'S(4)                     OWNED BY BROTHERS(5)              OWNED BY SECOND CUP
                         ---------------------------------------  -------------------------------------------  --------------------
                                                      34-WEEK                       FISCAL         39-WEEK      39-WEEK    FISCAL
                                                      PERIOD      6-WEEK PERIOD      YEAR          PERIOD       PERIOD      YEAR
                         FISCAL YEAR  FISCAL YEAR      ENDED          ENDED          ENDED          ENDED        ENDED      ENDED
                         ENDED MARCH  ENDED MARCH  NOVEMBER 19,   DECEMBER 31,   DECEMBER 30,   SEPTEMBER 29,  JUNE 29,   JUNE 28,
                          31, 1992     31, 1993        1993           1993           1994           1995         1996       1997
                         -----------  -----------  -------------  -------------  -------------  -------------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
  DATA:
Revenues:
  Retail sales(1)......   $   1,349    $   4,137     $   3,320      $      --      $   8,935      $   4,704    $   6,657  $   7,631
  Wholesale sales(1)...      11,798       14,220         9,850          6,325         15,054          8,595       13,329     17,079
  Franchise revenues...       3,403        4,026         2,218          1,280          6,804          3,442        4,971      5,869
                         -----------  -----------  -------------       ------    -------------  -------------  ---------  ---------
  Total revenues.......      16,550       22,383        15,388          7,605         30,793         16,741       24,957     30,579
Cost of sales and
  related occupancy
  expenses.............      11,512       14,039         9,707          4,475         16,240          9,614       15,719     20,283
Store operating
  expenses(2)..........         509        2,162            --             --          4,497          2,655        1,871      2,319
Other operating
  expenses(3)..........          --           --            --             --          1,496          1,426        1,578      1,972
Depreciation and
  amortization.........         327          506           444            201          1,837          1,127          978      1,152
General and
  administrative
  expenses(2)(3).......       3,172        4,323         5,778          1,128          6,288          4,552        2,825      5,458
Provision for store
  closures.............          --           --            --             --             --             --           --        580
                         -----------  -----------  -------------       ------    -------------  -------------  ---------  ---------
Income (loss) from
  operations...........       1,030        1,353          (541)         1,801            435         (2,633)       1,986     (1,185)
Other income, net......          --           --            22             58             --             --          203        426
Interest expense.......         299          275           230             16            351            888           --         --
                         -----------  -----------  -------------       ------    -------------  -------------  ---------  ---------
Income (loss) before
  (provision) benefit
  for income taxes.....         731        1,078          (749)         1,843             84         (3,521)       2,189       (759)
(Provision) benefit for
  income taxes.........        (270)        (398)          287             --           (383)            --         (965)        (4)
                         -----------  -----------  -------------       ------    -------------  -------------  ---------  ---------
Income (loss) before
  cumulative effect of
  change in accounting
  principle............         461          680          (462)         1,843           (299)        (3,521)       1,224       (763)
Cumulative effect of
  change in accounting
  principle............          --           --            --             --             --             --           --       (427)
                         -----------  -----------  -------------       ------    -------------  -------------  ---------  ---------
Net income (loss)......   $     461    $     680     $    (462)     $   1,843      $    (299)     $  (3,521)   $   1,224  $  (1,190)
                         -----------  -----------  -------------       ------    -------------  -------------  ---------  ---------
                         -----------  -----------  -------------       ------    -------------  -------------  ---------  ---------


                            24-WEEK        24-WEEK
                            PERIOD         PERIOD
                             ENDED          ENDED
                         DECEMBER 14,   DECEMBER 13,
                             1996           1997
                         -------------  -------------

STATEMENT OF INCOME
  DATA:
Revenues:
  Retail sales(1)......    $   3,534      $   4,087
  Wholesale sales(1)...       10,554         10,973
  Franchise revenues...        2,635          2,995
                         -------------  -------------
  Total revenues.......       16,723         18,055
Cost of sales and
  related occupancy
  expenses.............       11,066         10,941
Store operating
  expenses(2)..........        1,021          1,404
Other operating
  expenses(3)..........          870            481
Depreciation and
  amortization.........          532            732
General and
  administrative
  expenses(2)(3).......        2,027          1,917
Provision for store
  closures.............           --             --
                         -------------  -------------
Income (loss) from
  operations...........        1,207          2,580
Other income, net......          205            138
Interest expense.......           --             --
                         -------------  -------------
Income (loss) before
  (provision) benefit
  for income taxes.....        1,412          2,718
(Provision) benefit for
  income taxes.........           --         (1,169)
                         -------------  -------------
Income (loss) before
  cumulative effect of
  change in accounting
  principle............        1,412          1,549
Cumulative effect of
  change in accounting
  principle............         (427)            --
                         -------------  -------------
Net income (loss)......    $     985      $   1,549
                         -------------  -------------
                         -------------  -------------

------------------------------

(1) For the 6-week period ended December 31, 1993, the information is not available to accurately separate retail sales from wholesale sales.

(2) For the 34-week period ended November 19, 1993 and the 6-week period ended December 31, 1993, the information is not available to accurately separate store operating expenses from general and administrative expenses.

(3) For the fiscal years ended March 31, 1992 and 1993, the 34-week period ended November 19, 1993 and the 6-week period ended December 31, 1993, the information is not available to accurately separate other operating expenses from general and administrative expenses.

(4) Due to the November 19, 1993 acquisition of Gloria Jean's, formerly Edglo Enterprises, by Brother's the financial statements for Gloria Jean's are not comparable to those of the prior periods.

(5) Due to the September 30, 1995 acquisition of Gloria Jean's, formerly Edglo Enterprises, by Second Cup, the financial statements for Gloria Jean's are not comparable to those of the prior periods.

                              OWNED BY THE KVETKO'S(2)                     OWNED BY BROTHERS(3)              OWNED BY SECOND CUP
                       ---------------------------------------  -------------------------------------------  --------------------
                                                    34-WEEK                       FISCAL         39-WEEK      39-WEEK    FISCAL
                                                    PERIOD      6-WEEK PERIOD      YEAR          PERIOD       PERIOD      YEAR
                       FISCAL YEAR  FISCAL YEAR      ENDED          ENDED          ENDED          ENDED        ENDED      ENDED
                       ENDED MARCH  ENDED MARCH  NOVEMBER 19,   DECEMBER 31,   DECEMBER 30,   SEPTEMBER 29,  JUNE 29,   JUNE 28,
                        31, 1992     31, 1993        1993           1993           1994           1995         1996       1997
                       -----------  -----------  -------------  -------------  -------------  -------------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
OPERATING DATA:
  (UNAUDITED)
Number of franchise
  stores open at end
  of period..........         125          145           164            169            187            209          224        236
Number of
  corporate-owned
  stores open at end
  of period..........           6           13            24             24             23             27           23         31
                       -----------  -----------  -------------  -------------  -------------  -------------  ---------  ---------
Total number of
  stores.............         131          158           188            193            210            236          247        267
Store Activity:
  (Unaudited)(1)
Number of stores
  opened during the
  period(1)..........                                                                                               17         29
Number of stores
  closed during the
  period(1)..........                                                                                                6          9
Systemwide sales--
  unaudited(1).......                                                                                        $ 108,900  $ 140,400
BALANCE SHEET DATA:
Total assets.........   $   6,684    $   9,370     $  15,588      $  52,834      $  51,636      $  46,043    $  40,219  $  38,923
Long-term debt and
  capital lease
  obligations, net of
  current portion....       1,887        2,084           214            195             84             25           --         --
Common share
  dividends..........          --           --            --             --             --             --        1,562         --


                          24-WEEK        24-WEEK
                          PERIOD         PERIOD
                           ENDED          ENDED
                       DECEMBER 14,   DECEMBER 13,
                           1996           1997
                       -------------  -------------

OPERATING DATA:
  (UNAUDITED)
Number of franchise
  stores open at end
  of period..........          233            246
Number of
  corporate-owned
  stores open at end
  of period..........           24             31
                       -------------  -------------
Total number of
  stores.............          257            277
Store Activity:
  (Unaudited)(1)
Number of stores
  opened during the
  period(1)..........           13             18
Number of stores
  closed during the
  period(1)..........            3              8
Systemwide sales--
  unaudited(1).......    $  44,450      $  50,221
BALANCE SHEET DATA:
Total assets.........    $  40,651      $  39,788
Long-term debt and
  capital lease
  obligations, net of
  current portion....           --             --
Common share
  dividends..........           --             --

------------------------------

(1) Store activity, which includes the number of stores opened, closed or disposed of during the period and systemwide sales is presented only for those periods that Gloria Jean's was owned by Second Cup.

(2) Due to the November 19, 1993 acquisition of Gloria Jean's, formerly Edglo Enterprises, by Brothers the financial statements for Gloria Jean's are not comparable to those of the prior periods.

(3) Due to the September 30, 1995 acquisition of Gloria Jean's, formerly Edglo Enterprises, by Second Cup, the financial statements for Gloria Jean's are not comparable to those of the prior periods.

        GLORIA JEAN'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Gloria Jean's is the second-largest retailer of specialty coffee in the United States, with 246 franchised and 31 company-owned stores located in the United States and abroad as of December 13, 1997. Gloria Jean's also operates a coffee roasting facility located in Castroville, California.

    The Gloria Jean's coffee business was started in 1979 by Edward and Gloria Jean Kvetko with the opening of one store in Long Grove, Illinois. By 1986 the Kvetkos had opened 10 family-owned stores and as a result of the success of their gourmet coffee operations, they began to franchise Gloria Jean's stores in 1986. Gloria Jean's grew from ten stores in Illinois in 1986 to 123 franchises and corporate stores in 26 states in 1991. On November 19, 1993, Brothers acquired all the shares of Edglo Enterprises, Inc. (the Kvetko's holding company) through its wholly-owned subsidiary Brothers Retail Corp. After the Brothers acquisition, the fiscal year end of Gloria Jean's changed from March 31 to the last Saturday in December.

    Second Cup acquired the Gloria Jean's specialty coffee business from Brothers effective September 30, 1995, through its wholly-owned subsidiary Gloria Jean's which was incorporated for the purpose of effecting the Gloria Jean's acquisition. After the acquisition by Second Cup, the fiscal year end changed to the last Saturday in June. As part of the acquisition by Second Cup, Gloria Jean's has undergone significant changes to its management structure, operating procedures and standards and franchisee relationships. Shortly after the acquisition by Second Cup, Gloria Jean's began to seek qualified owner operators to purchase the company-owned stores. See "Business of Gloria Jean's."

    Gloria Jean's roasts and distributes coffee to its franchisees on a cost-plus basis which includes the actual cost of green coffee delivered to Gloria Jean's, plus costs associated with roasting and delivering the coffee and a fixed dollar mark-up. Due to the cost-plus pricing, the company believes that the gross profit from wholesale product sales is generally insulated from variability in coffee prices, except to the extent that such fluctuation affects the demand for specialty coffee. See "Risk Factors--Combined Company Risks--Coffee Prices and Supply Risk." However, other factors may affect gross profit, such as production efficiencies or inefficiencies (including roasting shrinkage) and write-offs of excess coffee inventories.

    Gloria Jean's retail outlets generally offer a full range of gourmet coffees and teas as well as a variety of related gifts, supplies, equipment and accessories.

    Gloria Jean's gourmet coffee operations are carried on by Gloria Jean's Gourmet Coffees Franchising Corp. ("Franchising Corp.") and Gloria Jean's Gourmet Coffees Corp. ("Gourmet Coffees"). Franchising Corp. is in the business of selling franchisees the right to own and operate Gloria Jean's gourmet coffee stores. Gourmet Coffees is a wholesaler and distributor of coffees, beverage products, and related supplies and accessories to franchisees and third parties, and also negotiates and leases sites for the location of Gloria Jean's stores on behalf of franchisees and subleases the sites to them.

    For purposes of this discussion, references to Gloria Jean's shall mean the Gloria Jean's gourmet coffee retail operations as a whole.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data for Gloria Jean's for the periods indicated, expressed as a percentage of total revenues, except as otherwise indicated:

                                              OWNED BY THE KVETKO'S(4)                           OWNED BY BROTHERS(5)
                                    ---------------------------------------------  -------------------------------------------------
                                       FISCAL         FISCAL          34-WEEK          6-WEEK           FISCAL
                                        YEAR           YEAR           PERIOD           PERIOD            YEAR            39-WEEK
                                        ENDED          ENDED           ENDED            ENDED            ENDED           PERIOD
                                      MARCH 31,      MARCH 31,     NOVEMBER 19,     DECEMBER 31,     DECEMBER 30,     SEPTEMBER 29,
                                        1992           1993            1993             1993             1994             1995
                                    -------------  -------------  ---------------  ---------------  ---------------  ---------------
STATEMENT OF INCOME DATA:
Revenues:
  Retail sales(1).................          8.2%          18.5%           21.6%              --             29.0%            28.1%
  Wholesale sales(1)..............         71.3%          63.5%           64.0%            83.1%            48.9%            51.3%
  Franchise revenues..............         20.6%          18.0%           14.4%            16.9%            22.1%            20.6%
                                          -----          -----           -----            -----            -----            -----
    Total revenues................        100.0%         100.0%          100.0%           100.0%           100.0%           100.0%
  Cost of sales and related
    occupancy expenses............         69.6%          62.7%           63.1%            59.0%            52.7%            57.4%
  Store operating
    expenses(2)(6)................         37.7%          52.3%             --               --             50.3%            56.4%
  Other operating expenses(3).....           --             --              --               --              4.9%             8.5%
  Depreciation and amortization             2.0%           2.3%            2.9%             2.6%             6.0%             6.7%
  General and administrative
    expenses(2)(3)................         19.2%          19.3%           37.5%            14.8%            20.4%            27.2%
  Provision for store closures....           --             --              --               --               --               --
                                          -----          -----           -----            -----            -----            -----
  Income (loss) from operations...          6.2%           6.0%           (3.5)%           23.6%             1.4%           (15.7)%
  Other income, net...............           --             --             1.0%             0.8%              --               --
  Interest expense................         (1.8)%         (1.2)%          (1.5)%           (0.2)%           (1.1)%           (5.3)%
                                          -----          -----           -----            -----            -----            -----
  Income (loss) before (provision)
    benefit for income taxes......          4.4%           4.8%           (4.9)%           24.2%             0.3%           (21.0)%
  (Provision) benefit for income
    taxes.........................         (1.6)%         (1.8)%           1.9%              --             (1.2)%             --
                                          -----          -----           -----            -----            -----            -----
  Income (loss) before cumulative
    effect of change in accounting
    principle.....................          2.8%           3.0%           (3.0)%           24.2%            (0.9)%          (21.0)%
  Cumulative effect of change in
    accounting principle..........           --             --              --               --               --               --
                                          -----          -----           -----            -----            -----            -----
  Net income (loss)...............          2.8%           3.0%           (3.0)%           24.2%            (0.9)%          (21.0)%
                                          -----          -----           -----            -----            -----            -----
                                          -----          -----           -----            -----            -----            -----

                                                       OWNED BY SECOND CUP
                                    ----------------------------------------------------------
                                      39-WEEK      FISCAL         24-WEEK          24-WEEK
                                      PERIOD        YEAR          PERIOD           PERIOD
                                       ENDED        ENDED          ENDED            ENDED
                                     JUNE 29,     JUNE 28,     DECEMBER 14,     DECEMBER 13,
                                       1996         1997           1996             1997
                                    -----------  -----------  ---------------  ---------------
STATEMENT OF INCOME DATA:
Revenues:
  Retail sales(1).................        26.7%        25.0%          21.1%            22.6%
  Wholesale sales(1)..............        53.4%        55.9%          63.1%            60.8%
  Franchise revenues..............        19.9%        19.2%          15.8%            16.6%
                                         -----        -----          -----            -----
    Total revenues................       100.0%       100.0%         100.0%           100.0%
  Cost of sales and related
    occupancy expenses............        63.0%        66.3%          66.2%            60.6%
  Store operating
    expenses(2)(6)................        28.1%        30.4%          28.9%            34.4%
  Other operating expenses(3).....         6.3%         6.4%           5.2%             2.7%
  Depreciation and amortization            3.9%         3.8%           3.2%             4.1%
  General and administrative
    expenses(2)(3)................        11.3%        17.8%          12.1%            10.6%
  Provision for store closures....          --          1.9%            --               --
                                         -----        -----          -----            -----
  Income (loss) from operations...         8.0%        (3.9)%          7.2%            14.3%
  Other income, net...............         0.8%         1.4%           1.2%             0.8%
  Interest expense................          --           --             --               --
                                         -----        -----          -----            -----
  Income (loss) before (provision)
    benefit for income taxes......         8.8%        (2.5)%          8.4%            15.1%
  (Provision) benefit for income
    taxes.........................        (3.9)%         --             --             (6.5)%
                                         -----        -----          -----            -----
  Income (loss) before cumulative
    effect of change in accounting
    principle.....................         4.9%        (2.5)%          8.4%             8.6%
  Cumulative effect of change in
    accounting principle..........          --         (1.4)%         (2.5)%             --
                                         -----        -----          -----            -----
  Net income (loss)...............         4.9%        (3.9)%          5.9%             8.6%
                                         -----        -----          -----            -----
                                         -----        -----          -----            -----

------------------------------

(1) For the 6-week period ended December 31, 1993, the information is not available to accurately separate retail sales from wholesale sales.

(2) For the 34-week period ended November 19, 1993 and the 6-week period ended December 31, 1993, the information is not available to accurately separate store operating expenses from general and administrative expenses.

(3) For the fiscal years ended March 31, 1992 and 1993, the 34-week period ended November 19, 1993 and the 6-week period ended December 31, 1993, the information is not available to accurately separate other operating expenses from general and administrative expenses.

(4) Due to the November 19, 1993 acquisition of Gloria Jean's, formerly Edglo Enterprises, by Brothers the financial statements for Gloria Jean's are not comparable to those of the prior periods.

(5) Due to the September 30, 1995 acquisition of Gloria Jean's, formerly Edglo Enterprises, by Second Cup, the financial statements for Gloria Jean's are not comparable to those of the prior periods.

(6) As a percentage of retail sales.

TWENTY-FOUR WEEK PERIOD ENDED DECEMBER 13, 1997 COMPARED TO THE TWENTY-FOUR WEEK
  PERIOD ENDED DECEMBER 14, 1996

    REVENUES. Total revenues increased 8.0% to $18,055,000 for the twenty-four week period ended December 13, 1997 from $16,723,000 for the same period in 1996.

    Retail sales at company-owned stores increased 15.6% to $4,087,000 for the 1997 period from $3,534,000 in the 1996 period. The increase was due to the addition of 16 new company-owned store locations. Of the 24 company-owned store locations at December 14, 1996, two stores were subsequently franchised and an additional seven stores were closed, due to poor performance at those locations.

    Wholesale sales consist primarily of sales of roasted coffee and other products and supplies to franchisees. Wholesale sales increased 4.0% to $10,973,000 for the 1997 period from $10,554,000 for the 1996 period. An increase in bulk coffee sales as a result of new franchisees as well as a general price increase for product contributed to the higher sales.

    Franchise revenues consist primarily of initial franchisee fees and royalty fees received by Gloria Jean's on gross sales at each franchise location. Franchise fees increased 96.9% to $441,000 for the twenty-four week period ended December 13, 1997 from $224,000 for the twenty-four week period ended December 14, 1996. Royalty income increased 5.9% to $2,554,000 for the period ended December 13, 1997 from $2,411,000 for the period ended December 14, 1996. Overall, franchise revenues increased 13.7% to $2,995,000 for the 1997 period from $2,635,000 for the 1996 period. The increase is attributable primarily to a greater number of franchised stores in the 1997 period.

    COSTS AND EXPENSES. Cost of sales and related occupancy expenses decreased 1.1% to $10,941,000 for the twenty-four week period ended December 13, 1997 from $11,066,000 for the twenty-four week period ended December 14, 1996. Cost of sales as a percentage of retail and wholesale and other sales declined to 65.9% in the 1997 period from 72.5 % in the 1996 period. Improvements in production controls, plant efficiencies and a general increase in prices were the primary factors driving the reduction in cost of sales as a percentage of revenues. In addition, cost of sales was favorably affected by improvements in store-level operating controls at company-owned stores and by the changing mix of company-owned stores. The mix of company-owned stores changes as new stores are opened, some stores become franchised or sold and as franchised stores, in some cases, revert back to the company.

    Store operating expenses increased to $1,404,000 for the period ended December 13, 1997 from $1,021,000 for the period ended December 14, 1996. Increased labor costs at new stores whose sales had not reached mature levels resulted in store operating expenses as a percentage of retail sales increasing to 34.4% in 1997 from 28.9 % in 1996.

    Other operating expenses declined to $481,000 for the twenty-four week period ended December 13, 1997 from $870,000 for the twenty-four week period ended December 14, 1996. Other operating expenses as a percentage of total revenue decreased to 2.7% for the 1997 period from 5.2% for the 1996 period. The decline was primarily due to a reduction in bad debt expense resulting from new collection policies implemented by Gloria Jean's in early calendar year 1997.

    Depreciation and amortization expense increased to $732,000 for the twenty-four week period ended December 13, 1997 from $532,000 for the twenty-four week period ended December 14, 1996. Depreciation and amortization as a percentage of revenue increased to 4.1% for the 1997 period from 3.2% for the 1996 period, due to the increase in depreciation associated with the larger number of company-owned stores during the 1997 period.

    General and administrative expenses decreased to $1,917,000 in 1997 from $2,027,000 in 1996. General and administrative expenses as a percentage of total revenue declined to 10.6% from 12.1% due primarily to the impact of relatively fixed expenses compared to a higher revenue base in the 1997 period. In addition, the 1996 period expenses include a write-down of $144,000 of corporate store assets held for resale.

    PROVISION FOR STORE CLOSURES. Costs incurred from June 28, 1997 through December 13, 1997, related to the closure of four company-owned stores and the reacquisition and closure of one franchise location, were $505,000, consisting primarily of lease termination costs. These costs were charged against the accrual for the closure of eight company-owned stores and an accrued liability which were established at the 1997 fiscal year end.

    INTEREST INCOME. Interest income declined to $138,000 or 0.8% as a percentage of total revenues for the period ended December 13, 1997 from $205,000 or 1.2% as a percentage of total revenues for the period ended December 14, 1996, due to the repayment of a loan by an affiliated company during fiscal year 1997.

    INCOME TAXES. The provision for income taxes increased to $1,169,000 for the twenty-four week period ended December 13, 1997 from $0 for the twenty-four week period ended December 14, 1996. The increase was due to the company generating pre-tax income during the 1997 period.

    CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. Effective as of the beginning of fiscal year 1997, Gloria Jean's adopted the provisions of Statement of Financial Accounting Standards 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). The initial application of SFAS 121 to long-lived assets held for disposal at June 30, 1996 resulted in a non-cash charge of $427,000 (net of tax benefit of $262,000) which represented the adjustment required to remeasure such assets at the lower of carrying amount or fair value less costs to sell. Long-lived assets held for disposal consist of leasehold improvements and furniture and other property at company-owned stores which were held for sale.

FIFTY-TWO WEEK PERIOD ENDED JUNE 28, 1997 COMPARED TO THE THIRTY-NINE WEEK
  PERIOD ENDED JUNE 29, 1996

    The data presented for fiscal year 1996 consists of the thirty-nine week period ended June 29, 1996, due to the acquisition of Gloria Jean's by Second Cup effective September 30, 1995. Fiscal year 1997 consists of a full fifty-two weeks. Approximately 33% of annual sales typically occur in the eight week period preceding the year-end holidays. This seasonal trend together with the substantial differences arising from the comparison of two periods of differing lengths should be considered when reviewing the following discussion.

    REVENUES. Total revenues, including retail sales, wholesale and other revenues and franchise revenues, increased 22.5% to $30,579,000 for the fiscal year ended June 28, 1997 from $24,957,000 for fiscal year ended June 29, 1996, due primarily to the impact of a full year of reported results in 1997 versus thirty-nine weeks in 1996. An additional 14 new franchises opened during fiscal year 1997 also contributed to the increases in wholesale and other revenue and franchise revenues. Retail sales increased to $7,631,000 for the fiscal year ended June 29, 1997 from $6,657,000 for the thirty-nine week period ended June 29, 1996. Wholesale and other revenues increased to $17,079,000 for the fifty-two week period ended June 28, 1997 from $13,329,000 for the period ended June 29, 1996. Franchise revenues increased to $5,869,000 for the 1997 period from $4,971,000 for the thirty-nine week period ended June 29, 1996.

    COSTS AND EXPENSES. Cost of sales and related occupancy expenses increased to $20,283,000 for the fifty-two week period ended June 28, 1997 from $15,719,000 for the thirty-nine week period ended June 19, 1996. Cost of sales for company-owned stores and wholesale operations increased to 75.9% as a percentage of retail and wholesale and other sales for the 1997 period from 73.1% for the 1996 period due primarily to a write down of approximately $600,000 for holiday gift pack inventory which did not meet Gloria Jean's quality standards and due to a larger number of underperforming company-owned stores which had poor operating efficiencies and higher coffee costs. The changing mix of company-owned stores resulted in a 3% increase in occupancy expense as a percentage of retail sales, further contributing to the overall increase in this category.

    Store operating expenses increased to $2,319,000 for the 1997 period from $1,871,000 for the 1996 period. Store operating expenses as a percentage of retail sales increased to 30.4% in 1997 from 28.1% in 1996 due to a larger number of under-performing company-owned stores incurring higher operating expenses.

    General and administrative expenses increased to $5,458,000 for the period ended June 28, 1997 from $2,825,000 for the period ended June 29, 1996. General and administrative expenses as a percentage of total revenues increased to 17.8% in 1997 from 11.3% in 1996, due primarily to the investment undertaken in building a new management team and implementing improved systems, standards and controls throughout the organization. The increase also related to a $198,000 write-down to market value of assets at company-owned stores which were held for sale and a provision of $420,000 related to reacquisition and store closure costs associated with a repurchase agreement.

    PROVISIONS FOR STORE CLOSURES. The provision for store closures of $580,000 consisted primarily of lease termination costs for eight of the company-owned stores held for disposal. As of June 28, 1997, management determined it was not feasible to sell these stores and implemented a plan to close them during fiscal year 1998.

    Revenues and operating income (losses) for the 24 company-owned stores held for disposal, including the eight company-owned stores slated for closure, were $7,051,000 and $(368,000) respectively, for the fiscal year ended June 28, 1997 and $5,592,000 and $176,000, respectively, for the thirty-nine week period ended June 29, 1996. While management intends to dispose of or close these stores during fiscal 1998 and 1999, there can be no assurance that all of these actions can be taken by the company or that, if taken, such actions will improve the company's financial position, results of operations and cash flows.

    CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. Effective as of the beginning of fiscal year 1997, Gloria Jean's adopted the provisions of SFAS 121. The initial application of SFAS 121 to long-lived assets held for disposal at June 30, 1996 resulted in a non-cash charge of $427,000 (net of tax benefit of $262,000) which represents the adjustment required to remeasure such assets at the lower of carrying amount or fair value less costs to sell. Long-lived assets held for disposal consist of leasehold improvements and furniture and other property at company-owned stores which were held for sale. Assets held for disposal at June 28, 1997 had an adjusted carrying value of $1,560,000.

    INCOME TAXES. The provision for income taxes decreased to $4,000 for the fiscal year ended June 28, 1997 from $965,000 for the thirty-nine week period ended June 29, 1996. The decrease is due to Gloria Jean's reporting a net loss before income taxes during fiscal 1997 as compared to income before income taxes during the thirty-nine week period ended June 29, 1996. The effective income tax rate decreased to 0% during fiscal year 1997 from 44.1% during the thirty-nine week period ended June 29, 1996. During fiscal 1997, the federal and state income tax benefit from the loss before income taxes was offset by amortization of nondeductible goodwill and the write-off of an uncollectible income tax receivable. During the thirty-nine week period ended June 29, 1996, the effective income tax rate was comprised of federal and state income taxes and amortization of nondeductible goodwill.

    During fiscal 1997, management determined that no valuation allowance was required for Gloria Jean's deferred tax assets of $2,592,000 since, based on internal forecasts, management believes it is more likely than not the deferred tax assets will be realized through future taxable income. The adjustment to the valuation allowance during fiscal 1997 of $1,619,000 was recorded as a reduction in goodwill since the prior year's valuation allowance related to net operating loss carryforwards acquired from Brothers.

THIRTY-NINE WEEK PERIOD ENDED JUNE 29, 1996 COMPARED TO THE THIRTY-NINE WEEK
  ENDED SEPTEMBER 29, 1995.

    For the thirty-nine week period ended June 29, 1996, Gloria Jean's was owned by Second Cup. For the thirty-nine week period ended September 29, 1995, the business was owned and operated by Brothers. Due to the change in ownership, roasting facility arrangements and the seasonality of the business, there are significant fluctuations in revenues and expenses between the two time periods presented.

    When Second Cup purchased the business, Gloria Jean's headquarters were relocated to Castroville, California, which is where all of Gloria Jean's coffee is roasted. Under the ownership of Brothers, Gloria Jean's and franchisees purchased their coffee requirements from four regional roasting facilities, owned by Brothers, which were operated separately from Gloria Jean's. After the Second Cup acquisition, all Gloria Jean's coffee has been roasted at Gloria Jean's own coffee roasting facility. Consequently, the asset base under Second Cup's ownership includes all roasting plant assets and associated inventory which were previously not included in the accounts of Gloria Jean's.

    Under Second Cup's ownership, Gloria Jean's implemented pricing of roasted coffees on a cost-plus basis which generally insulates Gloria Jean's gross profit from fluctuations in the price of green coffee. Because Brothers did not price their roasted coffees in the same way, the fluctuations in the price of green coffees, during the period Gloria Jean's was owned by Brothers, had a more direct impact on gross profit than it currently does.

    REVENUES. Total revenues increased to $24,957,000 for the thirty-nine week period ended June 29, 1996 from $16,741,000 for the thirty-nine week period ended September 29, 1995, due primarily to the seasonality of sales. The thirty-nine week period in 1996 included the period October through December which are Gloria Jean's highest sales months. Approximately 33% of annual sales typically occur in the eight week period preceding the year-end holidays.

    Due primarily to seasonality differences, retail sales increased 41.5% to $6,657,000 for the thirty-nine weeks period ended June 29, 1996 from $4,704,000 for the thirty-nine week period ended September 29, 1995; wholesale and other revenues increased 55% to $13,329,000 for the period ended June 29, 1996 from $8,595,000 for the period ended September 29, 1995; and franchise revenues increased 44.4% to $4,971,000 for the period ended June 29, 1996 from $3,442,000 for the period ended September 29, 1995.

    COSTS AND EXPENSES. Cost of sales and related occupancy expenses increased to $15,719,000 for the period ended June 29, 1996 from $9,614,000 for the period ended September 29, 1995. Cost of sales and related occupancy expenses as a percentage of total revenue increased to 63.0% for the thirty-nine week period ended June 29, 1996 from 57.4% for the thirty-nine weeks ended September 29, 1995, due to higher plant overhead and increased roasting and distribution costs associated with the transfer of coffee production to the Castroville facility.

    Store operating expenses decreased to $1,871,000 for the period ended June 29, 1996 from $2,655,000 for the period ended September 29, 1995. Store operating expenses as a percentage of retail sales decreased to 28.1% for the thirty-nine week period ended June 29, 1996 from 56.4% for the thirty-nine week period ended September 29, 1995, due to the seasonality of retail sales in addition to store operating cost decreases under the ownership of Second Cup.

    Other operating expenses increased to $1,578,000 for the fiscal year ended June 29, 1996 from $1,426,000 for the fiscal year ended September 29, 1995. As a percentage of total revenues, other operating expenses decreased to 6.3% for the thirty-nine week period ended June 29, 1996 from 8.5% for the thirty-nine week period ended September 29, 1995, due to the impact of higher seasonal revenues in the thirty-nine weeks ended June 29, 1996.

    Depreciation and amortization decreased to $978,000 for the thirty-nine week period ended June 29, 1996 from $1,127,000 for the thirty nine-week period ended September 29, 1995. The decrease related primarily to the reduced amortization expense for goodwill. Goodwill generated from the acquisition of Gloria Jean's by Second Cup was substantially less than the goodwill carried on Brothers' balance sheet.

    General and administrative expenses decreased to $2,825,000 for the thirty-nine week period ended June 29, 1996 from $4,552,000 for the thirty-nine week period ended September 29, 1995. As a percentage of total revenue, these expenses decreased to 11.3% for the thirty-nine week period ended June 29, 1996 from 27.2% for the thirty-nine week period ended September 29, 1995. This reduction related to the change in corporate ownership and management structure and the relocation of the corporate office.

    INTEREST INCOME. Interest income increased to $203,000 for the thirty-nine week period ended June 29, 1996 from $0 for the thirty-nine week period ended September 29, 1995, due to an increase in Gloria Jean's cash balances which were invested in interest bearing accounts.

    INTEREST EXPENSE. Interest expense decreased to $0 for the thirty-nine week period ended June 29, 1996 from $888,000 for the thirty-nine week period ended September 30, 1995, due to the repayment of all outstanding indebtedness in connection with the Second Cup acquisition.

    INCOME TAXES. For the thirty-nine week period ended June 29, 1996, Gloria Jean's incurred income tax expense of $965,000, compared with no income tax expense or benefit for the thirty-nine week period ended September 29, 1995. The difference between the two periods was due to the net income achieved in the current period, related primarily to the seasonality of the business and the changes implemented following the acquisition by Second Cup. During the period ended September 29, 1995, Gloria Jean's recorded a valuation allowance of $1,952,000 due to the uncertainty regarding the ultimate realization of amounts to be allocated to the company from Brothers' consolidated income tax returns.

    During the fiscal year ended June 29, 1996, Gloria Jean's recorded a valuation allowance of $1,619,000 as management determined that it was more likely than not that the company would be unable to generate future taxable income that would enable it to utilize the net operating loss carryforwards acquired from Brothers.

THIRTY-NINE WEEK PERIOD ENDED SEPTEMBER 29, 1995 COMPARED TO THE FIFTY-TWO WEEK
  PERIOD ENDED DECEMBER 30, 1994.

    The data presented for fiscal year 1994 consists of a full fifty-two weeks. The period ended September 29, 1995 consists of thirty-nine weeks due to the sale of Gloria Jean's to Second Cup effective September 29, 1995. Therefore, the substantial differences arising from the comparison of two periods of differing lengths should be considered when reviewing the following discussion. In addition, due to the seasonality of the business, there are significant fluctuations in revenues and expenses between the two time periods presented.

    REVENUES. Total revenues decreased 45.5% to $16,741,000 for the thirty-nine week period ended September 30, 1995 from $30,793,000 in 1994, due to the seasonality of sales and the impact of the full year of results for 1994 versus thirty-nine weeks for 1995. Retail sales decreased to $4,704,000 for the fiscal year ended September 29, 1995 from $8,935,000 for the fifty-two week period ended December 30, 1994.

Wholesale and other revenues decreased to $8,595,000 for the thirty-nine week period ended September 29, 1995 from $15,054,000 for the period ended December 30, 1994. Franchise revenues decreased to $3,442,000 for the 1995 period from $6,804,000 for the fifty-two week period ended December 30, 1994.

    COSTS AND EXPENSES. Cost of sales and related occupancy expense decreased to $9,614,000 for the thirty-nine week period ended September 29, 1995 from $16,240,000 for the fifty-two week period ended December 30, 1994. As a percentage of total revenues, cost of sales and related occupancy expenses increased to 57.4% in 1995 from 52.7% in 1994, due primarily to higher green coffee prices.

    Store operating expenses decreased to $2,655,000 for the 1995 period from $4,497,000 for the 1994 period. Store operating expenses as a percentage of retail sales increased to 56.4% in 1995 from 50.3% in 1994, due to the impact of seasonality of sales while the expenses incurred remained relatively constant throughout the year.

    Other operating expenses declined to $1,426,000 for the period ended September 29, 1995 from $1,496,000 for the period ended December 30, 1994. Other operating expenses as a percentage of total revenue increased to 8.5% for 1995 from 4.9% in 1994 due to the impact of seasonality of sales.

    Depreciation and amortization expense decreased to $1,127,000 for the thirty-nine week period ended September 29, 1995 from $1,837,000 for the fifty-two week period ended December 30, 1994 due to the change in the length of the time periods presented.

    General and administrative expenses decreased to $4,552,000 for the 1995 period from $6,288,000 for the 1994 period. General and administrative expenses as a percentage of total revenue increased to 27.2% in 1995 from 20.4% in 1994 due to the impact of seasonally lower revenues in the 1995 period as measured against relatively constant expenses.

    INTEREST EXPENSE. Interest expense increased to $888,000 for the period ended September 29, 1995 from $351,000 for the period ended December 30, 1994. As a percentage of total revenues, interest expense increased to 5.3% in 1995 from 1.1% in 1994 due primarily to the impact of seasonality of sales.

    INCOME TAXES. Gloria Jean's recognized NO income tax benefit for the period ended September 29, 1995 FOR the loss incurred for the thirty-nine week period, while Gloria Jean's recognized an income tax expense of $383,000 for the period ended December 30, 1994 due to the income achieved for that period. The difference in the results of operations between the two periods presented is primarily due to the impact of seasonality of the company's business.

QUARTERLY COMPARISONS

    The following tables set forth certain unaudited financial data of Gloria Jean's for each of the quarters in fiscal 1997 and the first two quarters of fiscal 1998. In the opinion of management of Gloria Jean's, such unaudited financial information has been prepared on the same basis as the audited financial information appearing elsewhere in this Proxy Statement/Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for those periods. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                THREE MONTHS ENDED
                                 --------------------------------------------------------------------------------
                                 SEPTEMBER 21,  DECEMBER 14,   MARCH 8,    JUNE 28,   SEPTEMBER 20,  DECEMBER 13,
                                     1996           1996         1997        1997         1997           1997
                                 -------------  ------------  -----------  ---------  -------------  ------------
                                                              (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues:
  Retail sales.................    $   1,477     $    2,057    $   2,268   $   1,829    $   1,696     $    2,391
  Wholesale sales..............        2,869          7,685        2,545       3,980        5,030          5,943
  Franchise revenues...........        1,147          1,488        1,794       1,440        1,214          1,781
                                 -------------  ------------  -----------  ---------       ------    ------------
    Total revenues.............        5,493         11,230        6,607       7,249        7,940         10,115
                                 -------------  ------------  -----------  ---------       ------    ------------
Cost of sales and related
  occupancy expenses...........        4,090          6,976        4,250       4,967        5,048          5,893
Store operating expenses.......          468            553          611         687          650            754
Other operating expenses.......          436            434          513         589          173            308
Depreciation and
  amortization.................          272            260          272         348          350            382
General and administrative
  expenses.....................          967          1,060        1,399       2,032          935            982
Provision for store closures...           --             --           --         580           --             --
                                 -------------  ------------  -----------  ---------       ------    ------------
Income (loss) from
  operations...................         (740)         1,947         (438)     (1,954)         784          1,796
Other income, net..............          111             94          130          91           79             59
                                 -------------  ------------  -----------  ---------       ------    ------------
Income (loss) before
  (provision) benefit for
  income taxes.................         (629)         2,041         (308)     (1,863)          --          1,855
(Provision) benefit for income
  taxes........................           --             --           --          (4)        (371)          (798)
                                 -------------  ------------  -----------  ---------       ------    ------------
Income (loss) before cumulative
  effect of change in
  accounting principle.........         (629)         2,041         (308)     (1,867)         492          1,057
Cumulative effect of change in
  accounting principle.........         (427)            --           --          --           --             --
                                 -------------  ------------  -----------  ---------       ------    ------------
Net income (loss)..............    $  (1,056)    $    2,041    $    (308)  $  (1,867)   $     492     $    1,057
                                 -------------  ------------  -----------  ---------       ------    ------------
                                 -------------  ------------  -----------  ---------       ------    ------------

                                                             THREE MONTHS ENDED
                               ------------------------------------------------------------------------------
                               SEPTEMBER 21,  DECEMBER 14,  MARCH 8,   JUNE 28,   SEPTEMBER 20,  DECEMBER 13,
                                   1996           1996        1997       1997         1997           1997
                               -------------  ------------  ---------  ---------  -------------  ------------
STATEMENT OF INCOME DATA:
Revenues:
  Retail sales...............         26.9%          18.3%       34.3%      25.2%        21.4%          23.6%
  Wholesale sales............         52.2%          68.4%       38.5%      54.9%        63.4%          58.8%
  Franchise revenues.........         20.9%          13.3%       27.2%      19.9%        15.3%          17.6%
                               -------------  ------------  ---------  ---------  -------------  ------------
    Total revenues                   100.0%         100.0%      100.0%     100.0%       100.0%         100.0%

Cost of sales and related
  occupancy expenses.........         74.5%          62.1%       64.3%      68.5%        63.6%          58.3%
Store operating expenses
  (1)........................         31.7%          26.9%       26.9%      37.6%        38.3%          31.5%
Other operating expenses.....          7.9%           3.9%        7.8%       8.1%         2.2%           3.0%
Depreciation and
  amortization...............          5.0%           2.3%        4.1%       4.8%         4.4%           3.8%
General and administrative
  expenses...................         17.6%           9.4%       21.2%      28.0%        11.8%           9.7%
Provision for store closures            --             --          --        8.0%          --             --
                               -------------  ------------  ---------  ---------  -------------  ------------
Income (loss) from
  operations.................        (13.5)%         17.3%       (6.6)%     (27.0)%         9.9%        17.8%
Other income, net............          2.0%           0.8%        1.9%       1.3%         1.0%           0.5%
                               -------------  ------------  ---------  ---------  -------------  ------------
Income (loss) before
  (provision) benefit for
  income taxes...............        (11.5)%         18.2%       (4.7)%     (25.7)%        10.9%        18.3%
(Provision) benefit for
  income taxes                          --             --          --       (0.1)%        (4.7)%        (7.9)%
                               -------------  ------------  ---------  ---------  -------------  ------------
Income (loss) before
  cumulative effect of change
  in accounting principle....        (11.5)%         18.2%       (4.7)%     (25.8)%         6.2%        10.4%
Cumulative effect of change
  in accounting principle....         (7.7)%           --          --         --           --             --
                               -------------  ------------  ---------  ---------  -------------  ------------
Net income (loss)............        (19.2)%         18.2%       (4.7)%     (25.8)%         6.2%        10.4%
                               -------------  ------------  ---------  ---------  -------------  ------------
                               -------------  ------------  ---------  ---------  -------------  ------------

------------------------

(1)  As a percentage of retail sales.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 13, 1997, Gloria Jean's had $3,797,000 in cash and cash equivalents. Pursuant to the Merger Agreement, Gloria Jean's will redeem a portion of its current outstanding common stock from Second Cup prior to the merger. The stock will be redeemed for an amount which will leave not less than $2,500,000 in cash and cash equivalents in the accounts of Gloria Jean's after payment of expenses incurred related to the Merger. Working capital as of December 13, 1997, totaled $12,121,000 as compared to working capital of $10,802,000 and $7,777,000 at June 28, 1997 and June 29, 1996, respectively.

    For the twenty-four week periods ended December 13, 1997 and December 14, 1996, cash used in operating activities was $2,359,000 and $1,663,000, respectively. Cash used in operating activities generally reflects the seasonal increase in accounts receivable and inventory during the first half of each fiscal year. During the 1997 period, payments against the accrual for store closures and the accrual related to the reacquisition and subsequent closure of a franchised store increased the cash utilization.

    For the twenty-four week periods ended December 13, 1997 and December 14, 1996, Gloria Jean's had net cash provided (used) by financing activities of $0 and ($1,562,000), respectively. Cash used by financing activities reflects the payment of a dividend declared in fiscal year 1996 and paid in the quarter ended September 21, 1996. Subsequently there have not been any dividends paid or declared.

    For the twenty-four week period ended December 13, 1997 and December 14, 1996, net cash provided (used) in investing activities was ($1,125,000) and $1,155,000, respectively. The cash utilized in the 1997 period reflects capital expenditures primarily related to new retail stores. In the 1996 period, capital expenditures were offset by loan repayments from an affiliated company of $1,960,000.

    Gloria Jean's believes that anticipated cash flow from operations and existing cash will be sufficient to meet Gloria Jean's cash requirements through the next twelve months.

    Upon closing of the Merger and after the aforementioned stock redemption, it is estimated that Gloria Jean's will have cash and cash equivalents of approximately $2,500,000.

    Gloria Jean's has seasonal working capital requirements of approximately $5,000,000 which are expected to be funded from cash flow from operations and from existing cash and cash equivalents. Since future new locations are anticipated to be franchised, with construction costs funded in advance by franchisees, and since the existing roasting plant facilities have sufficient capacity to meet incremental roasting needs following the merger, capital expenditure requirements through the next twelve months are not expected to be material to Gloria Jean's overall cash flow.

SEASONALITY AND QUARTERLY RESULTS

    Gloria Jean's sales and earnings fluctuate seasonally. Historically, Gloria Jean's highest earnings have occurred in the second and third quarters. In addition, quarterly results have and, in the future are likely to be, substantially affected by the timing of new store openings. Because of the seasonality of Gloria Jean's business and the impact of new store openings, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for an entire year.

MERGER WITH CP OLD, INC.

    CP Old, Inc. ("CP Old"), formerly known as Coffee Plantation Inc., is an affiliated company of Gloria Jean's. CP Old historically owned and operated the Coffee Plantation retail stores in Arizona, Texas and California. While the Arizona stores were profitable, the company incurred substantial operating losses at seven locations opened outside of its core Arizona market and, in fiscal 1996, recorded a write-down of assets and a provision for lease termination costs at these non-Arizona stores. With the disposition of the Arizona Coffee Plantation stores to Coffee People and the closure of all other non-Arizona stores, CP Old no longer operates retail stores. In order to access the potential to utilize tax losses estimated at $1,000,000, Gloria Jean's will merge into CP Old, and CP Old will change its name to Gloria Jean's Inc., prior to the merger with Coffee People.

                           BUSINESS OF COFFEE PEOPLE

GENERAL

    Coffee People sells coffee beverages, coffee beans, cookies, pastries, ice cream, shakes and coffee related merchandise. Coffee People's objective is to be a leading specialty coffee retailer and coffee house operator in selected geographic markets by providing the highest quality coffee and related products with superior customer service in a relaxed and inviting setting.

    Coffee People distributes products through its company-owned retail stores, including neighborhood coffee houses, drive-through espresso bars, mall-based stores and specialty kiosks. As of December 31, 1997, Coffee People operated 41 stores, 25 of which were in Oregon, 14 of which were in Arizona and 2 of which were in Colorado. The two stores in Colorado are among the seven stores Coffee People has identified for sale or closure. The Oregon stores are operated under the Coffee People name. The Arizona stores, which were purchased in May 1997 from a wholly-owned subsidiary of Second Cup, are operated under the name Coffee Plantation.

    The specialty coffee retail business in the United States is growing rapidly and is undergoing substantial change. Industry sources estimate that total retail sales of specialty coffee will grow from $1.5 billion in 1993 to $4.5 billion by 1999. It is estimated that the number of coffee cafes, espresso bars and espresso carts will increase from approximately 3,000 in 1995 to 10,000 by 1999. Due to ease of entry into the business and the growing popularity of specialty coffee nationwide, there has been a proliferation of single unit operators and small, regional coffee companies, many having fewer than 50 stores.

    Industry studies suggest that a high proportion of consumers in the United States now recognize and appreciate the difference in quality between instant and canned coffees and specialty coffees, which are made from superior beans roasted to specifications that produce coffee with more flavor and consumer appeal. Industry sources estimate that approximately 31.0% of all coffee consumed in the United States in 1995 was specialty coffee, an increase from approximately 3.6% in 1983.

    Coffee People believes that the specialty coffee industry is entering a period of consolidation, as small to medium-sized coffee companies experience growing demands for capital, management expertise and buying power in the market for green coffee. Combined with the U.S. operations of Second Cup, Coffee People believes that it can continue to grow the Coffee People concept in selected markets, and that it can participate in the consolidation of the specialty coffee industry by combining with other strong regional specialty coffee companies throughout the United States. In its core markets, Coffee People believes it can be a leading specialty coffee retailer by differentiating itself from other coffee houses. Coffee People believes it can achieve this differentiation by being more customer focused than the competition, by providing superior coffee and service and by being constantly innovative.

    Coffee People was incorporated as an Oregon corporation in 1991. Prior to that time, Coffee People was operated as a partnership. The first Coffee People store opened in Portland, Oregon in 1983.

THE STRATEGY OF COFFEE PEOPLE AND THE COMBINED COMPANY

    Coffee People's objective is to be a leading specialty coffee retailer and coffee house operator in selected markets by achieving operational excellence and by pursuing development opportunities in its core markets. Together with Gloria Jean's, Coffee People also will seek to grow in new markets through selected acquisition of other specialty coffee retailers.

    The key elements of Coffee People's strategy include:

    ACHIEVING OPERATIONAL EXCELLENCE. The operating strategy of Coffee People is to cultivate customer loyalty and brand strength at the store level, while closely monitoring store economics and financial results systemwide. Coffee People strives to foster long-term loyalty and a sense of ownership in its customers by being continually receptive to evolving customer desires. Coffee People is dedicated to providing its customers with the highest quality of service, emphasizing speed, consistency and courtesy in stores designed to welcome customers in a friendly, relaxing and inviting atmosphere. To this end, Coffee People has developed and implemented training and incentive programs to create knowledgeable and loyal employees. Coffee People's extensive product menu is designed to appeal to a diverse blend of people, with unique brand names that foster a high degree of market differentiation and customer loyalty.

    Coffee People strives to achieve exceptional financial results from each of its stores by closely managing sales, costs and customer satisfaction. Coffee People's senior management team have extensive experience in the specialty coffee industry, from selecting the beans to serving the cup. Coffee People expects that the management of Gloria Jean's and Second Cup will bring additional strengths to store operations and development after the Merger.

    OPENING NEW STORES IN SUPERIOR SITES IN EXISTING MARKETS. Coffee People intends to continue its store growth by selecting new store sites within its core markets of Oregon and Arizona. Coffee People intends initially to introduce drive-through espresso bars under the Motor Moka name in selected sites in Arizona, and to continue building Motor Mokas and neighborhood stores both in Arizona and Oregon on a selective basis. In addition, Coffee People will open mall-based stores, kiosks and Aero Moka airport outlets, where opportunities arise.

    SUCCESSFULLY INTEGRATING REGIONAL OPERATORS. Coffee People's acquisition of Coffee Plantation in May 1997 exemplifies Coffee People's strategy of acquiring a regional coffee company with a solid local following and a unique identity, and integrating it within Coffee People's overall management structure. Coffee Plantation stores offer an inviting setting and superior customer service similar to that found at Coffee People stores, but have their own personality and product offerings. Coffee People did not convert Coffee Plantation stores into Coffee People stores, but rather applied its management controls and operations know-how to the already existing and successful Coffee Plantation concept. Coffee People believes that this approach can successfully be replicated in a consolidation strategy that seeks to combine local or regional coffee companies, with strong brand identity and customer loyalty, into the post-Merger Coffee People, adding efficiencies to the retail operations of the acquired regional companies and capital resources for continued expansion.

    PROFITABLY OPERATING AND EXPANDING GLORIA JEAN'S. After the Merger, Gloria Jean's will be Coffee People's wholly-owned subsidiary. Gloria Jean's will look to further improve and expand its network of franchised stores throughout the United States and abroad, and to further strengthen its position as a leading supplier of roasted coffees. For a further discussion of the Gloria Jean's strategy, see "Business of Gloria Jean's--Coffee Roasting Facility" and "--Franchises."

COFFEE PEOPLE PRODUCTS

    Coffee People offers a broad product line including specialty coffees, coffee beans, pastries and cookies, ice cream and shakes and coffee related merchandise. Caffeinated and decaffeinated coffee and espresso-based drinks are offered at all of Coffee People's stores, as are pastries. Coffee People's neighborhood stores and the Coffee Plantation neighborhood and mall-based stores also sell whole coffee beans, teas and accessories, mugs and other merchandise. Certain Coffee Plantation stores offer an expanded menu including soups, sandwiches and light meals. Sales of coffee beverages comprise approximately two-thirds of Coffee People's revenues, with bakery and ice cream products accounting for approximately one-fifth of Coffee People's revenues.

COFFEE PEOPLE SUPPLIERS

    COFFEE. Coffee People's current roasted coffee supplier, Coffee Bean International, Inc., purchases coffee from a variety of coffee producing countries. Coffee People has not in the past roasted any of its own coffee beans, but rather has contracted for the roasting of its coffees pursuant to its own proprietary blends and specifications. Following the Merger and the expiration of its current supply contract, Coffee People anticipates that its coffee will be supplied by the Gloria Jean's roasting facility in Castroville, California which has established supply relationships for quality coffees. See "Risk Factors--Combined Company Risks--Coffee Prices and Supply Risk."

    BAKERY GOODS AND ICE CREAM. Coffee People obtains bakery goods and ice cream from local vendors with reputations for superior quality. Cookies are made based on recipes developed by Coffee People. By offering alternative selections such as ice cream and non-coffee beverages for people who do not drink coffee, Coffee People believes it creates an inclusive, welcoming setting for all to enjoy its products.

DISTRIBUTION STRATEGY AND STORE TYPES

    Coffee People's principal distribution channel is retail stores, including neighborhood coffee houses, drive-through espresso bars, airport stores, mall-based stores and specialty kiosks. Coffee People may seek to develop other distribution points such as mail order catalogs, airlines and co-developed stores that feature coffee and other complementary products. Coffee People also has entered into a licensing agreement with an ice cream manufacturer for the distribution of ice cream under Coffee People's brand names in supermarkets and other grocery outlets.

    Coffee People has five store types:

    NEIGHBORHOOD COFFEE HOUSE. Neighborhood coffee houses, located in both urban and suburban neighborhoods and business districts, offer a complete line of Coffee People products and roasted coffee beans. As of December 31, 1997, Coffee People had eight neighborhood coffee houses: seven in the Portland, Oregon area and one in Eugene, Oregon. In addition, as of December 31, 1997, Coffee People operated six neighborhood coffee houses in Phoenix and one in Tucson, Arizona under the Coffee Plantation name. Coffee People also has two coffee houses in Denver, Colorado which it is endeavoring to sell but which remain open.

    DRIVE-THROUGH ESPRESSO BAR. The second type of store is the drive-through espresso bar that operates under the Motor Moka name. As of December 31, 1997, Coffee People operated 10 of these stores in Portland, Oregon, two of which have indoor seating. Drive-through stores without indoor seating generally have a walk-up window. These stores are designed to maximize customer convenience by eliminating the need to park a car and walk into a store. Coffee People intends to introduce Motor Mokas into selected Arizona markets beginning in 1998.

    AIRPORT STORE. The third type of store is designed for major airports. Coffee People has six of these stores at Portland International Airport operating under the Aero Moka name, with plans to open one more in 1998. These stores include quick grab-and-go kiosks, coffee bars and a sit-and-relax cafe. Coffee People believes these types of stores provide visibility and increase brand recognition.

    MALL-BASED STORE. Coffee People began operating the mall-based store type with the acquisition of Coffee Plantation. Mall-based stores are smaller than neighborhood stores, and have limited seating. They are full-service stores, however, including sales of coffee-related merchandise and whole beans along with prepared espresso-based drinks. As of December 31, 1997, Coffee People had four mall-based stores in the Phoenix area, and one in Tucson operating under the Coffee Plantation name.

    SPECIALTY KIOSK OR CART. The fifth type of Coffee People store is a specialty kiosk or cart for placement in high-traffic locations such as supermarkets, university campuses and office building lobbies. Kiosks primarily sell coffee beverages and pastries. Coffee People has three kiosks--one in Portland, Oregon and two in Phoenix, Arizona--and intends to add more as attractive opportunities arise.

MARKETING STRATEGY

    Coffee People's central marketing strategy is to offer quality products and service that create customer loyalty in a satisfying and stimulating environment. To effect this strategy, Coffee People markets the Coffee People Philosophy and the Coffee Plantation Experience.

    All Coffee People stores are imbued with the Coffee People Philosophy, which begins with a commitment to PEOPLE and is expressed in its obsession with COFFEE. Coffee People is dedicated to providing its customers with superior coffee--the most flavorful, the most creatively blended, made with the highest quality beans. High quality coffee, the basis for the name COFFEE People. Coffee People also is dedicated to providing its customers with the highest quality service, combining speed, consistency and courtesy in an atmosphere that is friendly, relaxed and inviting. High quality service, the basis for the name Coffee PEOPLE.

    Coffee People emphasizes the themes of energy and naturalness in its products and marketing. For example, the Black Tiger brand connotes energy. The organically grown Human Being coffee, which forms the base of certain Coffee People espresso beverages, is a natural product with positive implications for the world's coffee growing regions. Velvet Hammer shakes, made with Coffee People's own ice cream blended with espresso, packs a punch with a smooth touch.

    Coffee People seeks to create new brands and products associated with the brand. Black Tiger, for example, is a name Coffee People developed in 1987 for a high-caffeine coffee with a rustic Italian taste. It was first served as brewed hot coffee and as a distinctive line of espresso drinks. Later, ice cream featuring Black Tiger coffee was developed. The ice cream was combined with espresso and the Black Tiger milkshake was created. Coffee People has expanded the product line to include Black Tiger Sparkling Coffee, Black Tiger chocolate truffles, Black Tiger apparel and other ancillary products. Black Tiger products now account for a significant amount of Coffee People's total revenues. Coffee People believes that this kind of branded expansion line has been successful in attracting Coffee People's customers to new products and in building sales. Coffee People also seeks ways to weave its branded products themes into the architectural elements in its stores, creating an atmosphere of immersion into the Coffee People culture.

    Like the Coffee People stores, Coffee Plantation locations have their own distinct feel, products and brands, making the coffee experience entertaining, as well as cup-filling. Live music on evenings and weekends, as well as an expanded menu featuring soups and sandwiches, has been successful at encouraging relatively high customer volumes at Coffee Plantation locations during otherwise off-peak hours.

COMPETITION

    The specialty coffee market is intensely competitive and is becoming more so. Many of Coffee People's competitors have greater financial and marketing resources, brand name recognition and a larger customer base than Coffee People. The specialty coffee industry is currently characterized by a small number of large, well-capitalized companies and a large number of small companies and single-unit operators. The activities of large companies such as Starbucks continue to increase the appreciation and awareness of specialty coffee across the country. At the same time, the national press has focused attention on the growth opportunities associated with operating coffee stores and espresso carts. This attention, combined with relative ease of entry into this business, has resulted in a rapid increase in the number of small independent specialty coffee companies and single-unit operators.

    Coffee People competes against virtually all coffee sellers. A number of nationwide coffee manufacturers, such as Kraft General Foods, Proctor & Gamble, and Nestle, distribute coffee products in supermarkets and convenience stores, which may serve as substitutes for Coffee People coffees. Other specialty coffee companies, such as Starbucks, Seattle's Best Coffee, Brothers Gourmet Coffees and Green Mountain Coffee Roasters, sell whole bean coffees in supermarkets and variety and discount stores. In the retail area, Coffee People competes for whole bean and beverage sales with national and regional chains, franchise operators and local specialty coffee stores.

    Coffee People also competes against other specialty retailers and restaurants for suitable sites for new retail stores. There can be no assurance that management will be able to secure suitable sites at acceptable rent levels.

INTELLECTUAL PROPERTY

    Coffee People does not own any patents. Coffee People-Registered Trademark-, Black Tiger-Registered Trademark-, Good Coffee No
Backtalk-Registered Trademark-, Java Noir-Registered Trademark-, Motor Moka-Registered Trademark-, Aero Moka-Registered Trademark-, Coffeegram-Registered Trademark-,Motorist's Espresso Bar-Registered Trademark-, and Coffee Plantation-Registered Trademark- are registered in the United States Patent and Trademark Office as service marks or trademarks. Coffee People has applications pending in the United States to register the names Change the World One Cup at a TimeSM, Mile High Blend-TM-, and Velvet Night-TM-. Coffee People has applied for trademark and service mark protection for the name Coffee People and related marks in Canada and Japan. Coffee People is also the owner of a number of common law service marks and trademarks including Human Being Organic Espresso-TM-, Slammahamma-TM-, Mindsweeper-TM-, Mindfreezer-TM-, and Depth Charge-TM-.

GOVERNMENT REGULATION

    The food service industry is subject to extensive federal, state and local government regulation relating to the development and operation of food service outlets, including laws and regulations relating to building and seating requirements, the preparation and sale of food, cleanliness, safety in the workplace, accommodations for the disabled and Coffee People's relationship with its employees, such as minimum wage requirements, anti-discrimination laws, overtime and working conditions and citizenship requirements. The failure to obtain or retain necessary food licenses, substantial increases in the minimum wage or substantial increases in payroll taxes to fund mandatory health-care or employee benefit programs could have a material adverse effect on Coffee People. In November 1996, Oregon voters passed a ballot initiative to raise the State's minimum wage over a three year period from $4.75 per hour to $6.50 per hour. Coffee People does not believe that the minimum wage increase had a material adverse effect in 1997. On January 1, 1998, the minimum wage in Oregon increased to $6.00 per hour. It is uncertain what impact, if any, the minimum wage increase will have on Coffee People's operating results in 1998 or beyond; however, upon consummation of the Merger, the impact of the Oregon minimum wage on the operating results of the combined company is expected to be immaterial.

PROPERTIES

    Coffee People currently owns the land and buildings at which two of its Motor Moka facilities are operated, a total of approximately 1,600 square feet of retail space. In addition, Coffee People owns the buildings, and leases the underlying lands, for five additional facilities, a total of approximately 3,750 square feet of retail space. As of December 31, 1997, Coffee People leased facilities for the operation of 44 retail stores, 39 of which were in operation. Since December 31, 1997, Coffee People has sold two stores located in southern California and has assigned the leases relating to those stores. Coffee People continues to seek to sell or dispose of the three stores located outside of its core markets which were closed during the fourth quarter of 1997 and the two stores in Denver, Colorado which continue to operate. Coffee People's retail stores range from 150 to 2,850 square feet with lease rates ranging from approximately $1,200 to $7,100 per month. The monthly lease rate for certain stores is based on that store's monthly sales revenue. Certain of Coffee People's leases expire in the near future. There can be no assurance that specific leases can be renewed on terms acceptable to Coffee People, or at all.

    One of Coffee People's stores is operated at a location, within a shopping mall undergoing redevelopment, for which there is currently no term lease in effect. The lessor at such location could at any time demand that Coffee People vacate the premises on 30 days prior written notice. Coffee People has periodic discussions with the lessor relative to entering into a long-term lease. There can be no assurance, however, that a lease for such location will be obtainable on commercially reasonable terms, or at all. The loss of this store location could adversely affect Coffee People's earnings.

    As a requirement under its lease with the Port of Portland for the six Aero Moka stores at Portland International Airport, Coffee People is required to enter into a joint venture with a certified disadvantaged business enterprise for one of Coffee People's stores at Portland International Airport. Upon entry into the joint venture, Coffee People will have a 49% ownership in that store. Coffee People from time to time has had discussions with the Port of Portland as to ways in which this requirement can be met.

    Coffee People leases approximately 9,400 square feet for its corporate offices in Beaverton, Oregon under a lease which expires February 2004. Approximately 2,660 square feet of that office space is subleased to a third party. Coffee People believes that the terms of its office lease are favorable. Coffee People also occupies approximately 1,888 square feet of office space in Tempe, Arizona as a regional support center for the Coffee Plantation stores. After the Merger, most of the corporate and support functions of Coffee People will be relocated to Castroville, California, though Coffee People expects to maintain a smaller regional support office in the Portland, Oregon area. Therefore, Coffee People may seek to sublet or assign the lease for its current offices in Beaverton.

EMPLOYEES

    As of December 31, 1997, Coffee People had 641 employees, of which 283 were full time and 358 were part time employees. None of Coffee People's employees are covered by a collective bargaining agreement. Coffee People believes its employee relations are good.

LEGAL PROCEEDINGS

    Coffee People is not involved in any material litigation or proceeding and is not aware of any material litigation or proceeding threatened against it.

              BENEFICIAL OWNERSHIP OF COFFEE PEOPLE COMMON SHARES

    The following table shows, as of March 31, 1998, the number and percentage of outstanding shares of Coffee People's Common Stock beneficially owned by each person known by Coffee People to beneficially own 5% or more of Coffee People's Common Stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of Coffee People as a group. To Coffee People's knowledge, each named beneficial owner has sole voting and investment power with respect to the shares listed except as indicated below.

                                                                 AMOUNT AND                            PERCENTAGE OF
                                                                 NATURE OF       PERCENTAGE OF         COFFEE PEOPLE
                                                                 BENEFICIAL      COFFEE PEOPLE         COMMON SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OWNERSHIP(2)     COMMON SHARES      AFTER THE MERGER(3)
--------------------------------------------------------------  ------------  -------------------  ---------------------
Black & Company, Inc.(4)(11)..................................      400,700             12.3%                  3.7%
  One SW Columbia Street
  Suite 1200
  Portland, Oregon 97258

James L. Roberts(5)(11).......................................      386,400             11.8%                  3.6%

Patricia J. Roberts(6)(11)....................................      386,400             11.8%                  3.6%

Kenneth B. Ross(7)(11)........................................      107,557              3.3%                  1.0%

Gary G. Talboy................................................      285,250              8.7%                  2.7%

Jeffrey M. Ferguson(8)(11)....................................      269,050              8.2%                  2.5%

Douglas L. Ayer...............................................            0              0.0%                  0.0%

Taylor H. Devine(9)(11).......................................       86,400              2.6%                    *

All officers and directors as a group (7 persons)(10).........    1,137,657             33.6%                 10.5%

------------------------

   * Less than one percent.

 (1) Unless otherwise indicated, the address for each person in this table is c/o Coffee People Inc., 15100 S.W. Koll Parkway, Suite J, Portland, Oregon 97006.

 (2) Includes shares beneficially owned plus, with respect to each person's own shares calculations, shares which may be acquired (I.E., pursuant to options) within 60 days of March 31, 1998.

 (3) Assumes a number of shares after the Merger equal to 10,723,256 shares.

 (4) Includes 89,100 shares owned directly by Black & Co. and 28,150 shares held in discretionary investment accounts. In addition, 283,450 shares are held by Mazama Capital Management LLC, which is managed by an executive officer of Black & Co.

 (5) Includes 192,650 shares owned by his spouse, Patricia J. Roberts.

 (6) Includes 193,750 shares owned by her spouse, James L. Roberts.

 (7) Includes 450 shares held in trusts for his children for which he or his spouse serves as trustee and 29,250 shares issuable upon exercise of stock options. Also includes 13,000 shares held in a self-directed retirement plan.

 (8) Includes 4,400 shares held in trusts for his children for which he serves as trustee.

 (9) Includes 85,200 shares issuable upon exercise of stock options.

 (10) Includes 117,450 shares issuable upon exercise of stock options held by certain executive officers.

 (11) Signatory to a voting agreement, pursuant to which the holder has agreed to vote in favor of the Issuance and certain other matters related to the Merger. In addition to the persons listed above, John Estok, a former key employee of Coffee People who holds 50,000 shares, has agreed to vote for the issuance, and Zesiger Capital Group, LLC, which as of March 31, 1998 had voting control over 78,750 shares, has agreed to vote for the Issuance.

                          MANAGEMENT OF COFFEE PEOPLE

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information as of December 31, 1997 with respect to each executive officer and director of Coffee People.

                                                                                                              HAS SERVED
                                                                                                                  AS
NAME                                         AGE                             OFFICE                          DIRECTOR(1)
---------------------------------------      ---      -----------------------------------------------------  ------------
James L. Roberts.......................          48   Chairman of the Board                                    Since 1992

Taylor H. Devine.......................          56   President, Chief Executive Officer and Director          Since 1995

Kenneth B. Ross........................          48   Chief Financial Officer and Secretary

Matthew J. Kimble......................          46   Vice President--Human Resources

Jeffrey M. Ferguson(2).................          48   Vice President--Coffee and Director                      Since 1992

Gary G. Talboy(2)(3)...................          49   Director                                                 Since 1992

Douglas L. Ayer(2)(3)..................          60   Director                                                 Since 1996

------------------------------

(1) The directors hold office until the next annual meeting of shareholders or until their successors are duly elected.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

    Mr. Roberts opened the first Coffee People store with his wife, Patricia J. Roberts, in 1983. Mr. Roberts, a director of Coffee People since it was organized in 1992, served as Chief Executive Officer of Coffee People since it was organized in 1992 until May 1997, and was President of Coffee People from 1992 to September 1995. From 1982 until 1985, he was employed as inside sales manager of Coffee Bean International, Inc. Mr. Roberts received a B.A. in English from the University of Oregon in 1971 and attended its Master of Fine Arts program in creative writing until 1973.

    Mr. Devine joined Coffee People in September 1995 as President, Chief Operating Officer and a director. Mr. Devine served as President and a director of Takeout Taxi Holdings, Inc., a multi-restaurant marketing and delivery company, from January 1992 to September 1995. Mr. Devine continued to serve as a director of Takeout Taxi Holdings until his resignation in March 1997. From October 1987 until December 1991, Mr. Devine served in several capacities, including Vice President of International Operations, with Blockbuster Entertainment Corporation. Previously, Mr. Devine was founder, President and Chief Executive Officer of Inform, Inc. and served as Executive Vice President and Chief Operating Officer for Field Financial Corporation (dba Mrs. Fields Cookies) from August 1982 until December 1985. Mr. Devine received a B.A. from Hillsdale College in 1963 and an M.B.A. from the University of Chicago in 1981.

    Mr. Ross joined Coffee People in November 1993 as Chief Financial Officer. He was appointed Secretary in August 1996. From 1979 to November 1993, he engaged in the private practice of law in Portland, Oregon. He has also taught accounting and real estate classes at Portland State University. Mr. Ross received a B.S. degree in engineering from Oregon State University in 1971, an M.B.A. from the University of Southern California in 1973 and a J.D. from Lewis and Clark College, Northwestern School of Law in 1978. Mr. Ross is a Certified Public Accountant and an Attorney at Law.

    Mr. Kimble joined Coffee People in January 1997 as Vice President--Human Resources. From February 1996 to January 1997, Mr. Kimble was Human Resources Manager for Thrifty Payless Drug Stores, and he served as that company's Human Resources Manager--Special Assignment from April 1994 to February 1996. From June 1991 to April 1994, Mr. Kimble was Employment Manager for Payless Drug Stores N.W. Mr. Kimble received an associate degree in technical arts from Olympic College in 1973.

    Mr. Ferguson has been a director and officer of Coffee People since it was organized in 1992. From 1985 until 1992, Mr. Ferguson was a 50% partner in the partnership that was the predecessor to Coffee People. Currently, Mr. Ferguson is primarily involved with Coffee Creations, Inc., a company which he co-founded in 1988 to develop specialty coffee, cocoa and tea beverages and products. Coffee Creations, Inc. competes from time to time with Coffee People in the development of new products and may compete with Coffee People in the future. He was a co-founder of Coffee Bean International, Inc., in which he served as Secretary-Treasurer from 1976 until 1991, when he and Mr. Talboy sold the business. He has been active with the Organic Crop Improvement Association and has been active in organic coffee certification efforts. He received a B.S. in English from Southern Oregon State College in 1971. Mr. Ferguson is a co-founder of the Specialty Coffee Association of America (the "SCAA") and has been active in that organization since 1982.

    Mr. Talboy has been a director of Coffee People since it started corporate operations in 1992. He was Secretary-Treasurer of Coffee People from 1992 to August 1996. From 1985 until 1992, Mr. Talboy was a 50% partner in the partnership that was the predecessor of Coffee People. Currently, Mr. Talboy is primarily active as a coffee industry consultant through his company, Specialty Coffee Consultants. Through his business, Mr. Talboy assists roasters in identifying sources for green coffee and in helping farmers in the coffee producing countries develop means of producing and marketing better quality green coffees. He is a co-founder of Coffee Bean International, Inc., in which he served as President from 1976 until he and Mr. Ferguson sold the business in 1991. Mr. Talboy is also a founding director of the SCAA and was selected by the SCAA as an industry representative to serve consecutive terms on the board of the Coffee Development Group, a United States organization funded by the International Coffee Organization. He received a B.S. in marketing from Southern Oregon State College in 1971.

    Mr. Ayer has been a director of Coffee People since January 1996, when International Capital Partners, Inc. ("ICP"), of which he is President and Managing Director, represented investors in a private placement of Common Stock of Coffee People. Mr. Ayer has been associated with ICP since 1989 when it was founded. He serves on the board of directors of four private companies and two additional public companies, BioPool International Inc., a medical diagnostic test kit company, and Zila, Inc., a dental supply company. Prior to joining ICP, Mr. Ayer was Chief Executive Officer and a principal stockholder of Cametrics, Inc., a privately held manufacturer of custom fabricated engineered components. Mr. Ayer holds a B.S. cum laude from Princeton University and an M.B.A. from Harvard Business School.

    Mr. Roberts is paid $2,000 per month for his services as Chairman of the Board since June 1997.

    The Board of Directors met formally 18 times and acted by consent minutes 11 times during 1997. Except for one meeting that Mr. Ayer was unable to attend, all directors attended each meeting of the Board and of each committee on which the director served.

BOARD COMMITTEES

    The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee's purposes are, among other things, to make recommendations concerning the selection of Coffee People's independent auditors, to review the independence of such auditors, to review the scope of services to be performed by the independent auditors, and to review internal accounting procedures and the implementation by Coffee People of recommendations made by the independent auditors. Mr. Talboy and Mr. Ayer serve on the Audit Committee, with Mr. Talboy acting as Chairman. The Audit Committee met once during 1997.

    The purposes of the Compensation Committee are to make recommendations to the Board of Directors with respect to executive compensation and to administer Coffee People's employee stock option plans. Mr. Ferguson, Mr. Talboy and Mr. Ayer serve on the Compensation Committee, with Mr. Talboy acting as Chairman. The Compensation Committee acted by consent resolution twice during 1997.

    The Board of Directors does not have a nominating committee and nominations to the Coffee People Board are, in accordance with the Bylaws, made by the Coffee People Board as a whole.

                      COFFEE PEOPLE EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by (a) Coffee People's former Chief Executive Officer in 1995, 1996 and 1997, and (b) Coffee People's President and Chief Executive Officer in 1996 and 1997 and (c) Coffee People's Chief Financial Officer in 1997. None of Coffee People's other executives received compensation in excess of $100,000 for services rendered to Coffee People in all capacities in 1995 or 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                  ANNUAL COMPENSATION         AWARDS
                                                              ---------------------------  -------------
                                                                           OTHER ANNUAL     SECURITIES      ALL OTHER
                                                                           COMPENSATION     UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                      SALARY YEAR     ($)            ($)         OPTIONS/(#)        ($)
-----------------------------------------------  -----------  ----------  ---------------  -------------  -------------
James L. Roberts, Chairman of the
 Board(1)......................................        1997   $   52,206         *                   --            --
                                                       1996       79,689       *                     --            --
                                                       1995       74,682       *                     --            --

Taylor H. Devine, President and Chief Executive
 Officer.......................................        1997   $  150,000       *                     --         2,035  (2)
                                                       1996      150,000       *                 63,000         2,035  (2)
                                                       1995      N/A          N/A              N/A            N/A

Kenneth B. Ross, Chief Financial Officer.......        1997   $  111,539       *                 30,000         1,115  (3)
                                                       1996      N/A          N/A              N/A            N/A
                                                       1995      N/A          N/A              N/A            N/A

------------------------------

 * Benefits and perquisites received totaled less than 10% of combined salary and bonus.

(1) Mr. Roberts resigned as Chief Executive Officer on May 21, 1997, but remained Chairman of the Board.

(2) Represents premium for term life insurance and employer contribution to 401(k) account.

(3) Represents employer contribution to 401(k) account.

Stock Option Information

    The following tables set forth certain information regarding options for the purchase of Coffee People's Common Stock that were awarded to Coffee People's former Chief Executive Officer and

President, current Chief Executive Officer and Chief Financial Officer during 1997 or were held by them at December 31, 1997:

                           OPTION/SAR GRANTS IN 1997

                                                                        INDIVIDUAL GRANTS
                                            --------------------------------------------------------------------------
                                                 NUMBER OF        % OF TOTAL OPTIONS
                                                SECURITIES            GRANTED TO         EXERCISE
                                            UNDERLYING OPTIONS       EMPLOYEES IN          PRICE        EXPIRATION
NAME                                            GRANTED (#)           FISCAL YEAR        ($/SHARE)         DATE
------------------------------------------  -------------------  ---------------------  -----------  -----------------
James L. Roberts..........................               --                   --                --                  --
Taylor H. Devine..........................               --                     --              --                  --
Kenneth B. Ross(1)........................           30,000                   43.8    % $     6.50      March 26, 2007

------------------------------

(1) Options granted vest 20% each on the first, second, third, fourth and fifth anniversary of the grant date, March 26, 1997.

                  Aggregated Option/SAR Exercises In Last Year
                     And Fiscal Year-End Options/SAR Values

                                                                NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                    OPTIONS/SARS                OPTIONS/SARS
                                    SHARES         VALUE       AT FISCAL YEAR-END (#)      AT FISCAL YEAR-END ($)
                                  ACQUIRED ON    REALIZED    --------------------------  --------------------------
NAME                             EXERCISE (#)       ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
James L. Roberts...............            --           --           --             --           --            --
Taylor H. Devine...............            --           --       85,200        127,800           --            --
Kenneth B. Ross(1).............            --           --       13,500         57,750   $    3,975   $     1,988

------------------------------

(1) Options for 7,500 Coffee People Common Shares were exercisable at a price of $2.22 on December 31, 1997, when the closing price for the Coffee People Common Shares was $2.75. As of the same date, options for 3,750 shares at the same price were not yet exercisable.

EMPLOYMENT AGREEMENTS

    Coffee People currently has an employment agreement with Taylor H. Devine, its President and Chief Executive Officer, which is for a five-year term ending December 31, 2000. The agreement provides for a base annual salary of $150,000, with the potential for scheduled increases if certain annual sales targets are met. Bonuses are paid to Mr. Devine based on a percentage of Coffee People's pre-tax operating income, and based on certain pre-tax operating margin targets, as established by the Board of Directors. The agreement may be terminated by either Mr. Devine or Coffee People on 30 days prior written notice. In the event of termination by Coffee People without cause, Mr. Devine is entitled to receive payment of his base salary for a period of six months following termination, plus a prorated bonus accrued through the date of termination. Coffee People may also terminate the agreement without prior notice for cause. Upon termination for cause, or termination at the election of Mr. Devine, he is entitled to a severance payment of one month's base salary plus prorated bonus accrued to the date of termination.

    Messrs. Devine and Ross have entered into one-year agreements related to employment terms with Coffee People effective as of the closing of the Merger. At that time, the current agreement with Mr. Devine will terminate and be superseded by the new employment agreement. See "The Merger-- Interests of Certain Persons in the Merger."

STOCK OPTION PLANS

    In 1993, 1994, 1995 and 1996 the Board of Directors and the stockholders adopted the 1993 Stock Option Plan, the 1994 Stock Option Plan, the 1995 Stock Option Plan and the 1996 Stock Option Plan, respectively (collectively, the "Stock Option Plans"). The Stock Option Plans provide for the grant of options to purchase up to an aggregate of 646,575 shares of Common Stock to officers, key employees and consultants. Options granted under the Stock Option Plans may be either incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options ("NSOs"). Pursuant to the Stock Option Plans, the plan administrator has the authority to determine in its discretion the recipients of grants, the number of options to be granted and other terms and provisions of each option.

    ISOs may be issued only to employees of Coffee People. The exercise price for ISOs granted under the Stock Option Plans may not be less than 100 percent of the fair market value of the Common Stock at the time of the grant and the aggregate fair market value (as determined at the time of the grant) of shares issuable upon exercise of incentive stock options for the first time in any one calendar year may not exceed $100,000. Options granted under the Stock Option Plans have a maximum term of 10 years from the date of the grant. In the case of ISOs granted to holders of more than 10 percent of the voting power of the Company, the exercise price may not be less than 110 percent of the fair market value and the option by its terms may not be exercisable more than 5 years after the date or grant. NSOs may be granted at not less than 85 percent of the fair market value of the Common Stock at the date of the grant. Options granted under the Stock Option Plans become exercisable in whole or in part from time to time as determined by the plan administrator. Options are not transferable other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

    As of January 2, 1998, options to purchase 347,313 shares of Common Stock were granted and outstanding under the Stock Option Plans, at a weighted average exercise price of $8.51.

    The Coffee People Board is proposing a new stock incentive plan for adoption by the shareholders at the Annual Meeting. See "Approval of Coffee People 1998 Stock Incentive Plan."

EMPLOYEE STOCK PURCHASE PLAN

    On June 3, 1994, Coffee People adopted an Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, 150,000 shares of Common Stock have been reserved for issuance to and purchase by employees of Coffee People. As of January 2, 1998, 13,342 shares of Common Stock have been sold under the ESPP.

    All employees with over six months of service who work more than 20 hours per week and who do not own stock or options for more than 5% of Coffee People's stock are eligible to participate in the ESPP.

    To date, Coffee People has implemented the ESPP through periodic issuances of Common Stock. Coffee People also may implement the ESPP through open market purchases of Common Stock. At the beginning of each applicable subscription period, Coffee People offers to each participant in the ESPP an option to purchase a maximum number of shares based upon a percentage of the participant's base compensation for the period divided by 85% of the market value of the Common Stock at that time. At the end of each period, each participant can acquire such shares at the lower of 85% of the fair market value at the beginning or at the end of the period. The ESPP allows participants to authorize payroll deductions or to make cash payments to be applied toward the purchase of shares of Common Stock. Unless a participant gives written notice to Coffee People, the option to purchase Common Stock with the cash value of his or her account is deemed to have been automatically exercised at the end of each applicable period. Upon written notice at any time prior to the end of an applicable period, a participant may elect to withdraw the value of his or her account at such time.

    The ESPP is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code. Under that Code section, employees may not be granted options if immediately after the grant such employee would own stock or hold options to purchase stock possessing 5% or more of the voting power or value of all stock of Coffee People, nor may any participant purchase Common Stock having a fair market value exceeding $25,000 in any calendar year.

    The Board of Directors may at any time amend or terminate the ESPP, except that the approval of Coffee People's stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the ESPP. Unless extended by the Board of Directors, the ESPP will terminate on the earlier of ten years from its effective date, or when all of the shares reserved for issuance under the ESPP have been issued.

        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF COFFEE PEOPLE

    Effective January 4, 1993, Coffee People redeemed 141,047.25 shares of Common Stock owned by Gary G. Talboy. The total purchase price was $250,375. As part of the consideration for the redemption, Coffee People gave promissory notes in the amount of $245,000 to Mr. Talboy. A monthly payment in the amount of $2,975 is made to Mr. Talboy on his note, which bears interest at the rate of 2% over the prime rate of interest (10.5% at December 31, 1997). The principal amount of the note at December 31, 1997 was $159,388. Mr. Talboy's note may be prepaid in full at any time without penalty. His note is secured by substantially all of Coffee People's assets, including accounts receivable, inventories, trade fixtures and equipment, tangible and intangible personal property, after acquired property and the proceeds thereof. Mr. Talboy's security interest is subordinate to the security interest held by Coffee People's bank. Coffee People currently plans to pay off the loan shortly after Closing.

    On December 31, 1993, Kenneth B. Ross, Chief Financial Officer and Secretary, exercised incentive stock options for 37,500 shares of Common Stock and paid for such shares by giving a promissory note to Coffee People in the amount of $83,333. The note bears interest at the rate of 8.5% per annum and is due on December 31, 1998. On January 17, 1995, Mr. Ross exercised incentive stock options for 26,250 shares of Common Stock and paid for such shares by giving promissory notes to Coffee People in the aggregate amount of $58,333. The notes bear interest at the rate of 8.5% per annum and are due December 31, 1999.

The notes provide that in the event any of the stock is sold before the notes mature, all accrued interest and a pro rata portion of the principal balance must be paid in full.

    In 1996 Coffee People began purchasing cocoa mix and chocolate espresso bean packaging from Coffee Creations, Inc. ("Coffee Creations"), an Oregon corporation owned in part by Jeff Ferguson, Coffee People's Vice President and a Director. During 1997, Coffee People paid Coffee Creations, directly or through a third-party supplier, approximately $194,000 for cocoa mix and $6,100 for packaging of chocolate espresso beans, net of distributor markup. Coffee People continues to purchase cocoa mix from Coffee Creations. The supply relationship is based on the perceived quality of the product, and Coffee People could possibly obtain similar products from other suppliers at lower prices. The supply relationship is terminable by Coffee People at any time.

    Coffee People currently purchases all of its Black Tiger Sparkling Coffee from Coffee Creations. During 1995, 1996 and 1997, Coffee People paid Coffee Creations directly or through a third-party supplier approximately $8,500, $9,100 and $7,200, respectively, for purchases of Black Tiger Sparkling Coffee. During all years, sales of Black Tiger Sparkling Coffee were not material, and Coffee People does not consider itself to be materially dependent on Coffee Creations as the source for this product.

    On July 1, 1994, Mr. Talboy purchased the land and building on which Coffee People operates its Motor Moka drive-through espresso bar at 525 NE Grand Avenue, Portland, Oregon. Immediately following the closing of Mr. Talboy's purchase, Coffee People leased the property from Mr. Talboy under a 15-year lease that requires Coffee People to pay Mr. Talboy base rent of $6,375 per month. The lease provides for rent escalation in 2000 and annually thereafter based upon the increase in the consumer price index in effect at the end of 1997 and also requires Coffee People to pay all utilities, insurance, property taxes, and repairs and maintenance relating to the property. These lease terms may not be as favorable to Coffee People as Coffee People might have been able to obtain from an unrelated third party.

    Coffee People pays Mr. Talboy consulting fees of $1,000 per month for consulting services with respect to Coffee People's sourcing and supply of coffee. Mr. Talboy also from time to time provides other consulting services to Coffee People for a fee of $35 per hour.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires Coffee People's officers, directors and 10% shareholders to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and 10% shareholders are required by Commission regulations to furnish Coffee People copies of all Section 16(a) forms they file.

    Based solely on Coffee People's review of the copies of such forms Coffee People received and written representations from its officers and directors, the Company believes that all required forms were timely filed during 1997, except for the following inadvertent omission: A Form 3 was not timely filed at the time that Matthew J. Kimble became a reporting person under Section 16 of the Exchange Act. When this inadvertent omission was discovered, the appropriate reports were promptly filed.

                           BUSINESS OF GLORIA JEAN'S

GENERAL

    Gloria Jean's is the second largest specialty coffee retailer in the United States, with 246 franchised and 31 company-owned stores located in the United States and abroad. In addition to its extensive network of retail outlets, Gloria Jean's operates a coffee roasting facility located in Castroville, California.

    Second Cup acquired the Gloria Jean's specialty coffee business from Brothers Retail Corp., a subsidiary of Brothers Gourmet Coffees, Inc., effective as of September 30, 1995 pursuant to a stock purchase agreement between Second Cup and Brothers Retail Corp., as amended (the "Stock Purchase Agreement"). Second Cup assigned all of its right, title and interest in and to the Stock Purchase Agreement to Gloria Jean's, which was incorporated by Second Cup under the laws of the State of Delaware for the purposes of the acquisition.

    The first Second Cup store was opened in 1975. Today, Second Cup is the second largest specialty coffee company in North America dedicated to the sale of specialty coffees and coffee-related products, with an aggregate of 550 franchised and 52 company-owned stores, including the Gloria Jean's stores, as of December 13, 1997. Second Cup's common shares have traded on The Toronto Stock Exchange under the symbol "SKL" since its initial public offering in 1993.

    Since the acquisition of Gloria Jean's by Second Cup, it has been the objective of Gloria Jean's to be a leader in the consolidation of the specialty coffee sector. To this end, Gloria Jean's is focused on building a foundation of commitment to excellence in operations, service and quality and on aggressively, but selectively, pursuing alliances with successful regional specialty coffee retailers.

    The Gloria Jean's coffee business was started in 1979 by Edward and Gloria Jean Kvetko with the opening of one store in Long Grove, Illinois. As a result of the success of their gourmet coffee operations, the Kvetkos began to franchise Gloria Jean's stores in 1986. Over the next few years, Gloria Jean's grew from ten stores in Illinois in 1986 to 123 franchises and corporate stores in 26 states in 1991. On November 19, 1993, Brothers Gourmet Coffees, Inc. acquired all the shares of Edglo Enterprises, Inc. (the Kvetko's holding company) through its wholly-owned subsidiary Brothers Retail Corp. Second Cup acquired the Gloria Jean's coffee business effective September 30, 1995 through the acquisition by Gloria Jean's Inc. of all of the shares of Edglo Enterprises, Inc. The acquisition of the Gloria Jean's coffee stores represented a significant expansion into the U.S. markets by Second Cup. In October 1993, Second Cup had acquired The Coffee Plantation, Inc., a specialty coffee retail and wholesale business based in Phoenix, Arizona.

    Second Cup has sought to bring its expertise and uncompromising principles for performance to Gloria Jean's. As a result, Gloria Jean's has undergone fundamental changes in values and culture since the acquisition by Second Cup. One of the key priorities since the acquisition has been to build a new management team. To this end, in July 1996, Alton McEwen, the President and Chief Operating Officer of Second Cup, was relocated to the Gloria Jean's head office to run the U.S. operations. Second Cup has also introduced Gloria Jean's to its coffee sources and estate coffees. Gloria Jean's, like Second Cup, carefully controls quality specifications for all products offered to ensure superior quality and freshness. Gloria Jean's believes that strong in-store management is essential for ongoing customer satisfaction and store profitability. Gloria Jean's has therefore implemented a rigorous screening process for the selection of qualified franchisees and, once franchisees are approved, they are enrolled in a training program entitled "Coffee University," which is similar to the program developed by Second Cup. Over a three week period, franchisees are given detailed instruction on specialty coffee and the management of a Gloria Jean's store. Coffee University includes both classroom sessions and in-store instruction.

CORPORATE ORGANIZATION

    The chart below illustrates the relationship of Second Cup with its subsidiaries as at December 13, 1997, together with the jurisdiction of incorporation of each entity:

[TABLE ILLUSTRATING ORGANIZATIONAL STRUCTURE OF SECOND CUP AND AFFILIATES PRIOR TO REORGANIZATION]

    The Gloria Jean's gourmet coffee operations are carried on by Gloria Jean's Gourmet Coffees Franchising Corp. ("Franchising Corp.") and Gloria Jean's Gourmet Coffees Corp. ("Gourmet Coffees"). Franchising Corp. is in the business of selling franchisees the right to own and operate Gloria Jean's gourmet coffee stores. Gourmet Coffees is a wholesaler and distributor of coffees, beverage products, and related supplies and accessories to franchisees and third parties. In addition, Gourmet Coffees generally negotiates and leases sites for the location of Gloria Jean's stores on behalf of franchisees and subleases the sites to them.

    For purposes of this section, references to "Gloria Jean's" shall mean the Gloria Jean's gourmet coffee retail operations as a whole.

    Prior to or contemporaneously with the closing of the Merger , in order to access the potential to utilize tax losses estimated at $1,000,000, Gloria Jean's will merge into CP Old, and CP Old will change its name to Gloria Jean's Inc. With the disposition of the Arizona Coffee Plantation stores to Coffee People and the closure of all other non-Arizona stores, CP Old no longer operates retail stores. See "Gloria Jean's Management Discussion and Analysis of Financial Condition and Results of Operations--Merger with CP Old, Inc." In addition, Second Cup intends to dissolve The Second Cup Inc. and the Second Cup LLC prior to the Merger. Following this internal corporate reorganization, Second Cup's corporate chart will be as follows:

[TABLE ILLUSTRATING ORGANIZATIONAL STRUCTURE OF SECOND CUP AND AFFILIATES AFTER REORGANIZATION]

PRODUCTS

    Gloria Jean's is committed to consistent superior product quality and customer service. As part of this commitment, Gloria Jean's maintains exacting standards for freshness in addition to its exacting standards for the roasting, packaging and distribution of the coffee beans it purchases.

    Gloria Jean's seeks to differentiate its products on the basis of superior quality by securing sources of high quality coffees from around the world. By offering unique blends and estate coffees, Gloria Jean's seeks to attract a loyal customer base. Gloria Jean's stores offer up to 64 types of coffees including a number of estate coffees and a variety of exclusive blends such as Gloria Jean's Special Blend, Special Espresso Blend, Black Gold and Classic Reserve. Gloria Jean's also identifies and purchases certain premium coffees which are available exclusively at its stores. Examples are Coral Mountain, which is becoming one of the company's most popular coffees, and Sedoso de Colombia. Gloria Jean's continuously strives to develop new products and product lines to enhance its offerings to its clientele.

    Gloria Jean's retail outlets generally offer a full range of gourmet coffees and teas as well as a variety of related gifts, supplies, equipment and accessories. Gloria Jean's believes its brand is strong and well recognized, with its wide selection of proprietary blends and beverages. The Gloria Jean's concept is strong in the whole bean and gift categories and is enjoying growth in the coffee beverage category. The following table sets forth, as percentages, the approximate sales mix by category of Gloria Jean's principal products for its most recently completed fiscal year, based on information provided by Gloria Jean's franchisees and company-owned stores:

                                                                                     % OF SALES
                                                                                    -------------
Beverages.........................................................................           40
Coffee Beans......................................................................           27
Food Items........................................................................            8
Gifts and other Merchandise.......................................................           25
                                                                                            ---
Total.............................................................................          100
                                                                                            ---
                                                                                            ---

    As part of the efforts of Gloria Jean's to increase its beverage sales, Gloria Jean's has expanded its beverage offerings. For example, in the summer of 1995, Gloria Jean's rolled out on a national basis its Mocha Chiller program; the Mocha Chiller is a chocolate iced cappuccino which is blended with ice to provide a frozen drink with a milkshake type consistency.

    Gloria Jean's outlets carry a number of coffee-related accessories, appliances and gifts to complement its coffee products. Gloria Jean's stores also offer high quality porcelain giftware and a wide variety of coffee gift packages and other gift items.

    Due to the heavy emphasis on gift packages and its location in shopping malls, the Gloria Jean's business is highly seasonal, with increased sales within the eight week period prior to Christmas. Approximately 33% of annual sales for the 1997 fiscal year occurred during this eight-week period.

COFFEE ROASTING FACILITY

    Gloria Jean's operates its own coffee roasting facility, located in a leased facility in Castroville, California. Gloria Jean's supplies all its franchisees and company-owned stores from this facility. After the Merger, it is contemplated that the Castroville facility will supply Coffee People as well. As the Castroville facility currently operates at approximately 50% of capacity, no additional capital investments will be required as a consequence of additional production demand from Coffee People. Substantially all of Gloria Jean's coffees are delivered through the port of San Francisco, which is located approximately 115 miles from the Castroville facility. The close proximity to the port helps Gloria Jean's to maintain its exacting standards for freshness.

    Gloria Jean's is committed to delivering the highest quality coffee and has developed relationships with specialty coffee growers and processors to ensure a reliable ongoing source of quality green coffee. The coffee is then roasted, packaged and distributed in accordance with exacting quality standards. Roasted whole bean coffees are packaged in special one-way valve bags which allow gases emitted by the freshly roasted coffee to escape while preventing air or moisture from entering the bag and causing the coffee to become stale.

    In 1997, Gloria Jean's developed a 4 oz. valve can which applies the same one-way valve technology to a can, permitting freshly ground coffee to be packaged immediately after roasting. This results in fresher coffee than typically available in a can, providing customers with a convenient, high quality product. Gloria Jean's manufactures these canned coffee products for both Gloria Jean's and Second Cup stores.

    Quality standards apply throughout the production and delivery cycle. Gloria Jean's delivers coffee and certain Gloria Jean's branded items directly to stores from its distribution center in Castroville using third-party carriers. Gloria Jean's goal is to provide a 100% order fulfilment rate. At the store level, coffee must be used the same day it is ground and must be sold within Gloria Jean's specified time periods to ensure freshness. Management believes it is essential to maintain freshness standards at each step in order to satisfy its customers.

    Gloria Jean's roasts and distributes coffee to its franchisees on a cost-plus basis which includes the actual cost of green coffee plus costs associated with roasting and delivering the coffee and a fixed dollar mark-up. As a result, the gross profit from wholesale product sales is generally insulted from variability in coffee prices except to the extent that such fluctuations affect the demand for specialty coffee.

    In order to avoid speculation on spot coffee prices, which are subject to price fluctuations, Gloria Jean's typically enters into contracts to lock in a portion of its future coffee costs. By locking into costs which permit acceptable margins at the store level, Gloria Jean's and its franchisees can plan for predictable costs and availability for this critical ingredient. As at the date hereof, Gloria Jean's has contracted for approximately 80% of its overall estimated coffee requirements (not including the additional requirements of Coffee People following the Merger) for calendar 1998, at prices favorable to market and current coffee prices. Coffee prices are, however, subject to fluctuation and there can be no assurance that the prices Gloria Jean's has contracted for will be favorable to market when the coffee is received. See "Risk Factors--Combined Company Risks--Coffee Prices and Supply Risk."

FRANCHISES

    FRANCHISE OPERATIONS. Since 1993, franchisees have been required to purchase all of their coffee requirements from Gloria Jean's. In addition, Gloria Jean's supplies franchisees with other products, including bags and napkins. Gloria Jean's must approve of suppliers of products sold in Gloria Jean's stores, to ensure that both Gloria Jean's quality standards and product consistency are maintained in all stores.

    Gloria Jean's has a right of first refusal upon any sale or transfer of a franchise and has the right to approve a new franchisee upon a transfer or assignment of a franchise. In addition to existing franchises, Gloria Jean's has granted development rights in certain territories outside the United States in exchange for territory development fees.

    Gloria Jean's offers franchisees an opportunity to operate a holiday gift center during the November-December holiday season. The holiday gift centers are only operated for a limited time of year and are subject to the approval of Gloria Jean's and the ability to obtain suitable locations each holiday season.

    Management believes that store profitability and the quality of customer service are maximized when stores are operated by talented and committed management at the store level. In order to fulfill its commitment to strong in-store management, Gloria Jean's franchises most of its outlets to full-time owner-operators. Gloria Jean's has implemented a rigorous screening process for the selection of qualified franchisees. Gloria Jean's receives approximately 2,500 inquiries concerning franchises annually. Approximately 450 interested parties submit franchise applications each year, of which approximately 15 are granted franchises. All new franchisees are required to dedicate their full-time to operating the business.

    FRANCHISE SUPPORT PROGRAMS. Gloria Jean's operates with a store mix which is approximately 90% franchised. Gloria Jean's strives to provide a variety of support services to its franchisees, including training, supervision, business consultation, strategic direction, marketing, product sourcing and volume purchasing savings. Gloria Jean's has established an intensive three week training program at "Gloria Jean's Coffee University" located in California, for its franchisees which includes training in store operations, coffee knowledge, merchandising, buying, controls and accounting. In addition to the initial program, training sessions are conducted periodically in different markets throughout the year. Management also works closely with franchisee representatives on issues that affect the operations of Gloria Jean's stores. Franchisees are surveyed regularly to provide feedback on Gloria Jean's support activities and direction.

    FRANCHISE ECONOMICS. The franchisee is responsible for all of the capital expenditures associated with the store, although the construction and development process for new stores is coordinated by Gloria Jean's in order to ensure consistency. Since July 1, 1996, development costs have ranged from $150,000 to over $225,000 for a store and $95,000 to over $125,000 for a kiosk. Gloria Jean's charges franchisees a development fee of $12,500 for a store and $7,500 for a kiosk. In addition, Gloria Jean's charges an initial franchise fee of up to $25,000 for a store and up to $15,000 for a kiosk. Since July 1, 1996, ongoing charges to franchisees have included a royalty fee of 6% of gross sales, and an advertising fund contribution of up to 3% of gross sales.

MARKETING STRATEGY

    Gloria Jean's is committed to delivering the ultimate customer experience in coffee retailing. Prompt, friendly and knowledgeable service complement coffees and related products that are exceptional in quality and distinctive in taste.

    Customer loyalty and repeat visits are a function of three distinct categories satisfying multiple coffee interests.

    THE WHOLE BEAN CATEGORY. The whole bean category features a number of proprietary blends and estate coffees as well as leading flavored coffees which represent approximately 50% of Gloria Jean's whole bean sales. The on-going development and featuring of new flavors, blends and single origin coffees provide customers with variety and interest. Gloria Jean's offers a range of naturally decaffeinated coffees using the Swiss Water-Registered Trademark-process to decaffeinate Gloria Jean's own sourced coffees.

    THE BEVERAGE CATEGORY. The beverage category features Gloria Jean's brewed coffees, espresso-based drinks and mocha chiller and fruit chillers. Existing and new products are frequently sampled in stores to introduce customers to new taste experiences.

    GIFTS AND OTHER MERCHANDISE. Gloria Jean's offers a variety of proprietary gifts and merchandise to complement its coffee products. In 1997, Gloria Jean's introduced a 4-oz. valve can for ground coffee which allows it to grind and pack the coffee immediately after roasting. The can represents a new gift offering and ensures that customers receive a fresh product when the gift is opened and consumed. The Gloria Jean's gifting program is supported by catalogues and brochures and is increasingly popular in corporate gifting programs.

COMPETITION

    The North American specialty coffee industry is highly fragmented and competitive. With low barriers to entry, competition in the industry is expected to increase. Gloria Jean's competes with a growing number of specialty coffee retailers including Starbucks, and other notable and growing industry participants, such as Barnie's, Coffee Beanery, Caribou and many additional competitors. See "Business of Coffee People--Competition."

INTELLECTUAL PROPERTY

    Gloria Jean's owns federal trademark registrations in the United States for Gloria Jean's-Registered Trademark-, Gloria Jean's Coffee Bean-Registered Trademark- and related design marks, Great Beans Great Coffee!-Registered Trademark-, Gloria Jean's Gourmet Coffees-Registered Trademark- and a related design mark and a penguin logo, America's Largest Purveyor of Fine Coffees-Registered Trademark-, Carolyn Jean's-Registered Trademark-, If You Don't Know Gloria Jean's, You Don't Know Beans-Registered Trademark-, Eight Days a Week-Registered Trademark-, and federal service mark registrations in the United States for Gloria Jean's Coffee Bean-Registered Trademark- and a related design mark, Gloria Jean's-Registered Trademark- and a related design mark and Gloria Jean's Gourmet Coffees-Registered Trademark-. Gloria Jean's has also applied for federal trademark protection in the United States for "Gloria Jean's Coffees." Gloria Jean's has also received trademark and service mark protection for the names Gloria Jean's, Gloria Jean's

Coffee Bean and Gloria Jean's Gourmet Coffees in a number of foreign jurisdictions and is also the owner of a number of common law service marks and trade marks.

GOVERNMENT REGULATION

    In addition to the laws and regulations relating to the food service industry (see "Business of Coffee People--Government Regulation"), Gloria Jean's is subject to Federal Trade Commission ("FTC") regulation and state laws which regulate the offer and sale of franchises. Gloria Jean's is also subject to a number of state laws which regulate substantive aspects of the franchisor-franchisee relationship. The FTC's Trade Regulation Rule on Franchising (the "FTC Rule") requires Gloria Jean's to furnish to prospective franchisees a franchise offering circular containing information prescribed by the FTC Rule. In addition, several states presently regulate the offer and sale of franchises and, in almost all cases, require registration of the franchise offering with state authorities.

    State laws that regulate the offer and sale of franchises and the franchisor-franchisee relationship presently exist in a substantial number of states. Such laws generally require registration of the franchise offering with state authorities and regulate the franchise relationship by, for example, requiring the franchisor to deal with its franchisees in good faith, prohibiting interference with the right of free association among franchisees in charges, royalties or fees. To date, these laws have not precluded Gloria Jean's from seeking franchisees in any given area. Although such laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring "good cause" to exist as a basis for the termination, advance notice to the franchisee of the termination, an opportunity to cure a default and repurchase of inventory or other compensation, these provisions have not had a significant effect on Gloria Jean's operations.

    Gloria Jean's believes that its operations comply in all material respects with the FTC Rule and state franchise laws. There can be no assurance, however, that changes to the FTC Rule or state franchise laws will not affect the Gloria Jean's business. See "Risk Factors--Combined Company Risks--Government Regulation."

PROPERTIES

    Among mall-based retailers, Gloria Jean's is the largest chain of coffee outlets in the United States. Most Gloria Jean's locations are situated in shopping malls.

    All Gloria Jean's stores are operated in leased premises. Virtually all of the leased premises occupied by franchised outlets are leased by Gloria Jean's, which then enters into a sublease agreement with the relevant franchisee. All charges related to the leases are the responsibility of the franchisees, including rents, rental charges, tax, insurance, utilities and all other lease-related expenses. However, Gloria Jean's remains liable for defaults under the leases.

    Gloria Jean's stores are designed to accommodate locations of various sizes, ranging from 170 square foot kiosk outlets (which sell principally coffee drinks and other beverages) to 2,000 square feet full service stores. Gloria Jean's United States outlets are geographically dispersed across the country. Gloria Jean's also maintains an international presence in six other countries. The existing international operations are all managed through domestic master franchisees. The geographical profile of Gloria Jean's stores as at the end of the fiscal year ended June 28, 1997 was as follows:

LOCATION                                                                             # OF STORES
---------------------------------------------------------------------------------  ---------------
UNITED STATES:
Midwest..........................................................................            71
West.............................................................................            59
East.............................................................................            46
Southeast........................................................................            31
Northeast........................................................................            19
Southwest........................................................................            14
                                                                                            ---
  Total, United States...........................................................           240
                                                                                            ---
                                                                                            ---

INTERNATIONAL:
Ireland..........................................................................             2
Japan............................................................................            14
Korea............................................................................             2
Mexico...........................................................................             6
Australia........................................................................             2
United Arab Emirates.............................................................             1
                                                                                            ---
  Total..........................................................................           267
                                                                                            ---
                                                                                            ---

MIDWEST: ARKANSAS, ILLINOIS, INDIANA, KANSAS, MICHIGAN, MINNESOTA, NEBRASKA, OKLAHOMA, WISCONSIN

WEST:  HAWAII, CALIFORNIA, COLORADO, NEVADA, OREGON, WASHINGTON

EAST: WASHINGTON D.C., MARYLAND, NEW JERSEY, NEW YORK, OHIO, PENNSYLVANIA, VIRGINIA

SOUTHEAST: FLORIDA, GEORGIA, KENTUCKY, LOUISIANA, MISSISSIPPI, SOUTH CAROLINA, NORTH CAROLINA, TENNESSEE

NORTHEAST:  CONNECTICUT, MASSACHUSETTS, MAINE, NEW HAMPSHIRE, VERMONT

SOUTHWEST:  ARIZONA, NEW MEXICO, TEXAS

    The Castroville premises, where Gloria Jean's roasting facilities are located, consist of approximately 60,000 square feet and are currently leased through December 31, 2005. Gloria Jean's is currently in the process of a rental negotiation which, if approved by the landlord, will increase the rental term to December 31, 2007. All of Gloria Jean's central support functions are currently run out of the Castroville, California facility. Gloria Jean's believes that its facilities are adequate for its present needs and for the foreseeable future.

EMPLOYEES

    As of January 2, 1998, Gloria Jean's employed 571 employees, 92 of whom were full-time employees and 479 of whom were part-time employees. None of the employees of Gloria Jean's and its subsidiaries are covered by a collective bargaining agreement. Gloria Jean's believes that its relationship with its employees is satisfactory.

LEGAL PROCEEDINGS

    As a franchisor with significant operations across the United States and internationally, Gloria Jean's is subject to claims from time to time. No legal proceedings are in progress or pending against Gloria Jean's, other than proceedings set forth below or proceedings incidental to carrying on its business and operations in the ordinary course which, individually or in the aggregate, are not material to Gloria Jean's.

    A. LOUIS PARKER, ALITA A. PARKER AND PARKER & PARKER, INC. V. GLORIA JEAN'S GOURMET COFFEES FRANCHISING CORP., BROTHERS GOURMET COFFEES, INC., BROTHERS RETAIL CORP., JAMES WAYMAN, KEVIN LEARY AND RAY E. NEWTON.

American Arbitration Association case, Case No. 51 114 002 66 96. On August 15, 1996, the claimants filed a demand for arbitration alleging claims of fraud, violations of the Illinois Franchise Act, breach of contract, declaration of no contract and for punitive damages. The matter arises from the sale, operation and closing of the claimant's store in Philadelphia, Pennsylvania. The claimants allege damages in excess of $400,000. The matter proceeded to arbitration and the hearing was conducted beginning May 28, 1997. On August 14, 1997, the arbitrator rendered a decision denying damages on all claims. The Circuit Court of Cook County, Illinois entered an order on December 11, 1997 confirming the arbitration award

    MAHESH PATEL V. GLORIA JEAN'S GOURMET COFFEES FRANCHISING CORP., BROTHERS GOURMET COFFEES, INC. AND BROTHERS RETAIL CORP. American Arbitration Association, Case No. 51 114 191 97. On April 30, 1997, the claimant filed a demand for arbitration alleging claims of fraud, violations of the Illinois Franchise Act, breach of contract, declaration of no contract and for punitive damages. The matter arises from the sale and operation of the claimant's store in Richmond, California, during 1994, at which time Gloria Jean's was owned by Brothers. The case was settled in March 1998, with Gloria Jean's paying $150,000, which amount, including legal fees, will be fully reimbursed from the Brothers escrow account.

    SUGAI PRODUCTS, INC. V. KONA KAI FARMS, INC., REGTON COMPANIES, INC., STARBUCKS CORP., PEET'S COFFEE AND TEA, INC., GLORIA JEAN'S GOURMET COFFEES CORP. (the "Kona litigation"). On January 9, 1997, the plaintiffs filed a putative class action against the defendants alleging violations of THE LANHAM ACT, THE HAWAII UNIFORM DECEPTIVE TRADE PRACTICES ACT and THE HAWAII UNFAIR TRADE PRACTICES ACT. The plaintiffs, who purport to represent a class of Kona coffee growers, wholesalers and retailers, allege that the defendants sold coffee beans grown in Central America under the false label "Kona coffee" and seek an injunction, unspecified damages, attorneys' fees and costs. On or about March 24, 1997, Gloria Jean's Gourmet Coffees Corp. and certain other defendants (collectively the "Retailer Defendants") moved to dismiss the complaint pursuant to the Federal Rules of Civil Procedure, or in the alternative, for a more definite statement. The Retailer Defendants also moved to dismiss plaintiffs' claim for violations of THE HAWAII UNFAIR TRADE PRACTICES ACT by orders dated June 27, 1997. The court granted the motion for a more definite statement allowing plaintiffs leave to amend their complaint, denied the motion to dismiss and continued the motion to dismiss plaintiffs' claims for violations of The Hawaii UNFAIR TRADE PRACTICES ACT. The plaintiffs filed a motion for class certification on July 3, 1997 and the defendants filed opposition to that motion. On November 19, 1997, a magistrate issued a Findings and Recommendation that class certification be denied. On January 23, 1998, the United States District Court for the District of Hawaii adopted the recommendation that class certification be denied. Brothers has agreed that it will be liable under the indemnification agreement with Gloria Jean's in the event of an adverse judgment or settlement.

    GLORIA JEAN'S GOURMET COFFEES FRANCHISING CORP., GLORIA JEAN'S GOURMET COFFEES CORP., V. MICHAEL OKONIEWSKI, NANCY OKONIEWSKI, OKONIEWSKI (NY), INC. AND OKONIEWSKI, INC. In November 1997, Gloria Jean's brought an action against respondents, franchisees at several Gloria Jean's locations, for breach of certain sublease and franchise agreements. In January 1998, the respondents filed a counterclaim alleging that Gloria Jean's had breached the franchise agreement as well as other related claims, and seeking unspecified damages. Because the claim was brought after the cut-off date specified in the indemnification agreement with Brothers, Gloria Jean's will be responsible for any and all costs incurred in this matter. At this time, management is unable to determine the potential liability of Gloria Jean's, but does not believe that it will have a material effect on its operation or financial position.

    Gloria Jean's is entitled to be indemnified for any liability arising out of the proceedings referred to above pursuant to its agreement with Brothers, except for certain legal fees incurred by Gloria Jean's in connection with the Kona litigation after the acquisition from Brothers. Gloria Jean's does not expect such future legal fees to be material. Under the terms of the Merger Agreement, any rights of Gloria Jean's to indemnification and to monies being held in escrow are to be held by Gloria Jean's for the account of Second Cup. However, if the rights to indemnification relate to a settlement where costs or losses were incurred by Gloria Jean's after the Merger, such rights to indemnification and the monies to be recovered by Gloria Jean's in connection therewith (less any costs incurred by Second Cup in the collection of such monies) shall, to the extent of such costs or losses only, remain with Gloria Jean's.

               BENEFICIAL OWNERSHIP OF GLORIA JEAN'S COMMON STOCK

    As of March 31, 1998, all of Gloria Jean's outstanding stock is held by The Second Cup, Inc., a wholly-owned subsidiary of Second Cup USA Holdings Ltd., an Ontario corporation, which in turn is wholly-owned by The Second Cup Ltd. See "Gloria Jean's Business--Corporate Organization." Two shareholders of The Second Cup Ltd. may be deemed to be beneficial owners of Gloria Jean's Common Shares. Michael Bregman, who on January 1, 1998, directly and indirectly through Bregman Ventures Inc. (in which Mr. Bregman owns all the outstanding shares), owned 1,901,950 or 13.3% of the Common Shares of The Second Cup Ltd., is also Chairman of the Board and Chief Executive Officer of The Second Cup Ltd. Mr. Bregman is also a director of Gloria Jean's. In addition, Cara Operations Limited ("Cara"), which on January 1, 1998 owned 5,630,100 or 39.3% of the Common Shares of The Second Cup Ltd., has two representatives on its 11-member Board of Directors.

                          MANAGEMENT OF GLORIA JEAN'S

                                                                                                 HAS SERVED
                                                                                                 AS DIRECTOR
NAME                                  AGE                          OFFICE                           SINCE
--------------------------------      ---      ----------------------------------------------  ---------------
Michael Bregman.................          43   Director                                                1995

Alton McEwen....................          54   President and Director                                  1995

Louis Bregman...................          71   Director                                                1995

Stephen King....................          48   Vice-President, Development

David Harrington................          50   Vice-President of Operations

Lisa Steere.....................          34   Vice-President, Marketing

Mark Archer.....................          41   Executive Vice President, Chief Financial
                                                 Officer and Secretary

    Mr. Michael Bregman has been a director of Gloria Jean's, Franchising Corp., Gourmet Coffees and Edglo Enterprises, Inc. since November 1995. Mr. Bregman has been a director of The Second Cup Ltd. since 1988. Between 1988 and 1989, he served as President and Secretary of The Second Cup Ltd. and has been Chairman and Chief Executive Officer of Second Cup since 1989.

    Mr. McEwen has been a director of Gloria Jean's, Franchising Corp., Gourmet Coffees and Edglo Enterprises, Inc. since November 1995. Mr. McEwen has been a director of Second Cup since 1988. Mr. McEwen has been the President and Chief Operating Officer of Second Cup's U.S. operations since July 1996. From 1988 until July 1996, Mr. McEwen was the President and Chief Operating Officer of Second Cup. It is anticipated that Mr. McEwen will be the Chief Executive Officer of Coffee People following the Merger.

    Mr. Louis Bregman has been a director of Gloria Jean's, Franchising Corp., Gourmet Coffees and Edglo Enterprises, Inc. since November 1995. Mr. Bregman is also a Director and Executive Vice President of The Second Cup Ltd. and has been since 1989.

    Mr. Stephen King has been Vice-President, Development of Franchising Corp. since September 1997 and Vice President, Real Estate from January 1997 until September 1997. Prior to such time, Mr. King was the director of North American Leasing for the Sunglass Hut, Coral Gables, Florida from August 1996 through November 1996. From January 1995 through August 1996, Mr. King was a self-employed real estate consultant based in Aledo, Texas. Prior to that, Mr. King was employed as a director of real estate by The Bombay Company of Fort Worth, Texas for the period June 1982 through June 1995.

    David Harrington has been Vice-President of Operations of Franchising Corp. since December 1996. From September 1995 through December 1996, Mr. Harrington was the Chief Operating Officer for

BCE West Bagels LLC in Scottsdale, Arizona. From September 1993 through June 1995, he was the Vice-President of Operations for Cucina Holdings in Sacramento, California. Mr. Harrington was the Vice-President of Operations for Yogurt Ventures USA, Inc. in Atlanta, Georgia from October 1988 through September 1993.

    Ms. Steere has been Vice-President, Marketing of Gourmet Coffee since August 1997. From October 1996 to August 1997, she served as Marketing Director for Fresh Express in Salinas, California. From March 1993 to October 1996, Ms. Steere held several positions with Nestles Beverage in San Francisco, California including Marketing Director, Consumer Manager and Promotion/Media Manager. From August 1991 to March 1993, Ms. Steere was Marketing Manager for Nestles Ice Creams in Bakersfield, California and Columbus, Ohio.

    Mr. Archer has been Executive Vice President and Chief Financial Officer of Gloria Jean's since February 1998. From September 1995 through November 1997, he was Senior Vice President and Chief Financial Officer of Jamba Juice Company, a venture capital backed chain of smoothie and juice restaurants. From 1993 to 1995, Mr. Archer was Chief Financial Officer and a director of Del Taco, Inc., where he led a financial restructuring of the company and built the infrastructure to accommodate national expansion. From 1989 to 1993 he served as Chief Financial Officer of Canteen Corporation, a large contract service company.

                      GLORIA JEAN'S EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by or awarded to Alton McEwen, Gloria Jean's President, for the fiscal year ended June 28, 1997. Mr. McEwen is expected to serve as a director and Chief Executive Officer of Coffee People after the Merger. Payments in Canadian dollars have been translated into U.S. dollars at the exchange rate of U.S. $0.7240 = Cdn $1.00, the rate of exchange quoted by Bank of Canada on June 27, 1997, the last day of Gloria Jean's 1997 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                               AWARDS--
                                                                                              SECURITIES
                                                                             OTHER ANNUAL     UNDERLYING        ALL OTHER
NAME                                    YEAR        SALARY         BONUS     COMPENSATION     OPTIONS(#)       COMPENSATION
------------------------------------  ---------  -------------  -----------  -------------  ---------------  ----------------
Alton McEwen........................       1997  $  212,000(1)      --        $  45,000(2)       6,200(3)      $     363(4)

------------------------------

(1) Mr. McEwen assumed his position as President of Second Cup's U.S. Operations (including Gloria Jean's) in July 1996. Amount represents compensation from July 22, 1996 to June 28, 1997.

(2) Amount reflects a housing subsidy paid to Mr. McEwen in conjunction with his appointment as an officer of Gloria Jean's and his relocation to Castroville, California.

(3) Reflects options to purchase common shares of Second Cup.

(4) Amount reflects premium paid by Second Cup for term life insurance.

STOCK OPTION INFORMATION

    The following tables set forth certain information regarding options for the purchase of common shares of Second Cup that were awarded to the President of Gloria Jean's during the 1997 fiscal year or were held by him at June 28, 1997. All Canadian dollar amounts have been translated into U.S. dollars at the rate of exchange of U.S. $0.7240 = Cdn. $1.00:

                        OPTION/SAR GRANTS IN FISCAL 1997
                               INDIVIDUAL GRANTS

                              NUMBER OF     % OF TOTAL
                             SECURITIES      OPTIONS
                             UNDERLYING     GRANTED TO     EXERCISE
                               OPTIONS     EMPLOYEES IN      PRICE
NAME                           GRANTED     FISCAL YEAR     ($/SHARE)     EXPIRATION DATE
---------------------------  -----------   ------------   -----------   -----------------
Alton McEwen...............     6,200           3.1%        $ 9.05           July 2, 2006

------------------------------

(1) All of the options granted above vest on July 2, 1999, the third anniversary following the date of grant.

  AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND FISCAL YEAR-END OPTIONS/SAR
                                     VALUES

                                NUMBER OF SECURITIES
                                     UNDERLYING             VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS/ AT     IN-THE-MONEY OPTIONS/ AT
                                 FISCAL YEAR END(#)          FISCAL YEAR END($)
                             --------------------------   ------------------------
NAME                         EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------  -----------   ------------   -----------   ----------
Alton McEwen...............    37,300        12,500         $95,840      11$,403

        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF GLORIA JEAN'S

    Pursuant to the Stock Purchase Agreement, Brothers agreed to indemnify Gloria Jean's for losses incurred as a result of actions or proceedings relating to matters preceding the date Second Cup acquired the Gloria Jean's business. See "Risk Factors--Gloria Jean's Risks--Litigation Risk." Pursuant to the indemnification obligation of Brothers, approximately $1,000,000 is being held in escrow pending final determination of outstanding claims. Under the terms of the Merger Agreement, any rights of Gloria Jean's to indemnification and to monies being held in escrow are to be held by Gloria Jean's for the account of Second Cup. However, if the rights to indemnification relate to a settlement where costs or losses were incurred by Gloria Jean's after the Merger, such rights to indemnification and the monies to be recovered by Gloria Jean's in connection therewith (less any costs incurred by Second Cup in the collection of such monies) shall, to the extent of such costs or losses only, remain with Gloria Jean's.

                                 COFFEE PEOPLE

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    On November 13, 1997, Coffee People entered into an agreement to acquire 100% of the outstanding stock of Gloria Jean's, an indirect wholly-owned subsidiary of Second Cup Canada. In exchange Coffee People will issue common stock to Second Cup equal to 69.5% of its outstanding common stock after the merger. Prior to the merger of Gloria Jean's and Coffee People, Gloria Jean's will merge into CP Old, Inc. (formerly known as The Coffee Plantation, Inc.).

    The Merger will be accounted for as a "reverse purchase" for accounting and financial reporting purposes, whereby Gloria Jean's will be treated as the acquiror because, at closing, Second Cup will acquire 69.5% of the outstanding common stock of Coffee People. As a result, after the merger, the historical financial statements of Coffee People will be the financial statements of Gloria Jean's for all reported periods prior to the date of closing. Following the Merger, Coffee People's fiscal year will change to end on the last Saturday in June.

    The purchase method of accounting will be applied to Coffee People's assets acquired and liabilities assumed which will be recorded at their fair values, which approximates book value, on the books of Gloria Jean's. The results of operations of Coffee People will be included with those of Gloria Jean's beginning on the acquisition date. The purchase price allocation shown in the accompanying pro forma statements is preliminary; however, the amounts used are not expected to differ materially from the actual purchase price allocation.

    For purposes of the pro forma financial statements the outstanding shares of Coffee People at December 31, 1997 and the closing share price of Coffee People's stock on November 12, 1997, the last full day of trading prior to the announcement of the Merger, were used to determine the fair value of Coffee People. The historical cost of Coffee People was determined using the book value at December 31, 1997. This valuation is subject to change based upon the actual number of outstanding Coffee People shares and Coffee People's book value at the date the Merger is completed.

    On May 21, 1997, Coffee People acquired certain assets from CP Old for a purchase price of $8,651,000. The assets acquired included inventory, certain prepaids, property and equipment for 15 coffeehouse stores (the Acquired Stores). Coffee People also assumed certain lease obligations. The acquisition was accounted for using the purchase method of accounting, with the assets acquired and liabilities assumed recorded at fair values as of the acquisition date. The results of operations of the Acquired Stores have been included with those of Coffee People since the acquisition date.

    Due to the timing of the acquisition of the Acquired Stores, Coffee People's historical financial statements do not reflect the full impact of the change in results that would have occurred had the acquisition of the Acquired Stores occurred as of the beginning of the fiscal year ended June 30, 1997. The pro forma condensed statement of operations of Coffee People for the fiscal year ended June 30, 1997 is based upon the historical statement of operations of Coffee People for that period and the historical statement of operations of CP Old for the fiscal year ended June 28, 1997, with the necessary adjustments to eliminate the results of the operations related to the non-acquired stores. The pro forma condensed statement of operations of Coffee People assumes the acquisition of the Acquired Stores occurred on June 30, 1996.

    The accompanying pro forma condensed financial statements illustrate the effect of the Merger on Gloria Jean's financial position and results of operations. The pro forma condensed balance sheet as of December 13, 1997 is based on the historical balance sheet of Gloria Jean's as of that date, the historical balance sheet of Coffee People as of December 31, 1997 and the historical balance sheet of CP Old as of December 13, 1997, and assumes the Merger occurred on December 13, 1997. The pro forma condensed

                                 COFFEE PEOPLE

                                  (UNAUDITED)

statement of operations for the year ended June 28, 1997 is based on the historical statement of operations of Gloria Jean's for that period and the pro forma statement of operations of Coffee People for the year ended June 30, 1997. The pro forma condensed statement of operations assumes the Merger occurred on June 30, 1996.

    The pro forma condensed statement of operations for the 24-week period ended December 13, 1997 is based on the historical results of operations of Gloria Jean's for that 24-week period and the historical results of operations of Coffee People for the six months ended December 31, 1997. The pro forma condensed statement of operations for the 24-week period ended December 13, 1997 assumes the Merger occurred on June 28, 1997.

    The pro forma condensed financial statements are not intended to be indicative of the financial position or results of operations which actually would have been realized had the Merger occurred at the times assumed, nor of the future results of operations of the combined Company. The accompanying pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes of Gloria Jean's, Coffee People and CP Old included elsewhere in this Proxy Statement/ Prospectus.

                                 COFFEE PEOPLE

                       PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 13, 1997
                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                       GLORIA         COFFEE      CP OLD,   PRO FORMA
                                                    JEAN'S, INC.   PEOPLE, INC.    INC.    ADJUSTMENTS    PRO FORMA
                                                    ------------   ------------   -------  -----------    ---------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................    $ 3,797        $ 2,545      $  587    $   (647)(1)
                                                                                                (480)(4)   $ 5,802
  Accounts receivable, net........................      6,474            227          --                     6,701
  Inventories.....................................      4,235            632          --                     4,867
  Prepaid expenses and other current assets.......        426            225          --                       651
  Income taxes receivable.........................         --            157          --                       157
  Deferred income taxes...........................        826             --          --                       826
                                                    ------------   ------------   -------  -----------    ---------
    Total current assets..........................     15,758          3,786         587      (1,127)       19,004

PROPERTY, PLANT AND EQUIPMENT, net................      7,004          7,338          --                    14,342
GOODWILL, net(14).................................     15,991          5,781          --      (5,781)(2)
                                                                                              10,017(2)     26,008
DEFERRED INCOME TAXES.............................        969             --          --                       969
OTHER ASSETS......................................         66            118          --                       184
                                                    ------------   ------------   -------  -----------    ---------
      Total assets................................    $39,788        $17,023      $  587    $  3,109       $60,507
                                                    ------------   ------------   -------  -----------    ---------
                                                    ------------   ------------   -------  -----------    ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt and capital
    lease obligations(3)..........................    $    --        $ 1,285      $   --                   $ 1,285
  Current portion of long-term debt to related
    parties.......................................         --             22          --                        22
  Accounts payable................................      1,569          1,011           7                     2,587
  Accrued liabilities.............................      1,004          1,994         100    $    650(2)
                                                                                               1,250(6)      4,998
  Income taxes payable............................        489             --          --                       489
  Franchise deposits..............................        472             --          --                       472
  Deferred franchise fee income...................        103             --          --                       103
                                                    ------------   ------------   -------  -----------    ---------
    Total current liabilities.....................      3,637          4,312         107       1,900         9,956

DEFERRED RENT EXPENSE.............................        305             --          --                       305
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS(3)...         --          4,298          --                     4,298
LONG-TERM DEBT TO RELATED PARTIES.................         --            137          --                       137

STOCKHOLDERS' EQUITY:
  Common stock....................................          1         14,563          --     (14,563)(2)
                                                                                              12,164(2)
                                                                                              (1,250)(6)
                                                                                              35,177(5)     46,092
  Additional paid in capital......................     35,824             --       9,467        (647)(1)
                                                                                              (9,467)(4)
                                                                                             (35,177)(5)        --
  Stock subscription notes receivable.............         --           (302)         --                      (302)
  Retained earnings (accumulated deficit).........         21         (5,985)     (8,987 )     5,985(2)
                                                                                               8,987(4)         21
                                                    ------------   ------------   -------  -----------    ---------
    Total stockholders' equity....................     35,846          8,276         480       1,209        45,811
                                                    ------------   ------------   -------  -----------    ---------
  Total liabilities and stockholders' equity......    $39,788        $17,023      $  587    $  3,109       $60,507
                                                    ------------   ------------   -------  -----------    ---------
                                                    ------------   ------------   -------  -----------    ---------

    The accompanying notes are an integral part of these pro forma condensed financial statements.

                                 COFFEE PEOPLE

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 28, 1997
                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                      COFFEE
                                                                   PEOPLE, INC.
                                                       GLORIA       PRO FORMA       PRO FORMA
                                                    JEAN'S, INC.       (7)         ADJUSTMENTS    PRO FORMA
                                                    ------------   ------------    -----------   -----------
TOTAL REVENUES....................................    $30,579       $  22,434         $(823)(8)  $    52,190

COST OF SALES AND RELATED OCCUPANY EXPENSES.......     20,283          10,605          (823)(8)       30,065
STORE OPERATING EXPENSES..........................      2,319           8,329                         10,648
OTHER OPERATING EXPENSES..........................      1,972              20                          1,992
DEPRECIATION AND AMORTIZATION.....................                                     (434)(9)
                                                        1,152           1,604           250(10)        2,572
GENERAL AND ADMINISTRATIVE
  EXPENSES........................................      5,458           2,877                          8,335
PROVISION FOR STORE CLOSURES AND RESTRUCTURING....        580           5,500                          6,080
                                                    ------------   ------------       -----      -----------
  Loss from operations............................     (1,185)         (6,501)          184           (7,502)
INTEREST AND OTHER INCOME (EXPENSE), NET..........                                      (16)(11)
                                                          426            (308)         (280)(12)        (178)
                                                    ------------   ------------       -----      -----------
  Loss before provision for income taxes..........       (759)         (6,809)         (112)          (7,680)
PROVISION FOR INCOME TAXES........................          4              --            --                4
                                                    ------------   ------------       -----      -----------
  Net loss before cumulative effect of change in
    accounting principle..........................    $  (763)      $  (6,809)        $(112)     $    (7,684)
                                                    ------------   ------------       -----      -----------
                                                    ------------   ------------       -----      -----------
LOSS PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINICIPLE(15)....................         --       $   (2.31)           --      $     (0.80)
SHARES USED IN COMPUTING LOSS PER SHARE BEFORE
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.......................................         --       2,944,178            --        9,653,043

    The accompanying notes are an integral part of these pro forma condensed financial statements

                                 COFFEE PEOPLE

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                 FOR THE 24-WEEK PERIOD ENDED DECEMBER 13, 1997

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                       GLORIA         COFFEE        PRO FORMA
                                                    JEAN'S, INC.   PEOPLE, INC.    ADJUSTMENTS     PRO FORMA
                                                    ------------   ------------   -------------   -----------
TOTAL REVENUES....................................    $18,055       $  12,340                     $    30,395

COST OF SALES AND RELATED OCCUPANY EXPENSES.......     10,941           6,100                          17,041
STORE OPERATING EXPENSES..........................      1,404           4,100                           5,504
OTHER OPERATING EXPENSES..........................        481               3                             484
DEPRECIATION AND AMORTIZATION.....................        732             844        $(234)(9)
                                                                                       116(10)          1,458
GENERAL AND ADMINISTRATIVE
  EXPENSES........................................      1,917           1,320                           3,237
                                                    ------------   ------------      -----        -----------
  Income (loss) from operations...................      2,580             (27)         118              2,671
INTEREST AND OTHER INCOME (EXPENSE), NET..........        138            (194)          (7)(11)           (63)
                                                    ------------   ------------      -----        -----------
  Income (loss) before (provision) benefit for
    income taxes..................................      2,718            (221)         111              2,608
(PROVISION) BENEFIT FOR INCOME TAXES..............     (1,169)             89          (44)(13)        (1,124)
                                                    ------------   ------------      -----        -----------
  Net income (loss)...............................    $ 1,549       $    (132)       $  67        $     1,484
                                                    ------------   ------------      -----        -----------
                                                    ------------   ------------      -----        -----------
EARNINGS (LOSS) PER SHARE(15).....................                  $   (0.04)                    $      0.14
                                                    ------------   ------------      -----        -----------
                                                    ------------   ------------      -----        -----------
SHARES USED IN COMPUTING EARNINGS (LOSS) PER
  SHARE...........................................         --       3,257,657                      10,680,843

    The accompanying notes are an integral part of these pro forma condensed financial statements.

                                 COFFEE PEOPLE

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                      JUNE 28, 1997 AND DECEMBER 13, 1997

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

1. Pursuant to the Merger Agreement, Gloria Jean's will redeem a portion of its current outstanding stock from Second Cup prior to the Merger. The stock will be redeemed for an amount which will leave not less than $2,500 in cash and cash equivalents in the accounts of Gloria Jean's after payment of expenses incurred related to the Merger, estimated at $650. At December 13, 1997 the total stock redemption would have been $647.

2.  Pro forma adjustments to record the purchase price of Coffee People:

VALUATION OF COFFEE PEOPLE:
  Fair Value:
    Number of shares of common stock outstanding as of December
      31, 1997..................................................  3,263,872
    Closing price of Coffee People stock on November 12, 1997...  $    4.25
                                                                  ---------
      Total fair value of Coffee People.........................  $  13,871
    Ownership percentage of Second Cup after the Merger.........       69.5%
                                                                  ---------
    Fair value attributed to Gloria Jean's in the merger........  $   9,640
                                                                  ---------
                                                                  ---------
  Book Value:
    Total Coffee People's shareholders' equity as of December
      31, 1997..................................................  $   8,276
    Ownership percentage of current Coffee People shareholders
      after the Merger..........................................       30.5%
                                                                  ---------
    Book value attributed to current Coffee People
      shareholders..............................................  $   2,524
                                                                  ---------
                                                                  ---------
  Revaluation of Coffee People's equity after the Merger:
    Fair value attributed to Gloria Jean's in the merger........  $   9,640
    Book value attributed to current Coffee People
      shareholders..............................................      2,524
                                                                  ---------
      Total revaluation of Coffee People's equity after the
        Merger..................................................     12,164
  Costs incurred by Gloria Jean's related to the merger.........        650
                                                                  ---------
                                                                     12,814
  Assigned value of net assets of Coffee People:
    Fair value of Coffee People assets, which approximates book
      value of assets, excluding existing goodwill..............     11,242
    Stock subscription notes receivable.........................        302
    Total liabilities...........................................     (8,747)
                                                                  ---------
                                                                      2,797
                                                                  ---------
      Goodwill..................................................  $  10,017
                                                                  ---------
                                                                  ---------

3. The pro forma statements assume that Coffee People's bank consents to the merger or an alternative source of financing is obtained with similar terms.

4. Pro forma adjustment to reflect the net assets acquired (cash after payment of liabilities) by Gloria Jean's from CP Old and to eliminate CP Old's stockholder's equity due to combination of Gloria Jean's with CP Old (formerly known as The Coffee Plantation, Inc.).

                                 COFFEE PEOPLE

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                JUNE 28, 1997 AND DECEMBER 13, 1997 (CONTINUED)

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

5. Reclassification of additional paid in capital to common stock due to Coffee People's common stock having no par value, after giving effect to the stock redemption by Gloria Jean's prior to the completion of the merger.

Additional paid in capital.........................................  $  35,824
Less--stock redemption.............................................       (647)
                                                                     ---------
                                                                     $  35,177
                                                                     ---------
                                                                     ---------

6. To record estimated costs of $1,250 expected to be incurred in connection with the issuance of additional shares by Coffee People.

7. Coffee People pro forma amounts include the effect of the acquisition of the Acquired Stores. See attached Coffee People and CP Old pro forma condensed statement of operations for the year ended June 30, 1997.

8.  Pro forma adjustment to eliminate sales between Gloria Jean's and CP Old.

9. To eliminate amortization expense of goodwill eliminated as part of the Merger.

10. Gloria Jean's Inc. and its ultimate parent company, The Second Cup Ltd., are substantial organizations who have adopted in their accounting policies a 40 year amortization period for the goodwill created on purchases of businesses which expand their retail platform in core markets. In adopting this policy, the companies considered their extensive operating histories, the growth of the specialty coffee segment and the corresponding low risk of obsolescence of the product. The pro forma adjustment records amortization over this period.

11. Pro forma adjustment to reduce Gloria Jean's interest income on $647 of cash used to effect the stock redemption. (See 1).

12. Pro forma adjustment to eliminate interest income received by Gloria Jean's on debt from CP Old.

13. Pro forma adjustment to adjust tax expense to reflect impact of the pro forma adjustments.

14. The combined company will incur expenses related to the consolidation of certain corporate functions and related reorganization costs. Depending on the nature of the costs incurred, these costs will either be capitalized and recorded as an increase in goodwill to the extent of Second Cup's 69.5% ownership interest, or will be expensed. The amount and nature of the costs expected to be incurred is not currently estimatable.

15. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 established new standards for computing and disclosing earnings per share (EPS) and is effective for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. SFAS 128, when adopted, will require companies to replace its traditional EPS disclosures with a dual presentation of "Basic" and "Diluted" EPS and to restate all prior period EPS data presented. If SFAS 128 had been in effect for the year ended June 28, 1997 and the 24-week period ended December 13, 1997, basic and diluted EPS would be the same as EPS presented in the pro forma condensed financial statements.

                                 COFFEE PEOPLE

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                JUNE 28, 1997 AND DECEMBER 13, 1997 (CONTINUED)

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

16. Upon closing of the merger of CP Old and Gloria Jean's it is estimated that CP Old will have net operating loss carryforwards (NOL's) for income tax reporting purposes of approximately $1,000. Such NOL's may be available to offset Gloria Jean's future taxable income. However, the amount of NOL's which may be available to offset Gloria Jean's future taxable income has not yet been determined. To the extent these NOL's can be utilized by Gloria Jean's, the valuation allowance will be reduced and additional paid in capital will increase.

17. As of December 31, 1997, Coffee People has NOL's of approximately $1,700 for which a full valuation allowance has been provided in the historical financial statements of Coffee People. The effect of the Merger on the combined company's ability to utilize these NOL's has not yet been determined. To the extent these NOL's can be utilized by the combined company after the Merger, the valuation allowance will be reduced and goodwill will decrease.

                                 COFFEE PEOPLE

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                                                COFFEE
                                                      COFFEE                                    PEOPLE,
                                                     PEOPLE,      CP OLD,       PRO FORMA      INC. PRO
                                                       INC.         INC.       ADJUSTMENTS       FORMA
                                                    ----------   ----------   -------------   -----------
TOTAL REVENUES....................................    $14,487      $ 9,684      $(1,737)(A)     $ 22,434

COST OF SALES AND RELATED OCCUPANY EXPENSES.......      7,048        4,950       (1,393)(A)       10,605
STORE OPERATING EXPENSES..........................      5,017        4,495       (1,183)(A)        8,329
OTHER OPERATING EXPENSES..........................         20       --                                20
DEPRECIATION AND AMORTIZATION.....................        845          506          (89)(A)
                                                                                    342(B)         1,604
GENERAL AND ADMINISTRATIVE EXPENSES(E)............      2,614          426         (163)(A)        2,877
PROVISION FOR STORE CLOSURES AND RESTRUCTURING....      5,500       --                             5,500
                                                    ----------   ----------   -------------   -----------
  Loss from operations............................     (6,557)        (693)         749           (6,501)
INTEREST AND OTHER INCOME (EXPENSE), NET..........        309        2,103       (2,720)(C)         (308)
                                                    ----------   ----------   -------------   -----------
  Income (loss) before (provision) benefit for
    income taxes..................................     (6,248)       1,410       (1,971)          (6,809)
(PROVISION) BENEFIT FOR INCOME TAXES..............         75       (2,056)       1,981(D)        --
                                                    ----------   ----------   -------------   -----------
  Net loss........................................    $(6,173)     $  (646)     $    10         $ (6,809)
                                                    ----------   ----------   -------------   -----------
                                                    ----------   ----------   -------------   -----------

    The accompanying notes are an integral part of these pro forma condensed financial statements.

                                 COFFEE PEOPLE

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  JUNE 30 1997

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

(A) Pro forma adjustment to eliminate the CP Old revenues and expenses attributable to stores not acquired by Coffee People.

(B) Pro forma adjustment to adjust depreciation and amortization:

Elimination of depreciation and amortization expense on assets of
  Acquired Stores..................................................  $    (417)
Depreciation and amortization on new cost basis of property and
  equipment of the Acquired Stores.................................        358
Amortization expense of goodwill related to the acquisition of the
  Acquired Stores ($6,015 amortized over 15 years.)................        401
                                                                     ---------
                                                                     $     342
                                                                     ---------
                                                                     ---------

(C) Pro forma adjustment to adjust other income and expenses:

Elimination of interest expense for CP Old debt to Gloria Jean's...  $     280
Elimination of gain on sale of assets recorded by CP Old on the
  sale of the Acquired Stores to Coffee People.....................     (2,354)
Pro forma adjustment to record interest expense at prime plus 0.5%
  (9.0% at the date of acquisition) related to the debt obtained by
  Coffee People for the acquisition................................       (540)
Pro forma adjustment to reduce interest income earned by Coffee
  People on cash paid for the Acquired Stores......................       (106)
                                                                     ---------
                                                                     $  (2,720)
                                                                     ---------
                                                                     ---------

(D) Pro forma adjustment to adjust tax expense to reflect the income taxes at Coffee People's effective tax rate.

Elimination of income tax provision recorded by CP Old..............  $   2,056
Pro forma adjustment to adjust income tax expense to reflect the income tax effect of the pro forma loss before income taxes, net
  of a full valuation allowance.....................................        (75)
                                                                      ---------
                                                                      $   1,981
                                                                      ---------
                                                                      ---------

(E) The pro forma general and administrative expenses include a proportional allocation to the 15 CP Old of the corporate and administrative salaries and related employee benefit costs, and other corporate overhead expenses, which were allocated to all stores operated by CP Old.

                      ELECTION OF COFFEE PEOPLE DIRECTORS

    A board of six directors will be elected at the Annual Meeting to serve effective the Effective Date until the next annual meeting of Coffee People Shareholders or until their successors are elected and qualified. The six nominees for director are Douglas L. Ayer, Gary G. Talboy, Michael Bregman, Robert M. Haft, Alton McEwen and Kathy A. Welsh. Of the six nominees, the first two (current non-management directors of Coffee People) have been nominated by the current Coffee People Board and the last four by Second Cup (three of whom are officers of The Second Cup Ltd. and some of its affiliates and one of whom is a non-management director of The Second Cup Ltd.).

    MR. DOUGLAS L. AYER, age 60, has been a director of Coffee People since January 1996, when International Capital Partners, Inc. ("ICP"), of which he is President and Managing Partner, represented investors in a private placement of Common Stock of Coffee People. Mr. Ayer has been associated with ICP since 1989 when it was founded. He serves on the board of directors of four private companies and two additional public companies, BioPool International Inc., a medical diagnostic test kit company, and Zila, Inc., a dental supply company. Prior to joining ICP, Mr. Ayer was Chief Executive Officer and a principal stockholder of Cametrics, Inc., a privately held manufacturer of custom fabricated engineered components.

    MR. GARY G. TALBOY, age 49, has been a director of Coffee People since it started corporate operations in 1992. He was Secretary-Treasurer of Coffee People from 1992 to August 1996. From 1985 until 1992, Mr. Talboy was a 50% partner in the partnership that was the predecessor of Coffee People. Currently, Mr. Talboy is primarily active as a coffee industry consultant through his company, Specialty Coffee Consultants. Through his business, Mr. Talboy assists roasters in identifying sources for green coffee and in helping farmers in the coffee producing countries develop means of producing and marketing better quality green coffees. He is a co-founder of Coffee Bean International, Inc., in which he served as President from 1976 until he and Mr. Ferguson sold the business in 1991. Mr. Talboy is also a founding director of the SCAA and was selected by the SCAA as an industry representative to serve consecutive terms on the board of the Coffee Development Group, a United States organization funded by the International Coffee Organization.

    MR. MICHAEL BREGMAN, age 43, has been a director of Gloria Jean's, Franchising Corp., Gourmet Coffees and Edglo Enterprises, Inc. since November 1995. Mr. Bregman has been a director of The Second Cup since 1988. Between 1988 and 1989, he served as President and Secretary of The Second Cup Ltd. and has been Chairman and Chief Executive Officer of The Second Cup Ltd. since 1989. Mr. Bregman also sits on the board of directors of two public companies, Vincor International Inc., a producer and marketer of wine and refreshment products, and Clairvest Group Inc., an investment company.

    MR. ROBERT M. HAFT, age 45, has been a director of The Second Cup Ltd. since October 1996. Since September 1997, Mr. Haft has been Chairman of the Board and Chief Executive Officer of Vitamin Superstore. From 1995 until September 1997, Mr. Haft was Chairman of the Board and CEO of PharMor Drug Stores. Mr. Haft also served at various positions at different times with Dart Group, a retailing, real estate and financial management company from 1975 to 1993, including Director, President, and Chief Operations Officer. Mr. Haft is or has been involved in certain litigation involving or related to the Dart Group and affiliated entities and affiliates of Combined Properties, Inc. ("CPI"). This litigation relates to, among other things, claims to compensation, options or payments from those entities, claims by creditors of those entities on loan documents and guarantees, alleged related party transactions, and the validity of releases executed by Dart Group and CPI. CPI and certain related entities filed Chapter 11 petitions in the United States Bankruptcy Court for the District of Maryland on May 25, 1995. Until July 1993, Mr. Haft served as a director (but not an executive officer) of CPI and one of several general partners of certain of the related entities.

    MR. ALTON MCEWEN, age 54, has been a director of Gloria Jean's, Franchising Corp., Gourmet Coffees and Edglo Enterprises, Inc. since November 1995. Mr. McEwen has been a director of The Second Cup Ltd since 1988. Mr. McEwen has been the President and Chief Operating Officer of Second Cup's U.S. operations since July 1996. From 1988 until July 1996, Mr. McEwen was the President and Chief Operating Officer of The Second Cup Ltd. It is anticipated that Mr. McEwen will be the Chief Executive Officer of Coffee People following the Merger.

    MS. KATHY A. WELSH, age 40, has been Executive Vice President and Chief Financial Officer of The Second Cup Ltd. since 1996. From 1993 to 1996, she acted as Vice President and Chief Financial Officer of Canada Bread Co. (fka Corporate Foods Limited), Canada's largest bakery and a majority subsidiary of Maple Leaf Foods Inc.

    A quorum being present at the shareholder meeting, the six nominees for director receiving a plurality of votes cast in person or by proxy will be elected to the Board of Directors as of the Effective Date and until the next Annual Meeting of Shareholders. There is no cumulative voting. All nominees for director have agreed to serve if elected. If any nominee should become unavailable to serve as a director prior to the Annual Meeting, the persons named in the enclosed proxy will vote for such substitute nominee as may be designated by the Coffee People Board.

    For information regarding committees of the Coffee People and director compensation, see "Coffee People Management."

              APPROVAL OF COFFEE PEOPLE 1998 STOCK INCENTIVE PLAN

    The Coffee People Board has approved, subject to shareholder ratification, the adoption of the Coffee People 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"). The description set forth below is qualified in its entirety by the terms of the 1998 Stock Incentive Plan, a copy of which is set forth as Annex IV to this Proxy Statement/Prospectus.

    The 1998 Stock Incentive Plan provides for the grant of Coffee People Common Shares, or options for the purchase of Coffee People Common Shares, up to a maximum of 400,000 Coffee People Common Shares. The 1998 Stock Incentive Plan will be administered by the Coffee People Board, or a committee of the Board. The Board may, from time to time, take the following actions under the 1998 Stock Incentive Plan: (i) grant Incentive Stock Options, within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"); (ii) grant non-statutory stock options ("NSOs"); (iii) grant stock awards; and (iv) sell Coffee People Common Shares. Any such awards may be made to employees, consultants, officers and directors of Coffee People or of any parent or subsidiary of Coffee People.

    OPTIONS. Options granted under the 1998 Stock Incentive Plan may be either ISOs or NSOs. The Board has the authority to determine in its discretion the recipients of grants, the number of options to be granted and other terms and provisions of each option.

    ISOs may be issued to employees only. The exercise price for ISOs may not be less than 100 percent of the fair market value of the Coffee People Common Shares at the time of the grant. The aggregate fair market value (as determined at the time of the grant) of shares issuable upon exercise of ISOs by any employee for the first time in any one calendar year under the 1998 Stock Incentive Plan, and under any other incentive stock plan of Coffee People or any parent or subsidiary, may not exceed $100,000. In the case of ISOs granted to holders of more than 10 percent of the voting power of the Coffee People Common Shares, the exercise price may not be less than 110 percent of the fair market value and the option by its terms may not be exercisable more than 5 years after the date or grant.

    NSOs may be granted at not less than 85 percent of the fair market value of the Coffee People Common Shares at the date of the grant. Options granted under the 1998 Stock Incentive Plan have a maximum term of 10 years from the date of the grant. The fair market value of the Coffee People Common Shares is determined under the 1998 Stock Incentive Plan to be the weighted average trading price of the Coffee People Common Shares, as quoted on a securities exchange, automated quotation system, or over-the-counter, as applicable, for the five trading days immediately preceding the date of the option grant.

    Options granted under the 1998 Stock Incentive Plan become exercisable in whole or in part from time to time as determined by the Board, or the appointed committee, as applicable. Options are not transferable other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. Upon the approval by the shareholders of Coffee People of any consolidation, merger, plan of exchange or other transaction in which Coffee People is not the surviving corporation, or any sale or other transfer of all or substantially all the assets of Coffee People, all options outstanding under the 1998 Stock Inventive Plan will become immediately exercisable in full for the remainder of their terms; PROVIDED, that the Board may, in its sole discretion, provide that all outstanding options shall be exercisable for a 30-day period prior to such transaction, after which all unexercised options shall immediately terminate.

    STOCK GRANTS AND SALE. Under the 1998 Stock Incentive Plan, Coffee People Common Shares may be granted to employees, consultants, officers and directors of the Company. Grants may be made without payment of any cash consideration for the shares (other than amounts required to satisfy any tax withholding requirements). It is currently anticipated that shares will be granted to non-management members of the Coffee People Board from time to time in lieu of, or in addition to, cash compensation for service on the Board, pursuant to criteria to be established by the Coffee People Board.

    In addition, the Board may under the 1998 Stock Incentive Plan sell Coffee People Common Shares to employees, consultants, officers and directors for cash consideration of not less than 85% of the fair market value of the shares at the time of issuance. Consideration for Coffee People Common Shares sold under the plan to persons holding more than 10 percent of the voting power of the Coffee People Common Shares shall be not less than 110 percent of the fair market value of the shares at the time of issuance. Shares sold in this manner pursuant to the 1998 Stock Incentive Plan are intended to qualify as shares issued pursuant to an employee stock purchase plan under Section 423 of the Code of 1986, as amended.

    Shares subject to options granted under the 1998 Stock Incentive Plan that have lapsed or terminated, and shares granted under the plan that have been forfeited to or repurchased by Coffee People, may again be awarded or sold at any time before termination of the plan. The 400,000 Coffee People Common Shares issuable under the 1998 Stock Incentive Plan are in addition to the remaining shares previously authorized by the Coffee People Shareholders under the Stock Option Plans adopted in 1993, 1994, 1995, and 1996 that are not subject to outstanding options, which total 271,765 shares in the aggregate.

    Coffee People intends to file a registration statement on Form S-8 to register under the Securities Act shares issuable under the 1998 Stock Incentive Plan. Upon such registration, shares acquired under the plan generally will be eligible for sale without restriction in the public market by holders who are not affiliates of Coffee People.

    VOTE REQUIRED. Ratification of the Coffee People Board's approval of the 1998 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the Coffee People Common Shares present in person or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE 1998 STOCK INCENTIVE PLAN.

CHANGES IN AND DISAGREEMENTS WITH COFFEE PEOPLE'S ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

    The Issuance and the Merger, as described above in "The Merger," will be treated for accounting and financial reporting purposes as a reverse purchase. After the Merger, the historical financial statements of Coffee People will be the financial statements of Gloria Jean's for all reported periods prior to the date of Closing. The Coffee People Board has therefore determined that, following the Merger, Price Waterhouse LLP, currently the independent accountants for Gloria Jean's, would be the sensible choice as independent accountants for Coffee People after the Merger. Accordingly, the Coffee People Board has authorized Coffee People, contingent upon closing of the Merger, to retain Price Waterhouse LLP as its independent accountants and to dismiss its current accountants, Arthur Andersen LLP. Should the Merger not be consummated, Coffee People management expects that it will continue to retain Arthur Andersen LLP as its independent public accountants. The report of Arthur Andersen LLP for the years ended December 31, 1997 and 1996 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the years ended December 31, 1997 and 1996, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused Arthur Andersen LLP to make reference thereto on their report on the financial statements for such years.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Contingent upon closing of the Merger, the Coffee People Board has selected Price Waterhouse LLP as its independent accountants for the combined company's 1998 fiscal year, which management anticipates will end on June 28, 1998. Management recommends that shareholders ratify the appointment of Price Waterhouse LLP as the combined company's new independent accountants for the 1998 fiscal year. A representative of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

    A representative of Arthur Andersen LLP, Coffee People's independent public accountants for the 1997 fiscal year, is also expected to be present at the Annual Meeting, to have the opportunity to make a statement, and to be available to respond to appropriate questions.

    Approval of the proposal to ratify the appointment, contingent upon closing of the Merger, of Price Waterhouse LLP as Coffee People's independent accountants for the 1998 fiscal year will require that a quorum be present at the Annual Meeting and that the number of votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal.

    The Board recommends a vote "FOR" ratification of the appointment, contingent upon closing of the Merger, of Price Waterhouse LLP as Coffee People's independent accountants for the 1998 fiscal year.

                   DESCRIPTION OF COFFEE PEOPLE CAPITAL STOCK

    Coffee People's Articles authorize the issuance of up to 50,000,000 shares of Common Stock and 10,000,000 shares of Series Preferred Stock ("Preferred Stock"). The following description of Coffee People's capital stock is qualified in all respects by reference to the Articles.

COMMON STOCK

    Holders of Coffee People Common Shares are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of Preferred Stock that may then be outstanding. The Coffee People Common Shares do not have any preemptive rights or redemption, conversion or sinking fund provisions. All of the issued and outstanding Coffee People Common Shares are, and all Coffee People Common Shares to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable. Holders of Coffee People Common Shares are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Coffee People Common Shares do not have cumulative voting rights in the election of directors. The Articles authorize the Board of Directors to provide for staggered terms for directors whenever the Board of Directors is comprised of six or more members.

PREFERRED STOCK

    The Articles authorize the Board of Directors, without further shareholder authorization, to issue Preferred Stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences, conversion rights, voting rights, redemption rights, and rights on liquidation, including preferences over Coffee People Common Shares, all of which could adversely affect the rights of holders of Coffee People Common Shares. The issuance of any series of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of Coffee People, could adversely affect the rights of the holders of Coffee People Common Shares, may discourage bids for the Coffee People Common Shares at a premium over the market price and may adversely affect the market price of, and the voting and other rights of the holders of, the Coffee People Common Shares. No Preferred Stock is outstanding and Coffee People has no present plans to issue any shares of Preferred Stock.

REPRESENTATIVES' WARRANTS

    In connection with its public offering in September 1996, Coffee People issued warrants to the representatives of the underwriters of such offering (the "Representatives' Warrants") exercisable for 122,500 Coffee People Common Shares. The Representatives' Warrants are exercisable at any time until September 25, 2001. The Representatives' Warrants may be cancelled by Coffee People at any time upon at least 90 days written notice to the holders thereof, if the closing price per share of the Coffee People Common Shares for the 30 consecutive days immediately preceding the date notice of cancellation is given equals or exceeds $15.12.

    The foregoing discussion of the Representatives' Warrants is qualified in its entirety by reference to the detailed provisions of the agreement governing such warrants, which was filed as an exhibit to Coffee People's Registration Statement, dated September 25, 1996, on Form SB-2.

    For the life of the Representatives' Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Coffee People Common Shares without assuming the risk of ownership of the Coffee People Common Shares issuable upon exercise of such warrants. Warrant holders may be expected to exercise their warrants at a time when Coffee People would likely be able to obtain any needed capital by an offering of Coffee People Common Shares on terms more favorable than those provided for by the warrants. Further, the terms on which Coffee People could obtain additional capital during the life of the warrants may be adversely affected by their existence.

STATE LEGISLATION

    Coffee People is subject to certain provisions of the Oregon Business Combination Act that govern business combinations between corporations and interested stockholders (the "Business Combination Act"). The Business Combination Act generally provides that if a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation and (c) certain transactions that result in the issuance of capital stock to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans), (ii) the board of directors approves the share acquisition or business combination before the Interested Shareholder acquires 15% or more of the corporation's outstanding voting stock or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock. The Issuance is not subject to the Business Combination Act because the Coffee People Board approved the Merger prior to Second Cup's acquisition of any shares of Coffee People.

    Coffee People is also subject to the Oregon Control Share Act (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon Corporation in a transaction which results in the Acquiror holding more than each of 20%, 33 1/3% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("Control Shares") unless voting rights are accorded to the Control Shares by (a) a majority of each voting group entitled to vote and (b) the holders of a majority of the outstanding voting shares, excluding the Control Shares held by the Acquiror and shares held by the corporation's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group.

    The Acquiror may, but is not required to, submit to the corporation an "Acquiring Person Statement" setting forth certain information about the Acquiror and its plans with respect to the corporation. The Acquiring Person Statement may also request that the corporation call an Annual Meeting of stockholders to determine whether the voting rights will be restored to the Control Shares. If the Acquiror does not request an Annual Meeting of stockholders, the issue of voting rights of Control Shares will be considered at the next annual or Annual Meeting of stockholders. If the Acquiror's Control Shares are accorded voting rights and represent a majority or more of all voting power, stockholders who do not vote in favor of the restoration of such voting rights will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiror for the Control Shares. The Issuance is not subject to the Control Share Act because the shares are being acquired directly from Coffee People.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Coffee People Common Shares is ChaseMellon Shareholder Services, Inc., Seattle, Washington.

                                 LEGAL OPINION

    The legality of the Coffee People Common Shares to be issued in connection with the Merger is being passed upon for Coffee People by Tonkon Torp LLP.

                                    EXPERTS

    The financial statements of Coffee People as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Gloria Jean's as of June 28, 1997 and for the fiscal year ended June 28, 1997 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Gloria Jean's as of June 29, 1996 and for the 39-week period ended June 29, 1996 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Edglo Enterprises, Inc. and subsidiaries at September 29, 1995 and for the 39-week period ended September 29, 1995 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Edglo Enterprises, Inc. and subsidiaries at December 30, 1994 and for the year then ended, appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon said report given upon the authority of said firm as experts in accounting and auditing.

    The financial statements of CP Old, Inc. as of June 29, 1996 and June 28, 1997 and for each of the three years in the period ended June 28, 1997 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    PROPOSALS BY COFFEE PEOPLE SHAREHOLDERS

    Shareholder proposals intended to be presented at Coffee People's 1999 Annual Meeting of Shareholders must be received by Coffee People not later than February 19, 1999 for inclusion in the proxy materials for such meeting. It is anticipated that after the closing of the Merger, Coffee People's fiscal year end will be changed to the last Saturday in June of each year, in which case the Annual Meeting date also will change. In such event, shareholder proposals must be received no later than the tenth day following the date on which notice of the annual meeting was mailed.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
COFFEE PEOPLE, INC.
Report of Independent Public Accountants...................................................................     F-2
Balance Sheets as of December 31, 1997 and 1996............................................................     F-3
Statements of Operations for the years ended December 31, 1997, 1996 and 1995..............................     F-4
Statements of Changes in Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995.........     F-5
Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995..............................     F-6
Notes to Financial Statements..............................................................................     F-7

GLORIA JEAN'S INC.
Report of Independent Accountants (Price Waterhouse, Toronto, Ontario).....................................    F-21
Report of Independent Accountants (Price Waterhouse LLP, San Francisco, California)........................    F-22
Consolidated Balance Sheets as of June 29, 1996, June 28, 1997 and December 13, 1997 (unaudited)...........    F-23
Consolidated Statements of Operations for the 39-week period ended June 29, 1996, the fiscal year ended
  June 28, 1997, and for the 24-week periods ended December 14, 1996 (unaudited) and December 13, 1997
  (unaudited)..............................................................................................    F-24
Consolidated Statements of Stockholders' Equity for the 39-week period June 29, 1996, the fiscal year ended
  June 28, 1997 and the 24-week period ended December 13, 1997 (unaudited).................................    F-25
Consolidated Statements of Cash Flows for the 39-week period June 29, 1996, the fiscal year ended June 28,
  1997 and for the 24-week periods ended December 14, 1996 (unaudited) and December 13, 1997 (unaudited)...    F-26
Notes to Consolidated Financial Statements.................................................................    F-27

EDGLO ENTERPRISES, INC. AND SUBSIDIARIES
Report of Independent Accountants..........................................................................    F-37
Consolidated Balance Sheet as of September 29, 1995........................................................    F-38
Consolidated Statement of Operations and Accumulated Deficit for the 39-week period ended September 29,
  1995.....................................................................................................    F-39
Consolidated Statement of Cash Flows for the 39-week period ended September 29, 1995.......................    F-40
Notes to Consolidated Financial Statements.................................................................    F-41

EDGLO ENTERPRISES, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants.........................................................    F-47
Consolidated Balance Sheet as of December 30, 1994.........................................................    F-48
Consolidated Statement of Operations and Retained Earnings for the year ended December 30, 1994............    F-49
Consolidated Statement of Cash Flows for the year ended December 30, 1994..................................    F-50
Notes to Consolidated Financial Statements.................................................................    F-51

CP OLD, INC., FORMERLY KNOWN AS THE COFFEE PLANTATION, INC.
Report of Independent Accountants..........................................................................    F-58
Balance Sheets as of June 29, 1996, June 28, 1997 and December 13, 1997 (unaudited)........................    F-59
Statements of Operations for the fiscal years ended June 24, 1995, June 29, 1996 and June 28, 1997 and the
  24-week periods ended December 14, 1996 (unaudited) and December 13, 1997 (unaudited)....................    F-60
Statements of Stockholders' Equity for the fiscal years ended June 24, 1995, June 29, 1996 and June 28,
  1997 and the 24-week period ended December 13, 1997 (unaudited)..........................................    F-61
Statements of Cash Flows for the fiscal years ended June 24, 1995, June 29, 1996, June 28, 1997 and the
  24-week periods ended December 14, 1996 (unaudited) and December 13, 1997 (unaudited)....................    F-62
Notes to Financial Statements..............................................................................    F-63

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of

Coffee People, Inc.:

    We have audited the accompanying balance sheets of Coffee People, Inc. (an Oregon corporation) as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coffee People, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Portland, Oregon,
February 4, 1998

                              COFFEE PEOPLE, INC.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1996

                             (DOLLARS IN THOUSANDS)

                                             ASSETS
                                                                              1997       1996
                                                                            ---------  ---------
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)......................................  $   2,545  $  10,274
  Accounts receivable.....................................................        227         26
  Inventories (Notes 1 and 2).............................................        632        205
  Prepaid expenses (Note 2)...............................................        205        141
  Income taxes receivable.................................................        157         --
  Deferred tax assets (Notes 1 and 6).....................................         --         28
  Other current assets....................................................         20         96
                                                                            ---------  ---------
    Total current assets..................................................      3,786     10,770

  Property and equipment, net (Notes 1, 2 and 3)..........................      7,338      5,513
  Goodwill, net (Notes 1 and 2)...........................................      5,781         --
  Other assets............................................................        118        129
                                                                            ---------  ---------
    Total assets..........................................................  $  17,023  $  16,412
                                                                            ---------  ---------
                                                                            ---------  ---------

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt and capital lease obligations (Notes 2
    and 5)................................................................  $   1,285  $     115
  Current portion of long-term debt to related parties (Note 5)...........         22         20
  Accounts payable........................................................      1,011        533
  Construction accounts payable...........................................         --        321
  Accrued liabilities.....................................................        560        262
  Provision for store closures and restructuring (Note 16)................      1,434         --
  Income taxes payable (Notes 1 and 6)....................................         --         47
                                                                            ---------  ---------
    Total current liabilities.............................................      4,312      1,298

DEFERRED TAX LIABILITY (Notes 1 and 6)....................................         --         86
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (Notes 2 and 5)..............      4,298        267
LONG-TERM DEBT TO RELATED PARTIES (Note 5)................................        137        159
COMMITMENTS (Note 8)......................................................

STOCKHOLDERS' EQUITY (Notes 9, 10, 13 and 15):
  Preferred Stock, no par value; authorized 10,000,000 shares, none issued
    or outstanding........................................................         --         --
  Common Stock, no par value; authorized, 50,000,000 shares; 3,263,872 and
    3,237,432 shares issued and outstanding...............................     14,563     14,492
  Stock subscription notes receivable (Note 10)...........................       (302)      (281)
  Warrants outstanding (Note 13)..........................................         --         --
  Retained earnings (accumulated deficit).................................     (5,985)       391
                                                                            ---------  ---------
    Total stockholders' equity............................................      8,276     14,602
                                                                            ---------  ---------
    Total liabilities and stockholders' equity............................  $  17,023  $  16,412
                                                                            ---------  ---------
                                                                            ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
REVENUES:
  Retail sales.............................................................  $   20,023  $   12,104  $   11,045
  Wholesale and other......................................................         399         177         212
                                                                             ----------  ----------  ----------
    Total revenues.........................................................      20,422      12,281      11,257

COST OF SALES and related occupancy expenses (cost of sales and occupancy
  expenses paid to related parties of $332, $239 and $187).................      10,071       5,860       5,388

STORE OPERATING EXPENSES...................................................       7,048       3,873       3,451

OTHER OPERATING EXPENSES...................................................           4          44          63

DEPRECIATION AND AMORTIZATION..............................................       1,391         530         391

GENERAL AND ADMINISTRATIVE EXPENSES........................................       2,921       1,868       1,550

PROVISION FOR STORE CLOSURES AND RESTRUCTURINGS............................       5,500          --          --
                                                                             ----------  ----------  ----------
    Income (loss) from operations..........................................      (6,513)        106         414

OTHER INCOME, net..........................................................         312         298          43

INTEREST EXPENSE (interest expense to related parties of $18, $20 and
  $35).....................................................................        (383)        (73)       (134)
                                                                             ----------  ----------  ----------
    Income (loss) before benefit (provision) for income taxes..............      (6,584)        331         323

BENEFIT (PROVISION) FOR INCOME TAXES (Notes 1
  and 6)...................................................................         208        (127)       (112)
                                                                             ----------  ----------  ----------
NET INCOME (LOSS)..........................................................  $   (6,376) $      204  $      211
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

EARNINGS (LOSS) PER SHARE--BASIC (Note 1)..................................  $    (1.96) $     0.09  $     0.15
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE--BASIC (Note 1).........   3,249,984   2,316,537   1,418,601

EARNINGS (LOSS) PER SHARE--DILUTED (Note 1)................................  $    (1.96) $     0.09  $     0.14
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE--DILUTED (Note 1).......   3,249,984   2,349,702   1,500,975

   The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                                                                  STOCK        RETAINED
                                              COMMON STOCK                    SUBSCRIPTION     EARNINGS
                                          ---------------------   TREASURY        NOTES      (ACCUMULATED
                                            SHARES     AMOUNT       STOCK      RECEIVABLE      DEFICIT)       TOTAL
                                          ----------  ---------  -----------  -------------  -------------  ---------
BALANCE, December 31, 1994..............   1,378,204  $   1,417   $    (467)    $    (257)     $     (24)   $     669
  Exercise of stock options (Notes 9 and
    10).................................      26,850         59          --           (58)            --            1
  Interest income on stock subscription
    notes at 8.5% per annum (Note 10)...          --         --          --           (26)            --          (26)
  Net income............................          --         --          --            --            211          211
                                          ----------  ---------       -----         -----    -------------  ---------
BALANCE, December 31, 1995..............   1,405,054      1,476        (467)         (341)           187          855
  Private Placement (Note 13)...........     596,250      3,258         467            --             --        3,725
  Initial public offering (Note 13).....   1,225,000      9,717          --            --             --        9,717
  Exercise of stock options (Note 9)....      11,128         25          --            --             --           25
  Repayment of stock subscription note
    and accrued interest (Note 10)......          --         --          --            84             --           84
  Income tax benefit of disqualifying
    dispositions........................          --         16          --            --             --           16
  Interest income on stock subscription
    notes at 8.5% per annum (Note 10)...          --         --          --           (24)            --          (24)
  Net income............................          --         --          --            --            204          204
                                          ----------  ---------       -----         -----    -------------  ---------
BALANCE, December 31, 1996..............   3,237,432     14,492          --          (281)           391       14,602
  Exercise of stock options (Note 9)....      26,440         71          --            --             --           71
  Interest income on stock subscription
    notes at 8.5% per annum (Note 10)...          --         --          --           (21)            --          (21)
  Net loss..............................          --         --          --            --         (6,376)      (6,376)
                                          ----------  ---------       -----         -----    -------------  ---------
BALANCE, December 31, 1997..............   3,263,872  $  14,563   $      --     $    (302)     $  (5,985)   $   8,276
                                          ----------  ---------       -----         -----    -------------  ---------
                                          ----------  ---------       -----         -----    -------------  ---------

   The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                                                                       1997       1996       1995
                                                                                     ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................................................  $  (6,376) $     204  $     211
  Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities--
    Depreciation and amortization..................................................      1,391        530        391
    Deferred (benefit) provision for income taxes..................................        (58)         5         49
    Interest income on stock subscriptions.........................................        (21)       (14)       (26)
    Provision for store closures and restructuring.................................      4,700         --         --
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable...................................       (201)       (17)         3
      (Increase) decrease in inventories...........................................       (188)        59        (60)
      (Increase) decrease in prepaid expenses......................................        (77)       (29)       (26)
      Increase in income taxes receivable..........................................       (157)        --         --
      Decrease (increase) in other current assets..................................         76        (96)        14
      Increase (decrease) in accounts payable......................................        478       (242)      (166)
      Increase in accrued liabilities..............................................        298         66         16
      (Decrease) increase in income taxes payable..................................        (47)        (8)        43
      Decrease in other current liabilities........................................         --         --        (33)
                                                                                     ---------  ---------  ---------
        Net cash (used in)provided by operating activities.........................       (182)       458        416

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment, net..........................................     (3,784)    (3,888)      (933)
  Acquisition of Coffee Plantation, net of cash acquired...........................     (8,614)        --         --
  (Increase) decrease in other assets..............................................        (62)      (106)        73
  (Decrease) increase in construction accounts payable.............................       (321)       321         --
                                                                                     ---------  ---------  ---------
        Net cash used in investing activities......................................    (12,781)    (3,673)      (860)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt obtained for acquisition............................      6,000         --         --
  Proceeds from long-term debt.....................................................         --         --        682
  Repayment of debt and capital lease obligations..................................       (817)      (275)      (168)
  Repayment of debt to related parties.............................................        (20)       (53)      (227)
  Repayment of stock subscription note receivable and interest.....................         --         74         --
  Proceeds from private placement, net.............................................         --      3,725         --
  Proceeds from initial public offering, net.......................................         --      9,717         --
  Issuance of common stock, net....................................................         71         25          1
  Income tax benefit of disqualifying dispositions.................................         --         16         --
  Dividends........................................................................         --         --        (56)
                                                                                     ---------  ---------  ---------
        Net cash provided by financing activities..................................      5,234     13,229        232
                                                                                     ---------  ---------  ---------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...................................     (7,729)    10,014       (212)
CASH AND CASH EQUIVALENTS, beginning of the period.................................     10,274        260        472
                                                                                     ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of the period.......................................  $   2,545  $  10,274  $     260
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    Coffee People, Inc. (the Company), an Oregon corporation, sells coffee beverages, coffee beans, cookies, pastries, ice cream, shakes and coffee-related merchandise. Twenty-five of the Company's forty-one stores are located in Oregon, fourteen are located in Arizona and two are located in Denver, Colorado. A downturn in economic conditions in Oregon or Arizona could have a material adverse effect on the Company.

    On November 13, 1997, the Company entered into a definitive agreement with Second Cup Inc. (Second Cup) that provides for the combination of the Company with Gloria Jean's Inc. (Gloria Jean's), a wholly-owned subsidiary of Second Cup. (See Note 17.)

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. At December 31, 1997 and 1996, the fair value of the Company's receivables and debt under loans approximated the carrying value.

ADVERTISING

    Advertising costs are expensed as incurred. For the years ended December 31, 1997, 1996 and 1995, advertising costs were $242, $144 and $49, respectively.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and short-term investments with original maturity dates of three months or less.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market and consist of roasted coffee beans, food, beverages, supplies and other merchandise held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less depreciation and valuation reserves. Depreciation on equipment is computed on the straight-line basis over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are capitalized and amortized on a straight-line basis over the shorter of the initial lease term or the estimated useful lives of the assets, generally three to ten years. See Notes 3 and 16 for discussion of property and equipment write-downs taken during the year.

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated.

GOODWILL

    Amortization of goodwill is computed on the straight-line basis over 15 years. Accumulated amortization as of December 31, 1997 and 1996 was $234 and $0.

    Management's policy is to review the ongoing value of the goodwill on a periodic basis by comparing undiscounted future projected earnings to the carrying value of goodwill. Any difference would be recorded as an impairment adjustment. Management is of the opinion that there has been no decline in the value assigned to goodwill.

IMPAIRMENT OF LONG-LIVED ASSETS

    Effective as of the beginning of 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), on a prospective basis. SFAS 121 requires the Company to review long-lived assets and certain identifiable intangibles, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows of an asset are less than the carrying value, a write-down would be recorded, measured by the amount of the difference between the carrying value of the asset and the fair value of the assets. Assets to be disposed of are recorded at the lower of carrying amount or fair value less cost to sell.

STORE OPENING COSTS

    Costs incurred in connection with start-up and promotion of new stores are expensed as incurred.

INCOME TAXES

    Income taxes are provided for on the basis of earnings reported for financial reporting purposes. Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws and tax rates. Deferred income tax expenses or credits are based on the changes in the financial statement basis versus the tax basis in the Company's assets or liabilities from year to year. See Note 6 for additional discussion of the Company's tax accounts, including valuation adjustments.

EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 establishes new standards for computing and disclosing earnings per share
(EPS). SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Upon adoption, the Company was required to restate all prior period EPS disclosures with dual presentation of "Basic" and "Diluted" EPS.

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Basic EPS is based on the average number of shares of Common Stock outstanding during the year. Diluted EPS amounts are based on the average number of shares of Common Stock and diluted Common Stock equivalents outstanding, using the treasury stock method. Common stock equivalents include shares issuable upon exercise of outstanding stock options.

    In 1997, the Company adopted SFAS 128, effective December 15, 1997. As a result, the Company's reported earnings per share for 1996 and 1995 were restated. The effect of this accounting change on previously reported EPS is as follows:

                                                                                 1996       1995
                                                                               ---------  ---------
Per share amounts:
  Primary EPS as reported....................................................  $    0.09  $    0.14
  Effect of SFAS 128.........................................................         --       0.01
                                                                               ---------  ---------
    Basic EPS as restated....................................................  $    0.09  $    0.15
                                                                               ---------  ---------
                                                                               ---------  ---------

  Fully diluted EPS as reported..............................................  $    0.09  $    0.14
  Effect of SFAS 128.........................................................         --         --
                                                                               ---------  ---------
    Diluted EPS as restated..................................................  $    0.09  $    0.14
                                                                               ---------  ---------
                                                                               ---------  ---------

STOCK-BASED COMPENSATION PLANS

    The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). Effective in 1996, the Company adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement, shall disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS 123.

2. ACQUISITION OF COFFEE PLANTATION:

    On May 21 1997, the Company acquired certain assets from The Coffee Plantation, Inc. (a wholly-owned subsidiary of Second Cup Inc.) for $8,651. Acquired assets consisted of inventory, certain prepaid accounts and property and equipment for 15 coffeehouse stores (the Acquired Stores). The Company also assumed certain operating lease obligations. The purchase price was paid upon closing. The results of operations of the Acquired Stores have been included in the Company's results of operations since the acquisition date.

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. ACQUISITION OF COFFEE PLANTATION: (CONTINUED)
    The following is the purchase price allocation:

Cash paid for the acquired stores...................................  $   2,651
Cash from borrowings................................................      6,000
                                                                      ---------
  Total purchase price..............................................  $   8,651
Assets acquired:
  Cash..............................................................  $      37
  Inventories.......................................................        239
  Prepaid expenses..................................................         23
  Property, plant and equipment.....................................      2,337
                                                                      ---------
  Cost in excess of net assets acquired.............................  $   6,015
                                                                      ---------
                                                                      ---------

    The Company financed the transaction with a $6,000 term note payable to a bank over 60 months in equal monthly principal amounts of $100 plus interest at 0.5% over the bank's reference rate beginning June 1, 1997. (See Note 5.)

    The following pro forma information is presented to show the results of operations had the acquisition occurred December 31, 1995:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1996
                                                         -----------------  -----------------
                                                            (UNAUDITED)        (UNAUDITED)
Total Revenues.........................................      $  23,645          $  21,701
Income (loss) from operations..........................         (6,561)               277
Net Income.............................................         (6,649)               (46)
                                                               -------            -------
Loss per share--basic and diluted......................      $   (2.05)         $   (0.02)
                                                               -------            -------
                                                               -------            -------

    The above results of operations are not intended to be indicative of the results of operations which actually would have been realized had the acquisition occurred as of December 31, 1995, nor of the future results of operations of the combined Company.

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. PROPERTY AND EQUIPMENT:

    Property and equipment at December 31, consists of the following:

                                                                             1997       1996
                                                                           ---------  ---------
Land.....................................................................  $     868  $     868
Buildings................................................................      1,099         --
Leasehold improvements...................................................      6,046      2,634
Machinery and equipment..................................................      4,379      1,842
Capital leases...........................................................         45        116
Construction in progress.................................................          1      1,492
                                                                           ---------  ---------
                                                                              12,438      6,952
Less--Accumulated depreciation...........................................     (5,100)    (1,439)
                                                                           ---------  ---------
                                                                           $   7,338  $   5,513
                                                                           ---------  ---------
                                                                           ---------  ---------

    At December 31, 1997, included in accumulated depreciation is $3,157 for the impact of the write down of fixed assets related to the provision for store closures. (See Note 16.)

4. LINE OF CREDIT:

    In August 1997, the Company renewed its line of credit agreement with a bank in the amount of $500. The interest rate for amounts drawn under the line is 0.5% over the prime rate (9.0% at December 31, 1997). There is no amount outstanding under the line of credit at December 31, 1997. Of the $500 credit line, a total of $73 is reserved for use under a letter of credit dated September 1997. The line expires in August 1998.

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. DEBT:

    Debt consists of the following at December 31:

                                                                               1997       1996
                                                                             ---------  ---------
Note payable to bank, payable in monthly installments of $6 each, plus
  interest at 9%, commencing September 1, 1995, due August 1, 1998.........  $      46  $     115

Note payable to bank, payable in monthly installments of $100 each, plus interest at 0.5% over the prime rate (9% at December 31, 1997), commencing June 1, 1997, due
  May 1, 2002..............................................................      5,300         --

Note payable to stockholder, payable in monthly installments of $3, including interest at 2% over the prime rate (10.50% at December 31,
  1997), due December 1, 2002..............................................        159        179

Note payable to the Port of Portland, payable in monthly installments of
  $5, commencing April 8, 1995, including interest at 12%, due March 8,
  2003.....................................................................        216        244
                                                                             ---------  ---------

                                                                                 5,721        538

Less--Current portion......................................................     (1,299)      (117)
                                                                             ---------  ---------

                                                                             $   4,422  $     421
                                                                             ---------  ---------
                                                                             ---------  ---------

    The bank notes and line of credit (Note 4) are secured by substantially all of the Company's assets including accounts receivable, inventories, trade fixtures and equipment. These debt agreements contain restrictions relating to specified financial ratios as well as the lender's standard covenants and restrictions. As of December 31, 1997, the Company was in compliance with all debt covenants.

    The stockholder note is secured by substantially all of the Company's assets and is subordinated to the bank note.

    The principal payments on long-term debt are as follows at December 31, 1997:

1998................................................................  $   1,299
1999................................................................      1,259
2000................................................................      1,267
2001................................................................      1,272
2002................................................................        584
Thereafter..........................................................         40
                                                                      ---------
                                                                      $   5,721
                                                                      ---------
                                                                      ---------

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. DEBT: (CONTINUED)

    The Company has capital leases for certain equipment. Future minimum payments under the capital leases are as follows at December 31, 1997:

1998..................................................................  $      10
1999..................................................................          5
2000..................................................................          4
2001..................................................................          4
2002..................................................................          2
                                                                              ---
                                                                               25
Less--Portion representing interest...................................         (4)
                                                                              ---
Present value of net minimum lease payments...........................         21
Less--Current portion.................................................         (8)
                                                                              ---
Long-term obligations under capital leases............................  $      13
                                                                              ---
                                                                              ---

6. INCOME TAXES:

    The components of the (benefit) provision for income taxes consist of the following:

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Current:
  Federal.............................................................  $    (150) $     100  $      59
  State...............................................................         --         22          4
                                                                        ---------  ---------  ---------
                                                                             (150)       122         63
Deferred..............................................................        (58)         5         49
                                                                        ---------  ---------  ---------
    Total (benefit) provision.........................................  $    (208) $     127  $     112
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The reconciliation of the statutory federal income tax rates to the Company's effective income tax rates is as follows:

                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
Federal statutory rate...............................................      (34.0)%      34.0%      34.0%
State income taxes, net of federal benefit...........................       (2.3)       2.3        2.6
Effect of graduated tax rates........................................         --         --       (1.3)
Other................................................................       (1.0)       2.1       (0.6)
Change in valuation allowance........................................       34.1         --         --
                                                                       ---------        ---        ---
                                                                            (3.2)%      38.4%      34.7%
                                                                       ---------        ---        ---
                                                                       ---------        ---        ---

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. INCOME TAXES: (CONTINUED)
    The components of the net deferred tax assets and liabilities consist of the following at December 31:

                                                                                1997       1996
                                                                              ---------  ---------
Current deferred tax assets:
  Basis difference in accrued liabilities...................................  $   1,645  $      17
  Tax deduction carryforwards...............................................         --         11
                                                                              ---------  ---------
                                                                                  1,645         28
Less--valuation allowance...................................................     (1,645)        --
                                                                              ---------  ---------
    Total current deferred tax asset........................................  $      --  $      28
                                                                              ---------  ---------
                                                                              ---------  ---------
Long-term deferred tax assets:
  Tax credit carryforwards..................................................  $      14  $      --
  Net operating loss carryforward...........................................        639         --
  Basis difference in property, plant and equipment.........................         64         --
Long-term deferred tax liability--
  Basis difference in property, plant and equipment.........................         --        (86)
                                                                              ---------  ---------
                                                                                    717        (86)
Less--valuation allowance...................................................       (717)        --
                                                                              ---------  ---------
    Net long-term deferred tax assets (liability)...........................  $      --  $     (86)
                                                                              ---------  ---------
                                                                              ---------  ---------

    As of December 31, 1997, a valuation allowance has been provided against the deferred tax assets, as the Company believes that it is not more likely than not that the deferred tax assets will be realized.

7. OPERATING LEASES:

    The Company leases certain retail store, office and warehouse facilities under operating leases expiring through the year 2013. Most lease agreements contain renewal options and rent escalation clauses. Certain leases provide for contingent rentals based upon gross sales.

    Rental expense under these lease agreements for the years ended December 31, was as follows:

                                                                       1997       1996       1995
                                                                     ---------  ---------  ---------
Minimum rentals....................................................  $   1,871  $   1,051  $     828
Contingent rentals.................................................         91         69         84
                                                                     ---------  ---------  ---------
                                                                     $   1,962  $   1,120  $     912
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. OPERATING LEASES: (CONTINUED)
    The Company has sublet certain retail store and office facilities, whereby the sublease tenants are responsible for the lease payments. Minimum future lease payments under these agreements as of December 31, 1997 are as follows:

                                      GROSS MINIMUM    LESS--AMOUNT UNDER     NET MINIMUM LEASE
                                     LEASE PAYMENTS         SUBLEASES             PAYMENTS
                                     ---------------  ---------------------  -------------------
1998...............................     $   2,055           $      46            $     2,009
1999...............................         2,051                  43                  2,008
2000...............................         1,843                  23                  1,820
2001...............................         1,640                  24                  1,616
2002...............................         1,438                  25                  1,413
Thereafter.........................         4,261                  17                  4,244
                                          -------               -----                -------
                                        $  13,288           $     178            $    13,110
                                          -------               -----                -------
                                          -------               -----                -------

8. COMMITMENTS:

    The Company has an agreement with a supplier to purchase substantially all of the Company's coffee requirements through May 1998. Management believes that other suppliers could provide similar products. Any supplier from whom the Company might purchase coffee is subject to volatility in the supply and price of coffee beans. A change in suppliers, however, could affect the terms currently received by the Company. Such a change could have a negative impact on operating results.

    As a requirement under the lease with the Port of Portland, the Company is committed to enter into a joint venture with a third party for one of the Company's stores at Portland International Airport. Once the agreement is finalized, the Company will have a 49% ownership interest in that store.

9. INCENTIVE PLANS:

    AUTHORIZED STOCK

    In June 1995, the Company restated its Articles of Incorporation to authorize 50,000,000 shares of no par value Common Stock and 10,000,000 shares of no par value Preferred Stock.

    STOCK OPTION PLANS

    At December 31, 1997, the Company had four Stock Option Plans--the 1993 Stock Option Plan adopted in December 1993, the 1994 Stock Option Plan adopted in March 1994, the 1995 Stock Option Plan adopted in June 1995, and the 1996 Stock Option Plan adopted in May 1996 (collectively, the Plans). Under the Plans, key employees and consultants may be granted either incentive stock options or nonqualified stock options. Incentive stock options must comply with the requirements of the Internal Revenue Code (the Code), may be granted only to employees and may be granted at not less than the fair market value of the stock at the date of grant. Nonqualified options may be granted to employees and consultants at not less than 85% of the fair market value of the stock at the date of grant. Canceled options are available for future grant.

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. INCENTIVE PLANS: (CONTINUED)
    The following table summarizes the activity for the aforementioned stock option plans:

                                                 NUMBER OF      PRICE PER     WEIGHTED AVERAGE
                                                  SHARES          SHARE        PRICE PER SHARE
                                                -----------  ---------------  -----------------
Outstanding at December 31, 1994..............     204,600    $2.22--$ 8.00       $    4.60
  Granted.....................................     196,500    8.00-- 10.00             9.54
  Exercised...................................     (26,850)       2.22                 2.22
  Canceled....................................     (22,237)   2.22--  8.00             6.12
                                                -----------  ---------------          -----
Outstanding at December 31, 1995..............     352,013    2.22-- 10.00             7.44
  Granted.....................................     197,225    9.00-- 10.00             9.63
  Exercised...................................     (11,128)       2.22                 2.22
  Canceled....................................    (115,547)   2.22-- 10.00             6.53
                                                -----------  ---------------          -----
Outstanding at December 31, 1996..............     422,563    $2.22-- 10.00            8.85
  Granted.....................................      70,500    4.75--  7.00             6.50
  Exercised...................................     (17,944)       2.22                 2.22
  Canceled....................................    (127,806)   2.22-- 10.00             9.42
                                                -----------  ---------------          -----
Outstanding at December 31, 1997..............     347,313    $2.22-- 10.00       $    8.51
                                                -----------  ---------------          -----
                                                -----------  ---------------          -----

    For all four plans, there were 271,765 shares of unissued Common Stock reserved for issuance at December 31, 1997. Options to purchase 131,248, 94,489 and 46,796 shares of Common Stock were exercisable at December 31, 1997, 1996 and 1995, respectively. The weighted average share price for shares of Common Stock exercisable at December 31, 1997, 1996 and 1995 were $8.48, $7.24 and $4.07, respectively.

    Options outstanding by grant price as of December 31 were as follows:

OPTION PRICE                          DECEMBER 31, 1997  DECEMBER 31, 1996  DECEMBER 31, 1995
------------------------------------  -----------------  -----------------  -----------------
$ 2.22..............................         26,813             45,338             65,513
  4.00..............................             --                 --             30,000
  4.75..............................          5,000                 --                 --
  5.37..............................          3,000                 --                 --
  5.56..............................          2,000                 --                 --
  6.50..............................         30,000                 --                 --
  6.94..............................         16,500                 --                 --
  8.00..............................         21,000             30,000            105,000
  9.00..............................         63,000             72,475                 --
 10.00..............................        180,000            274,750            151,500
                                            -------            -------            -------
                                            347,313            422,563            352,013
                                            -------            -------            -------
                                            -------            -------            -------

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. INCENTIVE PLANS: (CONTINUED)
    EMPLOYEE STOCK PURCHASE PLAN

    In June 1994, the Board of Directors adopted and the shareholders approved an Employee Stock Purchase Plan (the ESPP). Under the ESPP, 150,000 shares of Common Stock have been reserved for issuance to and purchase by employees of the Company. All employees with over four months of service who work more than 20 hours per week and who do not own stock and stock options for more than 5% of the Company's stock are eligible to participate in the ESPP. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code (the Code). Under that section of the Code, employees may not be granted options if, immediately after the grant, such employee would own stock or hold options to purchase stock possessing 5% or more of the voting power or value of all stock of the Company, nor may any participant purchase Common Stock having a fair market value exceeding $25,000 in any calendar year. As of December 31, 1997, 8,496 shares had been issued and purchased under the ESPP.

    STATEMENT FINANCIAL ACCOUNTING STANDARDS NO. 123

    During 1995, the Financial Accounting Standards Board issued SFAS 123, which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB 25. Entities electing to retain the accounting treatment in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value-based method of accounting defined in SFAS 123 had been applied.

    The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1997, 1996 and 1995 using the Black-Scholes option-pricing model as prescribed by SFAS 123 using the following weighted average assumptions for grants:

                                                                1997       1996       1995
                                                              ---------  ---------  ---------
Average risk-free interest rate.............................       6.00%      6.36%      6.45%
Expected dividend yield.....................................       0.00%      0.00%      0.00%
Expected lives..............................................    5 years    5 years    5 years
Expected volatility.........................................      57.80%     63.13%     63.13%

    The total value of options granted during 1997, 1996 and 1995 was computed as approximately $201, $994 and $1,025, respectively, which would be amortized on a pro forma basis over the five-year vesting

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. INCENTIVE PLANS: (CONTINUED)
period of the options. If the Company had accounted for these plans in accordance with SFAS 123, the Company's net income (loss) and pro forma net income (loss) per share would have been as follows:

                                                                                        PRO
                                                                        AS REPORTED    FORMA
                                                                        -----------  ---------
1997:
  Net (loss)..........................................................   $  (6,376)  $  (6,735)
  Net (loss) per share--basic and diluted.............................       (1.96)      (2.07)
1996:
  Net income (loss)...................................................   $     204   $     (63)
  Net income (loss) per share--basic and diluted......................        0.09       (0.03)
1995:
  Net income..........................................................   $     211   $      76
  Net income per share--basic and diluted.............................        0.14        0.05

10. STOCK SUBSCRIPTION NOTES RECEIVABLE:

    During December 1993, upon exercise of incentive stock options by an officer and by a key employee, the Company issued 75,000 shares of Common Stock in exchange for notes. On January 4, 1994, a key employee exercised incentive stock options for 37,500 shares of Common Stock in exchange for notes. The notes bear interest at the rate of 8.5% per annum from the dates of exercise, and are due in full on December 31, 1998.

    During January 1995, an officer exercised incentive stock options for 26,250 shares of Common Stock in exchange for notes. The notes bear interest at the rate of 8.5% per annum from the date of exercise and are due in full on December 31, 1999.

    The notes provide that in the event any of the stock is sold before the notes mature, all accrued interest and a pro rata portion of the principal balance must be paid. During 1996, the key employee sold 25,000 shares and repaid $84,000, which represented all accrued interest and the pro rata portion of the principal balance.

11. RETIREMENT PLAN:

    Effective on May 1, 1994, the Company adopted a tax deferred savings plan (the 401(k) Plan). All employees with over six months service and who work an average of 30 hours per week or more are eligible to participate in the 401(k) Plan. Participants who choose to participate may contribute up to 20% of their pretax compensation to the 401(k) Plan subject to the statutorily prescribed annual limits. All contributions to the 401(k) Plan, including Company contributions, are fully vested and nonforfeitable at all times. The Company made contributions of $12, $16 and $10 during 1997, 1996 and 1995, respectively.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. STATEMENTS OF CASH FLOWS:

    The Company made the following cash payments:

                                                                             1997  1996  1995
                                                                             ----  ----  ----
Interest (includes $18, $20 and $35 paid to related parties)...............  $354  $ 75  $134
Taxes......................................................................    46   101    32

    Noncash investing and financing activities are as follows:

                                                                             1997 1996  1995
                                                                             ---  ----  ---
Issuance of Common Stock...................................................  $--  $ --  $58
Purchase of property under capital lease obligations.......................   18    --  --

13. STOCKHOLDERS' EQUITY:

INITIAL PUBLIC OFFERING

    On September 25, 1996, the Company completed its initial public offering in which it raised $11,025 through the issuance of 1,225,000 shares of Common Stock at $9.00 per share. The Company's proceeds from the initial public offering included in the financial statements are net of offering costs.

    As part of the initial public offering, the Company also issued warrants which entitle the holders to purchase 122,500 shares of Common Stock at $10.80 per share. The warrants are exercisable for a period of four years beginning one year from the date of the initial public offering. The warrants are callable by the Company upon 90 days notice following the first time when the closing price of the Common Stock exceeds $15.12 per share for 30 consecutive days.

PRIVATE PLACEMENT

    In January 1996, the Company completed a private placement of equity securities in which it raised $3,975 through the issuance of 596,250 shares of Common Stock at $6.67 per share. The Company's proceeds from the private placement of equity securities included in the financial statements are net of offering costs.

14. RELATED PARTY TRANSACTIONS:

    As of December 31, 1997, the Company had a lease with a stockholder, who is a director of the Company.

    During 1997 and 1996, the Company purchased approximately $256 and $133, respectively, of products from a company that is 50% owned by a stockholder, who is also a director and an officer of the Company.

15. STOCK SPLIT:

    On July 26, 1996, the Board of Directors approved a 3-for-2 stock split. The effect of this stock split has been retroactively reflected in these financial statements and notes for all periods presented.

                              COFFEE PEOPLE, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

16. PROVISION FOR STORE CLOSURES AND RESTRUCTURING:

    On June 30, 1997, the Company provided for a $5,500 charge for the closure of the seven stores outside its primary Oregon and Arizona markets, and for related restructuring. Two of the stores were located in Denver, Colorado; three of the stores were located in southern California; and two of the stores were located in Chicago, Illinois. The Company intends to sell or close these stores.

    The charge included the write-down of $3,157 in fixed assets, $36 in prepaid assets, and $73 in other assets, and established a current liability of $2,234 as a provision for store closure and restructuring costs. The liability consists of employee severance payments and other related exit costs. Through December 31, 1997, the Company has incurred approximately $800 in closure-related costs, which have been charged against the provision.

    As of December 31, 1997, the two stores in Chicago, Illinois, and the three stores in southern California have been closed. The Company continues to operate the two stores in Denver, Colorado. The Company is working with local real estate brokers to market, re-lease or sublease all seven of these locations.

17. MERGER WITH GLORIA JEAN'S:

    On November 13, 1997, the Company entered into a definitive agreement with Second Cup, Inc. (Second Cup). The agreement provides for the merger of the Company with Gloria Jean's, Inc. (Gloria Jean's), a wholly-owned subsidiary of Second Cup.

    Under the agreement, the Company will issue approximately 7,500,000 shares of the Company's common stock to Second Cup in exchange for 100% of the outstanding common stock of Gloria Jean's. The number of shares to be issued is subject to adjustment upward or downward under certain circumstances based on financial performance of each company. The merger requires shareholder approval and is expected to close in May 1998. After the merger Second Cup will own 69.5% of the outstanding common stock of the Company.

    The Company's bank loan includes a provision which requires the bank's consent to any combination in which there is a change of control. Currently, the bank has not consented to the merger.

    For accounting purposes the merger will be accounted as a reverse merger. The historical records of Gloria Jean's will become the historical records of the Company, and the purchase method of accounting will be applied to the Coffee People assets acquired and liabilities assumed which will be recorded at their fair values on the books of Gloria Jean's. The results of operations of the Company will be included with those of Gloria Jean's beginning on the acquisition date.

    The combined company will continue as Coffee People, Inc. The combined company is expected to change the Coffee People year-end to a fiscal year ending the last Saturday in June.

                               Chartered Accountants          P O Box 82, Suite 3000          (416) 863 1133
                                                              Royal Trust Tower               Fax (416) 365 8215
                                                              Toronto Dominion Centre
                                                              Toronto, Ontario
                                                              M5K 1G8

         [LOGO]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
Gloria Jean's Inc.

    We have audited the accompanying consolidated balance sheet of Gloria Jean's Inc. and its subsidiaries as of June 29, 1996 and the related consolidated statements of operations, of stockholder's equity and of cash flows for the thirty-nine week period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Gloria Jean's Inc. and its subsidiaries at June 29, 1996 and the results of their operations and their cash flows for the thirty-nine week period then ended in conformity with generally accepted accounting principles in the United States.

PRICE WATERHOUSE
Chartered Accountants
Toronto, Ontario
August 16, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Gloria Jean's Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Gloria Jean's Inc. and its subsidiaries at June 28, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for long-lived assets to be disposed of, effective as of the beginning of fiscal 1997.

PRICE WATERHOUSE LLP
San Francisco, California
August 27, 1997

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                               JUNE 29,   JUNE 28,   DECEMBER 13,
                                                                                 1996       1997         1997
                                                                               ---------  ---------  ------------
                                                                                                     (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents..................................................  $   4,888  $   7,281   $    3,797
  Accounts receivable, net of allowance for doubtful accounts of $1,058,
    $1,660 and $1,048 (unaudited)............................................      2,656      2,233        6,474
  Receivable from affiliate..................................................         --        285           --
  Inventories................................................................      4,001      3,563        4,235
  Prepaid expenses and other.................................................        382        424          426
  Income taxes receivable....................................................        317         --           --
  Deferred income taxes......................................................         --      1,342          826
                                                                               ---------  ---------  ------------
    Total current assets.....................................................     12,244     15,128       15,758
Property, plant and equipment, net...........................................      5,384      6,415        7,004
Goodwill, net................................................................     18,261     16,187       15,991
Other assets.................................................................         88         60           66
Loans to an affiliated company...............................................      3,800         --           --
Deferred income taxes........................................................        442      1,133          969
                                                                               ---------  ---------  ------------
    Total assets.............................................................  $  40,219  $  38,923   $   39,788
                                                                               ---------  ---------  ------------
                                                                               ---------  ---------  ------------
                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable...........................................................  $   1,057  $   1,550   $    1,569
  Accrued liabilities........................................................        964      1,579          688
  Accrual for store closures.................................................         --        580          316
  Income taxes payable.......................................................         --         --          489
  Dividend payable...........................................................      1,562         --           --
  Franchisee deposits........................................................        624        486          472
  Deferred franchise fee income..............................................        260        131          103
                                                                               ---------  ---------  ------------
    Total current liabilities................................................      4,467      4,326        3,637
Deferred rent expense........................................................        265        300          305
                                                                               ---------  ---------  ------------
    Total liabilities........................................................      4,732      4,626        3,942
                                                                               ---------  ---------  ------------
Commitments and contingencies (Note 8)
Stockholder's Equity:
Common stock, $1 par value; authorized, 2,000 shares; issued and outstanding,
  1,200 shares...............................................................          1          1            1
Additional paid-in capital...................................................     35,824     35,824       35,824
Retained earnings (accumulated deficit)......................................       (338)    (1,528)          21
                                                                               ---------  ---------  ------------
    Total stockholder's equity...............................................     35,487     34,297       35,846
                                                                               ---------  ---------  ------------
    Total liabilities and stockholder's equity...............................  $  40,219  $  38,923   $   39,788
                                                                               ---------  ---------  ------------
                                                                               ---------  ---------  ------------

   The accompanying notes are an integral part of these financial statements.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                  FOR THE        FOR THE
                                                  39-WEEK      FISCAL YEAR    FOR THE 24-WEEK    FOR THE 24-WEEK
                                               PERIOD ENDED    ENDED JUNE      PERIOD ENDED       PERIOD ENDED
                                               JUNE 29, 1996    28, 1997     DECEMBER 14, 1996  DECEMBER 13, 1997
                                               -------------  -------------  -----------------  -----------------
                                                                                (UNAUDITED)        (UNAUDITED)
Revenues:
  Retail sales...............................   $     6,657    $     7,631       $   3,534          $   4,087
  Franchise operations:
    Wholesale sales..........................        13,329         17,079          10,554             10,973
    Royalties................................         4,242          5,368           2,411              2,554
    Franchise fees...........................           729            501             224                441
                                               -------------  -------------        -------            -------
      Total revenues.........................        24,957         30,579          16,723             18,055
                                               -------------  -------------        -------            -------
Expenses:
  Cost of sales and related occupancy
    expenses.................................        15,719         20,283          11,066             10,941
  Store operating expenses...................         1,871          2,319           1,021              1,404
  Other operating expenses...................         1,578          1,972             870                481
  Depreciation and amortization..............           978          1,152             532                732
  General and administrative expenses........         2,825          5,458           2,027              1,917
  Provision for store closures...............            --            580              --                 --
                                               -------------  -------------        -------            -------
      Total expenses.........................        22,971         31,764          15,516             15,475
                                               -------------  -------------        -------            -------
  Income (loss) from operations..............         1,986         (1,185)          1,207              2,580
Interest income..............................           203            426             205                138
                                               -------------  -------------        -------            -------
Income (loss) before income taxes............         2,189           (759)          1,412              2,718
Provision for income taxes...................           965              4              --              1,169
                                               -------------  -------------        -------            -------
Income (loss) before cumulative effect of
  change in accounting principle.............         1,224           (763)          1,412              1,549
Cumulative effect of change in acccounting
  principle, net of income tax benefit of
  $262.......................................            --           (427)           (427)                --
                                               -------------  -------------        -------            -------
Net income (loss)............................   $     1,224    $    (1,190)      $     985          $   1,549
                                               -------------  -------------        -------            -------
                                               -------------  -------------        -------            -------
Net income (loss) per share:
  Income (loss) before cumulative effect of
    change in accounting principle...........   $     1,020    $      (636)      $   1,177          $   1,291
  Cumulative effect of change in accounting
    principle................................            --           (356)           (356)                --
                                               -------------  -------------        -------            -------
    Net income (loss)........................   $     1,020    $      (992)      $     821          $   1,291
                                               -------------  -------------        -------            -------
                                               -------------  -------------        -------            -------

   The accompanying notes are an integral part of these financial statements.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                                     RETAINED
                                                                  COMMON STOCK        ADDITIONAL     EARNINGS
                                                            ------------------------    PAID-IN    (ACCUMULATED
                                                              SHARES       AMOUNT       CAPITAL      DEFICIT)      TOTAL
                                                            -----------  -----------  -----------  ------------  ---------
Issuance of common stock..................................       1,200    $       1    $  35,824    $       --   $  35,825
Net income................................................          --           --           --         1,224       1,224
Dividends.................................................          --           --           --        (1,562)     (1,562)
                                                                 -----          ---   -----------  ------------  ---------
Balance, June 29, 1996....................................       1,200            1       35,824          (338)     35,487
Net loss..................................................          --           --           --        (1,190)     (1,190)
                                                                 -----          ---   -----------  ------------  ---------
Balance, June 28, 1997....................................       1,200            1       35,824        (1,528)     34,297
Net income (unaudited)....................................          --           --           --         1,549       1,549
                                                                 -----          ---   -----------  ------------  ---------
Balance, December 13, 1997 (unaudited)....................       1,200    $       1    $  35,824    $       21   $  35,846
                                                                 -----          ---   -----------  ------------  ---------
                                                                 -----          ---   -----------  ------------  ---------

   The accompanying notes are an integral part of these financial statements.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                          FOR THE        FOR THE
                                                          39-WEEK      FISCAL YEAR    FOR THE 24-WEEK    FOR THE 24-WEEK
                                                       PERIOD ENDED    ENDED JUNE      PERIOD ENDED       PERIOD ENDED
                                                       JUNE 29, 1996    28, 1997     DECEMBER 14, 1996  DECEMBER 13, 1997
                                                       -------------  -------------  -----------------  -----------------
                                                                                        (UNAUDITED)        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................................   $     1,224     $  (1,190)       $     985          $   1,549
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization....................           978         1,152              532                732
    Provision for store closures.....................            --           580               --                 --
    Provision for losses on accounts receivable......            --           602               --                 --
    Deferred income taxes............................           965          (414)            (262)               680
    Write down of assets held for disposal...........            --           887              689                 --
    Gain on disposal of assets.......................            (8)          (65)            (155)                --
    Write off of uncollectible income tax
      receivable.....................................            --           127               --                 --
    Changes in assets and liabilities, net of amounts
      acquired:
      Accounts receivable............................         1,588          (179)          (4,007)            (4,241)
      Receivable from affiliate......................            --          (285)              --                285
      Inventories....................................           236           438             (426)              (672)
      Prepaid expenses and other assets..............           273           (14)             210                 (8)
      Income taxes receivable........................           (23)          190              190                 --
      Accounts payable...............................          (999)          493            1,030                 19
      Accrued liabilities............................          (482)          615             (519)              (891)
      Accrual for store closures.....................            --            --               --               (264)
      Income taxes payable...........................            --            --               --                489
      Franchisee deposits............................          (208)         (138)             244                (14)
      Deferred franchise fee income..................            --          (129)            (164)               (28)
      Deferred rent expense..........................           (50)           35              (10)                 5
                                                       -------------  -------------        -------            -------
                                                              3,494         2,705           (1,663)            (2,359)
                                                       -------------  -------------        -------            -------
Cash flows from investing activities:
  Purchase of property, plant and equipment..........        (1,179)       (2,919)            (920)            (1,223)
  Proceeds from disposal of property, plant and
    equipment........................................           145           369              115                 98
  Acquisition of business............................       (29,597)           --               --                 --
  Loans to an affiliated company.....................        (3,800)        3,800            1,960                 --
                                                       -------------  -------------        -------            -------
                                                            (34,431)        1,250            1,155             (1,125)
                                                       -------------  -------------        -------            -------
Cash flows from financing activities:
  Proceeds on issuance of shares.....................        35,825            --               --                 --
  Dividends paid.....................................            --        (1,562)          (1,562)                --
                                                       -------------  -------------        -------            -------
                                                             35,825        (1,562)          (1,562)                --
                                                       -------------  -------------        -------            -------
Increase (decrease) in cash and cash equivalents.....         4,888         2,393           (2,070)            (3,484)
Cash and cash equivalents, beginning of period.......            --         4,888            4,888              7,281
                                                       -------------  -------------        -------            -------
Cash and cash equivalents, end of period.............   $     4,888     $   7,281        $   2,818          $   3,797
                                                       -------------  -------------        -------            -------
                                                       -------------  -------------        -------            -------
Supplemental cash flow information:
  Cash paid for income taxes.........................   $        23     $      --        $      --          $      --
  Noncash transaction:
    Dividend declared................................   $     1,562     $      --        $      --          $      --

   The accompanying notes are an integral part of these financial statements.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

    Gloria Jean's Inc. (the Company), a Delaware corporation, was incorporated in the United States and is a wholly-owned subsidiary of The Second Cup Inc., a Delaware corporation. On October 16, 1995, the Company acquired all of the issued and outstanding shares of stock of Edglo Enterprises (Edglo) and its wholly-owned subsidiary companies and certain other assets. The Company is a retailer of gourmet coffee in the United States, with 236 franchised and 31 company-owned retail stores operating principally throughout the United States under the name of Gloria Jean's. The retail stores offer a full range of gourmet coffees and teas, as well as a variety of related gifts, supplies, equipment and accessories.

    Under its franchise agreements, the Company is obligated to develop and construct a new store, provide training, and assist in the grand opening and merchandising for which it receives an initial franchise fee. Ongoing charges to franchisees include a royalty fee of 6% of gross sales and an advertising fund contribution of up to 3% of gross sales. Franchisees are required to purchase all of their coffee from the Company which is roasted in the Company's facility in California, except for those franchisees operating prior to July 1993. These latter franchisees are required to purchase approximately 85% of their coffee requirements from the Company.

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR END

    The Company's fiscal year is a fifty-two or fifty-three week period ending on the last Saturday in June. Fiscal 1997 consisted of fifty-two weeks.

FINANCIAL STATEMENT PRESENTATION

    Certain reclassifications of prior period amounts have been made to conform with the December 13, 1997 presentation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT

    Accounts receivable primarily consist of accounts related to royalties and sales to franchisees. The Company extends credit to the majority of its franchisees. Credit losses are provided for in the financial statements based upon management's previous experience and expectations.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents. The concentration of credit risk associated with cash and cash equivalents is low due to the credit quality of the financial institutions and the liquidity of these financial instruments.

INVENTORIES

    Inventories are valued at the lower of cost (first-in, first-out) or market. Certain of the Company's inventories are subject to significant price fluctuations. Cost includes materials, labor and manufacturing overhead.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are capitalized and amortized on a straight-line basis over the shorter of the initial lease term or the estimated useful lives of the assets, generally ten years. Maintenance and repairs are charged to expense as incurred.

GOODWILL

    Amortization of goodwill is provided using the straight-line method over 40 years. Accumulated amortization as of June 29, 1996, June 28, 1997 and December 13, 1997 was $346, $801 and $997 (unaudited), respectively. Amortization expense for the thirty-nine week period ended June 29, 1996 and the fiscal year ended June 28, 1997 was $348 and $455, respectively.

    Second Cup Limited, the largest specialty coffee retailer in Canada, has been in operation since 1975. At the time of the acquisition of Gloria Jean's Inc., the transaction was considered as a platform for The Second Cup Inc. to expand their well established concept into the United States. Since specialty coffee's place in the North American marketplace has been established over an extensive period and is not considered to be restricted by any existing regulatory, contractual or market factors, management determined 40 years to be an appropriate useful life over which to amortize the goodwill.

IMPAIRMENT OF LONG-LIVED ASSETS

    Effective as of the beginning of fiscal 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), on a prospective basis. SFAS 121 requires the Company to review long-lived assets and certain identifiable intangibles, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows of an asset are less than the carrying value, a write-down would be recorded, measured by the amount of the difference between the carrying value of the asset and the fair value of the asset.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Assets to be disposed of are recorded at the lower of carrying amount or fair value less cost to sell (Note 5).

FRANCHISE REVENUES

    Initial franchise fees for stores are deferred and recognized as income when the store has opened. Costs directly associated with franchise operations, excluding cost of sales, were $1,048 and $1,930, respectively, for the thirty-nine week period ended June 29, 1996 and the fiscal year ended June 28, 1997. Cost of sales related to franchise operations was $11,551 and $13,516, respectively, for the thirty-nine week period ended June 29, 1996 and the fiscal year ended June 28, 1997.

DEFERRED RENT EXPENSE

    Certain of the Company's lease agreements provide for scheduled rent increases during the term of the lease. Rent is expensed on a straight-line basis over the initial lease term.

STORE OPENING COSTS

    Costs incurred in connection with start-up and promotion of new stores are expensed as incurred.

ADVERTISING

    Advertising costs are expensed as incurred. For the thirty-nine week period ended June 29, 1996 and the fiscal year ended June 28, 1997, advertising costs were $156 and $341, respectively.

INCOME TAXES

    The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. A valuation allowance is provided against deferred tax assets to the extent that it is more likely than not that the asset will not be realized.

    The Company's results of operations are included in The Second Cup Inc.'s consolidated federal and state income tax returns. For financial reporting purposes, The Second Cup Inc. has allocated income taxes to the Company as though it were a separate taxpayer.

INTERIM FINANCIAL INFORMATION

    The interim financial information as of December 13, 1997 and for the 24-week periods ended December 14, 1996 and December 13, 1997 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such financial statements have been included. The interim results of operations are not necessarily indicative of the results to be expected for the full year.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECENTLY ISSUED ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 establishes new standards for computing and disclosing earnings per share
(EPS). SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. SFAS 128, when adopted, will require the Company to replace its traditional EPS disclosures with a dual presentation of "Basic" and "Diluted" EPS and to restate all prior period EPS data presented. If SFAS 128 had been in effect for the thirty-nine week period ended June 29, 1996, the fiscal year ended June 28, 1997 and the 24-week periods ended December 14, 1996 and December 13, 1997, basic and diluted EPS would be the same as EPS presented in the Consolidated Statements of Operations.

2. ACQUISITION OF BUSINESS

    On October 16, 1995, the Company acquired Edglo. The effective date of the acquisition was designated as September 30, 1995 for convenience purposes. The acquisition has been accounted for using the purchase method of accounting. The following is the allocation of the purchase price paid of $29,597 (including acquisition costs of $350) to the net assets acquired at fair value:

Current assets.....................................................  $  10,723
Capital assets.....................................................      4,972
Other assets.......................................................         68
Goodwill...........................................................     18,609
                                                                     ---------
                                                                        34,372
                                                                     ---------
Current liabilities................................................      4,460
Other liabilities..................................................        315
                                                                     ---------
                                                                         4,775
                                                                     ---------
Net assets acquired................................................  $  29,597
                                                                     ---------
                                                                     ---------

3. INVENTORIES

    Inventories consist of the following:

                                                              JUNE 29,     JUNE 28,    DECEMBER 13,
                                                                1996         1997          1997
                                                             -----------  -----------  -------------
                                                                                        (UNAUDITED)
Coffee
  Unroasted................................................   $   1,470    $   1,175     $   1,447
  Roasted..................................................         965          840         1,235
Other merchandise held for sale............................         584          490           578
Supplies...................................................         982        1,058           975
                                                             -----------  -----------       ------
                                                              $   4,001    $   3,563     $   4,235
                                                             -----------  -----------       ------
                                                             -----------  -----------       ------

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

3. INVENTORIES (CONTINUED)
    During the fiscal year ended June 28, 1997, inventory writedowns resulting from excess inventory totaled approximately $600.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                              JUNE 29,     JUNE 28,    DECEMBER 13,
                                                                1996         1997          1997
                                                             -----------  -----------  -------------
                                                                                        (UNAUDITED)
Manufacturing equipment....................................   $   1,786    $   2,460     $   2,481
Leasehold improvements.....................................       3,015        3,893         4,233
Furniture, fixtures and other..............................       1,205        2,044         2,170
                                                             -----------  -----------       ------
                                                                  6,006        8,397         8,884

Less: Accumulated depreciation.............................         622        1,095         1,341
Less: Write down of assets held for disposal...............          --          887           539
                                                             -----------  -----------       ------
                                                              $   5,384    $   6,415     $   7,004
                                                             -----------  -----------       ------
                                                             -----------  -----------       ------

    Manufacturing equipment and leasehold improvements under construction were $539 at June 28, 1997 and $42 at December 13, 1997 (unaudited).

5. ASSETS HELD FOR DISPOSAL AND PROVISION FOR STORE CLOSURE COSTS

    Effective as of the beginning of fiscal 1997, the Company adopted the provisions of SFAS 121. The initial application of SFAS 121 to long-lived assets held for disposal at June 30, 1996 resulted in a non-cash charge of $427 (net of tax benefit of $262) which represents the adjustment required to remeasure such assets at the lower of carrying amount or fair value less cost to sell. Long-lived assets held for disposal consist of leasehold improvements and furniture, fixtures and other property at the Company's corporate-owned stores which management plans to sell to franchisees. During fiscal 1997, the Company recorded an additional charge of $198 (included in general and administrative expense) to remeasure long-lived assets at additional corporate-owned stores which management plans to sell to franchisees, at the lower of carrying amount or fair value less cost to sell. Assets held for disposal at June 28, 1997 had an adjusted carrying value of $1,560. Revenues and operating income (losses) for these 24 stores totaled $5,592 and $176, respectively, for the thirty-nine week period ended June 29, 1996 and $7,051 and ($368), respectively, for the fiscal year ended June 28, 1997. While these corporate stores are being actively marketed for sale, the Company expects the period of disposal may exceed one year for some of the stores. Three corporate-owned stores were sold during the 24-week period ended December 13, 1997 (unaudited).

    As of June 28, 1997, the Company determined that it was not feasible to sell eight of the corporate-owned stores held for disposal and recorded a provision of $580 for store closure costs consisting primarily of lease termination costs. The Company plans to close these stores during fiscal 1998. Four of these stores were closed during the 24-week period ended December 13, 1997 (unaudited).

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

6.  INCOME TAXES

    The Company's provision (benefit) for income taxes consists of the following:

                                                                              FOR THE
                                                                              39-WEEK      FOR THE
                                                                              PERIOD     FISCAL YEAR
                                                                            ENDED JUNE   ENDED JUNE
                                                                             29, 1996     28, 1997
                                                                            -----------  -----------
Current provision
  Federal.................................................................   $      --    $     135
  State...................................................................          --           21
                                                                                 -----        -----
                                                                                    --          156
                                                                                 -----        -----

Deferred provision (benefit)
  Federal.................................................................         863         (371)
  State...................................................................         102          (43)
                                                                                 -----        -----
                                                                                   965         (414)
                                                                                 -----        -----
                                                                             $     965    $    (258)
                                                                                 -----        -----
                                                                                 -----        -----

    The Company's provision (benefit) for income taxes is included in the financial statements as follows:

                                                                              FOR THE
                                                                              39-WEEK      FOR THE
                                                                              PERIOD     FISCAL YEAR
                                                                            ENDED JUNE   ENDED JUNE
                                                                             29, 1996     28, 1997
                                                                            -----------  -----------
Continuing operations.....................................................   $     965    $       4
Cumulative effect of change in accounting principle.......................          --         (262)
                                                                                 -----        -----
                                                                             $     965    $    (258)
                                                                                 -----        -----
                                                                                 -----        -----

    The cumulative effect of change in accounting principle of $427 is net of an income tax benefit of $262, comprised of federal and state income taxes.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

6.  INCOME TAXES (CONTINUED)
    The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                                              FOR THE
                                                                              39-WEEK      FOR THE
                                                                              PERIOD     FISCAL YEAR
                                                                            ENDED JUNE   ENDED JUNE
                                                                             29, 1996     28, 1997
                                                                            -----------  -----------
Federal statutory rate....................................................        34.0%       (34.0)%
State income taxes, net of federal benefit................................         4.0         (4.0 )
Amortization of nondeductible goodwill....................................         6.0         22.8
Write-off of uncollectible income taxes receivable........................          --         16.7
Other.....................................................................         0.1         (1.5 )
                                                                                   ---        -----
                                                                                  44.1%         0.0%
                                                                                   ---        -----
                                                                                   ---        -----

    The components of the Company's stand-alone net deferred tax assets and liabilities consist of the following:

                                                                           JUNE 29,    JUNE 28,
                                                                             1996        1997
                                                                           ---------  -----------
Deferred tax assets
  Allowance for doubtful accounts........................................  $     401   $     628
  Net operating loss carryforwards (NOLs)................................      1,689       1,281
  Asset write downs, store closures and relocation provisions............         --         635
  Other..................................................................         61          48
                                                                           ---------  -----------
                                                                               2,151       2,592
Valuation allowance......................................................     (1,619)         --
                                                                           ---------  -----------
Net deferred tax assets..................................................        532       2,592
Deferred tax liability
  Basis difference in property, plant and equipment......................        (90)       (117)
                                                                           ---------  -----------
Net deferred tax assets..................................................  $     442   $   2,475
                                                                           ---------  -----------
                                                                           ---------  -----------

    As of June 29, 1996, a valuation allowance was provided for NOLs acquired from Edglo whose utilization was uncertain. No valuation allowance is required as of June 28, 1997 since, based on internal forecasts and industry trends, management believes it is more likely than not the deferred tax assets will be realized through future taxable income. Since the valuation allowance as of June 29, 1996 related to NOLs acquired from Edglo, the non-cash adjustment to the valuation allowance was recorded as a reduction in goodwill.

    The Company has federal NOLs of approximately $3,400 which expire in 2010. Pursuant to Internal Revenue Code Section 382, utilization of these NOLs is limited to $1,700 per year and may be further limited in the event of a change in ownership of the Company.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

6.  INCOME TAXES (CONTINUED)
    The Company is contingently and severally liable for assessments of additional tax on the consolidated federal income tax returns of its parent company and its other subsidiary companies.

7.  FRANCHISED AND COMPANY-OWNED STORES

    The number of retail stores is as follows:

                                                                         FRANCHISED    COMPANY- OWNED
                                                                           STORES          STORES
                                                                        -------------  ---------------
Beginning of period, June 29, 1996....................................          224              23
Opened/acquired.......................................................           14              15
Franchised............................................................            3              (3)
Closed................................................................           (5)             (4)
                                                                                                 --
                                                                                ---
End of period, June 28, 1997..........................................          236              31
                                                                                                 --
                                                                                                 --
                                                                                ---
                                                                                ---

8.  MINIMUM LEASE COMMITMENTS AND CONTINGENT LIABILITIES

    The Company leases certain retail store, office and warehouse facilities under operating leases expiring through 2008. As the franchisor, the Company is the lessee in most of the franchisees' lease agreements. The Company has sublease agreements with individual franchisees, whereby the franchisee assumes responsibility for and makes lease payments directly to the landlord. Rental expense is reported net of sublease income in accordance with retail industry practice. Most lease agreements contain renewal options at varying terms and rent escalation clauses.

    Rental expense under lease agreements for the thirty-nine week period ended June 29, 1996 and the fiscal year ended June 28, 1997 was $1,540 and $1,700, respectively, net of sublease income.

    Minimum future lease commitments as of June 28, 1997 are as follows:

                                                           GROSS
                                                          MINIMUM       LESS     NET MINIMUM
                                                           LEASE      SUBLEASE      LEASE
                                                        COMMITMENTS    RENTALS   COMMITMENTS
                                                        ------------  ---------  ------------
1998..................................................   $   10,375   $   8,204   $    2,171
1999..................................................       10,186       7,957        2,229
2000..................................................        9,778       7,608        2,170
2001..................................................        8,683       6,719        1,964
2002..................................................        6,885       5,358        1,527
Thereafter............................................       16,912      11,940        4,972
                                                        ------------  ---------  ------------
                                                         $   62,819   $  47,786   $   15,033
                                                        ------------  ---------  ------------
                                                        ------------  ---------  ------------

    As of June 28, 1997, the Company accrued $420 (included in accrued liabilities) related to the Company's obligation to repurchase a franchised store if the franchised store did not meet certain financial

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

8. MINIMUM LEASE COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) targets. When this franchised store is repurchased, the Company intends to close it. The amount accrued consists primarily of the estimated repurchase price and lease termination costs. The Company has no other franchised stores with repurchase agreements. Costs incurred to repurchase and close the franchised store were $241 as of December 13, 1997 (unaudited).

    As of June 28, 1997, the Company has approximately $8,525 of outstanding purchase commitments related to green coffee.

    The Company is subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of existing litigation would not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

9.  RETIREMENT PLAN

    Effective March 1, 1997, the Company adopted a tax deferred savings plan (the 401(k) Plan). Substantially all employees with over 90 days of service are eligible to participate in the 401(k) Plan. Participants who choose to participate may contribute up to 15% of their pretax compensation to the 401(k) Plan subject to the statutorily prescribed annual limits. All contributions to the 401(k) Plan are fully vested and nonforfeitable at all times. The Company does not match employee contributions.

10.  RELATED PARTY TRANSACTIONS

    During the period ended June 29, 1996, the Company issued 1,200 shares of its common stock to The Second Cup Inc. for cash of $35,825.

    In February 1996, the Company commenced roasting coffee for an affiliated company. The Company initially charged the affiliated company a roasting fee of $0.42 per pound roasted on a cost reimbursement basis and subsequently sold roasted coffee to the affiliated company. For the thirty-nine week period ended June 29, 1996 and the fiscal year ended June 28, 1997, total sales to the affiliated company were $56 and $823, respectively.

    The demand loans to an affiliated company bore interest at 8.25% per annum. The loans were classified as long term at June 29, 1996 since the Company did not intend to demand repayment in fiscal 1997. Interest received was $66 for the thirty-nine week period ended June 29, 1996 and $280 for the fiscal year ended June 28, 1997. The loans were repaid during fiscal 1997.

11.  CASH HELD IN TRUST

    The Company holds cash in trust on behalf of franchisees, which includes the advertising fund. The cash held in trust amounted to $562 at June 28, 1997. These funds have not been included in the Company's balance sheet.

                               GLORIA JEAN'S INC.
               (A WHOLLY-OWNED SUBSIDIARY OF THE SECOND CUP INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)

12. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT ACCOUNTANTS

MERGER WITH COFFEE PEOPLE, INC.

    On November 13, 1997, The Second Cup Inc. signed a definitive agreement with Coffee People, Inc. (Coffee People) to merge Coffee People and Gloria Jean's. Under the agreement, The Second Cup Inc. will receive approximately 7,500 shares of Coffee People's common stock for 100% of the outstanding stock of Gloria Jean's. The number of shares to be received is subject to adjustment upward or downward under certain circumstances based on financial performance of each company through their December 1997 periods. The transaction will be accounted for as a reverse acquisition in which the Company is the accounting acquirer. The merger requires shareholder approval and the consent of a bank related to Coffee People debt, and is expected to close in May 1998.

    Prior to the closing of the merger with Coffee People, CP Old, Inc., a wholly-owned subsidiary of The Second Cup Inc., will be merged with the Company and the combined company will continue as Gloria Jean's Inc. At the time of the merger, CP Old, Inc. will have no operations.

                               Chartered Accountants          P O Box 82, Suite 3000          (416) 863 1133
                                                              Royal Trust Tower               Fax (416) 365 8215
                                                              Toronto Dominion Centre
                                                              Toronto, Ontario
                                                              M5K 1G8

         [LOGO]                                                                               [LOGO]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Edglo Enterprises, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheet of EDGLO ENTERPRISES, INC. AND SUBSIDIARIES as at September 29, 1995, and the related consolidated statements of operations and accumulated deficit and cash flows for the 39-week period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards of the United States. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Edglo Enterprises, Inc. and Subsidiaries at September 29, 1995, and the consolidated results of their operations and their cash flows for the 39-week period then ended in conformity with generally accepted accounting principles in the United States.

PRICE WATERHOUSE
Chartered Accountants
Toronto, Ontario
March 13, 1998

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 29, 1995

                         (IN THOUSANDS OF U.S. DOLLARS)

                                            ASSETS

CURRENT ASSETS
  Trade receivables, less allowance of $3,000......................................  $   4,244
  Inventories (NOTE 2).............................................................        851
  Income taxes receivable..........................................................        294
  Prepaid expenses and other current assets........................................        675
                                                                                     ---------
                                                                                         6,064
PROPERTY AND EQUIPMENT, NET (NOTE 3)...............................................      4,972
OTHER ASSETS.......................................................................        107
EXCESS OF COST OVER NET ASSETS ACQUIRED, NET.......................................     34,900
                                                                                     ---------
                                                                                     $  46,043
                                                                                     ---------
                                                                                     ---------
                                         LIABILITIES

CURRENT LIABILITIES
  Current maturities of long-term debt (NOTE 4)....................................  $      87
  Accounts payable.................................................................      2,055
  Payable to parent company........................................................      9,660
  Accrued expenses.................................................................      2,003
                                                                                     ---------
                                                                                        13,805
LONG-TERM DEBT, LESS CURRENT MATURITIES (NOTE 4)...................................         25
OTHER DEFERRED LIABILITIES.........................................................        315
                                                                                     ---------
                                                                                        14,145
                                                                                     ---------
COMMITMENTS AND CONTINGENCIES (NOTE 9).............................................

                                     STOCKHOLDER'S EQUITY
COMMON STOCK
AUTHORIZED
  100,000 common shares............................................................
ISSUED AND OUTSTANDING
  1,000 common shares..............................................................          1
ADDITIONAL PAID-IN CAPITAL.........................................................     33,874
ACCUMULATED DEFICIT................................................................     (1,977)
                                                                                     ---------
                                                                                        31,898
                                                                                     ---------
                                                                                     $  46,043
                                                                                     ---------
                                                                                     ---------

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENT OF
                       OPERATIONS AND ACCUMULATED DEFICIT

                FOR THE 39-WEEK PERIOD ENDED SEPTEMBER 29, 1995

                         (IN THOUSANDS OF U.S. DOLLARS)

REVENUES
  Retail store sales...............................................................  $   4,704
  Franchise operations.............................................................
    Wholesale sales................................................................      8,595
    Royalties......................................................................      2,834
    Franchise fees.................................................................        608
                                                                                     ---------
                                                                                        12,037
                                                                                     ---------
                                                                                        16,741
                                                                                     ---------
COST AND EXPENSES RELATED TO:
RETAIL OPERATIONS
  Cost of sales....................................................................      2,607
  Operating expenses...............................................................      2,655
  Amortization.....................................................................        370
                                                                                     ---------
                                                                                         5,632
                                                                                     ---------
FRANCHISE OPERATIONS
  Cost of sales....................................................................      7,007
  Operating expenses...............................................................      1,426
                                                                                     ---------
                                                                                         8,433
                                                                                     ---------
CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES......................................      4,552
                                                                                     ---------
DEPRECIATION AND AMORTIZATION......................................................        757
                                                                                     ---------
OPERATING LOSS.....................................................................     (2,633)
INTEREST EXPENSE, NET..............................................................       (888)
                                                                                     ---------
LOSS FOR THE PERIOD................................................................     (3,521)
RETAINED EARNINGS, BEGINNING OF PERIOD.............................................      1,544
                                                                                     ---------
ACCUMULATED DEFICIT, END OF PERIOD.................................................  $  (1,977)
                                                                                     ---------
                                                                                     ---------

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE 39-WEEK PERIOD ENDED SEPTEMBER 29, 1995

                         (IN THOUSANDS OF U.S. DOLLARS)

CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
  Loss for the period..............................................................  $  (3,521)
  Add (deduct): Items not affecting cash
    Depreciation and amortization..................................................      1,127
    Deferred liabilities...........................................................       (291)
    Provision for doubtful accounts................................................      1,268
                                                                                     ---------
                                                                                        (1,417)
Changes in noncash working capital items
  Trade receivables................................................................      4,084
  Inventories......................................................................        511
  Income taxes receivable..........................................................         16
  Prepaid expenses and other assets................................................       (376)
  Other assets.....................................................................        (75)
  Accounts payable.................................................................       (375)
  Payable to parent company........................................................     (4,199)
  Accrued expenses.................................................................        272
                                                                                     ---------
                                                                                          (142)
                                                                                     ---------
                                                                                        (1,559)
INVESTING ACTIVITY
  Disposals of property and equipment, net.........................................        909
FINANCING ACTIVITY
  Payment of long-term debt........................................................        (83)
                                                                                     ---------
DECREASE IN CASH...................................................................       (733)
CASH, BEGINNING OF PERIOD..........................................................        733
                                                                                     ---------
CASH, END OF PERIOD................................................................  $      --
                                                                                     ---------
                                                                                     ---------

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 29, 1995

                         (IN THOUSANDS OF U.S. DOLLARS)

(1) ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND OPERATIONS

    The accompanying consolidated financial statements of Edglo Enterprises, Inc. and Subsidiaries (the "Company") have been prepared for the period immediately prior to the acquisition described below. All significant intercompany accounts and transactions have been eliminated.

    Operating results for the 39-week period ended September 29, 1995 are not necessarily indicative of the results that may be expected for the entire fiscal year.

    The Company was a wholly-owned subsidiary of Brothers Gourmet Coffees, Inc. ("BGC"). In June 1995, BGC's Board of Directors adopted a plan to sell the Company. On October 16, 1995, BGC signed an agreement to sell the Company's stock to The Second Cup Ltd., a Canadian Corporation. The effective date of the transaction was September 30, 1995. In connection with the sale of the Company's stock, BGC transferred its leasehold interest in its California plant, which included coffee roasting and packaging equipment, to the Company, in a noncash transaction.

    FINANCIAL STATEMENT PRESENTATION

    The accompanying consolidated financial statements are presented under the push-down method of accounting in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 54. Accordingly, goodwill and related amortization relating to BGC's acquisition of the Company has been reflected in the accompanying consolidated financial statements. All other policies are in accordance with the historical practices of BGC group companies at the time.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT

    Accounts receivable consists primarily of accounts related to royalties and sales to franchisees. The Company extends credit to the majority of its franchisees. Credit losses are provided for in the financial statements based upon management's previous experience and expectations.

    EXCESS OF COST OVER NET ASSETS ACQUIRED, NET

    Excess of cost over net assets acquired (goodwill) is being amortized on a straight-line basis over 40 years. At September 29, 1995, accumulated amortization was $1,682.

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SEPTEMBER 29, 1995 (CONTINUED)

                         (IN THOUSANDS OF U.S. DOLLARS)

(1) ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FRANCHISE AND ROYALTY FEES

    Initial franchise fees are recognized as revenue when substantially all of the services required to be performed by the Company pursuant to the terms of the franchise agreement have been performed. Royalty fees are accrued as earned, based on retail sales by franchisees.

    ADVERTISING EXPENSES

    The Company expenses advertising costs as incurred. Advertising expense was $414 for the period ended September 29, 1995.

    DEFERRED RENT EXPENSE

    Certain of the Company's lease agreements provide for scheduled rent increases during the term of the lease. Rent is expensed on a straight-line basis over the term of the lease.

(2) INVENTORIES

    The Company's inventories are valued at lower of cost or market, principally using the last-in, first-out (LIFO) method for finished roasted products and the first-in, first-out (FIFO) method for packaging and retail supplies. The cost of inventories determined using the LIFO method approximated replacement cost at September 29, 1995. The components of inventory, at replacement cost, at September 29, 1995 were as follows:

Finished goods.......................................................  $      86
Packaging and retail supplies........................................        765
                                                                       ---------
                                                                       $     851
                                                                       ---------
                                                                       ---------

(3) PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization are provided over the estimated useful lives of the assets, which range from 5 to 10 years, and are computed using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the leases and the useful lives of the assets. The components of property and equipment at September 29, 1995 were as follows:

Equipment and furniture............................................  $   4,648
Leasehold improvements.............................................      3,272
Construction in progress...........................................         37
                                                                     ---------
                                                                         7,957
Less: Accumulated depreciation and amortization....................     (2,985)
                                                                     ---------
                                                                     $   4,972
                                                                     ---------
                                                                     ---------

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SEPTEMBER 29, 1995 (CONTINUED)

                         (IN THOUSANDS OF U.S. DOLLARS)

(3) PROPERTY AND EQUIPMENT (CONTINUED)
    Included in equipment and furniture are amounts under capital leases of approximately $467 at September 29, 1995. Accumulated amortization on such equipment was approximately $271 at September 29, 1995. Approximately $48 of amortization expense related to leased assets was incurred for the 39-week period ended September 29, 1995.

(4) LONG-TERM DEBT

    The components of long-term debt (including capital lease obligations) at September 29, 1995 are as follows:

Capital lease obligations for equipment due in monthly instalments of
  $8 through the year 1996. Interest is imputed at the rate of
  14.4%...............................................................  $      91
Unsecured noninterest bearing obligation payable in annual instalments of $6 on June 1 of each year through the year 2000 Interest is
  imputed at the rate of 10%..........................................         21
                                                                              ---
                                                                              112
Less: Current maturities..............................................        (87)
                                                                              ---
                                                                        $      25
                                                                              ---
                                                                              ---

    Maturities of long-term debt and capital lease obligations in each of the five periods commencing September 30, 1995 and in aggregate thereafter, are as follows:

                                                                        LONG-TERM     CAPITAL LEASE
                                                                          DEBT         OBLIGATIONS
                                                                      -------------  ---------------
1996................................................................    $       3       $      89
1997................................................................            4               6
1998................................................................            4              --
1999................................................................            5              --
2000................................................................            5              --
Thereafter..........................................................           --              --
                                                                              ---             ---
Total payments......................................................           21              95
Less: Amount representing interest..................................           --              (4)
                                                                              ---             ---
Present value of payments...........................................           21              91
Less: Current maturities............................................           (3)            (84)
                                                                              ---             ---
                                                                        $      18       $       7
                                                                              ---             ---
                                                                              ---             ---

    The Company made interest payments of $9 for the 39-week period ended September 29, 1995.

(5) INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SEPTEMBER 29, 1995 (CONTINUED)

                         (IN THOUSANDS OF U.S. DOLLARS)

(5) INCOME TAXES (CONTINUED)
purposes. Significant components of the Company's deferred income tax assets at September 29, 1995 are as follows:

Allowance for doubtful accounts....................................  $   1,140
Inventories........................................................         12
Accrued liabilities................................................         28
Net operating loss carryforwards...................................        740
Property and equipment.............................................         32
                                                                     ---------
                                                                     $   1,952
Valuation allowance................................................     (1,952)
                                                                     ---------
Net deferred tax assets............................................  $      --
                                                                     ---------
                                                                     ---------

    The reconciliation of income tax rates on income, computed at U.S. federal statutory tax rates, to reported income tax expense is as follows:

Tax at federal statutory rate......................................  $  (1,092)
State income taxes, net of federal tax benefit.....................       (246)
Non-deductible goodwill............................................        272
Valuation allowance................................................      1,000
Other..............................................................         66
                                                                     ---------
                                                                     $      --
                                                                     ---------
                                                                     ---------

    Prior to the sale of the Company's stock to The Second Cup Ltd. as described in Note 1, the Company was included in the consolidated/combined tax returns of BGC. As a result of the sale, for income tax purposes, all net operating losses of the Company generated through the date of the sale will be included in the BGC consolidated/combined income tax returns. Due to the uncertainty regarding the ultimate realization of the amounts to be allocated to the company from BGC's consolidated/combined income tax returns, management is of the opinion that a full valuation allowance is required.

(6) RELATED PARTY TRANSACTIONS

    The Company purchases from BGC and resells to its franchises and retail customers roasted gourmet coffees, teas and accessories. Interest expense has been allocated to the Company based on the ratio of the Company's net assets to BGC's consolidated net assets plus consolidated indebtedness.

    The Company also shares certain administrative functions with BGC. The following amounts included in the consolidated financial statements represent allocations from and business transacted with BGC for the 39-week period ended September 29, 1995:

Cost of sales......................................................  $   1,455
Interest expense...................................................        870

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SEPTEMBER 29, 1995 (CONTINUED)

                         (IN THOUSANDS OF U.S. DOLLARS)

(6) RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company's full-time employees are eligible to participate in BGC's retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code. BGC's retirement plan allows eligible full time employees to contribute 2% to 15% of their salaries of the respective employee's choice of a fixed income fund, money market fund or a stock market fund. The Company matches 25% of employee contributions, up to 6%, and expensed approximately $8 related to this plan for the 39-week period ended September 29, 1995.

(7) FRANCHISED AND COMPANY-OWNED STORES

    The number of retail stores at the year-end is as follows:

                                                                                        DECEMBER 30
                                                                   SEPTEMBER 29 1995       1994
                                                                   -----------------  ---------------
Franchised stores................................................            209               187
Company-owned stores.............................................             27                23
                                                                             ---               ---
                                                                             236               210
                                                                             ---               ---
                                                                             ---               ---

(8) CASH HELD IN TRUST

    Cash held in trust on behalf of franchisees, including the advertising fund, amounted to $182 at September 29, 1995 and is not recorded on the Company's consolidated balance sheet.

(9) MINIMUM LEASE COMMITMENTS AND CONTINGENT LIABILITIES

    The Company has operating lease commitments for corporate-owned stores and manufacturing premises. As the franchisor, the Company is the lessee in most of the franchisees' lease agreements. The Company has sublease agreements with individual franchisees, whereby the franchisee assumes responsibility for and makes lease payments directly to the landlord. Most lease agreements contain renewal options at varying terms and rent escalation clauses. Rental expense under lease commitments was approximately $1,400 for the 39-week period ended September 29, 1995.

    The Company's minimum lease commitments are as follows:

                                                           GROSS
                                                          MINIMUM       LESS      NET MINIMUM
                                                           LEASE      SUBLEASE       LEASE
                                                        COMMITMENTS    RENTALS    COMMITMENTS
                                                        ------------  ---------  -------------
1996..................................................   $    7,986   $   6,653    $   1,333
1997..................................................        7,915       6,606        1,309
1998..................................................        7,505       6,222        1,283
1999..................................................        6,964       5,788        1,176
2000..................................................        6,403       5,225        1,178
Thereafter............................................       14,212      10,542        3,670
                                                        ------------  ---------       ------
                                                         $   50,985   $  41,036    $   9,949
                                                        ------------  ---------       ------
                                                        ------------  ---------       ------

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SEPTEMBER 29, 1995 (CONTINUED)

                         (IN THOUSANDS OF U.S. DOLLARS)

(9) MINIMUM LEASE COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
    On June 6, 1994, a former franchisee filed suit against the Company, claiming damages of approximately $2,300 subject to an increase and injunctive relief against the Company. As a condition of the sale of the Company as discussed in Note 1, BGC agreed to indemnify the Company and/or the buyer for any potential liability that may result from the above suit and certain potential legal claims identified in the related purchase agreement. The suit was settled by BGC and a mutual settlement and release signed April 1, 1997 at no cost to the Company.

    The Company is subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of existing litigation would not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholder
Edglo Enterprises, Inc.

    We have audited the accompanying consolidated balance sheet of Edglo Enterprises, Inc. and Subsidiaries as of December 30, 1994, and the related consolidated statements of operations and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The Company is a wholly-owned subsidiary of Brothers Gourmet Coffees, Inc.
(BGC). As described in Note 4, BGC has pledged its investment in the Company's common stock as partial security for BGC's bank loan. Further, as described in
Note 7, on October 10, 1995, BGC signed an agreement to sell the Company to a third party.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Edglo Enterprises, Inc. and Subsidiaries at December 30, 1994, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

West Palm Beach, Florida
November 3, 1995

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 30, 1994

                                 (IN THOUSANDS)

                                            ASSETS
Current assets:
  Cash.............................................................................  $     733
  Trade receivables, less allowances of $1,732.....................................      9,596
  Inventories......................................................................      1,362
  Income tax receivable............................................................        310
  Prepaid expenses and other current assets........................................        299
                                                                                     ---------
Total current assets...............................................................     12,300

Property and equipment, net........................................................      3,741
Other assets.......................................................................         32
Excess of cost over net assets acquired, net.......................................     35,563
                                                                                     ---------
Total assets.......................................................................  $  51,636
                                                                                     ---------
                                                                                     ---------

                             LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current maturities of long-term debt.............................................  $     111
  Accounts payable.................................................................      2,430
  Payable to parent company........................................................     11,255
  Accrued expenses.................................................................      1,371
  Accrued acquisition costs........................................................        216
  Accrued state income taxes.......................................................        144
                                                                                     ---------
Total current liabilities..........................................................     15,527

Long-term debt, less current maturities............................................         84
Other deferred liabilities.........................................................        606
Commitments and contingencies

Stockholder's equity:
  Common stock, no par value--100,000 shares authorized; 1,000 shares issued and
    outstanding at December 30, 1994...............................................          1
  Additional paid-in capital.......................................................     33,874
  Retained earnings................................................................      1,544
                                                                                     ---------
Total stockholder's equity.........................................................     35,419
                                                                                     ---------
Total liabilities and stockholder's equity.........................................  $  51,636
                                                                                     ---------
                                                                                     ---------

                            See accompanying notes.

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                          YEAR ENDED DECEMBER 30, 1994

                                 (IN THOUSANDS)

Revenues:
  Retail store sales...............................................................  $   8,935
  Franchise operations:
    Wholesale sales................................................................     15,054
    Royalties......................................................................      4,480
    Franchise fees.................................................................      2,324
                                                                                     ---------
Total franchise operations.........................................................     21,858
                                                                                     ---------
Total revenues.....................................................................     30,793

Costs and expenses:
  Retail operations:
    Retail store cost of sales.....................................................      3,118
    Retail store operating expenses................................................      4,497
    Retail store depreciation and amortization.....................................        350
                                                                                     ---------
Total retail store operating cost and expenses.....................................      7,965

Franchise operations:
  Franchise cost of sales..........................................................     13,122
  Franchise operating expenses.....................................................      1,496
                                                                                     ---------
Total franchise operating expenses.................................................     14,618

Corporate general and administrative expenses......................................      6,288
Depreciation and amortization......................................................      1,487
                                                                                     ---------
Operating income...................................................................        435

Interest expense, net..............................................................        351
                                                                                     ---------
Income before income taxes.........................................................         84
Income tax expense.................................................................        383
                                                                                     ---------
Net loss...........................................................................       (299)
Retained earnings at beginning of year.............................................      1,843
                                                                                     ---------
Retained earnings at end of year...................................................  $   1,544
                                                                                     ---------
                                                                                     ---------

                            See accompanying notes.

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 30, 1994

                                 (IN THOUSANDS)

OPERATING ACTIVITIES
Net loss...........................................................................  $    (299)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization....................................................      1,837
  Deferred liabilities.............................................................       (177)
  Provision for doubtful accounts..................................................      1,556
  Other............................................................................        606
  Changes in operating assets and liabilities:
    Trade receivables..............................................................     (5,535)
    Inventories....................................................................      2,554
    Prepaid expenses and other current assets......................................         13
    Accounts payable...............................................................     (3,473)
    Payable to parent company......................................................      4,533
    Accrued expenses...............................................................     (1,665)
                                                                                     ---------
Net cash used in operating activities..............................................        (50)

INVESTING ACTIVITY
Purchases of leasehold property and equipment......................................     (1,077)
                                                                                     ---------
Net cash used in investing activity................................................     (1,077)

FINANCING ACTIVITY
Payment of long-term debt..........................................................       (117)
                                                                                     ---------
Net cash used in financing activity................................................       (117)
                                                                                     ---------
Decrease in cash...................................................................     (1,244)
Cash at beginning of year..........................................................      1,977
                                                                                     ---------
Cash at end of year................................................................  $     733
                                                                                     ---------
                                                                                     ---------

                            See accompanying notes.

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 30, 1994

                                 (IN THOUSANDS)

1. BUSINESS AND SIGNIFICANT ACCOUNTING

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Edglo Enterprises, Inc. (Edglo) (a holding company) and its three wholly-owned subsidiaries (collectively known as the Company), Gloria Jean's Gourmet Coffees Corp. (GJGC), Coffee Midwest Corp. and Gloria Jean's Gourmet Coffees Franchising Corp. (GJGC Franchising Corp.). All significant intercompany accounts and transactions have been eliminated.

    ORGANIZATION, BASIS OF ACCOUNTING AND BUSINESS

    The Company is a wholly-owned subsidiary of Brothers Gourmet Coffees, Inc.
(BGC) (see Note 8).

    GJGC Franchising Corp. was incorporated in May 1986 to offer and sell to qualified persons the right to own and operate GJGC stores which engage in the retail sale of gourmet coffees, teas, and related accessories.

    GJGC purchases from BGC roasted gourmet coffees, teas, and related accessories for resale to franchised stores. Additionally, GJGC owns and operates retail stores which engage in the sale of these products. GJGC also provides management services to GJGC Franchising Corp.

    Coffee Midwest Corp. is an inactive subsidiary.

    The accompanying consolidated financial statements are presented under the push-down method of accounting in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 54. Accordingly, goodwill and related goodwill amortization related to BGC's acquisition of the Company has been reflected in the accompanying consolidated financial statements.

    MAJOR CUSTOMERS AND CREDIT CONCENTRATION

    Trade receivables consist of accounts and notes receivable related to royalties, construction fees, and sales to franchisees. The Company sells to franchisees throughout the United States and extends credit to substantially all franchisees. Certain franchisees have been given extended payment terms and have issued notes receivable to the Company. Generally, collateral for these extensions of credit consist of the personal and business assets of the franchisees. Note receivable interest is generally at prime plus 2% (10.5% at December 30, 1994), and principal and interest payments are scheduled to mature through the end of 1995. Credit losses are provided for in the consolidated financial statements based upon management's previous experience and expectations.

    CASH

    For purposes of the consolidated statement of cash flows, the Company considers cash and short-term investments, with a maturity of less than three months from the date of purchase, as cash. The concentration of credit risk associated with cash is low due to the credit quality of the financial institutions and the liquidity of these financial instruments.

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 1994

                                 (IN THOUSANDS)

1. BUSINESS AND SIGNIFICANT ACCOUNTING (CONTINUED)
    INVENTORIES

    The Company's inventories are valued at lower of cost or market, principally using the last-in, first-out (LIFO) method for finished roasted products and the first-in, first-out method for packaging and retail supplies. The cost of inventories determined using the LIFO method approximated replacement cost at December 30, 1994. The components of inventory, at replacement cost, at December 30, 1994 were as follows:

Finished goods......................................................  $     115
Packaging and retail supplies.......................................      1,247
                                                                      ---------
                                                                      $   1,362
                                                                      ---------
                                                                      ---------

    PRE-OPENING COSTS

    Direct costs associated with the opening of new stores are deferred and amortized over the respective stores' first 12 months of operations. Deferred pre-opening costs were $81 at December 30, 1994, which is net of accumulated amortization of approximately $22.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization are provided over the estimated useful lives of the assets, which range from five to ten years, and are computed using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the leases or the useful lives of the assets. The components of property and equipment at December 30, 1994 were as follows:

Equipment and furniture.............................................  $   4,020
Leasehold improvements..............................................      1,478
Construction in progress............................................        400
                                                                      ---------
                                                                          5,898
Less accumulated depreciation and amortization......................     (2,157)
                                                                      ---------
                                                                      $   3,741
                                                                      ---------
                                                                      ---------

    Included in equipment and furniture are amounts under capital leases of approximately $467 at December 30, 1994. Accumulated amortization on such equipment was approximately $222 at December 30, 1994. Approximately $65 of amortization expenses were incurred in 1994.

    EXCESS OF COST OVER NET ASSETS ACQUIRED, NET

    Excess of cost over net assets acquired (goodwill) is being amortized on a straight-line basis over 40 years. At December 30, 1994, accumulated amortization was $1,109.

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 1994

                                 (IN THOUSANDS)

1. BUSINESS AND SIGNIFICANT ACCOUNTING (CONTINUED)
    The Company annually evaluates the recovery of the carrying amount of the excess of cost over net assets acquired by determining if any impairment indicators are present. These indicators include duplication of resources resulting from acquisitions, acceptance of brands in the marketplace, income derived from business acquired and other factors. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted cash flows of the entity over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

    FRANCHISE AND ROYALTY FEES

    Initial franchise fees are recognized as revenue when substantially all of the services required to be performed by the Company pursuant to the terms of the franchise agreement have been performed. Royalty fees are accrued as earned, based on retail sales by franchisees.

    INCOME TAXES

    The consolidated results of operations of the Company are included in BGC's consolidated federal income tax returns. For financial statement reporting purposes, BGC has allocated income tax expense to the Company as though it were a separate taxpayer.

    ADVERTISING EXPENSES

    The Company expenses advertising costs as incurred. Advertising expense was $283 in 1994.

2. LONG-TERM DEBT

    The components of long-term debt (including capital lease obligations) at December 30, 1994 are as follows:

Capital lease obligations for equipment due in monthly installments of $8,900 through the year 1996. Interest imputed at the rate of
  14.4%..............................................................  $     155
Unsecured noninterest bearing obligation payable in annual
  installments of $6,000 on June 1 of each year through the year
  2000. Interest has been imputed at a rate of 10%...................         22
Severance agreement related to a former employee, whereby the Company has agreed to pay $100 over a five year period. Interest has been
  imputed at a rate of 12% per annum.................................         18
                                                                       ---------
                                                                             195
Less current maturities..............................................       (111)
                                                                       ---------
                                                                       $      84
                                                                       ---------
                                                                       ---------

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 1994

                                 (IN THOUSANDS)

2. LONG-TERM DEBT (CONTINUED)
    Maturities of long-term debt and capital lease obligations in each of the five fiscal years commencing December 30, 1994 and in aggregate thereafter, are as follows:

                                                                         LONG-TERM    CAPITAL LEASE
                                                                           DEBT        OBLIGATIONS
                                                                       -------------  -------------
1995.................................................................    $      21      $     107
1996.................................................................            4             69
1997.................................................................            4             --
1998.................................................................            4             --
1999.................................................................            4             --
Thereafter...........................................................            3             --
                                                                               ---          -----
Total payments.......................................................           40            176
Less amount representing interest....................................           --            (21)
                                                                               ---          -----
Present value of payment.............................................           40            155
Less current maturities..............................................          (21)           (90)
                                                                               ---          -----
                                                                         $      19      $      65
                                                                               ---          -----
                                                                               ---          -----

    The Company made interest payments of $42 during 1994.

3. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

    The Company leases its retail stores under noncancelable operating leases which expire at varying dates through 2004. Rent expense of approximately $1,906 was incurred in connection with operating leases during 1994. The Company also leases certain equipment under noncancelable capital leases expiring through 1996 (see Note 2).

    Future minimum commitments by year under noncancelable operating leases at December 30, 1994 are as follows:

1995................................................................  $   1,363
1996................................................................      1,033
1997................................................................        974
1998................................................................        993
1999................................................................        875
Thereafter..........................................................      1,892
                                                                      ---------
Total minimum lease payments........................................  $   7,130
                                                                      ---------
                                                                      ---------

    The Company has primary liability for leases on retail store facilities which are subleased to franchisees under the same terms. These leases expire in various years through 2004. The annual rents and

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 1994

                                 (IN THOUSANDS)

3. COMMITMENTS AND CONTINGENCIES (CONTINUED) related sublease income under these leases at December 30, 1994 are as follows:
1995--$6,522; 1996-- $6,520; 1997--$6,474; 1998--$6,085; 1999--$5,661;
thereafter--$13,659.

    LITIGATION

    On June 6, 1994, a former franchisee filed suit against the Company. The former franchisee claimed that (i) the Company made material misrepresentations and omissions at the time the former franchisee purchased multiple area development rights and franchises from the Company and (ii) the Company failed to provide expertise and support. The former franchisee seeks damages of approximately $2,300, plus an increase in the award of damages, not to exceed three times actual damages, plus interest and attorney fees, and injunctive relief with respect to the future conduct of the Company. The Company has asserted a counterclaim against the former franchisee for unpaid royalties, payment for products, and payments to settle landlord's claims. The Company has also requested a reduction in damages, if any, for proceeds the former franchisee received from the sale of certain franchises. Management believes the former franchisee's claims are without merit and intends to vigorously defend this litigation. In April 1995, BGC asserted a claim for indemnification against the former owner of the Company with respect to the former franchisee's claims and other matters relating to BGC's acquisition of the Company. In August 1995, BGC negotiated a settlement of its claims. Pursuant to such settlement, BGC received $300,000 (plus interest thereon) and has the right to recover up to an additional $200,000 for future costs incurred by BGC in connection with its indemnification claims.

    In connection with BGC's sale of the Company discussed in Note 7, BGC has agreed to indemnify the Company and/or the buyer for any potential liability that may result from the above suit and certain potential legal claims identified in the related purchase agreement.

    ADVERTISING FUND

    The Company administers a fund for the benefit of GJCB stores to which the franchise stores contribute 1% of revenue, or 2% of revenues dependent upon the contractual obligation pursuant to the franchise agreement. The fund is to be used to pay for advertising and promotional activities and is not an asset of the Company.

4. RELATED PARTY TRANSACTIONS

    The Company purchases from BGC and resells to its franchisees and retail customers roasted gourmet coffees, teas, and accessories at amounts approximating cost. Interest expense has been allocated to the Company based on the ratio of the Company's net assets to BGC's consolidated net assets plus consolidated indebtedness. In addition, BGC has pledged its investment in the Company as partial security for BGC's loan of $35,035 at December 30, 1994.

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 1994

                                 (IN THOUSANDS)

4. RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company also shares certain administrative functions with BGC. The following amounts included in the consolidated financial statements represents allocations from and business transacted with BGC:

Cost of sales.......................................................  $   8,500
Interest expense....................................................        324
Income tax expense..................................................        314

    The Company's full time employees are eligible to participate in BGC's retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code. BGC's retirement plan allows eligible full time employees to contribute 2% to 15% of their salary to the employee's choice of a fixed income fund, money market fund, or a stock market fund. The Company matches 25% of employee contributions, up to 6%, and expensed approximately $5 related to this plan in 1994.

5. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's stand alone deferred income tax assets and liabilities at December 30, 1994 are as follows:

Deferred tax assets:
  Allowance for doubtful accounts...................................  $     711
  Inventory.........................................................         60
  Prepaid expenses..................................................         80
  Other accrued liabilities.........................................         66
  Net operating loss carryforward...................................        100
                                                                      ---------
Total deferred tax assets...........................................      1,017
Valuation allowance for deferred tax assets.........................        951
                                                                      ---------
Net deferred tax assets.............................................         66

Deferred tax liability:
  Property and equipment............................................         66
                                                                      ---------
Net deferred taxes..................................................  $      --
                                                                      ---------
                                                                      ---------

    Significant components of the income tax expense are as follows:

Federal (allocation from BGC)........................................  $     314
State................................................................         69
                                                                       ---------
                                                                       $     383
                                                                       ---------
                                                                       ---------

    As of December 30, 1994, the Company is included in the consolidated income tax return of BGC, which has established a valuation reserve for consolidated deferred tax assets. Accordingly, the Company

                    EDGLO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 1994

                                 (IN THOUSANDS)

5. INCOME TAXES (CONTINUED)
has established a valuation reserve for its net deferred tax assets, because this asset will only be realized if the Company's operations are included in the consolidated return of a tax paying entity or if the Company becomes a stand alone tax paying entity.

    The reconciliation of income tax rates on income, computed at the U.S. federal statutory tax rates, to reported income tax expense is as follows:

Tax at U.S. statutory rates..........................................  $      29
State income taxes, net of federal tax benefit.......................          4
Nondeductible goodwill...............................................        350
                                                                       ---------
                                                                       $     383
                                                                       ---------
                                                                       ---------

    The Company paid state income taxes of $40 during 1994. Because the Company is included in the consolidated federal return of BGC, no federal income taxes were paid during 1994.

6. FRANCHISE OPERATIONS

    At December 30, 1994, 187 franchised outlets and 23 company owned outlets were in operation. The Company sold and repurchased 25 and 3 franchised outlets during 1994, respectively. Under the franchise agreement, the Company is obligated to develop and construct a new store outlet, provide training, and assist in the grand opening and merchandising for which it receives an initial franchise fee. In addition, the Company is contingently obligated under certain retail store leases (see Note 3), and is obligated to provide operating assistance, training, advertising, and merchandising assistance to franchisees for which the Company earns a royalty fee based on franchisees' store revenues. Upon any termination of the franchise agreement, the Company must repurchase from the franchisee any saleable inventory at 90% of its original invoice price.

7. SUBSEQUENT EVENT

    In June 1995, BGC's Board of Directors adopted a plan to sell the Company. On October 16, 1995, BGC signed an agreement to sell the Company's stock to The Second Cup Ltd., a Canadian Corporation. The effective date of the transaction is September 30, 1995. In addition to the sale of the Company's stock, BGC is assigning its leasehold interest in its California plant, which includes coffee roasting and packaging equipment, and is valued at approximately $2.5 million. The sale is expected to be closed during November 1995.

                               Chartered Accountants          P O Box 82, Suite 3000          (416) 863 1133
                                                              Royal Trust Tower               Fax (416) 365 8215
                                                              Toronto Dominion Centre
                                                              Toronto, Ontario
                                                              M5K 1G8

         [LOGO]                                                                               [LOGO]

AUDITORS' REPORT

To the Stockholder and Board of Directors of CP Old, Inc., formerly known as The Coffee Plantation, Inc.:

    We have audited the balance sheets of CP Old, Inc., formerly known as The Coffee Plantation, Inc. as of June 28, 1997 and June 29, 1996 and the statements of operations and of stockholder's equity and of cash flows for the three fiscal periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 28, 1997 and June 29, 1996 and the results of its operations and its cash flows for the three fiscal periods then ended in accordance with generally accepted accounting principles in the United States.

PRICE WATERHOUSE
Chartered Accountants
Toronto, Ontario
January 30, 1998

                         CP OLD, INC. FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
              (A WHOLLY OWNED SUBSIDIARY OF THE SECOND CUP, INC.)

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   JUNE 29, 1996  JUNE 28, 1997  DECEMBER 13, 1997
                                                                   -------------  -------------  -----------------
                                                                                                    (UNAUDITED)
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents......................................   $     1,758     $     860        $     587
  Accounts receivable, net of allowance for doubtful accounts of
    $12, $0 and $0 (unaudited)...................................            54           224               --
  Receivable from affiliated company.............................             7            --               --
  Inventories (Note 2)...........................................           544             4               --
  Prepaid expenses and other.....................................           181            82               --
  Deferred income taxes (Note 6).................................           218            --               --
                                                                   -------------  -------------        -------
    Total current assets.........................................         2,762         1,170              587
  Deferred income taxes (Note 6).................................         1,838            --               --
  Property and equipment, net (Note 3)...........................         4,012            --               --
  Goodwill, net..................................................         2,245            --               --
                                                                   -------------  -------------        -------
    Total assets.................................................   $    10,857     $   1,170        $     587
                                                                   -------------  -------------        -------
                                                                   -------------  -------------        -------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable...............................................   $       171     $      20        $       7
  Accrued liabilities............................................           777           390              100
  Payable to an affiliated company...............................            --           297               --
                                                                   -------------  -------------        -------
    Total current liabilities....................................           948           707              107

LOANS FROM AFFILIATED COMPANY (Note 4)...........................         3,800            --               --

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
  Common Stock, $.001 par value; authorized, 1,000 shares; issued and outstanding, 189, 189, and
    189 shares...................................................            --            --               --
  Additional paid-in capital.....................................         9,467         9,467            9,467
  Accumulated deficit............................................        (3,358)       (9,004)          (8,987)
                                                                   -------------  -------------        -------
    Total stockholder's equity...................................         6,109           463              480
                                                                   -------------  -------------        -------
    Total liabilities and stockholder's equity...................   $    10,857     $   1,170        $     587
                                                                   -------------  -------------        -------
                                                                   -------------  -------------        -------

   The accompanying notes are an integral part of these financial statements.

                         CP OLD, INC. FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
              (A WHOLLY OWNED SUBSIDIARY OF THE SECOND CUP, INC.)

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                     FISCAL YEAR     FISCAL YEAR     FISCAL YEAR    24-WEEK PERIOD    24-WEEK PERIOD
                                   ENDED JUNE 24,   ENDED JUNE 29,  ENDED JUNE 28,  ENDED DECEMBER    ENDED DECEMBER
                                        1995             1996            1997          14, 1996          13, 1997
                                   ---------------  --------------  --------------  ---------------  -----------------
                                                                                      (UNAUDITED)       (UNAUDITED)
REVENUES:
  Retail sales...................     $   6,706       $   10,143      $    9,684       $   5,047         $      --
  Wholesale and other............            --              639              --              --                --
                                         ------          -------         -------          ------             -----
    Total revenues...............         6,706           10,782           9,684           5,047                --
COST OF SALES AND RELATED
  OCCUPANCY EXPENSES.............         3,346            5,724           4,950           2,584                --
STORE OPERATING EXPENSES.........         2,477            4,950           4,495           2,372                --
DEPRECIATION AND AMORTIZATION....           270              737             506             274                --
GENERAL AND ADMINISTRATIVE
  EXPENSES.......................           870            1,165             426             221                --
PROVISION FOR STORE CLOSURES
  (Note 5).......................            --            3,600              --              --                --
                                         ------          -------         -------          ------             -----
  Total expenses.................          6963           16,176          10,377            5451                --
                                         ------          -------         -------          ------             -----
    Loss from operations.........          (257)          (5,394)           (693)           (404)               --
OTHER INCOME, net................            --               12              29              --                17
INTEREST EXPENSE TO AN AFFILIATED
  COMPANY........................            --              (66)           (280)           (117)               --
GAIN (LOSS) ON SALE OF ASSETS....            --              (86)          2,354              --                --
                                         ------          -------         -------          ------             -----
    Income (loss) before benefit
      (provision) for income
      taxes (Note 6).............          (257)          (5,534)          1,410            (521)               17
BENEFIT (PROVISION) FOR INCOME
  TAXES..........................            97            2,091          (2,056)             --                --
                                         ------          -------         -------          ------             -----
NET INCOME (LOSS)................     $    (160)      $   (3,443)     $     (646)      $    (521)        $      17
                                         ------          -------         -------          ------             -----
                                         ------          -------         -------          ------             -----

   The accompanying notes are an integral part of these financial statements.

                        CP OLD, INC., FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
              (A WHOLLY OWNED SUBSIDIARY OF THE SECOND CUP, INC.)

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                               COMMON STOCK                         ACCUMULATED
                                                         ------------------------  ADDITIONAL PAID    EARNINGS
                                                           SHARES       AMOUNT       IN CAPITAL      (DEFICIT)      TOTAL
                                                         -----------  -----------  ---------------  ------------  ---------
BALANCE, June 25, 1994.................................          47    $      --      $   2,367      $      245   $   2,612
  Issuance of Common Stock.............................          64           --          3,200              --       3,200
  Net loss.............................................          --           --             --            (160)       (160)
                                                                ---        -----         ------     ------------  ---------
BALANCE, June 24, 1995.................................         111           --          5,567              85       5,652
  Issuance of Common Stock.............................          78           --          3,900              --       3,900
  Net loss.............................................          --           --             --          (3,443)     (3,443)
                                                                ---        -----         ------     ------------  ---------
BALANCE, June 29, 1996.................................         189           --          9,467          (3,358)      6,109
  Dividends............................................          --           --             --          (5,000)     (5,000)
  Net loss.............................................          --           --             --            (646)       (646)
BALANCE, June 28, 1997.................................         189           --          9,467          (9,004)        463
  Net income (unaudited)...............................          --           --             --              17          17
                                                                ---        -----         ------     ------------  ---------
BALANCE, December 13, 1997 (unaudited).................         189           --      $   9,467      $   (8,987)  $     480
                                                                ---        -----         ------     ------------  ---------
                                                                ---        -----         ------     ------------  ---------

   The accompanying notes are an integral part of these financial statements.

                        CP OLD, INC., FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
              (A WHOLLY OWNED SUBSIDIARY OF THE SECOND CUP, INC.)

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                  24-WEEK        24-WEEK
                                                                                               PERIOD ENDED   PERIOD ENDED
                                                         JUNE 24,     JUNE 29,     JUNE 28,    DECEMBER 14,   DECEMBER 13,
                                                           1995         1995         1997          1996           1997
                                                        -----------  -----------  -----------  -------------  -------------
                                                                                                (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................   $    (160)   $  (3,443)   $    (646)    $    (521)     $      17
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization.....................         270          737          506           274             --
    Provision for store closures......................                    3,600           --            --
    Deferred for income taxes.........................         (17)      (2,096)       2,056            --             --
    (Gain) loss on disposal of property and
      equipment.......................................          --           86       (2,354)           --             --
    Changes in operating assets and liabilities:
      Accounts receivable.............................         (18)          17         (170)           51            224
      Receivable from (payable to) affiliated
        company.......................................          --           (7)         290           349           (297)
      Inventories.....................................         (82)        (247)         619           232              4
      Prepaid expenses and other assets...............        (162)        (123)         114            45             82
      Accounts payable................................         306         (263)        (151)          347             87
      Accrued liabilities.............................          53           24         (735)           --           (390)
      Income taxes payable............................        (107)          --           --            --             --
                                                        -----------  -----------  -----------  -------------  -------------
        Net cash provided by (used in) operating
          activities..................................          83       (1,715)        (471)          777           (273)
                                                        -----------  -----------  -----------  -------------  -------------
Cash flows from investing activities:
  Purchase of property and equipment..................      (2,689)      (4,318)        (143)          (85)            --
  Rebates on leasehold improvements...................          --           --           --           190             --
  Goodwill............................................        (411)          --           --            --
  Proceeds from disposal of property and equipment....          --           48        8,516            --             --
                                                        -----------  -----------  -----------  -------------  -------------
        Net cash provided by (used in) investing
          activities..................................      (3,100)      (4,270)       8,373           105             --
                                                        -----------  -----------  -----------  -------------  -------------
Cash flows from financing activities:
  Issuance of Common Stock, net.......................       3,200        3,900           --            --             --
  Loans from affiliated company.......................          --        3,800           --            --             --
  Repayment of loans to an affiliated company.........          --           --       (3,800)       (1,960)            --
  Payment to former owners............................        (493)          --           --            --             --
  Dividends...........................................          --           --       (5,000)           --             --
                                                        -----------  -----------  -----------  -------------  -------------
        Net cash provided by (used in) financing
          activities..................................       2,707        7,700       (8,800)       (1,960)            --
                                                        -----------  -----------  -----------  -------------  -------------
Increase (decrease) in cash and cash equivalents......        (310)       1,715         (898)       (1,078)          (273)
Cash and cash equivalents, beginning of the period....         353           43        1,758         1,758            860
                                                        -----------  -----------  -----------  -------------  -------------
Cash and cash equivalents, end of the period..........   $      43    $   1,758    $     860     $     680      $     587
                                                        -----------  -----------  -----------  -------------  -------------
                                                        -----------  -----------  -----------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                        CP OLD, INC., FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
               (A WHOLLY OWNED SUBSIDARY OF THE SECOND CUP, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    THE COMPANY

    CP Old, Inc., formerly The Coffee Plantation, Inc. is a wholly-owned subsidiary of The Second Cup Inc. The Coffee Plantation, Inc., changed its name to CP Old, Inc. on May 21, 1997. The end of CP Old, Inc.'s fiscal year is the last Saturday in June.

    CP Old, Inc. (the Company), an Arizona corporation, sold coffee beverages, coffee beans, cookies, pastries, and coffee related merchandise. Up to February 17, 1996, the Company roasted its own coffee. On February 18, 1996, the Company commenced to purchase its roasted coffee from an affiliated company, Gloria Jean's, Inc. As of June 29, 1996, the Company operated 22 stores in Arizona, California and Texas

    During fiscal year 1997, the Company sold 15 of its stores located in Arizona, and closed all but one of the remaining stores located in California and Texas (See Notes 5 and 10). The last store was closed in August, 1997.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of accounts receivable and debt instruments. At June 29, 1996 and June 28, 1997, the fair value of the Company's receivables and debt under loans approximated the carrying value.

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of December 13, 1997 and for the 24-week periods ended December 14, 1996 and December 13, 1997 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such financial statements have been included. The interim results of operations are not necessarily indicative of the results to be expected for the full year.

    ADVERTISING

    Advertising costs are expensed as incurred. For the years ended June 24, 1995, June 29, 1996 and June 28, 1997, advertising costs were $57, $144 and $98, respectively.

                        CP OLD, INC., FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
               (A WHOLLY OWNED SUBSIDARY OF THE SECOND CUP, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and short-term investments with original maturity dates of three months or less.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market and consist of roasted coffee beans, food, beverages, supplies and other merchandise held for sale.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation on equipment is computed on the straight-line basis over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are capitalized and amortized on a straight-line basis over the shorter of the initial lease term or the estimated useful lives of the assets, generally three to ten years.

    Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated.

    GOODWILL

    Amortization of goodwill is computed on the straight-line basis over 40 years. Accumulated amortization as of June 29, 1996 was $144.

    Management's policy is to review the ongoing value of the goodwill on a periodic basis by comparing undiscounted future projected earnings to the carrying value of goodwill. Any difference would be recorded as an impairment adjustment. Management as of June 29, 1996 was of the opinion that there had been no decline in the value assigned to goodwill. Upon the divestiture of the Arizona stores during 1997 (refer to Note 10) goodwill was written off as part of the gain on sale.

    INCOME TAXES

    The Company was subject to federal and state corporate income taxes. Income taxes are provided for on the basis of earnings reported for financial reporting purposes. Deferred income taxes expenses or credits are provided for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws and tax rates. Deferred income tax expenses or credits are based on the changes in the financial statement basis versus the tax basis in the Company's assets or liabilities from year to year.

    The federal tax returns filed on a consolidated basis reflected all wholly-owned subsidiaries of The Second Cup Inc. The financial statements herein were prepared as if stand alone corporate income tax returns were filed.

                        CP OLD, INC., FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
               (A WHOLLY OWNED SUBSIDARY OF THE SECOND CUP, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    RECLASSIFICATIONS

    Certain reclassifications of prior period amounts have been restated to conform with the December 13, 1997 presentation.

2.  INVENTORIES:

    Inventories consist of the following:

                                                    JUNE 29, 1996   JUNE 28, 1997
                                                    --------------  --------------
Coffee--
  Unroasted.......................................  $        152    $         --
  Roasted.........................................           240              --
Other merchandise held for sale...................            80              --
Supplies..........................................            72               4
                                                           -----           -----
Total inventories.................................  $        544    $          4
                                                           -----           -----
                                                           -----           -----

3.  PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                                                                                      JUNE 29, 1996  JUNE 28, 1997
                                                                                      -------------  -------------
      Leasehold improvements........................................................    $   4,822      $      --
      Roasting and store equipment..................................................          248             --
      Furniture, fixtures and other.................................................        2,836             --
                                                                                           ------    -------------
                                                                                            7,906
      Less--Accumulated depreciation................................................       (3,894)            --
                                                                                           ------    -------------
                                                                                        $   4,012      $      --
                                                                                           ------    -------------
                                                                                           ------    -------------

4.  LOANS FROM AFFILIATED COMPANY:

    The demand loans bear interest at 8 1/4% per annum. The affiliated company confirmed that it would not demand repayment during fiscal 1997. Accordingly, the loans were classified as long term. Upon divestiture of the Arizona stores in fiscal 1997 (see note 10) the proceeds were used to repay the loan in full. Interest paid during the fiscal years ended June 24, 1995, June 29, 1996 and June 28, 1997 were $0, $66 and $280, respectively.

                        CP OLD, INC., FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
              (A WHOLLY OWNED SUBSIDIARY OF THE SECOND CUP, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

5.  PROVISION FOR STORE CLOSURES:

    The Company planned to close or divest its stores in all states other than Arizona in fiscal 1997 and had made a provision of $3,600. The provision for these stores included a write-down of capital assets in the amount of $2,923 to estimated fair value and a provision of $523 for estimated lease termination costs. The write-down of capital assets represents a provision for 100% of the net book value of leasehold improvements and a 50% provision of the net book value of furniture, fixtures, and other store equipment. The resultant net book value of furniture, fixtures and other store equipment in the amount of $385 represented the estimated fair value of these assets based on management's estimates. During fiscal 1997, all stores were disposed or closed except one store which was closed in August 1997 and the costs incurred were materially consistent with the provision.

    These stores, including store administration costs, depreciation and amortization, incurred a loss of approximately $1,280 in fiscal year 1996.

6. INCOME TAXES:

    The components of the benefit of (provision for) income taxes consist of the following:

                                                            FISCAL YEAR   FISCAL YEAR  FISCAL YEAR
                                                            ENDED JUNE    ENDED JUNE   ENDED JUNE
                                                             24, 1995      29, 1996     28, 1997
                                                           -------------  -----------  -----------
Current:
  Federal................................................    $      80     $      (5)   $      --
  State..................................................           --            --           --
                                                                   ---    -----------  -----------
                                                                    80            (5)          --
Deferred
  Federal................................................            9         1,875       (2,013)
  State..................................................            8           221          (43)
                                                                   ---    -----------  -----------
                                                                    17         2,096       (2,056)
                                                                   ---    -----------  -----------
    Total provision......................................    $      97     $  (2,091)   $      --
                                                                   ---    -----------  -----------
                                                                   ---    -----------  -----------

    The reconciliation of the statutory federal income tax rates to the Company's effective income tax rates is as follows:

                                                       39-WEEK           39-WEEK         FISCAL YEAR
                                                     PERIOD ENDED      PERIOD ENDED         ENDED
                                                    JUNE 24, 1995     JUNE 29, 1996     JUNE 28, 1997
                                                   ----------------  ----------------  ---------------
Federal statutory rate...........................         34.0%             34.0%             34.0%
State income taxes, net of federal benefit.......          3.0               4.0               3.0
Valuation allowance..............................          0.7                --             108.7
Other............................................           --              (0.2)               --
                                                           ---               ---             -----
                                                          37.7%             37.8%            145.7%
                                                           ---               ---             -----
                                                           ---               ---             -----

                        CP OLD, INC., FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
              (A WHOLLY OWNED SUBSIDIARY OF THE SECOND CUP, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

6. INCOME TAXES: (CONTINUED)
    The components of the net deferred tax assets and liabilities consist of the following:

                                                                            JUNE 29,    JUNE 28,
                                                                              1996        1997
                                                                           -----------  ---------
Deferred tax assets--
  Property and equipment.................................................   $     951   $     154
  Net operating loss carryforwards (NOLs)................................         981       1,285
  Asset write downs and store closures...................................         199          76
  Other..................................................................          31           4
                                                                           -----------  ---------
                                                                                2,162       1,519
Deferred tax liability-
  Property and equipment.................................................          --          --
  Goodwill...............................................................          94          --
  Other..................................................................          12          --
                                                                           -----------  ---------
    Net deferred tax liabilities.........................................         106          --
                                                                           -----------  ---------
                                                                                2,056       1,519
Valuation allowance......................................................          --      (1,519)
                                                                           -----------  ---------
Net deferred income tax asset (liability)................................   $   2,056   $      --
                                                                           -----------  ---------
                                                                           -----------  ---------

    At the end of fiscal 1996, the Company believed that the NOL's of $2,600 would be utilized through the profitable operation of the Arizona stores. During fiscal 1997 (see note 10) the Company entered into negotiations and subsequently sold the Arizona stores. Accordingly, there were no future operations to absorb the NOL's of $3,400 and consequently, the value of these NOL's was reduced to zero.

7. OPERATING LEASES:

    The Company leased certain retail store, office and warehouse facilities under operating leases expiring through the year 2005. Most lease agreements contained renewal options and rent escalation clauses. Certain leases provided for contingent rentals based upon gross sales.

    Rental expense under these lease agreements for the years ended June 24, 1995, June 29, 1996 and June 28, 1997 was as follows:

                                                            FISCAL YEAR    FISCAL YEAR   FISCAL YEAR
                                                            ENDED JUNE     ENDED JUNE    ENDED JUNE
                                                             24, 1995       29, 1998      28, 1997
                                                           -------------  -------------  -----------
Minimum rentals..........................................    $     359      $     856     $     912
Contingent rentals.......................................           89            108           128
                                                                 -----          -----    -----------
                                                             $     448      $     964     $   1,040
                                                                 -----          -----    -----------
                                                                 -----          -----    -----------

                        CP OLD, INC., FORMERLY KNOWN AS
                          THE COFFEE PLANTATION, INC.
              (A WHOLLY OWNED SUBSIDIARY OF THE SECOND CUP, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

8. STATEMENTS OF CASH FLOWS:

    The Company made the following cash payments:

                              FISCAL YEAR    FISCAL YEAR    FISCAL YEAR   24-WEEK PERIOD   24-WEEK PERIOD
                              ENDED JUNE     ENDED JUNE     ENDED JUNE    ENDED DECEMBER   ENDED DECEMBER
                               24, 1995       29, 1996       28, 1997        14, 1996         13, 1997
                             -------------  -------------  -------------  ---------------  ---------------
                                                                            (UNAUDITED)      (UNAUDITED)
Interest paid to related
 parties...................    $      --      $      66      $     147       $     117        $      --

9. RELATED PARTY TRANSACTIONS

    Effective February 18, 1996, an affiliated company commenced roasting the Company's coffee. The Company was initially charged $0.42 per pound of inventory roasted on a cost reimbursement basis and subsequently purchased roasted coffee from the affiliated company. The cost of roasting and roasted coffee purchased from the affiliated company during fiscal years ended June 29,1996 and June 28, 1997 was $56 and $823, respectively.

10. DIVESTITURE

    On May 21, 1997, the Company sold the assets of its 15 Arizona-based stores to Coffee People, Inc., a public company based in Portland, Oregon, for proceeds of $8.5 million. The transaction resulted in a gain of $2.4 million. The net book value of all goodwill and capital assets of the Company has been expensed as a cost of the sale. As at June 28, 1997, one store remained open in Houston, Texas. This store was closed in August, 1997.

                                                                         ANNEX I

                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER

                                   -BETWEEN -

                              THE SECOND CUP INC.

                                     -AND -

                              COFFEE PEOPLE, INC.

                               FEBRUARY 19, 1998

                          AGREEMENT AND PLAN OF MERGER
                               TABLE OF CONTENTS

ARTICLE I--INTREPRETATION....................................................................................          2
  1.1      Definitions.......................................................................................          2
  1.2      Construction......................................................................................          7
  1.3      Accounting Principles.............................................................................          7
  1.4      Schedules.........................................................................................          8
  1.5      Acquisition Agreement Superseded..................................................................          9

ARTICLE II--THE MERGER, EFFECT OF MERGER, MERGER CONSIDERATION...............................................          9
  2.1      The Merger........................................................................................          9
  2.2      Effective Time....................................................................................          9
  2.3      Certificate of Incorporation; Bylaws; Directors...................................................          9
  2.4      Merger Consideration..............................................................................         10
  2.5      Purchase Price Adjustment                                                                                  10

ARTICLE III--CLOSING ARRANGEMENTS............................................................................         11
  3.1      Place of Closing..................................................................................         11
  3.2      Delivery of Certificates..........................................................................         11

ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE VENDOR.....................................................         11
  4.1      Organization, Etc.................................................................................         11
  4.2      Subsidiaries......................................................................................         12
  4.3      Capitalization....................................................................................         12
  4.4      Authorization.....................................................................................         12
  4.5      No Violation......................................................................................         13
  4.6      Approvals.........................................................................................         13
  4.7      Financial Statements and Other Information........................................................         13
  4.8      No Undisclosed Liabilities........................................................................         14
  4.9      Events Subsequent to June 28, 1997................................................................         14
  4.10     Taxes.............................................................................................         15
  4.11     Litigation........................................................................................         16
  4.12     Compliance with Laws..............................................................................         16
  4.13     Franchise Law Compliance                                                                                   17
  4.14     Customers, Suppliers, Franchisees, and Brokers....................................................         17
  4.15     Title to and Condition of Property................................................................         17
  4.16     Environmental Matters.............................................................................         17
  4.17     Material Contracts................................................................................         18
  4.18     Employment Contracts..............................................................................         18
  4.19     Employee Plans....................................................................................         18
  4.20     Brokerage Fees....................................................................................         19
  4.21     Intellectual Property.............................................................................         19
  4.22     Licenses..........................................................................................         20
  4.23     Competition.......................................................................................         20
  4.24     Contracts with Non-Arm's Length Persons...........................................................         20

ARTICLE V--REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................................................         20
  5.1      Organization, Etc.................................................................................         20
  5.2      Subsidiaries......................................................................................         21
  5.3      Capitalization....................................................................................         21
  5.4      Authorization.....................................................................................         21

  5.5      No Violation......................................................................................         21
  5.6      Approvals.........................................................................................         22
  5.7      Financial Statements and Other Information........................................................         22
  5.8      Compliance with Laws..............................................................................         23
  5.9      No Undisclosed Liabilities........................................................................         23
  5.10     Events Subsequent to December 31, 1996............................................................         23
  5.11     Taxes.............................................................................................         24
  5.12     Litigation........................................................................................         25
  5.13     Title to and Condition of Property................................................................         25
  5.14     Environmental Matters.............................................................................         25
  5.15     CPI Material Contracts............................................................................         26
  5.16     Employment Contracts..............................................................................         26
  5.17     Employee Plans....................................................................................         27
  5.18     Intellectual Property.............................................................................         27
  5.19     Licenses..........................................................................................         28
  5.20     Competition.......................................................................................         28
  5.21     Brokerage Fees....................................................................................         28
  5.22     Outstanding Options...............................................................................         28
  5.23     Contracts with Non-Arm's Length Persons...........................................................         28
  5.24     Provision for Store Closures......................................................................         28
  5.25     Coffee Plantation Acquisition.....................................................................         28

ARTICLE VI--COVENANTS OF THE VENDOR..........................................................................         29
  6.1      Conduct of the Corporation and its Subsidiaries...................................................         29
  6.2      Shareholder Meeting...............................................................................         30
  6.3      Compliance with Obligations.......................................................................         30
  6.4      Maintenance of Cash in Account....................................................................         30
  6.5      Loan to purchaser.................................................................................         30
  6.6      Exclusivity Obligations...........................................................................         31
  6.7      Maintenance of Nasdaq Listing.....................................................................         31

ARTICLE VII--COVENANTS OF THE PURCHASER......................................................................         31
  7.1      Conduct of the Purchaser..........................................................................         31
  7.2      Compliance with Obligations.......................................................................         32
  7.3      Orders and Rulings................................................................................         33
  7.4      Shareholder Meeting...............................................................................         33
  7.5      Proxy Statement; Registration Statement...........................................................         33
  7.6      Store Closings....................................................................................         33
  7.7      Delivery of Audited Financial Statements..........................................................         33
  7.8      Exclusivity Obligations...........................................................................         33
  7.9      Coffee Bean International, Inc....................................................................         34
  7.10     Nasdaq Listing....................................................................................         34

ARTICLE VIII--COVENANTS OF THE PURCHASER AND THE VENDOR......................................................         34
  8.1      Access to Information; Confidentiality............................................................         34
  8.2      Notification of Certain Matters                                                                            35
  8.3      Regulatory Approvals..............................................................................         35
  8.4      Actions Contrary to Stated Intent.................................................................         35
  8.5      Certain Filings...................................................................................         35
  8.6      Public Announcements..............................................................................         36
  8.7      Satisfaction of Conditions Precedent..............................................................         36
  8.8      Brothers Escrow Agreement.........................................................................         36

  8.9      Number of Directors...............................................................................         36
  8.10     Tax Cooperation...................................................................................         36
  8.11     Cash/Working Capital Adjustment...................................................................         37
  8.12     Lease Consents....................................................................................         37
  8.13     Coffee Supply.....................................................................................         37

ARTICLE IX--CONDITIONS OF CLOSING............................................................................         38
  9.1      Conditions to All Parties' Obligations............................................................         38
  9.2      Conditions to the Obligations of the Purchaser to Effect the Merger...............................         38
  9.3      Conditions to the Obligations of the Vendor to Effect the Merger..................................         40

ARTICLE X--TERMINATION, AMENDMENTS, AND WAIVERS..............................................................         42
  10.1     Termination.......................................................................................         42
  10.2     Effect of Termination.............................................................................         42
  10.3     Expenses..........................................................................................         42
  10.4     Termination Fee...................................................................................         43
  10.5     Alternate Transaction Fee.........................................................................         43
  10.6     Maximum Payment by Purchaser......................................................................         44

ARTICEL XI--PROJECTIONS......................................................................................         44
  11.1     Vendor's Acknowledgment...........................................................................         44
  11.2     Representation and Warranty of Purchaser..........................................................         44

ARTICLE XII--GENERAL PROVISIONS..............................................................................         44
  12.1     Taking of Necessary Action........................................................................         44
  12.2     Employment Terms..................................................................................         44
  12.3     Effect of Due Diligence...........................................................................         44
  12.4     Successors and Assigns............................................................................         45
  12.5     Non-Survival of Representations and Warranties....................................................         45
  12.6     Entire Agreement..................................................................................         45
  12.7     Notices...........................................................................................         45
  12.8     Applicable Law....................................................................................         46
  12.9     Consent to Jurisdiction; Receipt of Process.......................................................         46
  12.10    Counterparts......................................................................................         46
  12.11    Headings..........................................................................................         46
  12.12    Amendment.........................................................................................         46
  12.13    Waiver............................................................................................         46

                                 AGREEMENT AND
                                 PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER is made this 19th day of February, 1998,

BETWEEN:

           THE SECOND CUP INC.,
           a corporation incorporated under the laws of the State of Delaware

           (the "Vendor")

           - and -

           COFFEE PEOPLE, INC.,
           a corporation incorporated under the laws of the State of Oregon

           (the "Purchaser")

    WHEREAS the Vendor owns all of the issued and outstanding shares of Gloria Jean's Inc., a Delaware corporation (the "Corporation");

    AND WHEREAS the Vendor and the Purchaser previously entered into an Acquisition Agreement, dated November 13, 1997 (the "Acquisition Agreement"), pursuant to which the Purchaser agreed to purchase, and the Vendor agreed to sell to Purchaser, all of the issued and outstanding shares in the capital of Gloria Jean's Inc., a Delaware corporation (the "Corporation");

    AND WHEREAS the Acquisition Agreement contemplated in Section 2.3 thereof that the transactions contemplated thereby might to effected as a statutory merger qualifying as a reorganisation under Section 368(a) of the Internal Revenue Code of 1986, as amended;

    AND WHEREAS the parties by this Agreement agree to amend and restate the Acquisition Agreement for purposes of effecting the transactions contemplated therein as a statutory merger, and to set forth the terms and conditions of such merger;

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                 INTERPRETATION

    1.1 DEFINITIONS. In this Agreement and in all amendments and Schedules hereto, the following words and phrases shall have the meanings hereinafter set forth:

    "AFFILIATE" or "AFFILIATE" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "AFFILIATE," the term "CONTROL" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

    "AGREEMENT" shall mean this agreement, as amended, revised or supplemented from time to time, and includes all Schedules;

    "ALTERNATE TRANSACTION" shall have the meaning given such term in Section
10.5 hereof.

    "AUDITED FINANCIAL STATEMENTS" shall have the meaning given such term in
Section 4.7 hereof.

    "BROTHERS ESCROW AGREEMENT" means the escrow agreement dated as of November 9, 1995 by and among Brothers Retail Corp., the Corporation and Norwest Bank Colorado, N.A.

    "BROTHERS STOCK PURCHASE AGREEMENT" means the stock purchase agreement between Brothers Retail Corp. and The Second Cup Ltd. dated as of October 16, 1995, which agreement was assigned by The Second Cup Ltd. to the Corporation on November 8, 1995.

    "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States.

    "CBI AGREEMENT" shall have the meaning given such term in Section 7.9 hereof.

    "CLOSING" shall mean the completion of the transactions contemplated by this Agreement, subject only to the filing of a certificate of merger with the Delaware Secretary of State in accordance with the DGCL.

    "CLOSING DATE" shall mean the date that is seven Business Days after the CPI Meeting, or such other date as may be agreed to by the parties, provided that in no event shall the Closing Date be later than April 15, 1998, or such later date as may be agreed to by the parties.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "CONFIDENTIALITY AGREEMENT" shall mean the agreement dated October 17, 1997 between the Vendor and the Purchaser.

    "CONTAMINATED SITE LIST" shall mean any list, registry or other compilation established by any Governmental Entity of sites where there is a suspected or confirmed Release of a Hazardous Material or that require or potentially require investigation, removal actions, remedial actions or any other response under any Environmental Laws or treaty covering environmental matters, as the result of a Release or threatened Release of any Hazardous Materials.

    "CORPORATE REORGANIZATION" means any internal corporate reorganization undertaken by the Vendor or the Corporation that does not adversely impact the Purchaser among any of the Vendor, CP Old, Inc., a Subsidiary of the Vendor, or a Subsidiary of the Vendor created for the purposes of facilitating the Corporate Reorganization.

    "CORPORATION CERTIFICATES" shall have the meaning given such term in Section
3.2 hereof.

    "CORPORATION SHARES" shall mean all the issued and outstanding shares in the common stock of the Corporation.

    "CPI COMMON STOCK" shall mean shares in the common stock of the Purchaser.

    "CPI EMPLOYEE PLANS" shall have the meaning given such term in Section 5.17 hereof.

    "CPI INTELLECTUAL PROPERTY" shall have the meaning given such term in
Section 5.18 hereof.

    "CPI LEASES" shall have the meaning given such term in Section 5.13 hereof.

    "CPI LICENCES" shall have the meaning given such term in Section 5.19 hereof.

    "CPI MATERIAL CONTRACTS" shall have the meaning given such term in Section
5.15 hereof.

    "CPI MEETING" shall mean the special meeting of the shareholders of the Purchaser to be held to consider and, if deemed advisable, approve this Agreement and the transactions contemplated hereby.

    "CPI 10-KSB" shall have the meaning given such term in Section 5.7 hereof.

    "CPI 10-QSB" shall have the meaning given such term in Section 5.7 hereof.

    "DGCL" shall mean the Delaware General Corporation Law, as it now exists and is hereafter amended.

    "DISCLOSURE LETTER" means the letter dated November 11, 1997 from the Purchaser to the Vendor.

    "EBITDA" shall mean earnings before interest income or expense, income taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles and before giving effect to any expenses incurred in connection with the transactions contemplated by this Agreement, which expenses shall be no greater than $1,250,000.

    "EFFECTIVE TIME" shall have the meaning given such term in Section 2.2 hereof.

    "EMPLOYEE PLAN" shall have the meaning given such term in Section 4.19 hereof.

    "ENVIRONMENTAL CONDITIONS" shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation or Release of any Hazardous Materials.

    "ENVIRONMENTAL LAWS" shall mean all applicable Federal, provincial, state, local and foreign environmental laws, rules, statutes, regulations, ordinances, decrees or orders of Canada or the United States or of any federal, provincial, state, municipality or other subdivision of any thereof that imposes Environmental Liabilities for the Release of Hazardous Materials to the environment, including but not limited to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq.; the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11011 et. seq.; the Clean Air Act, 42 U.S.C. Section 7401 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 et. seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et. seq.; and all applicable published rules, regulations, directives, guidances and policies of the EPA and of all similar state and local agency requirements.

    "ENVIRONMENTAL LIABILITIES" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, cleanup, investigative and/or monitoring costs and any other related costs and expenses, including without limitation Environmental Remediation Costs), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements), or (b) pursuant to any claim by a governmental entity or other person for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such governmental entity or person pursuant to common law or statute.

    "ENVIRONMENTAL REMEDIATION COSTS" shall mean all costs and expenses of actions or activities to (a) clean-up or remove Hazardous Materials from the environment, (b) prevent or minimize the movement, leaching or migration of Hazardous Materials into the environment (c) prevent, minimize or mitigate the Release or threatened Release of Hazardous Materials into the environment, or injury or damage from such Release, and (d) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling and monitoring, for boring, excavation and construction, for removal, modification or replacement of equipment or facilities, for labour and material, and for proper storage, treatment and disposal of Hazardous Materials.

    "EPA" shall mean the United States Environmental Protection Agency.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as it now exists and is hereafter amended.

    "EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "FILINGS WITH THE U.S. COMMISSION" shall mean the filings made by the Purchaser with the U.S. Commission listed on Schedule 1.1.

    "FINANCIAL STATEMENTS" shall have the meaning given such term in Section 4.7 hereof.

    "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean generally accepted accounting principles in the United States.

    "GOVERNMENTAL ENTITY" shall mean any United States, Canadian or foreign court, administrative agency or commission or other federal, state, provincial or local government or governmental authority or instrumentality.

    "HAZARDOUS MATERIALS" shall mean oil, petroleum, other hydrocarbons, asbestos, other hazardous, toxic, contaminated or polluting materials, substances, chemicals, or wastes, including without limitation, "hazardous substances," "hazardous pollutants," "hazardous wastes," "toxic substances," or similar materials under any Environmental Laws.

    "INTELLECTUAL PROPERTY" shall have the meaning given such term in Section
4.21 hereof.

    "INTERIM FINANCIAL STATEMENTS" shall have the meaning given such term in
Section 4.7 hereof.

    "IRS" shall mean the United States Internal Revenue Service.

    "LEASES" shall have the meaning given such term in Section 4.15 hereof.

    "LICENSE" shall have the meaning given such term in Section 4.22 hereof.

    "LIENS" shall mean all liens, charges, security interests, pledges, rights or claims of others, restraints on transfer or other encumbrances.

    "MATERIAL ADVERSE CHANGE" shall mean, with respect to any Person, a change or a development involving a prospective change which, alone or together with any other such change or development, has, or would reasonably be expected to have a material adverse effect on the value of the assets or the financial condition, which includes the earnings and cash flow streams, of the Person taken as a whole with its Subsidiaries.

    "MATERIAL CONTRACTS" shall have the meaning given such term in Section 4.17 hereof.

    "MERGER" shall have the meaning given such term in Section 2.1 hereof.

    "MERGER CORP." shall mean Gloria Jean's Merger Corp., a corporation to be formed by Purchaser as its wholly owned subsidiary under the laws of the state of Delaware, solely for purposes of effecting the transactions contemplated by this Agreement.

    "NASDAQ NATIONAL MARKET" shall mean the Nasdaq National Market System.

    "NASDAQ STOCK MARKET" shall mean either the Nasdaq National Market or the Nasdaq SmallCap Market.

    "PERSON" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

    "PLAN" shall mean the plan of merger substantially in the form of Exhibit
2.1 hereto, which pursuant to the terms and conditions of this Agreement shall be adopted by the Corporation and Merger Corp., in accordance with the DGCL.

    "PROXY STATEMENT" means the proxy statement and all amendments and supplements thereto to be prepared in connection with the solicitation of proxies by the management of the Purchaser for the CPI Meeting.

    "PURCHASE PRICE" shall have the meaning given such term in Section 2.4 hereof, subject to the adjustments provided for in Section 2.5 hereof.

    "PURCHASER'S ADJUSTMENT FACTOR" shall mean the percentage adjustment factor to be applied in accordance with Section 2.5 hereof.

    "PURCHASER'S COUNSEL" shall mean the law firm Tonkon Torp LLP, located at 1600 Pioneer Tower, 888 S.W. Fifth Avenue, Portland, Oregon, 97212.

    "PURCHASER'S EBITDA" shall mean actual EBITDA for the Purchaser for the period between July 1, 1997 and December 31, 1997, accounted for on a basis consistent with past practice.

    "PURCHASER'S FINANCIAL PERIOD END" shall mean any month period end.

    "PURCHASER'S NOMINEES" shall have the meaning given such term in Section 8.9 hereof.

    "REGISTRATION STATEMENT" shall have the meaning given such term in Section
7.5 hereof.

    "REGULATORY AUTHORITY" shall mean the Nasdaq National Market, the United States Department of Justice and Federal Trade Commission, and any foreign, Canadian or United States federal or state government or governmental authority the approval of which, or filing with, is legally required or permitted for consummation of the transactions contemplated by this Agreement.

    "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

    "REQUISITE REGULATORY APPROVALS" shall have the meaning given such term in
Section 9.1(c) hereof.

    "SUBSIDIARY" means, with respect to any entity, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly (through a Subsidiary or otherwise) owned by such entity.

    "TAX" and "TAXES" shall have the meaning given such terms in Section 4.10 hereof.

    "TAX RETURN(S)" shall have the meaning given such term in Section 4.10 hereof.

    "TIME OF CLOSING" shall mean 10:00 a.m. (Portland time) on the Closing Date or such other time as the Purchaser and Vendor shall agree.

    "U.S. COMMISSION" shall mean the Securities and Exchange Commission of the United States.

    "U.S. SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "VENDOR'S ADJUSTMENT FACTOR" shall mean the percentage adjustment factor to be applied in accordance with Section 2.5 hereof.

    "VENDOR'S COUNSEL" shall mean either the law firm Goodman Phillips & Vineberg, located at 250 Yonge Street, Suite 2400, Toronto, Ontario, M5B 2M6 or Heller Ehrman White & McAuliffe located at 525 University Avenue, Palo Alto, California 94301-1900.

    "VENDOR'S EBITDA" shall mean the actual EBITDA for the Vendor for the period between June 29, 1997 and December 13, 1997, accounted for on a basis consistent with past practice.

    "VENDOR'S FINANCIAL PERIOD END" shall mean a four week period end for which the Vendor prepares financial information relating to its business.

    "VENDOR'S NOMINEES" shall have the meaning given such term in Section 8.9 hereof.

    1.2  CONSTRUCTION.  In this Agreement:

    (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

    (b) the word "including" shall mean "including without limitation";

    (c) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided;

    (d) the use of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

    (e) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

    (f) all dollar amounts are expressed in United States dollars unless otherwise stipulated; and

    (g) facts or information within the "knowledge" of the Vendor or Purchaser or "to the best knowledge" of the Vendor or the Purchaser, or any equivalent phrase as used in this Agreement, shall mean facts known, or which should have been known after due inquiry, in the case of the Purchaser, by any of the directors, officers, or senior operations personnel of the Purchaser and, in the case of the Vendor, by any of the directors, officers or senior operations personnel of the Vendor, the Corporation, any of the Subsidiaries of the Corporation or The Second Cup Ltd.

    (h) notwithstanding any indication to the contrary contained elsewhere herein, all representations, warranties and covenants made in this Agreement shall be deemed to have been made as of November 13, 1997, the date of the Acquisition Agreement, and not as of the date hereof, and no breach of any representation, warranty, or covenant contained in the Acquisition Agreement shall be deemed to be waived by the non-breaching party by execution of this Agreement.

    1.3 ACCOUNTING PRINCIPLES. Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the United States generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

    1.4 SCHEDULES. The following are the Schedules and Exhibits incorporated by reference herein and deemed to be an integral part of this Agreement:

    Schedules relating to the Vendor:

Schedule 4.2       --      Subsidiaries, etc.
Schedule 4.3       --      Capitalization
Schedule 4.6       --      Required Consents
Schedule 4.8       --      Liabilities
Schedule 4.9       --      Undisclosed Liabilities
Schedule 4.10      --      Taxes
Schedule 4.11      --      Litigation
Schedule 4.12      --      Compliance with Laws
Schedule 4.13      --      Franchise Law Compliance
Schedule 4.14      --      Customers, Suppliers, Franchisees and Brokers
Schedule 4.15      --      Real Property and Leases
Schedule 4.16      --      Environmental Matters
Schedule 4.17      --      Contracts
Schedule 4.18      --      Employment Contracts
Schedule 4.19      --      Employee Plans
Schedule 4.21      --      Intellectual Property
Schedule 4.23      --      Competition
Schedule 4.24      --      Contracts with Non-Arm's Length Persons

    Schedules relating to the Purchaser:

Schedule 1.1       --      Filings with U.S. Commission
Schedule 2.5       --      Adjustments to Purchase Price
Schedule 5.2       --      Subsidiaries, etc.
Schedule 5.3       --      Capitalization
Schedule 5.6       --      Required Consents
Schedule 5.9       --      Liabilities
Schedule 5.10      --      Undisclosed Liabilities
Schedule 5.11      --      Taxes
Schedule 5.12      --      Litigation
Schedule 5.13      --      Real Property and Leases
Schedule 5.14      --      Environmental Matters
Schedule 5.15      --      CPI Contracts
Schedule 5.16      --      Employment Contracts
Schedule 5.17      --      CPI Employee Plans
Schedule 5.18      --      Intellectual Property
Schedule 5.20      --      Competition
Schedule 5.22      --      Outstanding Options
Schedule 5.23      --      Contracts with Non-Arm's Length Persons
Schedule 7.6       --      Store Closings
Schedule
9.3(h)             --      Lease Consents

    Exhibits

Exhibit 2.1        --      Plan of Merger
Exhibit 9.2(d)     --      Form of Opinion of Vendor's Counsel
Exhibit 9.3(d)     --      Form of Opinion of Purchaser's Counsel
Exhibit 9.3(i)     --      Voting Agreement
Exhibit 12.2       --      Terms of Employment for Taylor H. Devine
                   --      Terms of Employment for Kenneth B. Ross

    1.5 ACQUISITION AGREEMENT SUPERSEDED. This Agreement amends and restates in its entirety the Acquisition Agreement for the purpose of consummating the transactions contemplated therein as a statutory merger qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

                                   ARTICLE II
                         THE MERGER, EFFECT OF MERGER,
                              MERGER CONSIDERATION

    2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser and Vendor shall on the Closing Date cause the Corporation and Merger Corp. to adopt the Plan. Pursuant to the Plan, at the Effective Time (as defined in Section 2.2 below), Merger Corp. shall be merged with and into the Corporation (the "Merger"). The Corporation shall be (and is hereinafter sometimes referred to as) the "Surviving Corporation." The corporate existence of the Corporation with all its rights, privileges, powers and franchises shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of Delaware and succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of Merger Corp. in accordance with the DGCL. The separate existence and corporate organization of Merger Corp. shall cease at the Effective Time and thereupon the Corporation and Merger Corp. shall be a single corporation. Pursuant to the Plan, the Merger shall have the effects specified in the DGCL.

    2.2 EFFECTIVE TIME. Pursuant to the Plan, the Merger shall become effective at the time (the "Effective Time") of filing with the Secretary of State of the State of Delaware a properly executed certificate of merger, together with any other documents required by law to effectuate the Merger, or at such later time as may be specified in the certificate of merger. The parties shall cause the certificate of merger to be filed with the Secretary of State of the state of Delaware as soon as practicable after the Closing.

    2.3 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS. Pursuant to the Plan, the Certificate of Incorporation and Bylaws of the Corporation as they exist as of the date of this Agreement shall remain in place immediately following the Effective Time and shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Board of Directors of the Corporation immediately following the Merger shall consist of Alton McEwen, Kathy A. Welsh and Taylor H. Devine until their respective successors are duly elected or appointed, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

    2.4  MERGER CONSIDERATION.  Subject to the adjustments provided for in
Section 2.5 of this Agreement, at the Effective Time, by virtue of the Merger and without any action by the Vendor, the Purchaser, the Corporation, or the respective stockholders thereof:

    (a) All the Corporation Shares held in the aggregate by Vendor immediately prior to the Effective Time shall be converted into that number of shares of CPI Common Stock which will represent 69.5% of the issued and outstanding shares of CPI Common Stock at the Effective Time after giving effect to the transactions contemplated by this Agreement, rounded down to the nearest whole share (the "Purchase Price"). Shares of the Corporation's capital stock held by any person other than the Vendor, if any, shall be cancelled without conversion and without entitlement to any consideration. By way of illustration, if the number of issued and outstanding shares of CPI Common Stock immediately prior to the Effective Time is equal to 3,261,085 shares, then the Purchase Price shall be equal to 7,430,996 shares of CPI Common Stock.

    (b) Each share of Merger Corp. capital stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, with the effect that immediately after the Effective Time, the Surviving Corporation shall be the wholly owned subsidiary of the Purchaser.

    2.5 PURCHASE PRICE ADJUSTMENT. The parties acknowledge that the Purchase Price set out in Section 2.4 is based on relative projected EBITDA contributions which includes the Purchaser's EBITDA and Vendor's EBITDA as projected at the time of negotiations between the parties. Accordingly, in order to accommodate certain negative variances to the Purchaser's EBITDA or the Vendor's EBITDA, the Purchase Price shall be adjusted according to the following formula immediately prior to the Effective Time:

            Y              X  (0.695 + Adjustment Factor) = Adjusted Purchase
Price
------------------------

(0.305 - Adjustment Factor)

    For the purposes of this Section 2.5, (i) "Y" shall mean the number of shares of CPI Common Stock issued and outstanding immediately prior to the Effective Time, before giving effect to the transactions contemplated by this Agreement, and (ii) the "Adjustment Factor" shall mean the Purchaser's Adjustment Factor less the Vendor's Adjustment Factor. The Adjustment Factor will be a negative number in circumstances where the Vendor's Adjustment Factor is greater than the Purchaser's Adjustment Factor. The Purchaser's Adjustment Factor shall be calculated as follows:

    If the Purchaser's EBITDA is greater than $650,000, the Purchaser's Adjustment Factor shall be equal to zero.

    If the Purchaser's EBITDA is greater than $600,000 and less than or equal to $650,000, the Purchaser's Adjustment Factor shall be equal to 0.01.

    If the Purchaser's EBITDA is greater than $550,000 and less than or equal to $600,000, the Purchaser's Adjustment Factor shall be equal to 0.02.

    If the Purchaser's EBITDA is greater than $500,000 and less than or equal to $550,000, the Purchaser's Adjustment Factor shall be equal to 0.03.

    The Vendor's Adjustment Factor shall be calculated as follows:

    If the Vendor's EBITDA is greater than $2,325,000, the Vendor's Adjustment Factor shall be equal to zero.

    If the Vendor's EBITDA is greater than $2,150,000 and less than or equal to $2,325,000, the Vendor's Adjustment Factor shall be equal to 0.01.

    If the Vendor's EBITDA is greater than $1,975,000 and less than or equal to $2,150,000, the Vendor's Adjustment Factor shall be equal to 0.02.

    If the Vendor's EBITDA is greater than $1,800,000 and less than or equal to $1,975,000, the Vendor's Adjustment Factor shall be equal to 0.03.

    Schedule 2.5 provides illustrative examples of the operation of the Purchase Price adjustment hereunder.

                                  ARTICLE III
                              CLOSING ARRANGEMENTS

    3.1 PLACE OF CLOSING. The Closing shall take place at the Time of Closing at the offices of the Purchaser's Counsel in Portland, Oregon, or at such other location as may be agreed upon by the Purchaser and the Vendor.

    3.2  DELIVERY OF CERTIFICATES.

    (a) At the Effective Time, all the Corporation Shares shall cease to be outstanding, shall be cancelled and retired and shall cease to exist. The Vendor shall surrender to the Purchaser at the Closing one or more certificates that represent immediately prior to the Effective Time all the Corporation Shares ("Corporation Certificates").

    (b) The CPI Common Stock into which the Corporation Shares shall have been converted, pursuant to Section 2.4 hereof, shall be deemed to have been issued and outstanding immediately after the Effective Time. At the Closing, upon delivery of all Corporation Certificates, the Purchaser shall issue to the Vendor certificates representing the CPI Common Stock to be held by Vendor immediately after the Effective Time, under Section 2.4 hereof.

    (c) At the Closing, the Surviving Corporation shall issue certificates to the Purchaser representing the common stock of the Surviving Corporation to be held by the Purchaser immediately after the Effective Time, under Section 2.4 hereof, which shares shall be deemed to have been issued and outstanding immediately after the Effective Time.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

    The Vendor represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on the representations and warranties in completing the transactions herein) as follows:

    4.1 ORGANIZATION, ETC. The Corporation is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power, authority and capacity to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. The Corporation is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not result in a Material Adverse Change.

    4.2 SUBSIDIARIES. Schedule 4.2 contains a list of all Subsidiaries, partnerships, joint ventures and other entities in which the Corporation has, directly or indirectly, any legal or beneficial interest or any right to acquire a legal or beneficial interest and indicates for each such Subsidiary, partnership, joint venture or other entity: (i) the percentage and type of equity securities of or other interest owned or controlled by the Corporation;
(ii) the jurisdiction of incorporation or organization; (iii) each jurisdiction in which it is qualified or licensed to conduct its business; and (iv) in the case of any joint venture, the identity of each other joint venture partner. The Corporation is the direct owner, beneficially and of record, of all such equity securities or other interests listed as being owned by it, free and clear of all Liens.

    4.3 CAPITALIZATION. The authorized, issued and outstanding capital stock of the Corporation is as set forth on Schedule 4.3. The Corporation does not hold any shares in its own capital. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Corporation are as set forth in the Corporation's articles of incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All outstanding shares of capital stock of the Corporation have been duly authorized and validly issued as fully paid and non-assessable. Except as set forth in
Schedule 4.3, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, pre-emptive rights or agreements or instruments or understandings of any character to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound, obligating the Corporation or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or the capital stock of any of its or their Subsidiaries or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, pre-emptive right or agreement. There are no outstanding obligations, contingent or other, of the Corporation or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock. Except as set forth in Schedule 4.3, there are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to any of the capital stock of the Corporation or any of its Subsidiaries. The Corporation Shares constitute all of the issued and outstanding shares in the capital of the Corporation.

    4.4 AUTHORIZATION. The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and each of the other agreements contemplated hereby, to carry out its obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Vendor of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Vendor, subject to required regulatory approvals, to the extent any shall be required to effect the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether enforceability is considered in equity or at law).

    4.5 NO VIOLATION. The execution and delivery of this Agreement by the Vendor does not, and the consummation by the Vendor of the transactions contemplated hereby and compliance with the terms hereof will not, (a) conflict with, or result in any breach of any provision of the articles of incorporation or by-laws of the Vendor or the Corporation or any of its Subsidiaries; (b) conflict with, or result in any material violation of or default or loss of any benefit under, any License, grant, statute, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which the Vendor, the Corporation or any of its Subsidiaries is a party or to which any of their respective property is subject; (c) conflict with, or result in a breach or material violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument (other than, with respect to the Leases, where such breaches, violations or defaults would not result in a Material Adverse Change) which the Vendor, the Corporation or any of its Subsidiaries is a party or to which any of their respective property is subject, or constitute a default or loss of any right thereunder which, with the lapse of time or notice or both, might result in a default or loss of a right thereunder or the creation of any Lien upon any of the assets or properties of the Vendor, the Corporation or any of its Subsidiaries; or (d) result in any suspension, revocation, impairment, forfeiture or non-renewal of any License.

    4.6 APPROVALS. The execution and delivery of this Agreement by the Vendor and the consummation of the transactions contemplated hereby will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which the Vendor or the Corporation or any of its Subsidiaries is a party or to which any of their respective properties are subject and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required by the Vendor, the Corporation or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by the Vendor of its obligations hereunder, other than (a) as set out on Schedule 4.6. or (b) in connection with the Leases.

    The Vendor further represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on the representations and warranties in completing the transactions herein) that, to the best of its knowledge:

    4.7  FINANCIAL STATEMENTS AND OTHER INFORMATION.

    (a) The Vendor has delivered to the Purchaser (i) true, correct and complete copies of the Corporation's audited consolidated balance sheets as of June 28, 1997 and June 29, 1996 and the related audited consolidated statements of income and retained earnings and cash flows (together with the auditors' reports thereon) for each of the year ended June 28, 1997 and the nine month period from September 30, 1995 to June 29, 1996, together with notes to such financial statements (the "Audited Financial Statements"), and (ii) true, correct and complete copies of the Corporation's unaudited balance sheets for the months of July 1997, August 1997 and September 20, 1997 and the related unaudited consolidated statements of income and retained earnings and cash flows for the months of July 1997, August 1997 and September 20, 1997 (the "Interim Financial Statements"). The Audited Financial Statements and Interim Financial Statements are herein collectively referred to as the "Financial Statements".

    (b) The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and the balance sheets included therein present fairly, in all material respects, as of their respective dates the financial condition of the Corporation (subject, in the case of Interim Financial Statements, to year-end adjustments that may be required upon audit, which adjustments will not result in a Material Adverse Change on such financial statements). All material liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under generally accepted accounting principles, to be so disclosed.

    4.8  NO UNDISCLOSED LIABILITIES.

    (a) Except as set forth on Schedule 4.8, the Corporation has no liability or obligations of any nature (contingent or otherwise), other than those disclosed or reflected in the Financial Statements or incurred in the ordinary course of business consistent with past practice since the date of the last Interim Financial Statements.

    (b) Since June 28, 1997, no Material Adverse Change in the Corporation and its Subsidiaries taken as a whole has occurred, except as disclosed in Schedule
4.8 or as set forth in the Interim Financial Statements.

    4.9 EVENTS SUBSEQUENT TO JUNE 28, 1997. Since June 28, 1997, neither the Corporation nor any of its Subsidiaries has:

    (a) except as disclosed in Schedule 4.9, transferred, assigned, sold or otherwise disposed of any of the assets shown in the Audited Financial Statements or cancelled any debts or claims except in each case in the ordinary and normal course of business, consistent with past practice (which ordinary and normal course of business includes the operation of stores owned by the Corporation or any of its Subsidiaries);

    (b) incurred or assumed any obligation or liability (direct or indirect, absolute or contingent), except those listed in Schedule 4.8 hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business consistent with past practice;

    (c) except as disclosed in Schedule 4.9, or in connection with a Corporate Reorganization, issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such other securities;

    (d) except as disclosed in Schedule 4.9, or in connection with a Corporate Reorganization, declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares or repaid in full or in part any shareholder loans;

    (e) suffered any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and normal course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation and its Subsidiaries, taken as whole;

    (f) except as disclosed in Schedule 4.9, amended or changed or taken any action to amend or change its constating documents or by-laws;

    (g) except as disclosed in Schedule 4.9, made any general wage or salary, or fee increases in respect of personnel it employs or consultants it retains other than regularly scheduled increases in the ordinary course of business, consistent with past practice;

    (h) except as disclosed in Schedule 4.9 hereto, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

    (i) except as disclosed in Schedule 4.9, loaned or agreed to lend money to any Person including a shareholder;

    (j) except for inventory, equipment or assets acquired in the ordinary course of business consistent with past practice, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person; and

    (k) authorized or agreed or otherwise become committed to any of the foregoing.

    4.10  TAXES.  Except for matters that would not result in a Material Adverse
Change:

    (a) all tax returns (including, without limitation, income, profit, franchise, sales and use, excise, severance, occupation, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any Canadian or United States federal, state, provincial, local or foreign or other governmental tax (all, together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed or deposited for, by, on behalf of or with respect to the Corporation or its Subsidiaries, including, but not limited to, those relating to the income, business, operations or property of the Corporation and its Subsidiaries and those which include or should include the Corporation and its Subsidiaries, have been filed or deposited duly and on a timely basis and all Taxes and filing fees shown to be due and payable on such Tax Returns have been paid in full and all instalments, assessments and charges of which the Corporation or its Subsidiaries is aware or has received notice and which are due and payable by the Corporation or its Subsidiaries have been paid in full. Schedule 4.10 sets forth all the jurisdictions in which Tax Returns have been filed;

    (b) all such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein and reflect all liabilities for Taxes for the periods covered by such Tax Returns;

    (c) no such Tax Return or designation contains any misstatement or omits any statement that should have been included therein;

    (d) except as disclosed on Schedule 4.10, none of such Tax Returns are now under audit or examination by any Canadian or United States federal, state, provincial, local or foreign or other Governmental Entity and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Corporation of its Subsidiaries or with respect to any such Tax Return or any suits or other judicial or administrative actions, proceedings, investigations or claims now pending or threatened against the Corporation or any of its Subsidiaries with respect to any Tax, governmental charge or assessment;

    (e) all Taxes imposed on the Corporation or its Subsidiaries (or for which the Corporation or any of its Subsidiaries is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements)), which are due and payable on or before the Closing Date, have been or will be paid when due and the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which the Corporation or any of its Subsidiaries is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet;

    (f) all Taxes for which the Corporation or any of its Subsidiaries is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), for periods beginning after September 30, 1995 through the Closing Date have been, or will be, paid when due or adequately reserved against on the books of the Corporation or any of its Subsidiaries on or prior to the Closing Date and an amount of cash equal to the amount of such reserve will have been set aside for payment of such Taxes;

    (g) the Corporation and its Subsidiaries have withheld and remitted all amounts required to be withheld and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation; and

    (h) there is no tax Lien, whether imposed by any Canadian or United States federal, state, provincial, county, local or foreign taxing authority, outstanding and filed against the assets, properties or business of the Corporation or any of its Subsidiaries. Except as disclosed in Schedule 4.10, neither the Corporation nor any of its Subsidiaries has agreed to make nor is required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise. Neither the Corporation nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or as a consequence of the transactions contemplated hereby will result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 28OG of the Code.

    4.11 LITIGATION. Except as set forth in Schedule 4.11, there is no action, suit, investigation, arbitration or proceeding in progress, pending or threatened against or affecting the Corporation or any of its Subsidiaries or any of their respective properties or rights (including no charge of patent, copyright and/ or trademark infringement) and, no circumstances have occurred which would give rise to any such action, suit, investigation, arbitration or proceeding. Except as set forth in Schedule 4.11, there is not presently outstanding against the Corporation or any of its Subsidiaries any judgment, decree, injunction, award or order of any court, commission, agency or arbitrator.

    4.12 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 4.12, the Corporation and its Subsidiaries have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting the operation, conduct or ownership of their respective properties or business. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, foreign, state, provincial or local taxing authority) with respect to the Corporation or a Subsidiary thereto is pending or threatened. Neither the Corporation nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree known to or served upon the Corporation or any of its Subsidiaries of any Governmental Entity, which default would result in a Material Adverse Change.

    4.13 FRANCHISE LAW COMPLIANCE. Except as disclosed in Schedule 4.13, the Corporation or its Subsidiaries have made all filings under all federal, state and foreign franchise laws and regulations as required by reason of the business conducted by the Corporation and its Subsidiaries, in order to offer, sell and maintain franchises and have all licenses, authorizations and approvals necessary to offer, sell and maintain franchises in the jurisdictions in which they have offered or sold franchises. The offering circulars and disclosure statements filed and distributed by the Corporation or its Subsidiaries (the most recent of which has been supplied to the Purchaser) comply in all material respects with applicable federal, state and foreign laws and regulations and neither the Corporation nor any of its Subsidiaries or Affiliates has received any notice that such offering circulars or disclosure statements are not in compliance with any such applicable laws and regulations.

    4.14  CUSTOMERS, SUPPLIERS, FRANCHISEES AND BROKERS.  Except as set forth in
Schedule 4.14, (i) the relationships of the Corporation and its Subsidiaries with their respective customers, suppliers, franchisees and brokers have been entered into and are conducted at arms length in the ordinary course of business and (ii) since June 30, 1997, no material customer, franchisee, broker or material supplier of the Corporation or any of its Subsidiaries has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationships with the Corporation or such Subsidiary. Except as set forth in Schedule 4.14, none of the franchisees of the Corporation or its Subsidiaries have formed or organized any association relating to the franchisees' relationship with the Corporation or its Subsidiaries. No association or group listed on Schedule 4.14 has commenced, or has threatened to commence, any action, suit, proceeding, claims or legal, administrative or arbitral proceedings or investigations against the Corporation or any of its Subsidiaries or Affiliates, or alleged that any offering circular or disclosure statement issued by the Corporation or such Subsidiaries is false or misleading.

    4.15 TITLE TO AND CONDITION OF PROPERTY. Neither the Corporation nor any of its Subsidiaries owns any real property. Except as set forth on Schedule 4.15, all leases, subleases, licences and other agreements (both verbal and written), under which the Corporation, any Subsidiary thereof or any franchisee occupies real property (collectively, the "Leases") are valid, binding and in full force and effect, no written notice of default or termination thereunder has been received by the Vendor, Corporation, any Subsidiary or any franchisee, all rents and other sums and other charges payable by the lessee thereunder are current (or no more than 60 days past due) and no termination event either conditional or uncured default on the part of the Corporation or any Subsidiary or any franchisee exists thereunder.

    4.16  ENVIRONMENTAL MATTERS.  Except as disclosed on Schedule 4.16:

    (a) the Corporation and each of its Subsidiaries have been in the past and are now in compliance with all Environmental Laws and all material requirements of applicable permits, licenses, approvals and other authorizations under applicable Environmental Laws;

    (b) neither the Corporation nor any of its Subsidiaries is, or has received any notification that it may be subject to any material claim, action, obligation, proceeding, investigation or evaluation directly or indirectly relating to any of their current or past operations, or those of any predecessor, or any by-product thereof, of any of their current or formerly owned, leased or operated properties, or those of any predecessor that could directly or indirectly result in the incurrence of any material Environmental Liabilities and Costs by the Corporation or any of its Subsidiaries;

    (c) neither the Corporation nor any of its Subsidiaries has entered into any agreement with any Governmental Entity or other Person by which responsibility was assumed for, either directly or indirectly, the conduct of any Remedial Action or the incurrence of any other Environmental Liabilities; provided, however, that the representation and warranty in this subsection (c) does not limit or otherwise modify any other representations and warranties in this Agreement, including without limitation, the representation and warranty in
Section 4.16(b) concerning the existence of any claims, actions, obligations, proceedings, investigations or evaluations in connection with any such leases;

    (d) the Corporation and its Subsidiaries have all permits, orders or approvals as required by the Environmental Laws that are necessary for the conduct of its business as now conducted, all of which are listed on Schedule
4.16 ("Environmental Permits"). All Environmental Permits are listed on Schedule
4.16 and are in full force and effect;

    (e) no portion of the real property leased by the Corporation or any of its Subsidiaries with respect to its business is listed or proposed for listing on any Contaminated Site List;

    (f) there has been no Release of any Hazardous Materials on or underlying any real property owned or leased by the Corporation or any of its Subsidiaries;

    (g) no asbestos-containing materials or polychlorinated biphenyls ("PCBs") are present on or underlying a real property owned or leased by the Corporation or any of its Subsidiaries;

    (h) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now owned or leased by the Corporation and its Subsidiaries; and

    (i) neither the Corporation nor any of its Subsidiaries is aware of any Environmental Remediation Costs which are required in connection with the operation of their respective businesses.

    4.17 MATERIAL CONTRACTS. Except as set out in Schedule 4.17 and any other Schedules to this Agreement and except as otherwise disclosed in the Financial Statements, neither the Corporation nor any of its Subsidiaries is a party to or bound by any contract or commitment either now or in the future, whether oral or written (other than contracts for insurance or Leases) which are material to their respective businesses (the "Material Contracts"). For the purposes of this Agreement, any contract or commitment, (i) the performance of which will extend over a period of one year or more or (ii) involving the payment to or from the Corporation or any of its Subsidiaries of more than $100,000 shall be deemed to be a Material Contract. All such Material Contracts are in good standing and in full force and effect without amendment thereto and the Corporation or a Subsidiary thereto is entitled to all benefits thereunder. Neither the execution nor delivery of, nor consummation of the transactions contemplated under this Agreement shall constitute a breach or default under, or give rise to a right of cancellation by any party to any of the Material Contracts.

    4.18 EMPLOYMENT CONTRACTS. Except as set out in Schedule 4.18, there are no contracts of employment entered into with any employee employed by the Corporation or any of its Subsidiaries. Neither the Corporation nor any of its Subsidiaries has entered into any agreements with its employees with respect to the payment of any amounts resulting from a termination of employment. The transactions contemplated by this Agreement will not give rise to any severance or other payments to any employee, consultant, director, officer or agent of the Corporation or any of its Subsidiaries. Except as set out in Schedule 4.18, neither the Corporation nor any of its Subsidiaries is subject to any collective bargaining agreement and there are no efforts to unionize any employees employed by the Corporation or its Subsidiaries.

    4.19 EMPLOYEE PLANS. Schedule 4.19 sets out all the employee benefit plans, programs and arrangements maintained or contributed to by The Second Cup Ltd., the Vendor, the Corporation or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Corporation or any of its Subsidiaries (the "Employee Plans"). Except as set forth in Schedule 4.19 and except as would not, individually or in the aggregate, have a Material Adverse Effect:

     (i) none of the Employee Plans is a multi-employer plan within the meaning of ERISA;

     (ii) none of the Employee Plans promises or provides retiree medical or life insurance benefits to any person;

    (iii) each Employee Plan intended to be qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") has received a favourable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Employee Plan;

     (iv) each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law;

     (v) neither the Corporation nor any Subsidiary has incurred any direct or indirect liability arising out of, by operation of Title IV of ERISA in connection with the termination of, or withdrawal from any Employee Plan, or other retirement plan or arrangement, and no fact or event exist that could reasonably be expected to give rise to any such liability; and

     (vi) the Corporation and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the WORKER ADJUSTMENT RETRAINING NOTIFICATION ACT ("WARN") and no fact exist that could give rise to liability under such Act. Except as set forth in Schedule 4.19, the aggregate accumulated benefit obligations of each Employee Plan subject to Title IV of ERISA (as at the date of the most recent actuarial valuation prepared for such Employee Plan) do not exceed the fair market value of the assets of such Employee Plan (as at the date of such valuation).

    4.20 BROKERAGE FEES. No broker, finder or investment banker (other than First Marathon Securities Limited whose fees are paid by the Vendor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Vendor.

    4.21 INTELLECTUAL PROPERTY. Schedule 4.21 contains an accurate and complete list of all material domestic and foreign patents, patent applications, trade names, trademarks, trade secrets, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned (in whole or in part), licensed to any extent or used or anticipated to be used by the Corporation and its Subsidiaries in the conduct of their business, other than "shrink wrap" licenses to commonly available software (collectively, the "Intellectual Property"). The Corporation and its Subsidiaries either own all right, title and interest in and to, or possess the exclusive right to use, the Intellectual Property used in the conduct of their business (including, without limitation, the exclusive right to use and license the same (in the jurisdiction(s) where registered in the case of trademarks, service marks and copyrights)) and each item constituting part of the Intellectual Property in which the Corporation and its Subsidiaries has an ownership or license interest has been, to the extent indicated on Schedule 4.21, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Entities as are indicated on Schedule 4.21 and such registrations, filings and issuances remain in full force and effect. No claim of infringement or misappropriation of patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person has been made nor threatened against the Corporation or its Subsidiaries and neither the Corporation nor any of its Subsidiaries is infringing or misappropriating any patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person.

    4.22 LICENSES. The Corporation and its Subsidiaries have all licenses, permits, consents and other governmental certificates, authorizations and approvals required by every federal, state, provincial, local and foreign Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used including, without limitation, all licenses required under Environmental Laws and any federal, state, local or foreign law relating to public health and safety, or employee health and safety (collectively, "Licenses"). All of the Licenses are in full force and effect and no action or claim is pending nor is threatened to revoke or terminate any License or declare any License invalid in any material respect. The Corporation and its Subsidiaries have taken all necessary action to maintain such Licenses.

    4.23 COMPETITION. Except as set out in Schedule 4.23, and other than restrictions which may exist under any of the Leases, neither the Corporation nor any of its Subsidiaries is a party to any agreement which restricts the freedom of the Corporation or such Subsidiary to carry on its business as currently being carried on, including, without limitation, any contract or agreement which contains a covenant by the Corporation or any Subsidiary thereto not to compete in any line of business with any other Person.

    4.24  CONTRACTS WITH NON-ARM'S LENGTH PERSONS.  Except as set forth in
Schedule 4.24, there are no existing contracts or arrangements to which the Corporation or any of its Subsidiaries is a party in which the Vendor, any Affiliate of the Vendor, any director or officer of the Vendor, the Corporation or any of its Subsidiaries, or any other Person not dealing at arm's length (as that term is defined in the Code) with the Vendor, the Corporation, any of its Subsidiaries, or any director or officer of the Corporation or any of its Subsidiaries, or any of them, has an interest, whether directly or indirectly, other than such contracts or arrangements with terms based on fair market value in the ordinary course of business which are not material to the business of the Corporation or its Subsidiaries.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser represents and warrants to the Vendor (and acknowledges that the Vendor is relying on the representations and warranties in completing the transactions herein) as follows:

    5.1 ORGANIZATION, ETC. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Oregon and has all necessary corporate power, authority and capacity to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. The Purchaser is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not result in a Material Adverse Change.

    5.2 SUBSIDIARIES. Schedule 5.2 contains a list of all Subsidiaries, partnerships, joint ventures and other entities in which the Purchaser has, directly or indirectly, any legal or beneficial interest or any right to acquire a legal or beneficial interest and indicates for each such Subsidiary, partnership, joint venture or other entity: (i) the percentage and type of equity securities of or other interest owned or controlled by the Purchaser;
(ii) the jurisdiction of incorporation or organization; (iii) each jurisdiction in which it is qualified or licensed to conduct its business; and (iv) in the case of any joint venture, the identity of each other joint venture partner. The Purchaser is the direct owner, beneficially and of record, of all such equity securities or other interests listed as being owned by it, free and clear of all Liens.

    5.3 CAPITALIZATION. The authorized, issued and outstanding capital stock of the Corporation is as set forth on Schedule 5.3. The Corporation does not hold any shares in its own capital. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Corporation are as set forth in the Corporation's articles of incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All outstanding shares of capital stock of the Corporation have been duly authorized and validly issued as fully paid and non-assessable. Except as set forth in
Schedule 5.3, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, pre-emptive rights or agreements or instruments or understandings of any character to which the Corporation is a party or by which the Corporation is bound, obligating the Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, pre-emptive right or agreement. There are no outstanding obligations, contingent or other, of the Corporation to purchase, redeem or otherwise acquire any shares of its capital stock. Except as set forth in
Schedule 5.3, there are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to any of the capital stock of the Corporation. The shares of CPI Common Stock to be issued pursuant to Section 2.4 of this Agreement at the Effective Time will be duly authorized, and when issued pursuant to the Merger, will be validly issued as fully paid and nonassessable and will not have been issued in violation of any pre-emptive rights or of any federal or state law.

    5.4 AUTHORIZATION. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and each of the other agreements contemplated hereby, and to carry out its obligations under this Agreement and each of the other agreements contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser, subject to required regulatory approvals, to the extent any shall be required to effect the transactions contemplated by this Agreement, and the approval of the shareholders of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law). This Agreement and the transactions contemplated hereby have been unanimously approved by the board of directors of the Purchaser.

    5.5 NO VIOLATION. The execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby and compliance with the terms hereof will not, (a) conflict with, or result in any breach of any provision of the Purchaser's articles of incorporation or by-laws; (b) conflict with, or result in any material violation of or default or loss of any benefit under, any CPI License, grant, statute, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which the Purchaser is a party or which any of their respective property is subject; (c) conflict with, or result in a breach or material violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument (other than, with respect to the CPI Leases, where such breaches, violations or defaults would not result in a Material Adverse Change) to which the Purchaser is a party or to which any of their respective property is subject, or constitute a default or loss of any right thereunder which, with the lapse of time or notice or both, might result in a default or loss of a right thereunder or the creation of any Lien upon any of the assets or properties of the Purchaser; or (d) result in any suspension, revocation, impairment, forfeiture or non-renewal of any CPI License.

    5.6 APPROVALS. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which the Purchaser is a party or to which any of its property is subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required by the Purchaser in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by the Purchaser of its obligations hereunder, other than (a) the filing of the Nasdaq National Market System Notification Form for Listing of Additional Shares, (b) compliance with any applicable requirements under the Exchange Act, the U.S. Securities Act and foreign and state securities and "blue sky" laws, and the securities laws, regulations and policies of the provinces of Canada, as applicable, and (c) as set out on Schedule 5.6.

    The Purchaser further represents and warrants to the Vendor (and acknowledges that the Vendor is relying on the representations and warranties in completing the transactions herein) that, to the best of its knowledge:

    5.7  FINANCIAL STATEMENTS AND OTHER INFORMATION.

    (a) The audited balance sheet and any related notes and schedules included in the Purchaser's Annual Report on Form 10-KSB for the fiscal years ended December 31, 1996 and December 31, 1995 (the "CPI 10-KSBs") and the unaudited balance sheet and any related notes and schedules included in the Purchaser's Quarterly Report on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997

(the "CPI 10-QSBs") each presents fairly the consolidated financial position of the Purchaser as of its respective date and the other financial statements included in the CPI 10-KSBs and the CPI 10-QSBs present fairly the results of operations or other information included therein of the Purchaser for the respective periods or as of the respective dates therein set forth, subject, where appropriate, to normal year end adjustments which are not material in amount or effect, in each case in accordance with generally accepted accounting principles consisting applied during the periods involved (except as otherwise stated therein).

    (b) Except as disclosed in Schedule 5.9, since December 31, 1996 (i) there has been no Material Adverse Change of or to the Purchaser, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation or act of God or otherwise, and (ii) no fact or condition exists or is threatened in writing which could reasonably be anticipated to cause a Material Adverse Change in the future.

    5.8 COMPLIANCE WITH LAWS. The Purchaser has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting the operation, conduct or ownership of its properties or business. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, foreign, state, provincial or local taxing authority) with respect to the Corporation or a Subsidiary is pending or, to the best knowledge of the Purchaser, threatened. The Purchaser is not in default with respect to any order, writ, injunction or decree known to or served upon the Purchaser of any Governmental Entity, which default would result in a Material Adverse Change.

    5.9  NO UNDISCLOSED LIABILITIES.

    (a) Except as set forth on Schedule 5.9, the Purchaser has no liability or obligations of any nature (contingent or otherwise), other than those disclosed or reflected in the financial statements included in the CPI 10-QSBs or incurred in the ordinary course of business consistent with past practice since the date of the most recent 10-KSB filed with the U.S. Commission.

    (b) Since December 31, 1996, no Material Adverse Change of the Purchaser has occurred, other than those disclosed or reflected in the financial statements included in the CPI 10-QSBs or as disclosed in Schedule 5.9.

    5.10 EVENTS SUBSEQUENT TO DECEMBER 31, 1996. Since December 31, 1996, the Purchaser has not:

    (a) except as disclosed in Schedule 5.10, transferred, assigned, sold or otherwise disposed of any of the assets shown in the Audited Financial Statement or cancelled any debts or claims except in each case in the ordinary and normal course of business consistent with past practice;

    (b) incurred or assumed any obligation or liability (direct or contingent), except those listed in Schedule 5.9 hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business consistent with past practice;

    (c) except as disclosed in Schedule 5.10, issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such other securities;

    (d) except as disclosed in Schedule 5.10, declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares or repaid in full or in part any shareholder loans;

    (e) suffered any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and normal course of business where such loss, rights, commitment or transaction is or would be material in relation to the Purchaser, taken as whole;

    (f) except as disclosed in Schedule 5.10, amended or changed or taken any action to amend or change its constating documents or by-laws;

    (g) except as disclosed in Schedule 5.10, made any general wage or salary or fee increases in respect of personnel which it employs or consultants it retains other than regularly scheduled increases in the ordinary course of business, consistent with past practice;

    (h) except as disclosed in Schedule 5.10 hereto, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

    (i) except as disclosed in Schedule 5.10, loaned or agreed to lend money to any Person including a shareholder;

    (j) except for inventory, equipment or assets acquired in the ordinary course of business consistent with past practice and except as disclosed in
Schedule 5.10, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person; and

    (k) authorized or agreed or otherwise become committed to any of the foregoing.

    5.11  TAXES.  Except for matters that would not result in a Material Adverse
Change:

    (a) all tax returns (including, without limitation, income, profit, franchise, sales and use, excise, severance, occupation, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any Canadian or United States federal, state, provincial, local or foreign or other governmental tax (all, together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed or deposited for, by, on behalf of or with respect to the Purchaser including, but not limited to, those relating to the income, business, operations or property of the Purchaser and those which include or should include the Purchaser, have been filed or deposited duly and on a timely basis and all Taxes and filing fees shown to be due and payable on such Tax Returns have been paid in full and all instalments, assessments and charges of which the Purchaser is aware or has received notice and which are due and payable by the Purchaser have been paid in full. Schedule 5.11 sets forth all the jurisdictions in which Tax Returns have been filed;

    (b) all such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein and reflect all liabilities for Taxes for the periods covered by such Tax Returns;

    (c) no such Tax Return or designation contains any misstatement or omits any statement that should have been included therein;

    (d) except as disclosed on Schedule 5.11, none of such Tax Returns are now under audit or examination by any Canadian or United States federal, state, provincial, local or foreign or other Governmental Entity and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Purchaser or with respect to any such Tax Return or any suits or other judicial or administrative actions, proceedings, investigations or claims now pending or threatened against the Purchaser with respect to any Tax, governmental charge or assessment;

    (e) all Taxes imposed on the Purchaser (or for which the Purchaser is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements)), which are due and payable on or before the Closing Date, have been or will be paid when due and the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which the Purchaser is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet;

    (f) all Taxes for which the Purchaser is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), for periods beginning after December 31, 1995 through the Closing Date have been, or will be, paid when due or adequately reserved against on the books of the Purchaser on or prior to the Closing Date and an amount of cash equal to the amount of such reserve will have been set aside for payment of such Taxes;

    (g) the Purchaser has withheld and remitted all amounts required to be withheld and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation; and

    (h) there is no tax Lien, whether imposed by any Canadian or United States federal, state, provincial, county, local or foreign taxing authority, outstanding and filed against the assets, properties or business of the Purchaser. Except as disclosed in Schedule 5.11, the Purchaser has not agreed to make nor is required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise. The Purchaser is not a party to any agreement, contract, arrangement or plan that has resulted, or as a consequence of the transactions contemplated hereby will result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 28OG of the Code.

    5.12 LITIGATION. Except as set forth in Schedule 5.12, there is no action, suit, investigation, arbitration or proceeding in progress, pending or threatened against or affecting the Purchaser or any of its properties or rights (including no charge of patent, copyright and/or trademark infringement) and no circumstances have occurred which would give rise to any such action, suit, investigation, arbitration or proceeding. Except as set forth in Schedule 5.12, there is not presently outstanding against the Purchaser any judgment, decree, injunction, award or order of any court, commission, agency or arbitrator.

    5.13 TITLE TO AND CONDITION OF PROPERTY. Except as set out in Schedule 5.13, the Purchaser does not own any real property. The Purchaser has good and marketable title to such owned real property. Except as set forth on Schedule 5.13, all leases, subleases, licences and other agreements (both verbal and written) under which the Purchaser occupies real property (collectively, the "CPI Leases") are valid, binding and in full force and effect, no written notice of default or termination thereunder has been received by the Purchaser, all rents and other sums and other charges payable by the lessee thereunder are current (or no more than 60 days past due) and no termination event either conditional or uncured default on the part of the Purchaser, exists thereunder.

    5.14  ENVIRONMENTAL MATTERS.  Except as disclosed on Schedule 5.14:

    (a) the Purchaser has been in the past and is now in compliance with all Environmental Laws and all material requirements of applicable permits, licenses, approvals and other authorizations under applicable Environmental Laws;

    (b) the Purchaser is not, and has not received any notification that it may be subject to any material claim, action, obligation, proceeding, investigation or evaluation directly or indirectly relating to any of their current or past operations, or those of any predecessor, or any by-product thereof, of any of their current or formerly owned, leased or operated properties, or those of any predecessor that could directly or indirectly result in the incurrence of any material Environmental Liabilities and Costs by the Purchaser;

    (c) the Purchaser has not entered into any agreement with any Governmental Entity or other Person by which responsibility was assumed for, either directly or indirectly, the conduct of any Remedial Action or the incurrence of any other Environmental Liabilities; provided, however, that the representation and warranty in this subsection (c) does not limit or otherwise modify any other representations and warranties in this Agreement, including without limitation, the representation and warranty in Section 5.14(b) concerning the existence of any claims, actions, obligations, proceedings, investigations or evaluations in connection with any such leases;

    (d) the Purchaser has all Environmental Permits required by the Environmental Laws that are necessary for the conduct of its business as now conducted, all of which are listed on Schedule 5.14. All Environmental Permits are listed on Schedule 5.14 and are in full force and effect;

    (e) no portion of the real property owned or leased by the Purchaser with respect to its business is listed or proposed for listing on any Contaminated Site List;

    (f) there has been no Release of any Hazardous Materials on or underlying any real property owned or leased by the Purchaser;

    (g) no asbestos-containing materials or PCBs are present on or underlying a real property owned or leased by the Purchaser;

    (h) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now owned or leased by the Purchaser; and

    (i) the Purchaser is not aware of any Environmental Remediation Costs which are required in connection with the operation of their respective businesses.

    5.15 CPI MATERIAL CONTRACTS. Except as set out in Schedule 5.15 and any other Schedules to this Agreement, the Purchaser is not a party to or bound by any contract or commitment either now or in the future, whether oral or written (other than contracts for insurance or CPI Leases) which are material to its business (the "CPI Material Contracts"). For the purposes of this Agreement, any contract or commitment, (i) the performance of which will extend over a period of one year or more or (ii) involving the payment to or from the Purchaser of more than $50,000, shall be deemed to be a CPI Material Contract. All such CPI Material Contracts are in good standing and in full force and effect without amendment thereto and the Purchaser is entitled to all benefits thereunder. Neither the execution nor delivery of, nor consummation of the transactions contemplated under this Agreement shall constitute a breach or default or give rise to a right of cancellation by any party to any of the CPI Material Contracts.

    5.16 EMPLOYMENT CONTRACTS. Except as set out in Schedule 5.16, there are no contracts of employment entered into with any employee employed by the Purchaser. The Purchaser has not entered into any agreements with its employees with respect to the payment of any amounts resulting from a termination of employment. The transactions contemplated by this Agreement will not give rise to any severance or other payments to any employee, consultant, director, officer or agent of the Corporation or any of its Subsidiaries. Except as set out in Schedule 5.16, the Purchaser is not subject to any collective bargaining agreement and there are no efforts to unionize any employees employed by the Purchaser.

    5.17 EMPLOYEE PLANS. Schedule 5.17 sets out all the employee benefit plans, programs and arrangements maintained or contributed to by the Purchaser for the benefit of any current or former employee, officer or director of the Purchaser (the "CPI Employee Plans"). Except as set forth in Schedule 5.17 and except as would not, individually or in the aggregate, result in a Material Adverse Change:

    (i) none of the CPI Employee Plans is a multi-employer plan within the meaning of ERISA;

    (ii) none of the CPI Employee Plans promises or provides retiree medical or life insurance benefits to any person;

   (iii) each CPI Employee Plan intended to be qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") has received a favourable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Employee Plan;

    (iv) each CPI Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law;

    (v) the Purchaser has not incurred any direct or indirect liability arising out of, by operation of Title IV of ERISA in connection with the termination of, or withdrawal from any CPI Employee Plan, or other retirement plan or arrangement, and no fact or event exist that could reasonably be expected to give rise to any such liability; and

    (vi) the Purchaser has not incurred any liability under, and has complied in all respects with, the WORKER ADJUSTMENT RETRAINING NOTIFICATION ACT ("WARN") and no fact exist that could give rise to liability under such Act. Except as set forth in Schedule 5.17, the aggregate accumulated benefit obligations of each CPI Employee Plan subject to Title IV of ERISA (as at the date of the most recent actuarial valuation prepared for such CPI Employee Plan) do not exceed the fair market value of the assets of such CPI Employee Plan (as at the date of such valuation).

    5.18 INTELLECTUAL PROPERTY. Schedule 5.18 contains an accurate and complete list of all material domestic and foreign patents, patent applications, trade names, trademarks, trade secrets, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned (in whole or in part), licensed to any extent or used or anticipated to be used by the Purchaser in the conduct of his business except for "shrink wrap" licenses of commonly available software (collectively, the "CPI Intellectual Property"). The Purchaser owns all right, title and interest in and to, or possesses the exclusive right to use, the CPI Intellectual Property used in the conduct of its business (including, without limitation, the exclusive right to use and license the same (in the jurisdiction(s) where registered in the case of trademarks, service marks and copyrights)) and each item constituting part of the CPI Intellectual Property in which the Purchaser has an ownership or license interest has been, to the extent indicated on Schedule 5.18, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Entities as are indicated on Schedule 5.18 and such registrations, filings and issuances remain in full force and effect. No claim of infringement or misappropriation of patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person has been made nor threatened against the Purchaser and the Purchaser is not infringing or misappropriating any patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person.

    5.19 LICENSES. The Purchaser has all licenses, permits, consents and other governmental certificates, authorizations and approvals required by every federal, state, provincial, local and foreign Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used including, without limitation, all licenses required under Environmental Laws and any federal, state, local or foreign law relating to public health and safety, or employee health and safety (collectively, "CPI Licenses"). All of the CPI Licenses are in full force and effect and no action or claim is pending nor threatened to revoke or terminate any CPI License or declare any CPI License invalid in any material respect. The Purchaser has taken all necessary action to maintain such CPI Licenses.

    5.20 COMPETITION. Except as set out in Schedule 5.20, and other than restrictions which may exist under any of the CPI Leases, the Purchaser is not a party to any agreement which restricts the freedom of the Purchaser to carry on its business as currently being carried on, including, without limitation, any contract or agreement which contains a covenant by the Purchaser thereto not to compete in any line of business with any other Person.

    5.21 BROKERAGE FEES. No broker, finder or investment banker (other than Black & Company whose fees are paid by the Purchaser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of the Purchaser.

    5.22 OUTSTANDING OPTIONS. Schedule 5.22 contains an accurate and complete list of all outstanding options to acquire shares in the capital of the Purchaser held by individuals who are, as at the date hereof, or previously were employees of the Purchaser. Schedule 5.22 sets out the date of grant, the exercise price, the expiry date, the vesting date and the number of options held by each such employee.

    5.23  CONTRACTS WITH NON-ARM'S LENGTH PERSONS.  Except as set forth in
Schedule 5.23, there are no existing contracts or arrangements to which the Purchaser is a party in which any director or officer of the Purchaser, or any other Person not dealing at arm's length (as that term is defined in the Code) with the Purchaser has an interest, whether directly or indirectly, other than such contracts or arrangements with terms based on fair market value in the ordinary course of business which are not material to the business of the Purchaser.

    5.24 PROVISION FOR STORE CLOSURES. The provision made by the Purchaser for the closure of the stores set out on Schedule 7.6 is adequate and sufficient to provide for all lease termination costs, operating losses and any other costs associated with the closure of such stores.

    5.25 COFFEE PLANTATION ACQUISITION. The parties acknowledge that all of the retail coffee stores operated by the Purchaser in the state of Arizona (collectively, the "Coffee Plantation Business") were acquired from a wholly owned Subsidiary of Vendor, pursuant to an Assets Purchase Agreement, dated April 21, 1997. With respect to all of the representations, warranties and covenants made by the Purchaser in this Agreement, neither the existence of, nor the failure to disclose the existence of, any fact, condition, circumstance, liability, default, obligation or loss arising out of or relating to the operation of the Coffee Plantation Business prior to May 21, 1997 shall constitute a breach by the Purchaser of this Agreement.

                                   ARTICLE VI
                            COVENANTS OF THE VENDOR

    6.1 CONDUCT OF THE CORPORATION AND ITS SUBSIDIARIES. From the date of the Acquisition Agreement until the Closing Date, the Vendor has caused and shall cause the businesses of the Corporation and its Subsidiaries to be conducted, in all material respects, in the usual and ordinary course. Without limiting the generality of the foregoing, from the date of the Acquisition Agreement until the Closing Date, except as contemplated hereby, without the written consent of the Purchaser, the Vendor shall not permit either the Corporation or any of its Subsidiaries to:

    (a) amend its articles of incorporation or by-laws, other than in connection with a Corporate Reorganization;

    (b) (i) enter into any written contract, agreement, plan or arrangement concerning any director, officer, employee or consultant of the Corporation or a Subsidiary thereto that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the closing of the transactions contemplated by this Agreement or (B) the termination of employment after the closing of the transactions contemplated by this Agreement; or (vii) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees or consultants or otherwise materially alter its employment relationship with any officer, director, employee or consultant over the amount payable as of the date of the Acquisition Agreement;

    (c) other than in connection with a Corporate Reorganization, (i) purchase, acquire, issue, deliver, sell or authorize the issuance, delivery or sale of any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities; (ii) make any changes in its capital structure; (iii) amend any stock option, warrant, retirement, deferred compensation, employment, termination or other agreement, trust fund or arrangement for the benefit of any director, officer, consultant or employee of the

Corporation or any of its Subsidiaries; or (iv) enter into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i), (ii) or (iii) of this paragraph (c);

    (d) permit any individual employed by the Corporation or any of its Subsidiaries as of the date of this Agreement to be granted options to acquire shares in the capital of The Second Cup Ltd., the Vendor, the Corporation or any of its Subsidiaries;

    (e) incur any additional interest bearing indebtedness for borrowed money (including by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities), or incur any additional indebtedness to an Affiliate, or incur any account payable except in the ordinary course of business, or enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing;

    (f) other than sales in the ordinary course of business and consistent with present practice (i) sell, lease or otherwise dispose of any of its assets (a) material, individually or in the aggregate, to the business, results of operations or financial condition of the Corporation or any of its Subsidiaries, or (b) to its Affiliates (other than dividends or pursuant to a Corporate Reorganization); or (ii) enter into, or consent to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

    (g) (i) enter into any new line of business; (ii) merge or consolidate with another entity, or acquire or agree to merge or acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person, other than pursuant to a Corporate Reorganization; or (iii) make any investment in any Person;

    (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to its accounting policies or procedures;

    (i) agree or commit to do any of the foregoing; and

    (j) enter into any agreement or perform any act which might interfere with or be inconsistent with the successful completion of the transactions contemplated by this Agreement.

    6.2 SHAREHOLDER MEETING. The Vendor will cooperate in a reasonable manner with the Purchaser in the preparation of any filings which the Purchaser may be required to make under the Exchange Act and in the preparation of the Proxy Statement and Registration Statement with respect to any information about The Second Cup Ltd., the Vendor, the Corporation and its Subsidiaries which the Purchaser reasonably requests in connection with the preparation of such filings and statements.

    6.3 COMPLIANCE WITH OBLIGATIONS. Prior to the Closing Date, the Vendor shall cause the Corporation and its Subsidiaries to comply with (a) all applicable federal, state, provincial, local and foreign laws, rules and regulations of Canada and the United States, (b) all agreements and obligations, including its articles of incorporation and by-laws, respectively, by which it, its properties or its assets may be bound, (c) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it, its properties or its assets, and (d) all of their obligations and covenants contained in this Agreement.

    6.4 MAINTENANCE OF CASH IN ACCOUNT. Unless otherwise adjusted in accordance with Section 8.11 of this Agreement, the Vendor shall ensure that the Corporation and its Subsidiaries have not less than $2,500,000 consolidated in cash in their bank accounts on the Closing Date, after payment of all of their expenses in connection with this Agreement and the transactions contemplated hereby and that neither the Corporation nor any of its Subsidiaries shall have any interest bearing indebtedness for borrowed money (short or long term) or any indebtedness to an Affiliate on the Closing Date.

    6.5  LOAN TO PURCHASER.  Unless otherwise adjusted in accordance with
Section 8.11 of this Agreement, the Vendor shall, or shall cause one of its Subsidiaries to, make available to the Purchaser as at the Closing Date a loan facility (the "Loan") in the maximum principal amount of four million dollars which shall bear the following terms: (i) the maximum term of the Loan shall be five years; (ii) the Loan shall be subordinate to existing bank credit facilities of the Purchaser (which facilities are disclosed on Schedule 5.15 to this Agreement); (iii) the Loan shall be subordinate to future bank credit facilities made available to the Purchaser if such subordination is approved by the board of directors of the Purchaser; (iv) the Loan shall bear interest at such rate as is commercially available for loans of a similar nature; and (v) there shall be no prepayment penalty. The Vendor, or one of its Subsidiaries, shall enter into a definitive loan agreement with the Purchaser which includes the terms set out in this Section 6.5 and such other terms as are customary for similar loan agreements.

    6.6 EXCLUSIVITY OBLIGATIONS. The Vendor agrees that during the period from the date of the Acquisition Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to its terms, the Vendor, its corporate Affiliates, the directors, officers and employees of the Vendor and its Affiliates and their respective legal, financial and other advisors shall not enter into any letter of intent or other acquisition agreement with any Person concerning a transaction related to the acquisition (whether by stock purchase, merger, assets acquisition or otherwise, directly or indirectly) of any United States retail coffee business without the agreement of the Purchaser. In clarification of the foregoing, during this period, the Vendor shall not be precluded from soliciting and engaging in discussions with any person concerning possible transactions related to the United States retail coffee business provided that the Purchaser is advised of the name of such person contemporaneously with any substantive discussions (unless the Vendor is bound by confidentiality obligations from releasing such name to the Purchaser).

    6.7 MAINTENANCE OF NASDAQ LISTING. For at least 18 months from and after the Closing Date, the Vendor shall use its best efforts not to, and shall use its best efforts to cause the Purchaser not to, take any action to delist the shares of CPI Common Stock from the Nasdaq Stock Market; provided, however, that the foregoing shall not preclude the Purchaser from entering into a transaction pursuant to which the holders of CPI Common Stock receive cash and/or securities listed on the New York Stock Exchange, the Nasdaq Stock Market or The Toronto Stock Exchange; and provided further that "best efforts" shall not, in any event, include an obligation to invest any capital in the Purchaser.

                                  ARTICLE VII
                           COVENANTS OF THE PURCHASER

    7.1 CONDUCT OF THE PURCHASER. From the date of the Acquisition Agreement until the Closing Date, the Purchaser has conducted and shall conduct its business, in all material respects, in the usual and ordinary course. Without limiting the generality of the foregoing, from the date of the Acquisition Agreement until the Closing Date, except as contemplated hereby, without the written consent of the Vendor, the Purchaser shall not:

    (a) amend its articles of incorporation or by-laws, except as required to consummate the transactions contemplated hereby;

    (b) (i) enter into any written contract, agreement, plan or arrangement concerning any director, officer, employee or consultant of the Purchaser that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the closing of the transactions contemplated by this Agreement or (B) the termination of employment after the closing of the transactions contemplated by this Agreement; or (ii) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees or consultants or otherwise materially alter its employment relationship with any officer, director, employee or consultant over the amount payable as of the date of the Acquisition Agreement.

    (c) (i) purchase, acquire, issue, deliver, sell or authorize the issuance, delivery or sale of any shares of its capital stock of any class (except for the issuance of common stock upon exercise of currently outstanding options or warrants or pursuant to the currently existing Employee Stock Purchase Plan) or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities; (ii) make any changes in its capital structure; (iii) amend any stock option, warrant, retirement, deferred compensation, employment, termination, or other agreement, trust fund, or arrangement for the benefit of any director, officer, consultant or employee of the Purchaser; or (iv) enter into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i) or (ii) of this paragraph (c);

    (d) (i) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise to holders of its capital stock;
(ii) split, combine or reclassify any of its capital stock or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of its or their capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities; or (iv) take any preliminary action with respect thereto;

    (e) incur any additional interest bearing indebtedness for borrowed money, except to the extent permitted under its existing line of credit up to $400,000 (including by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities), or incur any indebtedness to an Affiliate, or incur any account payable except in the ordinary course of business, or enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing;

    (f) other than sales in the ordinary course of business and consistent with past practice or the divestiture of the assets related to those stores set out in Schedule 7.6, (i) sell, lease or otherwise dispose of any of its assets having a book or market value in excess of $50,000 individually or $100,000 in the aggregate or that are otherwise material, individually or in the aggregate, to the business, results of operations or financial condition of the Purchaser; or (ii) enter into, or consent to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

    (g) (i) enter into any new line of business; (ii) incur or commit to any capital expenditures, obligations or liabilities in connection therewith other than capital expenditures, obligations or liabilities that in the ordinary course of business or individually do not exceed $75,000 and in the aggregate do not exceed $200,000 other than capital expenditures disclosed on Schedule 7.1;
(iii) merge or consolidate with another entity, or acquire or agree to merge or acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person; (iv) make any investment in any Person; (v) increase the retail prices of any coffee beverages or whole bean goods that it sells, other than in the normal course of business. The parties agree to act reasonably and in good faith in connection with this Section 7.1(g)(v);

    (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to its accounting policies or procedures;

    (i) agree or commit to do any of the foregoing; and

    (j) enter into any agreement or perform any act which might interfere with or be inconsistent with the successful completion of the transactions contemplated by this Agreement.

    7.2 COMPLIANCE WITH OBLIGATIONS. Prior to the Closing Date, the Purchaser shall comply with (a) all applicable federal, state, provincial, local and foreign laws, rules and regulations of Canada and the United States, (b) all agreements and obligations, including its articles of incorporation and by-laws, respectively, by which it, its properties or its assets may be bound, (c) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it, its properties or its assets, and (d) all of its obligations and covenants contained in this Agreement.

    7.3 ORDERS AND RULINGS. The Purchaser shall use its best efforts to obtain from applicable securities regulatory authorities such orders and rulings as may be required so that the shares of the CPI Common Stock to be issued to the Vendor pursuant to this Agreement will be freely tradeable in the United States, subject only to the restrictions imposed by Rule 145 under the U.S. Securities Act and the anti-fraud provisions under applicable laws.

    7.4 SHAREHOLDER MEETING. The Purchaser shall cause a meeting of its shareholders to be duly called and held as promptly as practicable for the purpose of obtaining shareholder approval, as and to the extent required by applicable federal or state laws, regulations, or rules of the transactions contemplated by this Agreement and, if requested by the Vendor, for a new stock option plan. In connection with such meeting, the Purchaser will use its best efforts to, and will direct its financial advisor to, solicit from its shareholders proxies in favor of any required shareholder approval in connection with this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of its shareholders required by the law of Oregon to obtain such approvals and will otherwise comply with all legal requirements applicable to such meeting.

    7.5 PROXY STATEMENT; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Purchaser shall (i) prepare and file with the U.S. Commission and with any other appropriate regulatory authority in all jurisdictions where the same is required and will mail to its shareholders, and other appropriate Persons as required by applicable law, as promptly as practicable, the Proxy Statement and all other materials for the CPI Meeting in such form and content as is reasonably acceptable to the Vendor and its counsel and (ii) prepare and file with the U.S. Commission a registration statement (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included, in connection with the registration under the U.S. Securities Act of the shares of the CPI Common Stock to be issued at the Closing Date to the Vendor and any shares of CPI Common Stock issuable upon the exercise of options, (unless an exemption from registration under the U.S. Securities Act is available), and all such shares shall be freely tradeable in the United States, subject only to the restrictions imposed by Rule 145 promulgated under the U.S. Securities Act and the anti-fraud provisions under applicable laws and (iii) if required by the Vendor, prepare a registration statement in connection with the issuance of options to acquire shares of CPI Common Stock to employees of the Purchaser following the Closing to be filed with the U.S. Commission on the Closing Date. The Proxy Statement shall include the recommendation of the board of directors of the Purchaser in favour of this Agreement and the transactions contemplated hereby.

    7.6 STORE CLOSINGS. Forthwith following the execution of this Agreement, the Purchaser shall use all commercially reasonable efforts to negotiate the closure or sale of its stores set out in Schedule 7.6.

    7.7 DELIVERY OF AUDITED FINANCIAL STATEMENTS. The Purchaser shall deliver to the Vendor audited financial statements for its fiscal year ending December 31, 1997 on the earlier of two Business Days prior to the Closing Date and February 27, 1998.

    7.8 EXCLUSIVITY OBLIGATIONS. The Purchaser agrees that during the period from the date of the Acquisition Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to its terms, the Purchaser, the directors, officers and employees of the Purchaser, and their respective legal, financial and other advisors shall not solicit or negotiate (or continue any such negotiations) with any Person (other than the Vendor) for the sale of more than 10% of the CPI Common Stock (other than (i) shares of CPI Common Stock traded on the Nasdaq Stock Market or (ii) shares of CPI Common Stock issued upon the exercise of stock options) or the sale of assets of the Purchaser (other than non-intellectual property assets located outside of Oregon and Arizona) outside of the ordinary course of business or the merger, amalgamation or other form of business combination involving the Purchaser or any of its shares of CPI Common Stock or assets or provide any confidential information to any Person other than the Vendor or its representatives in connection with any of the foregoing.

    7.9 COFFEE BEAN INTERNATIONAL, INC. The Purchaser may seek to extend the terms of its supply agreement with Coffee Bean International, Inc. dated February 17, 1997 which expires on November 30, 1997 (the "CBI Agreement"), provided, however, that the terms of any such extension shall be substantially the same as those contained in the CBI Agreement and shall provide for the full and final termination thereof on or before the later of May 31, 1998 and 60 days immediately following the Closing Date.

    7.10 NASDAQ LISTING. The Purchaser shall use its best efforts, subject to the constraints imposed by Sections 5.10 and 7.1 of this Agreement, to maintain the listing of the CPI Common Stock on the Nasdaq National Market.

                                  ARTICLE VIII
                   COVENANTS OF THE PURCHASER AND THE VENDOR

    8.1  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) From the date of the Acquisition Agreement to the Closing Date, to the extent it is required for the purposes of the preparation of the Proxy Statement and the Registration Statement, the Purchaser shall (and shall cause its officers, directors, employees, auditors and agents to) afford the officers, employees and agents of the Vendor (the "Vendor's Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records and shall furnish the Vendor's Representatives with all financial, operating and other data and information as may be reasonably requested.

    (b) From the date of the Acquisition Agreement to the Closing Date, to the extent it is required for the purposes of the preparation of the Proxy Statement and the Registration Statement, the Vendor shall (and shall cause the Corporation and its Subsidiaries and their officers, directors, employees, auditors and agents to) afford the officers, employees and agents of the Purchaser (the "Purchaser's Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records of the Corporation and its Subsidiaries and shall furnish the Purchaser's Representatives with all financial, operating and other data and information relating to the Corporation and its Subsidiaries as may be reasonably requested.

    (c) The Purchaser shall furnish to the Vendor as promptly as practicable at each of the Purchaser's Financial Period Ends occurring from the date of the Acquisition Agreement to the Closing Date, a complete, internally prepared financial statements package (which shall include an income statement, balance sheet and statement of cash flows) for that particular Purchaser's Financial Period End as well as the standard weekly management reports prepared by the Purchaser (substantially in the form presented to the Vendor prior to the execution of this Agreement). The Vendor shall furnish to the Purchaser as promptly as practicable at each of the Vendor's Financial Period Ends occurring from the date of the Acquisition Agreement to the Closing Date, a complete, internally prepared financial statements package (which shall include an income statement, balance sheet and statement of cash flows) for that particular Vendor's Financial Period End.

    (d) All information obtained by the Purchaser or the Vendor pursuant to this
Section 8.1 shall be kept confidential in accordance with the Confidentiality Agreement.

    8.2 NOTIFICATION OF CERTAIN MATTERS. The Purchaser shall give prompt notice to the Vendor, and the Vendor shall give prompt notice to the Purchaser, of (i) the occurrence or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate; or (b) any covenant, condition or agreement not to be complied with or satisfied; (ii) any failure of the Purchaser or the Vendor, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) subject to Section 6.1 and 7.1, any lease, sublease, licence or other agreement entered into by the Purchaser, the Corporation, any of the Corporation's Subsidiaries or franchisees to occupy real property after the date of the Acquisition Agreement and any amendment to any of the Leases or the CPI Leases; provided, however, that the delivery of any notice pursuant to this Section 8.2 shall not limit or otherwise affect the remedies available hereunder to the parties receiving such notice. The Purchaser shall give prompt notice to the Vendor of any price increases it makes.

    The Purchaser and the Vendor will promptly supplement or amend all of the Schedules and Exhibits hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule and Exhibit hereto (or provide a certificate of an officer certifying to which Schedules and Exhibits do not need to be supplemented or amended pursuant to the terms of this Agreement) at the following times: (i) November 26, 1997; (ii) ten Business Days prior to the day of the CPI Meeting; and (iii) at the Closing. No supplement or amendment of a Schedule or Exhibit made pursuant to this Section shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless the other party hereto specifically agrees thereto in writing.

    8.3 REGULATORY APPROVALS. Prior to the Closing Date, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity or Regulatory Authority which may be reasonably required, or that the other party may reasonably request, in connection with the consummation of the Merger. Each party shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

    8.4 ACTIONS CONTRARY TO STATED INTENT. Neither party shall, or shall permit any of its Subsidiaries to, take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions set forth in Article IX not being satisfied.

    8.5 CERTAIN FILINGS. The Purchaser and the Vendor shall cooperate with one another:

    (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity or Regulatory Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

    (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers.

    8.6 PUBLIC ANNOUNCEMENTS. The Purchaser and the Vendor will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the consent of the other party, issue such press release or make such public statement as may be required by law or by the Nasdaq Stock Market or The Toronto Stock Exchange if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

    8.7 SATISFACTION OF CONDITIONS PRECEDENT. The Purchaser and the Vendor will use their best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article IX, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. Each of the Purchaser and the Vendor agrees to negotiate in good faith with respect to any additional agreement reasonably requested by another party hereto which such requesting party determines in good faith is necessary to effect the transactions contemplated hereby.

    8.8 BROTHERS ESCROW AGREEMENT. The rights of the Corporation to be indemnified by Brothers Retail Corp. in connection with the settlement of various matters pursuant to the Brothers Stock Purchase Agreement and any rights of the Corporation to monies being held under the Brothers Escrow Agreement in connection with such settlements shall be held by the Corporation for the account of The Second Cup Ltd.; provided, however, that if the rights to indemnification relate to a settlement wherein costs or losses were incurred by the Corporation after the Closing Date, such rights to indemnification (and the monies to be recovered by the Corporation in connection therewith less any costs incurred in the collection of such monies) shall, to the extent of such costs or losses only, remain with the Corporation. The Purchaser acknowledges that the monies being held under the Brothers Escrow Agreement are not part of the assets of the Corporation being acquired by the Purchaser pursuant to this Agreement. Following the execution of this Agreement, the Corporation shall execute an irrevocable direction to Brothers Retail Corp. and Norwest Bank Colorado, N.A. directing Norwest Bank Colorado, N.A. to deliver any monies owing to the Corporation under the Brothers Escrow Agreement to The Second Cup Ltd. in accordance with the terms of this Section 8.8.

    8.9 NUMBER OF DIRECTORS. The Vendor shall take all actions necessary to cause to be elected to the board of directors of the Purchaser for a period of one year from the Closing Date, three persons designated prior to the Closing Date by the Purchaser (the "Purchaser's Nominees"). The Vendor agrees to execute all documents and instruments reasonably requested by Purchaser with respect to this covenant. The Vendor shall be entitled to nominate to the board of directors of the Purchaser up to six directors (the "Vendor's Nominees"). The Proxy Statement shall provide that the board of directors of the Purchaser be fixed at up to nine and shall ask shareholders to nominate the Vendor's Nominees and the Purchaser's Nominees to the board of directors of the Purchaser effective upon the Closing of the transactions contemplated hereby. The Purchaser and the Vendor agree that it is desirable to have a representation of independent directors on the board of directors of the Purchaser.

    8.10  TAX COOPERATION.

    (a) The Purchaser and the Vendor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax returns (including any report required pursuant to Section 368 of the Code and all treasury regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Vendor agree (i) to retain all books and records with respect to Tax matters pertinent to the Purchaser, the Corporation and its Subsidiaries relating to any Tax period before the Closing Date and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records.

    (b) The Purchaser and the Vendor further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Purchaser, the Corporation or any of the Corporation's Subsidiaries or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

    8.11 CASH/WORKING CAPITAL ADJUSTMENT. The parties acknowledge that the basis for the cash contribution to be made by the Corporation pursuant to
Section 6.4 of this Agreement was predicated on an assessment as at the time of negotiations between the parties of the net indebtedness and the working capital position of the Purchaser (the "Cash Adjustment Base," which means current assets less current liabilities less long term debt and capital leases). In order to accommodate certain negative variances in the

Cash Adjustment Base between the date of the Acquisition Agreement and the Closing Date, excluding changes resulting from the negotiations and consummation of this transaction, which shall be no greater than $1,250,000, the Vendor's obligations under Sections 6.4 and 6.5 of this Agreement shall be adjusted in the following circumstances as follows:

    If the Purchaser's Cash Adjustment Base as at the most current Purchaser's Financial Period End prior to the Closing Date is less than negative $5,300,000, the Vendor shall (i) decrease the amount of cash to be kept in the Corporation's bank account on the Closing Date in accordance with Section 6.4 on a dollar for dollar basis with the amount by which the Purchaser's Cash Adjustment Base (after adding back amounts paid or accrued by the Purchaser in connection with the negotiations and consummation of the transactions contemplated by this Agreement, which amounts shall be no greater than $1,250,000) is less than negative $5,300,000 and (ii) increase the maximum principal amount of the Loan to be made to the Purchaser at the Closing Date pursuant to Section 6.5 on a dollar for dollar basis (after adding back amounts paid or accrued by the Purchaser in connection with the negotiations and consummation of the transactions contemplated by this Agreement, which amounts shall be no greater than $1,250,000) with the amount by which the Purchaser's Cash Adjustment Base is less than negative $5,300,000. The parties acknowledge that the exclusion of transaction costs from the Working Capital Adjustment is to give effect to the Vendor's agreement to reimburse the Purchaser's expenses from the transactions contemplated by this Agreement, which expenses shall be no greater than $1,250,000.

    8.12 LEASE CONSENTS. The Purchaser has been informed that the Vendor will not obtain consents or approval with respect to the Leases because there will be no effective change of control of the Corporation. A failure to obtain any required consents with respect to the Leases shall not constitute a breach of this Agreement, unless such failure results in a Material Adverse Change.

    8.13 COFFEE SUPPLY. Subject to the full and final termination of the CBI Agreement pursuant to Section 7.9, the Purchaser and the Vendor agree that the production of coffee for the Purchaser shall be transferred to the Corporation's roasting facility at Castroville, California as soon as possible after the Closing Date, that such transfer shall be undertaken so as to ensure a smooth transition of production of Purchaser's coffee and that coffee of a quality equal or superior to that currently purchased by the Purchaser shall be produced at such facility on terms to be agreed upon by the parties at or prior to Closing.

                                   ARTICLE IX
                             CONDITIONS OF CLOSING

    9.1 CONDITIONS TO ALL PARTIES' OBLIGATIONS. The obligations of all the parties to this Agreement to effect the transactions contemplated hereby shall be subject to the fulfilment or satisfaction, at or prior to the Closing Date (or such other date as provided in Section 10.1(f) and 10.1(g) hereof), of the following conditions or the mutual waiver by the parties:

    (a) SHAREHOLDER APPROVAL. The Shareholders of Purchaser shall have at the CPI Meeting approved the transactions contemplated by this Agreement to the extent required by applicable federal or state laws, regulations, or rules.

    (b) ILLEGALITY OR LEGAL CONSTRAINT. No temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction in the United States or Canada, no statute, rule, regulation, order, decree, restraint or pronouncement by any Governmental Entity, and no other legal restraint or prohibition which would prevent or have the effect of preventing the consummation of the Merger shall have been issued or adopted or be in effect; provided, however, that the parties shall use their best efforts to cause any such injunction, restraint, decree, pronouncement or other order to be vacated or lifted.

    (c) GOVERNMENTAL AUTHORIZATIONS. All permits, approvals, filings and consents required or advisable to be obtained or made prior to the closing of the transactions contemplated by this Agreement under applicable Canadian law, federal laws of the United States or applicable laws of any state or foreign country having jurisdiction over the transactions contemplated herein shall have been obtained or made, as the case may be, on terms and conditions satisfactory to the Purchaser and the Vendor, acting reasonably, including without limitation approvals by the U.S. Commission and the Nasdaq Stock Market and all other applicable securities regulatory authorities having jurisdiction over the issuance of CPI Common Stock pursuant to the Merger (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the U.S. Commission under the U.S. Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued by the U.S. Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of the Purchaser or the Vendor, threatened by the U.S. Commission.

    9.2  CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER TO EFFECT THE
MERGER. The obligations of the Purchaser under this Agreement to effect the transactions contemplated hereby are subject to the fulfilment or satisfaction, at or prior to the Closing Date, of the following conditions, unless waived by the Purchaser in its sole discretion:

    (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Vendor set forth in Article III hereof shall be true and correct in all material respects as of the date when made and at and as of the Closing Date, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date; provided, however, that any inaccuracy of a representation or warranty in existence on the Closing Date, and which arose subsequent to the date of the Acquisition Agreement, shall not result in the non-satisfaction of this Section 9.2(a) unless any such inaccuracy or inaccuracies, either (i) individually or in the aggregate, results in a Material Adverse Change to the Corporation and its Subsidiaries, taken as a whole or (ii) are willful and intentional misrepresentations that constitute common law fraud.

    (b) COVENANTS AND AGREEMENTS. The Vendor shall have duly performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed by or complied with by it or the Corporation or a Subsidiary thereof prior to or at the Closing Date.

    (c) CONSENTS. Any consent required for the consummation of the transactions contemplated by this Agreement under any Contract or License to which the Corporation or a Subsidiary thereof is a party shall have been obtained.

    (d) OPINION OF COUNSEL. The Purchaser shall have received the opinion of Vendor's Counsel dated the Closing Date in the form attached as Exhibit 9.2 on or before the Closing Date.

    (e) CERTIFICATES OF THE VENDOR. The Purchaser shall have received certificates of the Vendor, satisfactory in form and substance to the Purchaser, executed on behalf of the Vendor by its Chief Executive Officer or President, as to compliance with the matters set forth in paragraphs (a), (b), (c), (f) and
(h) of this Section 9.2.

    (f) NO ADVERSE DECISION. There shall not be any action taken or threatened, or any statute, rule, regulation or order enacted, entered, threatened, or deemed applicable to the transactions contemplated hereby, by any foreign, Canadian or United States federal, provincial, state or local government or Governmental Entity or Regulatory Authority or court that, whether in connection with the grant of a Requisite Regulatory Approval, any agreement proposed by any foreign, Canadian or United States federal, state, local or provincial government or Governmental Entity or Regulatory Authority, or otherwise, which
(i) requires or could reasonably be expected to require any divestiture by the Purchaser, the Corporation or any of its Subsidiaries of a portion of its business that the Purchaser in its reasonable judgment believes will result in a Material Adverse Change to the Purchaser or the Corporation or (ii) imposes any condition upon the Corporation or any of its Subsidiaries that in the Purchaser's reasonable judgment (x) would be materially burdensome to the Corporation and its Subsidiaries taken as a whole or (y) would materially increase the costs incurred or that could be incurred by the Purchaser as a result of consummating the transactions contemplated hereby.

    (g) PROCEEDINGS; RECEIPT OF DOCUMENTS. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser's counsel, and Purchaser and Purchaser's counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

    (h) ADVERSE CHANGE. From the date of the Acquisition Agreement through and including the Closing Date, neither the Corporation nor any of its Subsidiaries shall have suffered any Material Adverse Change (whether or not such change is described in any supplement to a Schedule hereto).

    (i) APPROVAL OF VENDOR. The Vendor, as sole shareholder of the Corporation, shall have approved the Merger in accordance with the DGCL.

    9.3 CONDITIONS TO THE OBLIGATIONS OF THE VENDOR TO EFFECT THE MERGER. The obligations of the Vendor under this Agreement to effect the transactions contemplated hereby are subject to the fulfilment or satisfaction, at or prior to the Closing Date, of the following conditions, unless waived by the Vendor in its sole discretion:

    (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser set forth in Article V hereof shall be true and correct in all material respects as of the date when made and at and as of the Closing Date, except to the extent a representation or warranty speaks only as of an earlier date and except for changes contemplated by this Agreement; provided, however, that any inaccuracy of a representation or warranty in existence on the Closing Date, and which arose subsequent to the date of the Acquisition Agreement, shall not result in the non-satisfaction of this Section 9.3(a) unless any such inaccuracy or inaccuracies, either (i) individually or in the aggregate, results in a Material Adverse Change to the Purchaser or (ii) are willful and intentional misrepresentations that constitute common law fraud.

    (b) COVENANTS AND AGREEMENTS. The Purchaser shall have duly performed and complied, in all material respects, with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

    (c) CONSENTS. Any consent required for the consummation of the transactions contemplated by this Agreement under any Contract or License to which the Purchaser is a party shall have been obtained.

    (d) OPINION OF COUNSEL. The Vendor shall have received the opinion of Purchaser's Counsel dated the Closing Date in the form attached as Exhibit 9.3(d) on or before the Closing Date.

    (e) CERTIFICATES OF THE PURCHASER. The Vendor shall have received a certificate of the Purchaser, satisfactory in form and substance to the Vendor, executed on behalf of the Purchaser by its Chief Executive Officer as to compliance with the matters set forth in paragraphs (a), (b), (c), (f) and (h) of this Section 9.3.

    (f) NO ADVERSE DECISION. There shall not be any action taken or threatened, or any statute, rule, regulation or order enacted, entered, threatened, or deemed applicable to the transactions contemplated hereby, by any foreign, Canadian or United States federal, provincial, state or local government or Governmental Entity or Regulatory Authority or court that, whether in connection with the grant of a Requisite Regulatory Approval, any agreement proposed by any foreign, Canadian or United States federal, state, local or provincial government or Governmental Entity or Regulatory Authority, or otherwise, which
(i) requires or could reasonably be expected to require any divestiture by the Purchaser, the Corporation or any of its Subsidiaries of a portion of its business that the Vendor in its reasonable judgment believes will result in a Material Adverse Change to the Purchaser or the Corporation or (ii) imposes any condition upon the Purchaser that in the Vendor's reasonable judgment (x) would be materially burdensome to the Purchaser or (y) would materially increase the costs incurred or that could be incurred by the Purchaser as a result of consummating the transactions contemplated hereby.

    (g) PROCEEDINGS; RECEIPT OF DOCUMENTS. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Vendor and the Vendor's counsel, and the Vendor and the Vendor's counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Vendor or its counsel may reasonably request.

    (h) ADVERSE CHANGE. From the date of the Acquisition Agreement, through and including the Closing Date, the Purchaser shall not have suffered any Material Adverse Change (whether or not such change is described in any supplement to a Schedule hereto). The failure of the Purchaser to obtain on or prior to the Closing Date the written consent of the lessors, or the sublessors, as the case may be, under the CPI Leases set out on Schedule 9.3(h) to the transactions contemplated by this Agreement shall be deemed to be a Material Adverse Change in the Purchaser. Notwithstanding the preceding sentence and Section 10.3(b), if the Purchaser fails to obtain the written consent of a lessor or sublessor of a CPI Lease for a store in Arizona, the Purchaser shall only be required to pay the Vendor's Expenses if such failure results in a change or a development involving a prospective change which, alone or together with any other such change or development, has or would reasonably be expected to have a material adverse effect on the value of the assets or the financial condition, which includes the earnings and cash flow streams, of the Purchaser.

    (i) VOTING AGREEMENT. From the date hereof, through and including the date of the CPI Meeting, each of the Voting Agreements executed contemporaneously with this Agreement shall remain in full force and effect, unamended, in the form attached as Exhibit 9.3(i).

    (j) NASDAQ LISTING. If the CPI Common Stock is trading on the Nasdaq National Market or the Nasdaq SmallCap Market at the time of Closing, the shares of CPI Common Stock to be issued to the Vendor pursuant to the terms of this Agreement shall have been approved for listing on the stock market on which the CPI Common Stock is so trading.

    (k) OFFICERS AND DIRECTORS. Alton McEwen, or such other person as the Vendor shall designate in its discretion if not Alton McEwen, shall have been appointed Chief Executive Officer of the Purchaser, following the CPI Meeting effective as of the Closing. The Vendor's Nominees shall have been elected to the board of directors of the Purchaser effective as of the Closing.

    (l) FINANCIAL STATEMENTS UNQUALIFIED. The audited financial statements of the Purchaser to be delivered to the Vendor pursuant to Section 7.8, shall be unqualified and shall not reflect any Material Adverse Change since the date of the interim financial statements dated June 30, 1997, except for the impact of the costs and expenses incurred as a result of the transactions contemplated by this Agreement, which costs shall be no more than $1,250,000.

    (m) APPROVAL OF BANK OF AMERICA. The Purchaser shall have received the approval of Bank of America to this Agreement and the transactions contemplated hereby or, in the alternative, the Purchaser shall have provided the Vendor with evidence satisfactory to the Vendor that a financial institution comparable to Bank of America has committed to finance the Purchaser following the Closing and that such financing shall be on substantially the same terms as the financing arrangements currently in place with Bank of America with respect to principal amount, interest rate and term and shall include covenants that are commercially reasonable for loans of a similar nature; provided that Vendor shall have used its best efforts to assist Purchaser in obtaining such approval or alternative financing, as the case may be (which best efforts shall not, in any event, include an obligation to invest any capital in the Purchaser); and provided further that Vendor, pursuant to its obligations under Section 6.5 hereof, shall have agreed to enter into any subordination agreement reasonably requested by Bank of America, or such other financial institution, as the case may be.

                                   ARTICLE X
                      TERMINATION, AMENDMENTS AND WAIVERS

    10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

    (a) by the mutual consent of the Purchaser and the Vendor;

    (b) by the Purchaser, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by the Vendor of any of its representations and warranties hereunder such that Section 9.2(a) will not be satisfied; or (B) there has been a willful breach on the part of the Vendor of any of its covenants or agreements contained in this Agreement such that the first sentence of Section 9.2(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been cured within ten (10) days after notice to the Vendor;

    (c) by the Vendor, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by the Purchaser of any of its representations and warranties hereunder such that Section 9.3(a) will not be satisfied; or (B) there has been a willful breach on the part of the Purchaser of any of its covenants or agreement contained in this Agreement such that the first sentence of Section 9.3(b) will not be satisfied, and, in both case (A) and (B), such breach has not been cured within ten (10) days after notice to the Purchaser;

    (d) by the Purchaser, if, after the date of this Agreement, there shall have occurred a Material Adverse Change in the Corporation and its Subsidiaries taken as a whole;

    (e) by the Vendor if, after the date of this Agreement, there shall have occurred a Material Adverse Change in the Purchaser;

    (f) by the Purchaser, if, after the date of this Agreement, one or more of the conditions set out in Section 9.1 or 9.2 has not been fulfilled by the Closing Date; or

    (g) by the Vendor, if, after the date of this Agreement, one or more of the conditions set out in Section 9.1 or 9.3 has not been fulfilled by the Closing Date.

    Any termination of this Agreement under this Section 10.1 will be effective by the delivery of written notice by the terminating party to the other party hereto.

    10.2 EFFECT OF TERMINATION. Except as provided in Sections 10.3, 10.4 and 10.5, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of the Purchaser or the Vendor or any of their respective corporate affiliates, officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    10.3  EXPENSES.

    (a) Subject to paragraph (b) of this Section 10.3, all out-of-pocket cost and expenses, including, without limitation, fees and disbursements of counsel, financial advisers and accounting, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that all costs and expenses related to printing, filing and mailing the Registration Statement and Proxy Statement and all U.S. Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement shall be borne solely by the Purchaser and all filing fees required under the HSR Act, if any, shall be borne equally between the Purchaser and the Vendor.

    (b) The Purchaser and the Vendor agree that if this Agreement is terminated pursuant to Section 10.1(d) or Section 10.1(e), then, the party who has suffered the Material Adverse Change shall pay to the other party that other party's Expenses incurred subsequent to September 16, 1997. Any payment required to be made pursuant to this Section 10.3(b) shall be made as promptly as practicable but not later than 10 Business Days after receipt by the party required to pay the Expenses of the statement setting forth the Expenses of the other party in reasonable detail and shall be made by wire transfer of immediately available funds to the account designated by the party entitled to payment of its Expenses.

    10.4  TERMINATION FEE.

    (a) PAYMENT BY PURCHASER. Subject to Section 10.6, if this Agreement is terminated pursuant to Section 10.1(g) because the condition set out in Section 9.1(a) is not met (due to no failure of the Vendor), or because the Purchaser has failed to satisfy the condition set out in Section 9.3(a)(ii), 9.3(b), 9.3(d), 9.3(g), 9.3(k), 9.3(m) or, to the extent that the failure to satisfy the condition is not a result of a Material Adverse Change, 9.3(1), then the Purchaser shall pay to the Vendor a fee of $500,000 and the Vendor's Expenses incurred subsequent to September 16, 1997 (by wire transfer in immediately available funds) within 15 Business Days after delivery of the notice contemplated in Section 10.1.

    (b) PAYMENT BY VENDOR. If this Agreement is terminated pursuant to Section 10.1(f) because the Vendor has failed to satisfy the condition set out in
Section 9.2(a)(ii), 9.2(b), 9.2(d), 9.2(g), or 9.2(i) then the Vendor shall pay to the Purchaser a fee of $500,000 and the Purchaser's Expenses incurred subsequent to September 16, 1997 (by wire transfer in immediately available funds) within 15 Business Days after delivery of the notice contemplated in
Section 10.1.

    A party shall not be entitled to receive any payment under this Section 10.4 if, at the time of delivery of the applicable notice of termination pursuant to
Section 10.1, the party alleging a breach is in material breach of this Agreement.

    10.5 ALTERNATE TRANSACTION FEE. Subject to Section 10.6, if on or before the Closing Date, an offer is publicly announced, received by the Purchaser, commenced or made with respect to the sale of more than 10% of the issued and outstanding shares of CPI Common Stock (other than (i) shares of CPI Common Stock traded on the Nasdaq National Market, and (ii) shares of CPI Common Stock issued upon the exercise of stock options) or the sale of the assets of the Purchaser (other than non-intellectual property assets of the Purchaser located outside of Oregon and Arizona) outside of the ordinary course of business or the merger, amalgamation, or other form of business combination with or involving the Purchaser, its assets or the shares of CPI Common Stock (the "Alternate Transaction") and the Alternate Transaction is thereafter completed on or before August 15, 1998 (whether or not on its original terms), and the Vendor continues to use its commercially reasonable best efforts to close the transactions contemplated by this Agreement after becoming aware of the Alternate Transaction, the Purchaser shall pay to the Vendor in consideration of its efforts a fee of $500,000. Notwithstanding the foregoing, the Vendor shall not be required to continue to use its commercially reasonable best efforts to close the transactions contemplated by this Agreement if the Purchaser is precluded from dealing with the Vendor or the Purchaser ceases to discuss or prepare for the closing of the transactions contemplated by this Agreement.

    10.6 MAXIMUM PAYMENT BY PURCHASER. Notwithstanding the provisions set out in Sections 10.3, 10.4 and 10.5, the aggregate maximum amount that the Purchaser shall be required to pay for the Expenses and the fees contemplated by Section 10.4(a) and 10.5 shall in no event exceed $1,000,000 and, to the extent that the amount payable would otherwise exceed $1,000,000, the amount to be paid shall be $1,000,000.

                                   ARTICLE XI
                                  PROJECTIONS

    11.1 VENDOR'S ACKNOWLEDGEMENT. The Vendor acknowledges having received the projections attached to the Disclosure Letter.

    11.2 REPRESENTATION AND WARRANTY OF PURCHASER. The Purchaser represents and warrants to the Vendor that the projections attached to the Disclosure Letter represent a reasonable, best efforts projection for the Purchaser, (excluding the expenses contemplated by this Agreement, which expenses shall be no greater than $1,250,000) based on all facts known by the Purchaser as at the date of the Disclosure Letter, for the 1998 calendar year.

                                  ARTICLE XII
                               GENERAL PROVISIONS

    12.1 TAKING OF NECESSARY ACTION. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Vendor and the Purchaser shall use their commercially reasonable efforts to obtain and make all consents, approvals, assurances and filings of or with third parties and Governmental Entities necessary, or in the reasonable opinion of the Purchaser or the Vendor advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations hereunder.

    12.2 EMPLOYMENT TERMS. The parties agree that Exhibit 12.2 sets out the terms of employment for Taylor H. Devine and Kenneth Ross following Closing.

    12.3 EFFECT OF DUE DILIGENCE. No investigation by or on behalf of the Purchaser into the business, operations, prospects, assets or condition (financial or otherwise) of the Corporation and its Subsidiaries shall diminish in any way the effect of any representations or warranties made by the Vendor in this Agreement or shall relieve the Vendor of any of its obligations under this Agreement. No investigation by or on behalf of the Vendor into the business, operations, prospects, assets or condition (financial or otherwise) of the Purchaser shall diminish in any way the effect of any representations or warranties made by the Purchaser in this Agreement or shall relieve the Purchaser of any of its obligations under this Agreement.

    12.4 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party hereto.

    12.5 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties and covenants made herein, or in any instrument delivered pursuant to this Agreement, shall survive the Closing Date or termination of this Agreement, except for the provisions of Sections 8.1(d) (which shall survive for a period of three years from the date of the Confidentiality Agreement), 6.7, 8.9 and 8.10 (each of which shall survive in accordance with their terms) and, 10.2, 10.3, 10.4, 10.5 and 10.6 each of which shall survive indefinitely.

    12.6 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to the subject matter hereof.

    12.7 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax communication, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows:

    (a) If to the Purchaser:

           c/o Coffee People, Inc.
           15100 S.W. Koll Parkway, Suite J
           Beaverton, Oregon 97006
           Attention: Kenneth B. Ross

           Fax: (503) 672-9013

    with a copy to:

           Tonkon Torp LLP
           1600 Pioneer Tower
           888 S.W. Fifth Avenue
           Portland, Oregon
           97204-2099
           Attention: Ronald L. Greenman

           Fax: (503) 274-8779

    (b) If to the Vendor:

           c/o The Second Cup Ltd.
           175 Bloor Street East
           South Tower, Suite 801
           Toronto, Ontario
           M4W 3R8
           Attention: Michael Bregman
           Fax: (416) 975-9856

    with a copy to:

           Goodman Phillips & Vineberg
           250 Yonge Street
           Suite 2400
           Toronto, Ontario
           M5B 2M6
           Attention: David Matlow
           Fax: (416) 979-1234

or such other addresses as shall be furnished by like notice by such party. All such notices and communications shall, when telefaxed (immediately thereafter confirmed by telephone), be effective when telefaxed, or if sent by nationally recognized overnight courier service, be effective one Business Day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective when received.

    12.8 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to or application of any conflicts of laws principles.

    12.9 CONSENT TO JURISDICTION; RECEIPT OF PROCESS. Each party hereby consents to the jurisdiction of, and confers non-exclusive jurisdiction upon, any federal or state court located in the City of Portland,

Oregon, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement, or any of the transactions contemplated hereby. Each party hereby irrevocably waives, and agrees not to assert as a defense in any such action, suit or proceeding, any objection which it may now or hereafter have to venue of any such action, suit or proceeding brought in any such federal or state court and hereby irrevocably waives any claim that any such action, suit or proceeding brought in any such court or tribunal has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of Oregon, provided that notice thereof is provided pursuant to provisions for notice under this Agreement.

    12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.11 HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

    12.12 AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    12.13 WAIVER. The failure of any party to enforce at any time any of the provisions of this Agreement or any of the rights of such party with respect thereto or to insist upon strict adherence to any term of this Agreement shall not be considered to be a waiver of such provision, right or term or in any way to effect the validity of this Agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The exercise by any party of any of the rights of such party provided by this Agreement shall not preclude or prejudice such party from exercising any other rights such party may have under this Agreement, irrespective or any previous action or proceeding taken by it hereunder. Any waiver by any party of the performance of any of the provisions of this Agreement shall be effective only if in writing and signed by a duly authorized representative of such party.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          THE SECOND CUP INC.

                                          By: ______/s/ Kathy A. Welsh__________

                                          Title: ___________Secretary___________

                                          COFFEE PEOPLE, INC.

                                          By: ______/s/ Kenneth B. Ross_________

                                          Title: ____Chief Financial Officer____

                                                                        ANNEX II

                           FORMS OF VOTING AGREEMENT

SIGNATORIES TO FORM TYPE "A"

                                                                     NUMBER OF COFFEE PEOPLE
                                                                    COMMON SHARES SUBJECT TO
                                                                       STOCKHOLDER VOTING
NAME                                                                        AGREEMENT
-----------------------------------------------------------------  ---------------------------
Black & Company..................................................              89,100
Taylor H. Devine.................................................               1,200
John Estok.......................................................              50,000
Jeffrey M. Ferguson..............................................             269,050
James L. Roberts.................................................             193,750
Patricia J. Roberts..............................................             192,650
Kenneth R. Ross..................................................              78,307
Gary G. Talboy...................................................             285,250

SIGNATORIES TO FORM TYPE "B"

                                                                      NUMBER OF COFFEE PEOPLE
                                                                           COMMON SHARES
NAME                                                                SUBJECT TO VOTING AGREEMENT
------------------------------------------------------------------  ---------------------------
Black & Company Managed Accounts..................................              28,150
Zesiger Capital Group, LLC........................................              78,750

                                                                   FORM TYPE "A"

                          STOCKHOLDER VOTING AGREEMENT

    THE STOCKHOLDER VOTING AGREEMENT (the "Agreement") is made as of this   day
of       , 199 , between The Second Cup, Inc., a Delaware corporation ("TSC"), and the person or entity listed on the signature page hereof (the
"Stockholder").

                                    RECITALS

    A. As of the date hereof, the Stockholder owns of record the number of shares of common stock (the "Common Stock") of Coffee People, Inc., an Oregon corporation (the "Company"), set forth opposite such Stockholder's name on Exhibit A hereto (such shares, together with all shares of Common Stock of the Company which are hereafter acquired by the Stockholder, being referred to herein as the "Shares").

    B. TSC and the Company have entered into an Agreement dated as of the date hereof (the "Acquisition Agreement"; capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Acquisition Agreement), which provides, upon the terms and subject to the conditions set forth therein, for the acquisition by TSC of 69.5%, subject to adjustment, of the outstanding Common Stock of the Company in exchange for the Company receiving all of the outstanding shares of the capital of Gloria Jean's Inc., a wholly-owned subsidiary of TSC ("Sub").

    C. As a condition of the willingness of TSC to enter into the Acquisition Agreement and in order to induce Sub to enter into the Acquisition Agreement, the Stockholder has agreed to enter into this Agreement.

    THE PARTIES AGREE AS FOLLOWS:

                        1. TRANSFER AND VOTING OF SHARES

    1.1 VOTING AGREEMENT. The Stockholder hereby agrees that from the date hereof to the earlier to occur of the termination of the Acquisition Agreement or the Closing Date, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder shall vote the Shares; (A) in favor of the Acquisition Agreement, the transactions contemplated by the Acquisition Agreement and any related matters presented to stockholders of the Company (including, without limitation, the approval of a new stock option plan authorizing the issuance of up to 300,000 shares of Common Stock) and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than TSC, Sub or any of TSC's affiliates) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Acquisition Agreement or which would result in any of the conditions to the Acquisition Agreement not being fulfilled.

    1.2 NO DISPOSITION OR ENCUMBRANCE OF SHARES. Except to the extent set forth in Exhibit A, the Stockholder hereby covenants and agrees that, from the date hereof to the termination of the rights of TSC under Paragraph 1.1 of this Agreement, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any lien, encumbrance or security interest on the Shares owned by the Stockholder at any time prior to the Closing Date.

              2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

    The Stockholder hereby represents and warrants to TSC and Sub as follows:

    2.1 DUE ORGANIZATION, AUTHORIZATION, ETC. The Stockholder (if it is a corporation, partnership or other legal entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Stockholder has all requisite power (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and, assuming its due authorization, execution and delivery by TSC, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

    2.2  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

    (a) Except as disclosed on Exhibit A, the execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate the Certificate of Incorporation, By-Laws or other similar organizational documents of the Stockholder (if the Stockholder is a corporation, partnership or other legal entity), (ii) conflict with or violate any statute, law, ordinance, rule, regulation, order, decree or judgment applicable to the Stockholder or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Stockholder or (if the Stockholder is a corporation, partnership or other legal entity) any of its subsidiaries, including, without limitation, the Shares, pursuant to, any indenture or other loan document provision or other contract, license, franchise, permit or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its properties is bound or affected, except, in the case of clauses (ii) and (iii) for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

    (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

    2.3 NO BROKERS. Except for the fees of Black & Company, which fees will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

                               3. NO SOLICITATION

    3.1 NO SOLICITATION OF TRANSACTIONS. The Shareholder agrees that he will not, nor will he permit any entity under his control to (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or in competition with the consummation of the transactions contemplated by the Acquisition Agreement,
(b) assist any party in taking any action which would serve to interfere with or inhibit the timely consummation of the transactions contemplated thereby, (c) directly or indirectly initiate or cooperate in a shareholders' vote or action by consent of the Purchaser's shareholders in opposition to or in competition with the consummation of the transactions contemplated by the Acquisition Agreement, or (d) become a member of a "group" (as such term in used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Purchaser for the purpose of opposing or competing with the consummation of the transactions contemplated by the Acquisition Agreement.

                        4. COVENANTS OF THE STOCKHOLDERS

    4.1 NEGATIVE COVENANTS. The Stockholder agrees, until the earlier of the termination of the Acquisition Agreement and the Closing Date, not to deposit any Shares into a voting trust or grant a proxy or enter into a voting agreement with respect to any Shares, except for this Agreement.

                                5. MISCELLANEOUS

    5.1 AMENDMENT OF ACQUISITION AGREEMENT. This Agreement shall apply with respect to the Acquisition Agreement dated the same date hereof, and with respect to any amendment to such Acquisition Agreement, provided that such amendment:

    (a) is an amendment made for purposes of consummating the transactions contemplated thereby as a statutory merger qualifying as a reorganization under Section 368(a)(1)(A) of the Code; or

    (b) is an amendment made to correct a technical or typographical error;

and in either of such cases such amendment does not affect the nature or amount of consideration to be paid by or to the Purchaser or any of its shareholders in connection with the transactions contemplated thereby, and such amendment is not otherwise detrimental in any material respect to the Purchaser or its shareholders.

    5.2 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

    5.3 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given by delivery in person, by facsimile, cable, telegram, telex, or other standard for of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or such other address for a party as shall be specified in a notice given in accordance with this Paragraph 5.3) and shall be deemed to have been given one business day after transmission by facsimile, cable, telegram, telex or other standard form of telecommunication or four days after deposit in the U.S. mail:

    If to the Stockholder, at the address or facsimile number of the Stockholder set forth on Exhibit A, with a copy to:

    Tonkon Torp LLP
    1600 Pioneer Tower
    888 S.W. Fifth Avenue
    Portland, Oregon 97204-2099

    Attention: Ronald L. Greenman

    and

if to TSC or Sub:                        The Second Cup Ltd.
                                         175 Bloor Street East, Suite 801
                                         South Tower
                                         Toronto, Ontario M4W 3R8
                                         CANADA
                                         Attention: Michael Bergman

With a copy to:                          Goodman, Phillips & Vineberg
                                         250 Yonge Street, Suite 2400
                                         Toronto, Ontario M5B 2M6
                                         CANADA
                                         Attention: David Matlow

    5.4 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    5.5 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that TSC or Sub may assign all or any of their rights and obligations hereunder to any affiliate of TSC. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person to other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    5.6 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Oregon Court, this being in addition to any other remedy to which they Are entitled at law or in equity.

    5.7  GOVERNING LAW.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Oregon, without regard to its rules of conflict of laws.

    5.8 HEADINGS. Headings of the section of this Agreement are for the convenience of the parties only, and shall be given to substantive or interpretive effect whatsoever.

    5.9 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    5.10 ENTIRE AGREEMENT. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    5.11 TERMINATION. This Agreement shall terminate upon the earlier of (i) an amendment to the Acquisition Agreement (other than an amendment contemplated by Section 5.1 herein), (ii) the termination of the Acquisition Agreement, and
(iii) the Closing Date.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                          THE SECOND CUP INC.

                                          By: __________________________________

                                              Name:
                                            Title:
                                          ______________________________________
                                          [STOCKHOLDER SIGNATURE]

                                                                   FORM TYPE "B"

                                VOTING AGREEMENT

    THIS VOTING AGREEMENT (the "Agreement") is made as of this   day of       ,
1997, between The Second Cup, Inc., a Delaware corporation ("TSC"), and
            . ("Shareholder").

                                    RECITALS

    A. As of the date hereof, Shareholder has voting power over the number of shares of common stock (the "Common Stock") of Coffee People, Inc., an Oregon corporation (the "Company"), set forth on Exhibit A hereto (such shares, together with all shares of Common Stock of the Company over which Shareholder hereafter acquires voting power, being referred to herein as the "Shares") pursuant to the investment advisory agreements between Shareholder and each beneficial owner listed on Exhibit A hereto.

    B. TSC and the Company have entered into an Agreement dated as of the date hereof (the "Acquisition Agreement"; capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Acquisition Agreement), which provides, upon the terms and subject to the conditions set forth therein, for the acquisition by TSC of 69.5%, subject to adjustment, of the outstanding Common Stock of the Company in exchange for the Company receiving all of the outstanding shares of the capital of Gloria Jean's Inc., a wholly-owned subsidiary of TSC ("Sub").

    C. As a condition of the willingness of TSC to enter into the Acquisition Agreement and in order to induce Sub to enter into the Acquisition Agreement, the Stockholder has agreed to enter into this Agreement, for so long as the investment advisory agreements between Shareholder and its non-individual accounts are in effect.

    THE PARTIES AGREE AS FOLLOWS:

                        1. TRANSFER AND VOTING OF SHARES

    1.1 VOTING AGREEMENT. Shareholder hereby agrees that from the date hereof to the earlier to occur of the termination of the Acquisition Agreement or the Closing Date, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, Shareholder shall exercise its voting power and cause the record holders of the Shares to vote the Shares; (A) in favor of the Acquisition Agreement, the transactions contemplated by the Acquisition Agreement and any related matters presented to stockholders of the Company (including, the election of certain directors and the approval of a new stock option plan authorizing the issuance of up to 300,000 shares of Common Stock) and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than TSC, Sub or any of TSC's affiliates) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Acquisition Agreement or which would result in any of the conditions to the Acquisition Agreement not being fulfilled.

              2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

    Shareholder hereby represents and warrants to TSC and Sub as follows:

    2.1 DUE ORGANIZATION, AUTHORIZATION, ETC. Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Shareholder has all requisite power (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Shareholder. This Agreement has been duly executed and delivered by or on behalf of Shareholder and, assuming its due authorization, execution and delivery by TSC, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

    2.2  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

    (a) Except as disclosed on Exhibit A, the execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate the Certificate of Incorporation, By-Laws or other similar organizational documents of Shareholder
(ii) conflict with or violate any statute, law, ordinance, rule, regulation, order, decree or judgment applicable to Shareholder or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Shareholder or any of its subsidiaries, including, without limitation, the Shares, pursuant to, any indenture or other loan document provision or other contract, license, franchise, permit or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of its properties is bound or affected, except, in the case of clauses (ii) and (iii) for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Shareholder of its obligations under this Agreement.

    (b) The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Shareholder of its obligations under this Agreement.

    2.3 NO BROKERS. Except for the fees of Black & Company, which fees will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

                               3. NO SOLICITATION

    3.1 NO SOLICITATION OF TRANSACTIONS. With respect to the Shres, Shareholder agrees that he will not, nor will it permit any entity under his control to (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or in competition with the consummation of the transactions contemplated by the Acquisition Agreement, (b) assist any party in taking any action which would serve to interfere with or inhibit the timely consummation of the transactions contemplated thereby, (c) directly or indirectly initiate or cooperate in a shareholders' vote or action by consent of the Purchaser's shareholders in opposition to or in competition with the consummation of the transactions contemplated by the Acquisition Agreement, or (d) become a member of a "group" (as such term in used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Purchaser for the purpose of opposing or competing with the consummation of the transactions contemplated by the Acquisition Agreement.

                          4. COVENANTS OF SHAREHOLDER

    4.1 NEGATIVE COVENANTS. Shareholder agrees, until the earlier of the termination of the Acquisition Agreement and the Closing Date, not to deposit any Shares into a voting trust or grant a proxy or enter into a voting agreement with respect to any Shares, except for this Agreement.

                                5. MISCELLANEOUS

    5.1 AMENDMENT OF ACQUISITION AGREEMENT. This Agreement shall apply with respect to the Acquisition Agreement dated the same date hereof, and with respect to any amendment to such Acquisition Agreement, provided that such amendment:

    (a) is an amendment made for purposes of consummating the transactions contemplated thereby as a statutory merger qualifying as a reorganization under Section 368(a)(1)(A) of the Code; or

    (b) is an amendment made to correct a technical or typographical error;

and in either of such cases such amendment does not affect the nature or amount of consideration to be paid by or to the Purchaser or any of its shareholders in connection with the transactions contemplated thereby, and such amendment is not otherwise detrimental in any material respect to the Purchaser or its shareholders.

    5.2 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

    5.3 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given by delivery in person, by facsimile, cable, telegram, telex, or other standard for of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or such other address for a party as shall be specified in a notice given in accordance with this Paragraph 5.3) and shall be deemed to have been given one business day after transmission by facsimile, cable, telegram, telex or other standard form of telecommunication or four days after deposit in the U.S. mail:

    If to Shareholder, at the address or facsimile number of Shareholder set forth on Exhibit A, with a copy to:

    Tonkon Torp LLP
    1600 Pioneer Tower
    888 S.W. Fifth Avenue
    Portland, Oregon 97204-2099

    Attention: Ronald L. Greenman

    and

if to TSC or Sub:                        The Second Cup Ltd.
                                         175 Bloor Street East, Suite 801
                                         South Tower
                                         Toronto, Ontario M4W 3R8
                                         CANADA
                                         Attention: Michael Bergman

With a copy to:                          Goodman, Phillips & Vineberg
                                         250 Yonge Street, Suite 2400
                                         Toronto, Ontario M5B 2M6
                                         CANADA
                                         Attention: David Matlow

    5.4 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    5.5 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that TSC or Sub may assign all or any of their rights and obligations hereunder to any affiliate of TSC. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person to other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    5.6 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Oregon Court, this being in addition to any other remedy to which they Are entitled at law or in equity.

    5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to its rules of conflict of laws.

    5.8 HEADINGS. Headings of the section of this Agreement are for the convenience of the parties only, and shall be given to substantive or interpretive effect whatsoever.

    5.9 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    5.10 ENTIRE AGREEMENT. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    5.11 TERMINATION. This Agreement shall terminate upon the earlier of (i) an amendment to the Acquisition, Agreement (other than an amendment contemplated by Section 5.1 herein), (ii) the termination of the Acquisition Agreement, and
(iii) the Closing Date.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                          THE SECOND CUP INC.

                                          By: __________________________________

                                              Name:
                                            Title:

                                          [SHAREHOLDER]

                                          By: __________________________________

                                              Name:
                                            Title:

                                                                       ANNEX III

                                     [LOGO]

January 30, 1998

The Board of Directors
Coffee People, Inc.
15100 SW Koll Parkway, Suite J
Beaverton, Oregon 97006

Ladies and Gentlemen:

    It is Black & Company's understanding that Coffee People, Inc. ("Coffee People") entered into a transaction as described in an acquisition agreement dated November 13, 1997 (the "Acquisition Agreement") with The Second Cup Inc. ("Second Cup"). Under the terms of the agreement, Gloria Jean's, Inc. ("Gloria Jean's"), a wholly owned subsidiary of Second Cup, shall become a wholly-owned subsidiary of Coffee People (the "Acquisition"). In exchange for all the shares of Gloria Jean's, Coffee People shall issue to Second Cup that number of shares of Coffee People common stock which will represent 69.5% of the issued and outstanding shares of Coffee People common stock, at the closing date of the Acquisition, after giving effect to the issuance of such shares. The terms and conditions of the acquisition are set forth more fully in the Acquisition Agreement.

    Coffee People retained Black & Company ("Black") to act as financial advisor to Coffee People in connection with Coffee People's consideration of various strategic alternatives for enhancing shareholder value, including strategic acquisitions and the merger or sale of Coffee People. Pursuant to this engagement, Black was asked to render an opinion to the Board of Directors of Coffee People as to whether the aggregate consideration to be paid by Coffee People pursuant to the Acquisition Agreement was fair to the shareholders of Coffee People from a financial point of view (the "Opinion").

    Black and Company, located in Portland, Oregon, is an independent securities brokerage and investment banking firm. As part of its investment banking services, Black regularly is in the business of advising managements and boards of directors of corporations regarding the issuance of securities in the private and public equity and debt markets, merger and acquisition transactions and other strategic corporate finance activities. Pursuant to the terms of the engagement letter dated August 7, 1997, and subsequent letter agreement dated December 19, 1997, with Coffee People management, Coffee People has agreed to pay Black a fee of $700,000 for services rendered in connection with the Acquisition. Coffee People has also agreed to reimburse Black for reasonable out-of-pocket expenses and to indemnify Black against certain liabilities relating to or arising out of services performed by Black as financial advisor to Coffee People. Black acted as the managing underwriter in connection with the initial public offering of Coffee People in September 1996 and as of January 6, 1998, approximately 217,250 shares of Coffee People common stock were held in accounts over which Black has investment discretion and 126,992 shares of Coffee People common stock were owned by Black.

    In arriving at its Opinion, Black, among other things, (i) reviewed the Acquisition Agreement between Coffee People and Second Cup; (ii) reviewed certain other documents relating to the Acquisition Agreement, including drafts of the Coffee People Proxy Statement/Prospectus; (iii) reviewed relevant recent publicly available information concerning Coffee People and Second Cup; (iv) held discussions with members of senior management of Coffee People and Second Cup concerning the business prospects of Coffee People and Gloria Jean's, including such managements' views as to the organization of and strategies with respect to the merger of Coffee People and Gloria Jean's; (v) reviewed certain operating and financial reports prepared by the managements of Coffee People and Gloria Jean's; (vi) reviewed certain other relevant information made available to Black from the internal records of Coffee People and

Gloria Jean's; (vii) reviewed the recent reported prices and trading activity for the common stock of certain other companies engaged in businesses Black considered comparable to those of Coffee People and compared certain publicly available financial data for those comparable companies to similar data for Coffee People; (viii) reviewed the financial terms of certain other merger and acquisition transactions that Black deemed generally relevant; and (ix) performed and considered such other studies, analyses, inquiries and investigations as Black deemed appropriate. Black has not, to the best of its knowledge, been denied access by Coffee People, Gloria Jean's or Second Cup to any information requested by Black.

    In connection with Black's review and for purposes of its Opinion, Black did not independently verify any of the foregoing information and assumed (i) all such information is complete and accurate in all material respects, (ii) there have been no material changes in the assets, financial condition, results of operations, business or prospects of Coffee People and Gloria Jean's since the respective dates of the last financial statements made available to Black and all material liabilities (contingent or otherwise, known or unknown) of Coffee People and Gloria Jean's are as set forth in the respective financial statements, and (iii) no adjustments will be made to the material terms of the Acquisition Agreement from those set forth in the copies of the Acquisition Agreement delivered to Black prior to this date. With respect to the financial information of Coffee People and Gloria Jean's provided to Black by the management of Coffee People and Second Cup, Black has assumed for purposes of the Opinion that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the operating and financial performance of Coffee People and Gloria Jean's. Black did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Coffee People, Gloria Jean's or Second Cup, nor did Black conduct a physical inspection of the properties and facilities of Coffee People, Gloria Jean's or Second Cup in connection with its Opinion. The Opinion is necessarily based upon market, economic, financial and other conditions as of the date of the Opinion and any subsequent change in such conditions would require a reevaluation of this Opinion.

    In rendering its Opinion, Black does not express any opinion or make any determination as to what specific consideration should be paid by Coffee People in connection with the Acquisition Agreement. The Opinion rendered by Black is limited to the evaluation and determination of whether the consideration to be paid by Coffee People according to the Acquisition Agreement is fair, from a financial point of view, to the shareholders of Coffee People and does not address the underlying business decision of Coffee People and Second Cup to engage in the Acquisition Agreement. Black is not expressing any opinion as to what the value of Coffee People common stock will be when issued pursuant to the Acquisition Agreement or the price at which Coffee People common stock will trade at any time. Black's Opinion does not constitute a recommendation to any shareholder of Coffee People as to how such shareholder should vote on the proposed Acquisition Agreement.

    This letter and the Opinion expressed herein are provided at the request and for the information of the Board of Directors of Coffee People and may not be quoted or referred to or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement on Form S-4 or proxy statement used in connection with the Acquisition Agreement so long as this letter is quoted in full in such registration statement on Form S-4 or proxy statement.

    Based upon and subject to the foregoing, it is Black's opinion that, as of the date hereof, the consideration to be paid by Coffee People according to the Acquisition Agreement is fair to the shareholders of Coffee People from a financial point of view.

                                          Best regards,

                                          BLACK & COMPANY, INC.

                                                                        ANNEX IV

                              COFFEE PEOPLE, INC.
                           1998 STOCK INCENTIVE PLAN

    1. PURPOSE. The purpose of this 1998 Stock Incentive Plan (the "Plan") is to enable Coffee People, Inc. (the "Company") to attract and retain the services of selected employees, consultants, officers and directors of the Company or of any parent or subsidiary corporation of the Company by offering a performance incentive for continued and improved service with the Company, or any parent or subsidiary thereof.

    2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 9, up to 400,000 shares of Common Stock of the Company (the "Shares") may be offered and issued under the Plan. If an option granted under the Plan expires, terminates or is canceled, the unissued Shares subject to such option shall again be available under the Plan. If Shares sold or granted as an award under the Plan are forfeited to the Company or repurchased by the Company, the number of Shares forfeited or repurchased shall again be available under the Plan.

    3.  EFFECTIVE DATE AND DURATION OF PLAN.

        3.1 EFFECTIVE DATE. The Plan shall become effective when adopted by the Board of Directors of the Company (the "Board"). However, no option granted under the Plan shall become exercisable until the Plan is approved by the affirmative vote of the holders of a majority of the Common Stock of the Company represented at a shareholder meeting at which a quorum is present, and any such awards under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options may be granted and Shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

        3.2 DURATION. No options or stock awards may be granted under the Plan, and no Shares may be sold pursuant to paragraph 8 of the Plan, on or after the 10th anniversary of the effective date of the Plan. However, the Plan shall continue in effect until all Shares available for issuance under the Plan have been issued and all restrictions on such Shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time, except with respect to options and Shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase Shares or the forfeitability of Shares issued under the Plan.

    4.  ADMINISTRATION.

        4.1 BOARD. The Plan shall be administered by the Board, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board shall be final and conclusive. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

        4.2 COMMITTEE. The Board, if it so determines, may delegate to a committee of the Board consisting of one or more members (the "Committee") any or all authority for administration of the Plan; PROVIDED, HOWEVER, that only the Board may amend or terminate the Plan as provided in paragraphs 3 and 12. If a Committee is appointed, all references to the Board in the Plan shall mean and relate to such Committee, except as limited by the immediately preceding sentence and unless the context requires otherwise.

    5. TYPES OF AWARDS; ELIGIBILITY. The Board may, from time to time, take the following actions under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraph 6.2; (ii) grant options other than Incentive Stock Options ("Nonstatutory Stock Options") as provided in paragraph 6.3; (iii) grant stock awards as provided in paragraph 7; and (iv) sell shares as provided in paragraph 8. Any such options or awards may be made to employees (including employees who are officers or directors) of the Company or of any parent or subsidiary corporation of the Company, and to other individuals described in paragraph 1 who the Board believes have made or will make an important contribution to the Company or its parent or subsidiaries; PROVIDED, HOWEVER, that only employees of the Company or a parent or subsidiary shall be eligible to receive Incentive Stock Options under the Plan. The Board shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made under the Plan. At the discretion of the Board, an individual may be given an election to surrender an award in exchange for the grant of a new award.

    6.  OPTION GRANTS

        6.1 GRANT. Each option granted under the Plan shall be evidenced by a stock option or stock award agreement in such form as the Board shall prescribe from time to time in accordance with the Plan. With respect to each option grant, the Board shall determine the number of Shares subject to the option, the option price, the term of the option and the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Nonstatutory Stock Option.

        6.2 INCENTIVE STOCK OPTIONS. Incentive Stock Options granted under the Plan shall be subject to the following terms and conditions:

           (i) No employee may be granted Incentive Stock Options under the Plan such that the aggregate fair market value (as determined under paragraph 6.2(iv) below), on the date of grant, of the Shares with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or of any parent or subsidiary corporation of the Company exceeds $100,000.

           (ii) An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation of the Company only if the option price is at least 110% of the fair market value, as determined pursuant to paragraph 6.2(iv), of the Shares subject to the option on the date it is granted, and the option by its terms is not exercisable more than five years from the date of grant.

           (iii) Subject to paragraphs 6.2(ii) and 6.4, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board, except that no Incentive Stock Option shall be exercisable more than 10 years from the date of grant.

           (iv) The option price per Share for Incentive Stock Options shall be determined by the Board at the time of grant. Subject to paragraph 6.2(ii), the option price shall not be less than 100% of the per share fair market value of the Shares subject to the Incentive Stock Option on the date the option is granted.

           (v) Fair market value of the Shares subject to the Incentive Stock Option shall be that amount determined by the Board on the day on which the Incentive Stock Option is granted. In determining fair market value, the Board may refer to all information which it determines to be relevant. At any time the Company's Shares are listed on a securities exchange, traded in the over-the-counter market or quoted as to price on an automated securities quotation system, per share fair market value shall mean the weighted average trading price per share of the Shares for the five trading days during which the Shares were traded immediately preceding the date on which the option is granted.

           (vi) The Board may at any time without the consent of the optionee convert an Incentive Stock Option into a Nonstatutory Stock Option.

        6.3 NONSTATUTORY STOCK OPTIONS. Nonstatutory Stock Options shall be subject to the following additional terms and conditions:

           (i) The option price for Nonstatutory Stock Options shall be determined by the Board at the time of grant. The option price may not be less than 85% of the fair market value of the Shares subject to the Nonstatutory Stock Option on the date of grant, except that, with respect to options granted to a person possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation of the Company, the option price may not be less than 110% of the fair market value of the Shares subject to the option on the date of grant. The fair market value of such Shares shall be determined pursuant to paragraph 6.2(v).

           (ii) Nonstatutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board, except that no Nonstatutory Option shall be exercisable more than 10 years from the date of grant.

        6.4 EXERCISE OF OPTIONS. Except as provided in paragraph 6.6 or as determined by the Board, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by the Company, or any parent or subsidiary corporation of the Company, and shall have been so employed continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board shall not, however, be deemed an interruption of employment for purposes of the Plan. For purposes of this paragraph 6.4 (and for no other purpose) service to the Company as a consultant or director shall be considered "employment." Unless otherwise determined by the Board, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. No option may be exercised by an officer or director of the Company within six months of the date of grant. Except as provided in paragraphs 6.6, 9 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board, PROVIDED, that options shall not be exercised for fractional shares. Unless otherwise determined by the Board, if the optionee does not exercise an option in any one year with respect to the full number of Shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative, and the optionee may purchase those Shares in any subsequent year during the term of the option.

        6.5 NONTRANSFERABILITY. Each option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

        6.6  TERMINATION OF EMPLOYMENT.

           (i) In the event the employment of the optionee by the Company or a parent or subsidiary corporation of the Company terminates for any reason other than because of death or physical disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

           (ii) In the event of the termination of the optionee's employment with the Company, or a parent or subsidiary corporation of the Company, because the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code), the option may be exercised at any time prior to the expiration date of the option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

           (iii) In the event of the death of an optionee while employed by to the Company or a parent or subsidiary corporation of the Company, the option may be exercised at any time prior to the expiration date of the option or the expiration of one year after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option on the date of death, and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

           (iv) The Board, at the time of grant or at any time thereafter, may extend the three-month and one-year expiration periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board may determine.

           (v) To the extent that the option of any deceased optionee or of any optionee whose employment terminates is not exercised within the applicable period, all further rights to purchase Shares pursuant to such option shall cease and terminate.

        6.7 PURCHASE OF SHARES. Unless the Board determines otherwise, Shares may be acquired pursuant to an option only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of Shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction. The notice shall also include such information as is required to comply with the Securities Act of 1933, as amended, or state securities laws, including, if required, a representation that it is the optionee's present intention to acquire the Shares for investment and not with a view to distribution. Unless the Board determines otherwise, on or before the date specified for completion of the purchase of Shares pursuant to an option, the optionee must have paid the Company the full purchase price of such Shares in cash (including, with the consent of the Board, cash that may be the proceeds of a loan from the Company), or, with the consent of the Board, in whole or in part, in Shares valued at fair market value, as determined pursuant to paragraph 6.2(iv). No Shares shall be issued until full payment therefor has been made. With the consent of the Board, an optionee may request the Company to apply automatically the Shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately, upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company or any parent or subsidiary corporation of the Company may withhold that amount from other amounts payable to the optionee by the Company or the parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Board, an optionee may deliver Shares to the Company to satisfy the withholding obligation. The number of shares to be delivered to satisfy such withholding obligation shall be calculated on the basis of the fair market value of the Shares (determined in accordance with paragraph 6.2(v)) on the date the Shares are tendered.

    7. STOCK AWARDS. The Board may award Shares under the Plan as stock awards. Shares granted as a stock award shall be subject to such terms, conditions and restrictions as shall be determined by the Board, all of which shall be evidenced in a writing signed by the recipient prior to receiving the Shares. The Board may elect not to require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The certificates representing the Shares awarded shall bear any legends required by the Board. The Company may require any recipient of a stock award to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or any parent or subsidiary corporation of the Company may withhold that amount from other amounts payable to the recipient by the Company or the parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Board, a recipient may deliver Shares to the Company to satisfy the withholding obligation. The number of shares to be delivered to satisfy such withholding obligation shall be calculated on the basis of the fair market value of the Shares (determined in accordance with paragraph 6.2(v)) on the date the Shares are tendered.

    8. SALE OF STOCK. The Board may issue Shares under the Plan for such consideration (including promissory notes and services) as determined by the Board, PROVIDED, that in no event shall the consideration be less than 85% of the fair market value of the Shares at the time of issuance, determined pursuant to paragraph 6.2(v). The consideration to be paid for shares sold under this paragraph 8 to persons possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation of the Company shall be no less than 110% of the fair market value of the Shares at the time of issuance. Shares issued under this paragraph 8 shall be subject to the terms, conditions and restrictions determined by the Board. The certificates representing the Shares shall bear any legends required by the Board. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or any parent or subsidiary corporation of the Company, may withhold that amount from other amounts payable to the purchaser by the Company or any parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Board, a purchaser may deliver Shares to the Company to satisfy the withholding obligation.

    9. CHANGES IN CAPITAL STRUCTURE. If the outstanding Shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, reclassification, stock split (including a reverse stock split), combination of shares or dividend payable in shares, the Board shall make appropriate adjustments (i) in the number and kind of shares available for awards under the Plan; and (ii) in the number, kind and price of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained, PROVIDED, that this paragraph 9 shall not apply with respect to transactions referred to in paragraph 10. The Board may also require that any securities issued in respect of or exchanged for Shares issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Board shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board. Any such adjustment made by the Board shall be conclusive. In the event of the dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company to which paragraph 10 does not apply, in lieu of providing for options as provided above in this paragraph 9, the Board may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options, in whole or in part, without any limitation on exercisability and, upon the expiration of such 30-day period, all unexercised options shall immediately terminate.

    10.  SPECIAL ACCELERATION IN CERTAIN EVENTS.

        10.1 SPECIAL ACCELERATION. Notwithstanding any other provisions of the Plan, a special acceleration ("Special Acceleration") of options outstanding under the Plan shall occur with the effect set forth in paragraph 10.2 at any time when the shareholders of the Company approve one of the following ("Approved Transactions"):

           (i) Any consolidation, merger, plan of exchange or transaction involving the Company (a "Merger") in which the Company is not the continuing or surviving corporation, or pursuant to which Shares of the Company would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Shares of the Company immediately prior to the Merger have the same proportionate ownership of Shares of the surviving corporation after the Merger; or

           (ii) Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company.

        10.2 EFFECT ON OUTSTANDING OPTIONS. Except as provided below in this paragraph 10.2, upon a Special Acceleration pursuant to paragraph 10.1, all options then outstanding under the Plan shall immediately become exercisable in full during the remainder of their terms; PROVIDED, that the Board may, in its sole discretion, provide a 30-day period prior to an Approved Transaction during which optionees shall have the right to exercise options, in whole or in part, without any limitation on exercisability, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate.

    11. CORPORATE MERGERS, ACQUISITIONS, ETC. The Board may also grant options, award stock bonuses and sell stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan; PROVIDED, that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses and stock sold or awarded by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a parent or subsidiary corporation of the Company is a party.

    12. AMENDMENT OF PLAN. The Board may, at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6.2(vi), 9 and 10, however, no change in an award already granted shall be made without the written consent of the holder of such award.

    13. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company shall not be obligated to issue or deliver Shares under the Plan if such issuance or delivery would violate applicable state or federal securities laws, or if compliance with such laws would, in the opinion of the Company, be unduly burdensome or require the disclosure of information which would not be in the Company's best interests.

    14. EMPLOYMENT RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any parent or subsidiary corporation of the Company or shall interfere in any way with the right of the Company or any parent or subsidiary corporation of the Company by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to increase or decrease such employee's compensation or benefits; or (ii) confer upon any person engaged by the Company, or any parent or subsidiary corporation of the Company, any right to be retained or employed by the Company or the parent or subsidiary or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company or the parent or subsidiary.

    15. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Shares until the date of issue to the recipient of a stock certificate for such Shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

    16. INFORMATION PROVIDED TO SHAREHOLDERS. At least annually, the Company shall provide to shareholders financial statements and management's discussion and analysis of the Company's financial condition and results of operations.

    The foregoing 1998 Stock Incentive Plan was approved by the Board of Directors of the Company on April 24, 1998 and was approved by the shareholders
on        , 1998.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Oregon Business Corporation Act (the "Act") authorizes the indemnification of an officer or director made party to a proceeding because the officer or director is or was an officer or director against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney fees) if: (a) the conduct of the officer or director was in good faith, (b) the officer or director reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests and (c) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful; PROVIDED, HOWEVER, neither a director nor an officer may be indemnified in connection with (i) a proceeding by or in the right of the corporation in which the director or officer was adjudged liable or
(ii) any other proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by the director or officer. The Registrant's Restated Articles of Incorporation (the "Articles") allow and the Company's Restated Bylaws require the Registrant to indemnify officers and directors to the fullest extent permissible by law.

    The Act further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its stockholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for any unlawful distribution as defined under the Act or (d) for any transaction from which the director derived an improper personal benefit. The Registrant's Articles and Restated Bylaws provide that, to the fullest extent permissible by law, no director shall be personally liable to the Registrant or its stockholders for monetary damages.

    Reference is also made to the form of Indemnification Agreement filed as
Exhibit 10.9 hereto, which the Registrant has entered into with its directors and officers, providing indemnification to the fullest extent provided by law.

    The effect of these provisions is to indemnify the directors and officers of the Registrant against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT
NO.    DESCRIPTION
------ --------------------------------------------------------------------------
 2.1   Agreement and Plan of Merger, dated February 19, 1998 (Incorporated by reference to Exhibit 10.23 to the Registrant's Annual Report or Form
         10-KSB for the year ended December 31, 1997).

 3.1 Registrant's Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2, effective September 25, 1996 (Registration No. 333-5376-LA)).

 3.2X  Registrants' Bylaws, as amended.

 4.1   See Article 2 of Exhibit 3.1 and Article II of Exhibit 3.2

 5.1X  Legal opinion of Tonkon Torp LLP.

10.1*  Registrant's 1993 Stock Option Plan (Incorporated by reference to Exhibit
         10.1 to the Company's Registration Statement on Form SB-2, effective
         September 25, 1996 (Registration No. 333-5376-LA)).

EXHIBIT
NO.    DESCRIPTION
------ --------------------------------------------------------------------------
10.2*  Registrant's 1994 Stock Option Plan (Incorporated by reference to Exhibit
         10.2 to the Company's Registration Statement on Form SB-2, effective
         September 25, 1996 (Registration No. 333-5376-LA)).

10.3*  Registrant's 1995 Stock Option Plan (Incorporated by reference to Exhibit
         10.3 to the Company's Registration Statement on Form SB-2, effective
         September 25, 1996 (Registration No. 333-5376-LA)).

10.4*  Registrant's 1996 Stock Option Plan (Incorporated by reference to Exhibit
         10.4 to the Company's Registration Statement on Form SB-2, effective
         September 25, 1996 (Registration No. 333-5376-LA)).

10.5*  Form of Incentive Stock Option Agreement related to 1993, 1994, 1995 and
         1996 Stock Option Plans (Incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form SB-2, effective September
         25, 1996 (Registration No. 333-5376-LA)).

10.6*  Form of Nonstatutory Stock Option Agreement related to 1993, 1994, 1995 and 1996 Stock Option Plans (Incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form SB-2, effective
         September 25, 1996 (Registration No. 333-5376-LA)).

10.7*  Registrant's Employee Stock Purchase Plan (Incorporated by reference to
         Exhibit 10.7 to the Company's Registration Statement on Form SB-2, effective September 25, 1996 (Registration No. 333-5376-LA)).

10.8++ Supply Agreement dated February 17, 1997 between Registrant and Coffee
         Bean International, Inc. (Incorporated in part by reference to Exhibit
         10.8 of the Registrant's Annual Report on Form 10-KSB for the year ended
         December 31, 1996)

10.9 Form of Indemnity Agreement (Incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form SB-2, effective September
         25, 1996 (Registration No. 333-5376-LA)).

10.10  Business Loan Agreement with Bank of America NT & SA, dated August 3,
         1995, as amended (Incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form SB-2, effective September 25,
         1996 (Registration No. 333-5376-LA)).

10.10(a) Security Agreement with Bank of America NT & SA, dated August 3, 1995
         (Incorporated by reference to Exhibit 10.10(a)) to the Company's
         Registration Statement on Form SB-2, effective September 25, 1996
         (Registration No. 333-5376-LA)).

10.11* Registrant's 1998 Stock Incentive Plan (Included as Annex IV to the
         Registrant's Proxy Statement/Prospectus).

10.12* Employment Agreement with Taylor H. Devine, President and Chief Operating
         Officer (Incorporated by reference to Exhibit 10.12 to the Company's
         Registration Statement on Form SB-2, effective September 25, 1996
         (Registration No. 333-5376-LA)).

10.13 Terms of employment with Taylor H. Devine, effective as of the closing of the Merger (incorporated by reference to Exhibit 10.13 to the Company's
         Annual Report on Form 10-KSB for the fiscal year ended December 31,
         1997).

10.14  Terms of employment with Kenneth B. Ross, Chief Financial
         Officer,.effective as of the closing of the Merger (incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997).

EXHIBIT
NO.    DESCRIPTION
------ --------------------------------------------------------------------------
10.15* Employment Agreement with Matthew J. Kimble, Vice President--Human
         Relations (incorporated by reference to Exhibit 10.13 to the
         Registrant's Annual Report on Form 10-KSB for the year ended December
         31, 1996).

10.16X Engagement letter dated August 7, 1997, between the Registrant and Black
         Co. , Inc., as amended by letter agreements dated December 19, 1997 and April 13, 1998 (Original letter incorporated by reference to Exhibit
         10.1 to the Registrant's Quarterly Report on Form 10-QSB for the nine months ended September 30, 1997).

10.17* Redemption agreement, dated January 4, 1993 between the Registrant and
         Gary G. Talboy (Incorporated by reference to Exhibit 10.15 to the
         Company's Registration Statement on Form SB-2, effective September 25,
         1996 (Registration No. 333-5376-LA)).

10.17(a)* Promissory Note, dated January 4, 1993, payable to Gary G. Talboy in original principal amount of $245,000 (Incorporated by reference to Exhibit 10.15(a)) to the Company's Registration Statement on Form SB-2, effective September 25, 1996 (Registration No. 333-5376-LA)).

10.18  Security Agreement, dated January 4, 1993, among the Registrant, Jeffrey
         M. Ferguson and Gary G. Talboy (Incorporated by reference to Exhibit
         10.17 to the Company's Registration Statement on Form SB-2, effective
         September 25, 1996 (Registration No. 333-5376-A)).

10.19 Food and Beverage Concession Lease Agreement; dated June 10, 1994, between the Registrant and the Port of Portland (Incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on Form SB-2, effective September 25, 1996 (Registration No. 333-5376-LA)).

10.20 Form of Warrant Agreement, dated September 30, 1996, with representations of the several underwriters of the Company's initial public offering
         (incorporated by reference to Exhibit 1.2 to the Company's Registration
         Statement on Form SB-2, effective September 25, 1996 (Registration No.
         333-5376-LA)).

23.1X  Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2X  Consent of Price Waterhouse LLP, Independent Accountants.

23.3X  Consent of Price Waterhouse, Independent Accountants.

23.4X  Consent of Ernst & Young LLP, Independent Accountants.

24.1   Power of Attorney (contained on signature page).

27.1   Financial data Schedule (Incorporated by reference to Registrant's Annual
         Report on Form 10-KSB for the fiscal year ended December 31, 1997).

99.1X  Form of Proxy for Annual Meeting to be mailed to Coffee People
         Shareholders.

99.2X  Consent of Michael Bregman to serve as a director of the Registrant.

99.3X  Consent of Alton McEwen to serve as a director of the Registrant.

99.4X  Consent of Robert M. Haft to serve as a director of the Registrant.

99.5X  Consent of Kathy A. Welsh to serve as a director of the Registrant.

------------------------

X  Filed herewith.

++   Certain portions of this exhibit are omitted pursuant to an Order of
    Confidential Treatment.

*   Designates management contract or compensatory plan or arrangement

ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shalle deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated under the Securities Act, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on April 23, 1998.

                                COFFEE PEOPLE, INC.

                                By:               TAYLOR H. DEVINE
                                     -----------------------------------------
                                                  Taylor H. Devine
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes Taylor H. Devine or Kenneth B. Ross, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on April 23, 1998.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

       JAMES L. ROBERTS
------------------------------  Chairman of the Board         April 23, 1998
       James L. Roberts

       TAYLOR H. DEVINE
------------------------------  President, Chief Executive    April 23, 1998
       Taylor H. Devine           Officer and Director

       KENNETH B. ROSS
------------------------------  Secretary and Chief           April 23, 1998
       Kenneth B. Ross            Financial Officer

     JEFFREY M. FERGUSON
------------------------------  Vice President--Coffee and    April 23, 1998
     Jeffrey M. Ferguson          Director

        GARY G. TALBOY
------------------------------  Director                      April 23, 1998
        Gary G. Talboy

       DOUGLAS L. AYER
------------------------------  Director                      April 23, 1998
       Douglas L. Ayer

                                    EXHIBITS
                               TABLE OF CONTENTS

 EXHIBIT NO.                                                DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       3.2     Coffee People, Inc.'s Bylaws, as amended

       5.1     Legal Opinion of Tonkon Torp

      10.16    Letters dated December 19, 1997 and April 13, 1998 amending Engagement Letter dated August 7, 1997 between Coffee People, Inc. and Black & Company, Inc.

      23.1     Consent of Arthur Andersen, LLP, Independent Accountants

      23.2     Consent of Price Waterhouse LLP, Independent Accountants

      23.3     Consent of Price Waterhouse, Independent Accountants

      23.4     Consent of Ernst & Young LLP, Independent Certified Public Accountants

      99.1     Form of Proxy for Annual Meeting

      99.2     Consent of Michael Bregman to serve as a director of Coffee People, Inc.

      99.3     Consent of Alton McEwen to serve as a director of Coffee People, Inc.

      99.4     Consent of Robert M. Haft to serve as a director of Coffee People, Inc.

      99.5     Consent of Kathy A. Welsh to serve as a director of Coffee People, Inc.